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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-124100

PROSPECTUS

CDRV INVESTORS, INC.

Offer to Exchange up to
$481,000,000 aggregate principal amount at maturity of
9 5/8% Senior Discount Notes due 2015, which have been registered under the Securities Act of 1933 for an equal amount of outstanding
9 5/8% Senior Discount Notes due 2015

The New Notes:

  •
  The terms of the new notes offered in the exchange offer are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act of 1933 and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old notes and will not entitle their holders to registration rights.

        Investing in the new notes involves risks. You should carefully review the risk factors beginning on page 10 of this prospectus.

The Exchange Offer:

  •
  Our offer to exchange old notes for new notes will be open until 5:00 p.m., New York City time, on June 30, 2005, unless extended.

  •
  No public market currently exists for the notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 2, 2005.

TABLE OF CONTENTS

Summary	1
Risk Factors	10
Forward-Looking Statements	25
Market and Industry Data	26
The Exchange Offer	27
Use of Proceeds	35
Capitalization	36
Unaudited Pro Forma Condensed Consolidated Financial Statements	37
Selected Historical Financial Data	42
Management's Discussion and Analysis of Financial Condition and Results of Operations	44
Global Research Laboratory Industry	68
Business	69
Management	79
Security Ownership of Certain Beneficial Owners	91
Certain Relationships and Related Party Transactions	93
Description of Certain Indebtedness	96
Description of Notes	102
Material United States Federal Tax Consequences	155
Plan of Distribution	164
Legal Matters	165
Experts	165
Principal Accountant's Fees and Services for 2004 and 2003	165
Where You Can Find More Information	166
Glossary of Terms	167
Index to Financial Statements	F-1

        We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in the prospectus. If you are given any information or representation about these matters that is not discussed, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

        In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

        In connection with the exchange offer, we have filed with the SEC a registration statement on Form S-4, under the Securities Act of 1933, relating to the new notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

ii

        The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the internet at the SEC's website at http://www.sec.gov. The SEC's website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the exchange offer's registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

CDRV Investors, Inc.
1310 Goshen Parkway
P.O. Box 2656
West Chester, PA 19380
(610) 431-1700

        In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by June 23, 2005.

iii

SUMMARY

        This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in the notes. You should carefully read the entire prospectus, including the section titled "Risk Factors" and the financial statements and notes related to those statements included elsewhere in this prospectus, before making an investment decision. The financial statements included in this prospectus consist of the consolidated and combined financial statements of VWR International Corporation, the former parent of VWR International, Inc., which merged with and into VWR International, Inc., with VWR International, Inc. surviving, and the consolidated financial statements of CDRV Investors, Inc. In this prospectus, unless the context requires otherwise, references to "CDRV Investors" or the "issuer" means CDRV Investors, Inc., "VWR International" means VWR International, Inc., and "we," "us," "our" or the "Company" mean, prior to the Acquisition, VWR International Corporation and its consolidated subsidiaries and, following the Acquisition, CDRV Investors and its consolidated subsidiaries. See "Glossary of Terms" for definitions of a number of terms that we use in this prospectus. CDRV Investors is the sole obligor under the notes, and neither VWR International nor any of CDRV Investors' other subsidiaries have any obligation with respect to the notes.

Our Business

        We are a leader in the global research laboratory industry. We provide distribution and other value-added services to a highly fragmented supply chain by offering in excess of 750,000 products from more than 5,000 manufacturers to over 250,000 customers. Our business is highly diversified across products and services, geographic regions and customer segments. Products we distribute include chemicals, glassware, instruments, protective clothing and other assorted laboratory products. We support our customers by providing customized services, including storeroom management, product procurement, supply chain systems integration and laboratory bench top delivery. We maintain operations in North America and in 15 European countries and process an average of 50,000 order lines daily from 16 strategically located distribution centers. Our principal customers are major pharmaceutical, biotechnology, chemical, technology, food processing and consumer product companies; universities and research institutes; governmental agencies; environmental testing organizations; and primary and secondary schools. Based on estimates by Laboratory Product Association or LPA, a trade organization of manufacturers and marketers of lab equipment, and by management, we believe that we had an approximate 11% share of the global research laboratory market, with the #1 market share in Europe and the #2 market share in North America in 2003. In 2004, our net sales were $3,005.4 million, and our pro forma Credit Agreement EBITDA (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations") was $191.0 million.

Our Industry

        The global research laboratory market had industry-wide revenues of approximately $23 billion in 2004, based on management estimates. Market growth has been driven by many factors, including increasing R&D spending and positive demographic trends. The market is highly diversified across geographic regions, products and end-markets. LPA estimated that 41%, 33% and 26% of 2003 industry revenues were derived from North America, Europe and the rest of the world, respectively, and that the industry product revenue split among chemicals, equipment and instruments, and consumables was 29%, 30% and 41% in 2003, respectively. In addition, the industry comprises a diversified collection of segments of the economy focused on R&D, including pharmaceutical, biotechnology, chemical, education, medical research, government and environmental testing.

*    *    *    *

        Our principal executive offices are located at 1310 Goshen Parkway, West Chester, PA 19380. Our phone number is (610) 431-1700.

The Transactions

        The following transactions were consummated on or prior to April 7, 2004:

  •
  CD&R Fund VI formed CDRV Investors, which had a direct wholly-owned subsidiary named CDRV Holdings, and indirect wholly-owned subsidiaries named CDRV Acquisition Corporation, CDRV International Holdings, Inc. and VWR International Holdings, Inc. that were held through CDRV Holdings.

  •
  CDRV Holdings, (i) acting through CDRV Acquisition Corporation and VWR International Holdings, Inc., acquired VWR International and an approximately 4% equity ownership interest in VWR International Immobilien GmbH that VWR International did not hold for total consideration of approximately $1,683.4 million, consisting of approximately $1,669.1 million in cash and approximately $14.3 million of assumed debt, and (ii) acting through CDRV International Holdings, Inc., acquired the remaining approximately 6% equity ownership interest in VWR International Immobilien GmbH that VWR International did not hold for consideration of approximately $0.8 million.

  •
  In connection with the Acquisition, CDRV Acquisition Corporation issued $200.0 million aggregate principal amount of its 6 7/8% senior notes due 2012 and $320.0 million aggregate principal amount of its 8% senior subordinated notes due 2014 and entered into a Senior Secured Credit Facility, consisting of a $150.0 million multi-currency revolving credit facility, as well as a U.S. dollar-denominated term loan and a Euro-denominated term loan. The term loans were initially $415.0 million and €145.0 million in principal amount, respectively, which were subsequently reduced through prepayments on July 30, 2004 to $379.9 million and €132.7 million (approximately $172.1 million as of March 31, 2005, on a U.S. dollar equivalent basis), respectively. See "Description of Certain Indebtedness."

  •
  The net proceeds of the purchase of stock in CDRV Investors by CD&R Fund VI and its coinvestors, the offering of notes by CDRV Acquisition Corporation and the borrowings under the Senior Secured Credit Facility were used, among other things, to pay Merck KGaA the cash consideration for the Acquisition, including the repayment of outstanding intercompany debt owed to Merck KGaA.

  •
  Following the completion of the Acquisition, we entered into a series of internal reorganizations, pursuant to which, among other things, (i) VWR International Corporation merged with and into VWR International, with VWR International surviving, and (ii) thereafter, CDRV Acquisition Corporation merged with and into VWR International, with VWR International, Inc. surviving and assuming the obligations of CDRV Acquisition Corporation under the notes issued by CDRV Acquisition Corporation and the Senior Secured Credit Facility.

Corporate Structure

(1)
As of May 16, 2005, CD&R Fund VI owns approximately 72.78% of the outstanding common stock of CDRV Investors with the remainder held by co-investors and certain members of management.

(2)
CDRV Holdings indirectly holds the approximately 6% equity ownership in VWR International Immobilien GmbH that VWR International does not hold.

(3)
Consists of a $150.0 million multi-currency revolving credit facility, as well as a U.S. dollar-denominated term loan and a Euro-denominated term loan. The term loans were initially $415.0 million and €145.0 million in principal amount, respectively, which were subsequently reduced through prepayments on July 30, 2004 to $379.9 million and €132.7 million (approximately $172.1 million as of March 31, 2005, on a U.S. dollar equivalent basis), respectively. See "Description of Certain Indebtedness."

(4)
VWR International is the equity owner of our domestic and international subsidiaries.

Summary of the Terms of the Exchange Offer

        On December 16, 2004, CDRV Investors, Inc. completed an offering of $481,000,000 aggregate principal amount at maturity of 9 5/8% senior discount notes due 2015, or the old notes. In this prospectus, we refer to (1) the 9 5/8% senior discount notes due 2015, as registered under the Securities Act, as the new notes and (2) the old notes and the new notes together as the notes. The offering of old notes was made only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S, and accordingly was exempt from registration under the Securities Act.

Securities Offered	Up to $481,000,000 aggregate principal amount at maturity of new notes.

The terms of the new notes offered in the exchange offer are substantially identical to those of the old notes, except that the new notes are registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old notes, and will not entitle their holders to registration rights.
The Exchange Offer	You may exchange old notes for new notes.
Resale of the New Discount Notes
We believe the new notes that will be issued in this exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading "The Exchange Offer" for further information regarding the exchange offer and resale of the new notes.
Registration Rights Agreement
We have undertaken this exchange offer pursuant to the terms of the exchange and registration rights agreement entered into with the initial purchasers of the old notes. We have agreed to use our reasonable best efforts to cause the registration statement of which this prospectus is a part to become effective within 240 days after the issue date of the old notes, and consummate the exchange offer within 270 days after the issue date of the old notes. See "The Exchange Offer" and "Description of Notes—Registration Covenant; Exchange Offer."
Consequence of Failure to Exchange the Old Notes	You will continue to hold old notes that remain subject to their existing transfer restrictions if:
• You do not tender your old notes; or
• you tender your old notes and they are not accepted for exchange.

With some limited exceptions, we will have no obligation to register the old notes after we consummate the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer" and "—Consequences of Failure to Exchange."

Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on June 30, 2005, or the expiration date, unless we extend it, in which case the expiration date means the latest date and time to which the exchange offer is extended.
Condition to the Exchange Offer
The exchange offer is subject to several customary conditions. We will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the SEC or its staff or any order of any governmental agency or court of competent jurisdiction. The foregoing conditions are for our sole benefit and may be waived by us. In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes if:
• at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part; or
• at any time any stop order is threatened or in effect with respect to the qualification of the indenture governing the relevant notes under the Trust Indenture Act of 1939, as amended.
See "The Exchange Offer—Conditions." We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of any of the foregoing events.
Procedures for Tendering Old Notes
If you wish to accept the exchange offer, you must submit required documentation and effect a tender of old notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the relevant letter of transmittal. See "The Exchange Offer—Procedures for Tendering," "—Book-Entry Transfer" and "—Guaranteed Delivery Procedures."
Guaranteed Delivery Procedures
If you wish to tender your old notes, but cannot properly do so prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in "The Exchange Offer—Guaranteed Delivery Procedures."
Withdrawal Rights
Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of old notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in "The Exchange Offer—Exchange Agent" prior to 5:00 p.m. on the expiration date.

Acceptance of Old Notes and Delivery of New Notes
Except in some circumstances, any and all old notes that are validly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. We may reject any and all notes that we determine have not been properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We may waive any irregularities in the tender of the old notes. See "The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering," "—Book-Entry Transfer," and "—Guaranteed Delivery Procedures." Subject to some limited exceptions, we will have no obligation to register the old notes after we consummate the exchange offer. See "Description of Notes—Registration Covenant; Exchange Offer."
Material U.S. Federal Tax Considerations	We believe that the exchange of the old notes for the new notes will not constitute a taxable exchange for U.S. federal income tax purposes. See "Material United States Federal Tax Considerations."
Exchange Agent	Wells Fargo Bank, National Association, is serving as the exchange agent.

Summary of the Terms of the Notes

        The terms of the new notes offered in the exchange offer are identical in all material respects to the terms of the old notes, except that the new notes:

  •
  are registered under the Securities Act and therefore will not be subject to restrictions on transfer;

  •
  will not be subject to provisions relating to additional interest;

  •
  will not entitle their holders to registration rights; and

  •
  will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

Issuer	CDRV Investors, Inc.
Maturity Date	January 1, 2015.
Interest Payment Dates
No cash interest will accrue on the notes prior to January 1, 2010. Thereafter, cash interest will accrue on the notes and be payable semiannually in arrears on January 1 and July 1 of each year, commencing on July 1, 2010, at the rate of 9 5/8% per annum, provided that on any interest payment date, interest will be payable only to the extent of funds actually available for distribution by CDRV Investors' subsidiaries to CDRV Investors (net of applicable taxes and expenses) under applicable law and specified provisions of the indentures governing the VWR Notes as in effect on the issue date of the notes. The amount of interest that would otherwise have been payable on any interest payment date but for the proviso to the immediately preceding sentence shall not be due or payable and shall instead continue to accrue and will bear interest at the same rate as stated on the notes, compounded semiannually, until paid in full. The notes will have an initial accreted value of $622.49 per $1,000 principal amount at maturity of notes. The accreted value of each note will increase from the date of issuance until January 1, 2010 at a rate of 9 5/8% per annum, compounded semiannually, reflecting the accrual of non-cash interest, such that the accreted value will equal the principal amount at maturity on such date. See "Description of Notes—Principal, Maturity and Interest."
Original Issue Discount
The notes are being issued with original issue discount for U.S. federal income tax purposes. Thus, although cash interest will not be payable on the notes prior to July 1, 2010, original issue discount will accrue from the issue date of the notes based on the yield to maturity of the notes and will generally be included as interest income (including for periods ending prior to July 1, 2010) for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Material United States Federal Tax Considerations."

Ranking and Subordination	The notes are senior unsecured obligations of CDRV Investors and:
• rank equal in right of payment to all senior indebtedness of CDRV Investors; and
•
rank senior in right of payment to all subordinated indebtedness of CDRV Investors, are effectively subordinated to all secured indebtedness of CDRV Investors, to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to all obligations and other liabilities of each of CDRV Investors' existing and future subsidiaries, including VWR International.

CDRV Investors is a holding company and has no assets or operations other than the ownership of all the stock of CDRV Holdings, itself a holding company and the direct parent company of VWR International.
As of March 31, 2005:
•
we had consolidated indebtedness of approximately $1,393.6 million, of which approximately $1,085.7 million was indebtedness of our subsidiaries and structurally senior to the notes. Our subsidiaries may incur additional indebtedness, including secured indebtedness, under the Senior Secured Credit Facility and otherwise. See "Capitalization;"
• CDRV Investors had approximately $307.9 million accreted value of senior indebtedness represented by the notes; and
• CDRV Investors did not have any secured indebtedness or any subordinated indebtedness.
Mandatory Sinking Fund	None.
Optional Redemption
CDRV Investors may redeem the notes, in whole or in part, at its option, at any time (1) before January 1, 2010, at a price equal to 100% of their accreted value plus the applicable make-whole premium described under "Description of Notes—Optional Redemption" and (2) on or after January 1, 2010, at the redemption prices listed under "Description of Notes—Optional Redemption."

In addition, on or before January 1, 2008, CDRV Investors may on one or more occasions, at its option, use the net proceeds from one or more equity offerings to redeem up to 35% of the aggregate principal amount at maturity of the notes at 109.625% of the accreted value of the notes, provided that at least 65% of the aggregate principal amount at maturity of the notes remains outstanding after the redemption. See "Description of Notes—Optional Redemption."

Change of Control
If we experience a change of control, as described under "Description of Notes—Change of Control," CDRV Investors must offer to repurchase all of the notes (unless otherwise redeemed) at the price set forth in "Description of Notes—Optional Redemption." Our Senior Secured Credit Facility and the indentures governing the VWR Notes restrict the distribution of funds from VWR International to CDRV Investors and thus limit CDRV Investors' ability to repurchase any of the notes upon a change of control. See "Risk Factors" for a description of the possible effects if CDRV Investors is unable to repurchase the notes upon a change of control.
Certain Covenants	The indenture governing the notes contain covenants that, among other things, limits CDRV Investors' ability and the ability of our restricted subsidiaries to:
	•	incur more debt;
	•	pay dividends, redeem stock or make other distributions;
	•	make investments;
	•	create liens;
	•	transfer or sell assets;
	•	merge or consolidate; and
	•	enter into transactions with our affiliates.

These covenants are subject to important exceptions and qualifications, which are described under "Description of Notes—Certain Covenants" and "Description of Notes—Certain Covenants—Merger and Consolidation."

Risk Factors

        You should consider carefully all of the information set forth in this prospectus and, in particular, the information under the heading "Risk Factors" beginning on page 10 in evaluating the exchange offer and making an investment in the new notes.

RISK FACTORS

        You should carefully consider the risk factors set forth below as well as the other information included in this prospectus before making an investment decision. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In such a case, you may lose all or part of your investment in the notes.

Risks Related to the Notes

CDRV Investors is the sole obligor of the notes. CDRV Investors' subsidiaries do not guarantee its obligations under the notes and do not have any obligation with respect to the notes. The notes are structurally subordinated to the debt and liabilities of CDRV Investors' existing and future subsidiaries, including borrowings under VWR International's Senior Secured Credit Facility and the VWR Notes.

        As a holding company, CDRV Investors has no operations or assets of its own (other than its ownership of the common stock of CDRV Holdings) and will depend entirely on cash from its subsidiaries to satisfy its obligations under the notes. CDRV Investors' subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments, and are subject to restrictions on making funds available to CDRV Investors. CDRV Holdings is also a holding company with no operations or assets of its own (other than its ownership of the common stock of VWR International and its approximately 6% equity ownership interest in VWR International Immobilien GmbH).

        The notes are structurally subordinated to all debt and liabilities of CDRV Investors' subsidiaries, including the borrowings under the Senior Secured Credit Facility and the VWR Notes. The lenders under the Senior Secured Credit Facility, the holders of the VWR Notes and all other creditors of CDRV Investors' subsidiaries have the right to be paid before CDRV Investors from any of our subsidiaries' assets. In addition, if we cause a subsidiary to pay a dividend or other distribution to enable us to make payments in respect of the notes, and such transfer were deemed a fraudulent transfer or an unlawful distribution, the holders of the notes could be required to return the payment to (or for the benefit of) the creditors of such subsidiary. In the event of bankruptcy, liquidation or dissolution of a subsidiary, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient assets necessary to make any payments to CDRV Investors as its direct or indirect equity holder or otherwise. This will adversely affect our ability to make payments to the holders of the notes.

        As of March 31, 2005, the aggregate amount of indebtedness of CDRV Investors' subsidiaries on a consolidated basis was approximately $1,085.7 million, and CDRV Investors' subsidiaries had availability under the Senior Secured Credit Facility for additional borrowings of up to $142.0 million. Further, the Senior Secured Credit Facility and the indentures governing the notes and the VWR Notes permit us and/or our subsidiaries to incur additional indebtedness, including secured indebtedness, under certain circumstances. Accordingly, these subsidiaries may incur or guarantee substantial additional debt in the future, all of which will be structurally senior to the notes.

        We cannot assure you that if CDRV Investors' subsidiaries have their debt accelerated, CDRV Investors or such subsidiaries will be able to repay such debt. We also cannot assure you that CDRV Investors' assets and its subsidiaries' assets will be sufficient to fully repay the notes and our other indebtedness.

        In addition, holders of our secured debt will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other debt. The Senior Secured Credit

Facility is secured by a pledge of capital stock of VWR International and its domestic subsidiaries as well as our foreign subsidiary holding companies. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of our secured debt will have a prior claim to the assets that constitute their collateral. See "Description of Certain Indebtedness."

CDRV Investors does not have access to the cash flow and other assets of its subsidiaries that may be needed to make payments on the notes. The debt of our subsidiaries significantly restricts our ability to pay the notes.

        CDRV Investors' operations are conducted through its subsidiaries and its ability to make payment on the notes is entirely dependent on the earnings and the distribution of funds from its subsidiaries. However, none of its subsidiaries is obligated to make funds available to CDRV Investors for payment on the notes. Further, the terms of the Senior Secured Credit Facility and the indentures governing the VWR Notes significantly restrict VWR International and CDRV Investors' other subsidiaries from making distributions and otherwise transferring assets to CDRV Investors. The Senior Secured Credit Facility does not permit VWR International or any of our other subsidiaries to make distributions to CDRV Investors to pay cash interest or any other payments with respect to the notes. To fully fund interest payments on the notes for their entire term and the repayment or repurchase of the notes (for example, upon a specified change of control), VWR International would have to obtain amendments to the Senior Secured Credit Facility to permit, or refinance such facility prior to its maturity on terms that permit, our subsidiaries to make the necessary distributions to CDRV Investors. We cannot assure you that we will obtain such amendments or be able to refinance the Senior Secured Credit Facility on a timely basis or at all, in which case, CDRV Investors would not be able to make interest payments on the notes or repay or repurchase the notes. In addition, the restricted payment covenants in the indentures governing the VWR Notes do not permit VWR International and our other subsidiaries to pay dividends or make other distributions to CDRV Investors to fund interest payments on the notes or to repay or repurchase the notes unless certain tests are met. We might not be able to meet these tests. See "—After January 1, 2010, cash interest accrued on the notes will be payable only to the extent of funds actually available to CDRV Investors under the indentures governing the VWR Notes and applicable law" and "Description of Certain Indebtedness." Our subsidiaries' ability to make distributions will also be subject to restrictions under the laws of their jurisdictions of incorporation. CDRV Investors' subsidiaries will be permitted under the terms of the Senior Secured Credit Facility and our other indebtedness to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to CDRV Investors.

        We cannot assure you that the agreements governing the current and future indebtedness of CDRV Investors' subsidiaries will permit CDRV Investors' subsidiaries to provide CDRV Investors with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on the notes when due.

After January 1, 2010, cash interest accrued on the notes will be payable only to the extent of funds actually available to CDRV Investors under the indentures governing the VWR Notes and applicable law.

        No cash interest will accrue on the notes prior to January 1, 2010. From such date, the amount of cash interest due and payable on any interest payment date for the notes will be limited to the amount (net of applicable taxes and expenses) that can be distributed to CDRV Investors for such purpose by CDRV Investors' subsidiaries under the terms of specified provisions of the indentures governing the VWR Notes, as in effect on the issue date of the notes, and applicable law. Under the specified provisions of such indentures, VWR International and its subsidiaries will not be able to make distributions to CDRV Investors unless:

  •
  no default shall have occurred and be continuing under the indentures governing the VWR Notes;

  •
  VWR International could incur at least an additional $1.00 of indebtedness under an interest coverage ratio test specified in the indentures governing the VWR Notes; and

  •
  the amount of the distribution does not exceed an amount calculated based on 50% of the cumulative consolidated net income (as defined in such indentures) of VWR International and its subsidiaries plus specified other amounts (including equity contributions), less specified amounts (including distributions previously made by VWR International under the specified provisions of such indentures).

        If the amount available for distribution to CDRV Investors under such specified provisions were not sufficient to pay cash interest on the notes on any interest payment date on or after July 1, 2010, the failure to pay cash interest on the notes up to the amount of any such shortfall on any such interest payment date would not constitute an event of default under the indenture governing the notes. Under such circumstances, unpaid interest will be deferred and will not be required to be paid until any subsequent interest payment date on which funds are actually available for distribution by our subsidiaries to CDRV Investors under such specified provisions in an amount sufficient to pay such deferred interest. As a result, you may be owed a substantial amount of deferred interest that will not be payable until sufficient funds are available. See "Description of Notes—Principal, Maturity and Interest."

You will be required to pay U.S. federal income tax on accrual of original issue discount on the notes even if CDRV Investors does not pay cash interest.

        The notes were issued at a substantial discount from their principal amount at maturity. There will be no periodic payments of cash interest on the notes prior to July 1, 2010. In addition, the payment of cash interest may be deferred after July 1, 2010 as described above. However, for U.S. federal income tax purposes, original issue discount will accrue from the issue date of the notes through the date that the notes are repaid. Consequently, before July 1, 2010, you will be required to include amounts in gross income for U.S. federal income tax purposes in advance of your receipt of the cash payments to which the income is attributable, and you may be required to do so on or after July 1, 2010. See "Description of Notes—Principal, Maturity and Interest" and "Material United States Federal Tax Considerations."

We have substantial existing debt and may incur substantial additional debt, which could adversely affect our financial health and our ability to obtain financing in the future, react to changes in our business and make payments on the notes.

        As of March 31, 2005, we had approximately $1,393.6 million of outstanding debt. See "Capitalization" for additional information.

        The indentures for the VWR Notes and the notes permit us to incur or guarantee additional indebtedness, including indebtedness under the Senior Secured Credit Facility, subject to specified limitations. For a description of these limitations under the indenture for the notes, see "Description of Notes." We have additional borrowing capacity on a revolving credit basis under the Senior Secured Credit Facility ($142.0 million as of March 31, 2005), which these limitations permit us to incur. We may incur substantial additional debt in the future.

        Our substantial debt could have important consequences to holders of the notes. Because of our substantial debt:

  •
  it may be more difficult for CDRV Investors to make payments on the notes;

  •
  it may be more difficult for VWR International and CDRV Investors' other subsidiaries to make payments on their debt and, therefore, to make distributions to CDRV Investors to make payments on the notes even if such distribution were permitted under the instruments governing such debt;

  •
  our ability to engage in acquisitions without raising additional equity or obtaining additional debt financing may be impaired in the future;

  •
  our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes and our ability to satisfy our obligations with respect to the notes may be impaired in the future;

  •
  a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

  •
  we will be exposed to the risk of increased interest rates because a portion of our borrowings will be at variable rates of interest; and

  •
  our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, and we may be more vulnerable to a downturn in general economic conditions or our business or be unable to carry out capital spending that is necessary or important to our growth strategy and our efforts to improve operating margins.

The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our ability to operate our business and adversely affect the holders of the notes.

        The Senior Secured Credit Facility contains covenants that, among other things, restrict the ability of VWR International and its subsidiaries to:

  •
  dispose of assets;

  •
  incur additional indebtedness;

  •
  incur guarantee obligations;

  •
  prepay other indebtedness or amend other debt instruments;

  •
  pay dividends;

  •
  create liens on assets;

  •
  enter into sale and leaseback transactions;

  •
  make investments, loans or advances;

  •
  make acquisitions;

  •
  engage in mergers or consolidations;

  •
  change the business conducted by us; and

  •
  engage in certain transactions with affiliates.

        In addition, under the Senior Secured Credit Facility, we are required to comply with financial covenants, comprised of leverage and interest coverage ratio requirements, as well as limitations on the amount of our capital expenditures. For a description of these financial covenants, see "Description of Certain Indebtedness—Senior Secured Credit Facility—Covenants." Our ability to comply with these covenants in future periods will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond our control, and will be substantially dependent on the selling prices for our products, the prices at which our products are supplied to us, our success at implementing cost reduction initiatives and our ability to successfully implement our overall business strategy.

        The indentures governing both the notes and the VWR Notes contain restrictive covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

  •
  incur more debt;

  •
  pay dividends, redeem stock or make other distributions;

  •
  make investments;

  •
  create liens;

  •
  transfer or sell assets;

  •
  merge or consolidate; and

  •
  enter into transactions with our affiliates.

        Our ability to comply with the covenants and restrictions contained in the Senior Secured Credit Facility and our indentures may be affected by economic, financial and industry conditions beyond our control. The breach of any of these covenants or restrictions could result in a default under either the Senior Secured Credit Facility or the indentures that would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. In such event, our subsidiaries' debt, including the indentures governing the VWR Notes, will not permit our subsidiaries to distribute funds to CDRV Investors to pay interest or principal on the notes. In any such case, we may be unable to make borrowings under the Senior Secured Credit Facility and may not be able to repay the amounts due under the Senior Secured Credit Facility, the VWR Notes and the notes. This could have serious consequences to our financial condition and results of operations and could cause us or our subsidiaries to become bankrupt or insolvent. If amounts outstanding under the Senior Secured Credit Facility, the VWR Notes or other debt of our subsidiaries are accelerated, all our subsidiaries' debt and liabilities would be payable from our subsidiaries' assets prior to any distributions of our subsidiaries' assets to pay interest and principal on the notes and we might not be able to repay or make any payments on the notes.

Our subsidiaries' ability to generate the significant amount of cash needed to pay interest and principal on the notes when due and service their debt and our and their ability to refinance all or a portion of our and their indebtedness or obtain additional financing, depends on many factors beyond our control.

        Our subsidiaries' ability to make scheduled payments or to refinance their and our obligations with respect to their and our debt will depend on our subsidiaries' financial and operating performance which, in turn, is subject to prevailing economic and competitive conditions and to the following financial and business factors, some of which may be beyond our control:

  •
  operating difficulties;

  •
  increased operating costs;

  •
  decreased demand for our products;

  •
  market cyclicality;

  •
  product prices;

  •
  the response of competitors;

  •
  regulatory developments;

  •
  failure to successfully integrate acquisitions; and

  •
  delays in implementing strategic projects.

        If our subsidiaries' cash flow and capital resources are insufficient to fund their and our debt service obligations, they and we may be forced to further reduce or delay capital expenditures, sell assets or seek to obtain additional equity capital, or restructure their and our debt. In the future, our subsidiaries' cash flow and capital resources may not be sufficient for payments of interest on and principal of their and our debt, and such alternative measures may not be successful and may not permit us to meet their and our scheduled debt service obligations. We also cannot assure you that we and our subsidiaries will be able to refinance any of our or their indebtedness or obtain additional financing, particularly because of our high levels of debt and the debt incurrence restrictions imposed by the agreements governing our and their debt, as well as prevailing market conditions. In the absence of such operating results and resources, we and our subsidiaries could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our and their debt service and other obligations. If required, we cannot be sure as to the timing of such sales or the proceeds that we could realize therefrom.

If we or our subsidiaries default on our and their obligations to pay our and their indebtedness, we may not be able to make payments on the notes.

        Any default under the agreements governing our or our subsidiaries' indebtedness, including a default under the Senior Secured Credit Facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make CDRV Investors unable to pay principal, premium, if any, and interest on the notes when due and substantially decrease the market value of the notes.

        If we or our subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our or their indebtedness, or if we or they otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our or their indebtedness (including covenants in the Senior Secured Credit Facility and the indentures), we or they could be in default under the terms of the agreements governing such indebtedness, including the Senior Secured Credit Facility and the indentures. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the Senior Secured Credit Facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If amounts outstanding under the Senior Secured Credit Facility, the VWR Notes or other debt of our subsidiaries are accelerated, all our subsidiaries' debt and liabilities would be payable from our subsidiaries' assets, prior to any distributions of our subsidiaries' assets to pay interest and principal on the notes and we might not be able to repay or make any payments on the notes.

        If our or their operating performance declines we may in the future need to obtain waivers from the required lenders under the Senior Secured Credit Facility to avoid being in default. If we breach our covenants under the Senior Secured Credit Facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the Senior

Secured Credit Facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may be unable to raise funds necessary to finance the change of control repurchase offers required by the indenture governing the notes.

        If we experience specified changes of control, we are required to make an offer to purchase all of the outstanding notes at a price equal to 101% of the accreted value thereof plus accrued and unpaid interest, if any, to the date of purchase. The source of funds for any such purchase of the notes will be CDRV Investors' available cash, if any, or cash generated from the operations of CDRV Investors' subsidiaries or other sources, including borrowings, sales of assets or sales of equity. CDRV Investors may not be able to repurchase the notes upon a change of control because CDRV Investors or its subsidiaries may not have sufficient funds.

        The occurrence of specified events that would constitute a change of control would constitute a default under the Senior Secured Credit Facility, permitting the lenders to accelerate the maturity of borrowings thereunder. In addition, a change of control would require the repayment of the VWR Notes. Any of CDRV Investors' future debt agreements may contain similar provisions. Because the Senior Secured Credit Facility and the VWR Notes are obligations of our subsidiaries, the Senior Secured Credit Facility and the VWR Notes would have to be repaid by our subsidiaries before their assets could be available to CDRV Investors to repurchase the notes.

        The inability to repay the indebtedness under the Senior Secured Credit Facility would also constitute an event of default under the indentures for the VWR Notes and the notes, which could have materially adverse consequences to us and to the holders of the notes. In the event of a change of control, we cannot assure you that we would have sufficient assets to satisfy all of our obligations under the Senior Secured Credit Facility, the VWR Notes and the notes. Our future indebtedness may also require such indebtedness to be repurchased upon a change of control.

Certain corporate events may not trigger a change of control event in which case CDRV Investors will not be required to repurchase your notes.

        The indenture governing the notes permits us to engage in certain important corporate events, such as leveraged recapitalizations, that would increase indebtedness but would not constitute a "Change of Control." If we effected a leveraged recapitalization or other such "non-change of control" transaction that resulted in an increase in indebtedness, CDRV Investors' ability to make payments on the notes would be adversely affected. However, CDRV Investors would not be required to make an offer to repurchase the notes, and you might be required to continue to hold your notes, despite CDRV Investors' decreased ability to meet its obligations under the notes.

Our being subject to certain fraudulent transfer and conveyance statutes may have adverse implications for the holders of the notes.

        If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors of the issuer, a court were to find that, at the time the notes were issued by the issuer:

  •
  the issuer issued the notes with the intent of hindering, delaying or defrauding current or future creditors, or the issuer received less than reasonably equivalent value or fair consideration for issuing the notes; and

  •
  the issuer:

  •
  was insolvent or was rendered insolvent by reason of the incurrence of the indebtedness constituting the notes,

    •
    was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital,

    •
    intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, or

    •
    was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment the judgment is unsatisfied,

such court could void or subordinate the notes to presently existing and future indebtedness of the issuer, and take other action detrimental to the holders of the notes including, under certain circumstances, invalidating the notes.

        The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, the issuer would be considered insolvent if, at the time it incurs the indebtedness constituting the notes, either:

  •
  the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or

  •
  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

        We cannot give you any assurance as to what standards a court would use to determine whether the issuer was solvent at the relevant time, or whether, whatever standard was used, the notes would not be voided on another of the grounds described above.

        We believe that at the time the old notes were, or the new notes are initially issued by us, we were and will be neither insolvent nor rendered insolvent thereby, and were, and will be, in possession of sufficient capital to run our businesses effectively, incurring debts within our ability to pay as the same mature or become due, and had and, will have sufficient assets to satisfy any probable money judgment against us in any pending action. In reaching these conclusions, we have relied upon our analysis of internal cash flow projections, which, among other things, assume that we will in the future realize certain selling price and volume increases and favorable changes in product mix, and estimated values of assets and liabilities. However, a court passing on such questions may not reach the same conclusions.

If a bankruptcy petition were filed by or against CDRV Investors, you may receive a lesser amount for your claim than you would be entitled to receive under the indenture governing the notes.

        If a bankruptcy petition were filed by or against CDRV Investors under the U.S. Bankruptcy Code after the issuance of the notes, the claim by a holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

  (1)
  the initial offering price for notes; and

  (2)
  that portion of the original issue discount that does not constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code.

        Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

There currently exists no market for the notes. We cannot assure you that an active trading market will develop for the notes.

        The notes are new securities for which there presently is no established market. Although the Initial Purchasers have informed us that they intend to make a market for the new notes, the Initial Purchasers are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, we cannot give you any assurance as to the development or liquidity of any market for the new notes. We expect that the new notes will be eligible for trading by qualified institutional buyers in The PORTALsm Market. We do not intend to apply for listing of the new notes on any securities exchange or for quotation of the new notes through any national securities association. The liquidity of, and trading market for, the new notes also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

You may have difficulty selling the old notes that you do not exchange.

        If you do not exchange your old notes for the new notes offered in the exchange offer, your old notes will continue to be subject to significant restrictions on transfer. Those transfer restrictions are described in the indenture governing the notes and arose because we originally issued the old notes under exemptions from the registration requirements of the Securities Act.

        The old notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We did not register the old notes under the Securities Act, and we do not intend to do so. If you do not exchange your old notes, your ability to sell those notes will be significantly limited.

        If a large number of outstanding old notes are exchanged for new notes issued in the exchange offer, it may be more difficult for you to sell your unexchanged old notes due to the limited amounts of old notes that would remain outstanding following the exchange offer.

Risks Related to Our Business

A significant stockholder controls our business and its interests may not be in line with yours.

        As of May 16, 2005 CD&R Fund VI beneficially owns approximately 72.78% of CDRV Investors' outstanding common stock, and exercises control over matters requiring stockholders' approval and control over our policies and affairs. It has the right to nominate for election all members of our board of directors. In addition, CD&R, which manages CD&R Fund VI, provides us with financial advisory and management consulting services. See "Certain Relationships and Related Party Transactions." We have not instituted any formal plans to address any conflicts of interest that may arise.

The demand for our products depends on the level of our customers' R&D and other scientific endeavors. Our business, financial condition and results of operations may be harmed if our customers spend less on these activities.

        Our customers are engaged in research, development and production in the pharmaceutical, biotechnology, industrial, education and other markets. The amount of customer spending on research, development and production has a large impact on our sales and profitability. Our customers determine the amounts that they will spend on the basis of, among other things, available resources and their need to develop new products, which, in turn, is dependent upon a number of factors, including their competitors' research, development and production initiatives. In addition, consolidation in the industries in which our customers operate may have an impact on such spending as customers integrate acquired operations, including R&D departments and their budgets. Our customers finance their R&D spending from private and public sources. Government funding of scientific research and education has varied for several reasons, including general economic conditions, growth in population, political priorities, changes in the number of students and other demographic changes. A reduction in spending by our customers could have a material adverse effect on our business, financial condition and results of operations.

We compete in a highly competitive market. Failure to compete successfully could have a material adverse effect on our business, financial condition and results of operations.

        We compete with one other major distributor, Fisher Scientific International Inc., as well as many smaller regional, local and specialty distributors, and with manufacturers selling directly to their customers. The bases upon which we compete include price, service and delivery, breadth of customer support, e-business capabilities and the ability to meet the special requirements of customers.

        Some of our competitors may have greater financial and other resources than we do. Most of our products are available from several sources, and some of our customers have relationships with several distributors. Our agreements with customers generally provide that the customer can terminate the agreement or reduce the scope of services provided pursuant to the agreement with short or no notice. The unavailability of products, stemming from either our inability to acquire products or interruptions in the supply of products from manufacturers, could have a material adverse effect on our ability to compete. Our competitors could also obtain exclusive rights to distribute some products, thereby foreclosing our ability to distribute these products. Vertically integrated distributors may also have an advantage with respect to the total delivered product cost of certain of their captive products. Additionally, manufacturers could increase their efforts to sell directly to consumers and effectively bypass distributors like us. Consolidation in the research laboratory distribution business could result in existing competitors increasing their market share through business combinations, which could have a material adverse effect on our business, financial condition and results of operations. The entry of new distributors in the industry could also have a material adverse effect on our ability to compete.

Our business, financial condition and results of operations depend upon maintaining our relationships with manufacturers.

        We currently offer approximately 750,000 products from approximately 5,000 manufacturers. We are dependent on these manufacturers for our supply of products. Merck KGaA, which is our largest manufacturer, supplied products that accounted for approximately 12.9% and 13.3% of our net sales for the years ending December 31, 2004 and for the three months ended March 31, 2005, respectively. Our ten largest manufacturers, excluding Merck KGaA, accounted for approximately 34% and 32% of our net sales in 2004 and for the three months ended March 31, 2005, respectively.

        Our ability to sustain our gross margins has been, and will continue to be, dependent in part upon our ability to obtain favorable terms from our manufacturers. These terms may be subject to changes from time to time by manufacturers and such changes could adversely affect our gross margins over time.

        The loss of one or more of our large manufacturers, a material reduction in their supply of products to us, or material changes in the terms we obtain from them, could have a material adverse effect on our business, financial condition and results of operations. For example, in January 2005, one of our major suppliers provided notice of termination of their supply arrangements. Although we have arranged alternative suppliers for a majority of the products provided by this supplier, there is no assurance that this termination will not cause disruptions in our business and customer relationships.

See note 19 to the consolidated and combined financial statements for the years ended December 31, 2004, 2003 and 2002 included elsewhere in this prospectus.

        Some of our competitors, including Fisher Scientific International Inc., are increasing their manufacturing operations both internally and through acquisitions of manufacturers, including manufacturers that supply products to us. To date, we have not experienced an adverse impact on our ability to continue to source products from manufacturers that have been vertically integrated, although there is no assurance that we will not experience such an impact in the future. Fisher Scientific International Inc. recently acquired Apogent Technologies, Inc. These two companies, taken together, supplied us with products that accounted for approximately 10% and 12% of our net sales in 2004 and for the three months ended March 31, 2005, respectively. See "Business—Competition."

We may be unable to manage certain operational functions of our business if we are not able to replace the transition, administrative and other services that are provided to us by Merck KGaA after our agreements with them expire or are terminated. Further, any disruptions in Merck KGaA's operations may negatively impact our operations.

        We are dependent on Merck KGaA to provide us with certain of our administrative and other services pursuant to a three-year transition services agreement entered into in connection with the Transactions. These services include accounting, financial reporting and other services we require in the ordinary course of business. We are also dependent on Merck KGaA for certain information technology services pursuant to a five-year information services master agreement as well as warehousing and logistics services pursuant to a logistics service level agreement. For our European subsidiaries, these services comprise a significant portion of our operational infrastructure, including the operation and support of the main enterprise resource planning and business warehouse software and databases. If Merck KGaA terminates any of these agreements at the end of their respective terms or otherwise, we will need to find an alternative supplier of, or create our own infrastructure for, these services. While we have already replaced some of these services, we may not be able to create our own infrastructure in a timely or cost-effective manner or obtain replacement services for the remaining services on terms that are as favorable to us as the current arrangements or on acceptable terms, if at all. In addition, any disruptions in the operational infrastructure or operations of Merck KGaA may negatively impact our operations.

If we do not comply with or become subject to more onerous government regulations, we could be adversely affected.

        Some of the products we offer and our operations are subject to a number of complex and stringent laws and regulations governing the production, handling, transportation and distribution of chemicals, drugs and other similar products, including the operating and security standards of the United States Drug Enforcement Administration, the Bureau of Alcohol, Tobacco, Firearms and Explosives, the Food and Drug Administration, the Bureau of Industry and Security and various state boards of pharmacy as well as comparable state and foreign agencies. In addition, our logistics activities must comply with the rules and regulations of the Department of Transportation, the Federal Aviation Administration and similar foreign agencies. While we believe we are in compliance in all material respects with such laws and regulations, any non-compliance could result in substantial fines or otherwise restrict our ability to provide competitive distribution services and thereby have an adverse impact on our financial condition.

        We cannot assure you that existing laws and regulations will not be revised or that new more restrictive laws will not be adopted or become applicable to us or the products that we distribute. We cannot assure you that the manufacturers of products that may become subject to more stringent laws will not try to recover any or all increased costs of compliance from us by increasing the prices at which we purchase products from them, or, that we will be able to recover any such increased prices from our customers. We cannot further assure you that our business and financial condition will not be materially and adversely affected by future changes in applicable laws and regulations.

If any of our operations are found not to comply with applicable antitrust or competition laws, our business may suffer.

        Our operations are subject to applicable antitrust and competition laws in the countries in which we conduct our business, in particular the U.S. and the E.U. These laws prohibit, among other things, anticompetitive agreements and practices. If any of our commercial agreements are found to violate or infringe such laws, we may be subject to civil and other penalties and/or third party claims for damages. Further, agreements that infringe these laws may be void and unenforceable, in whole or in part, or require modification in order to be lawful and enforceable. If we are unable to enforce any of our commercial agreements, whether at all or in material part, our business could be adversely affected.

We are subject to environmental, health and safety laws and regulations, and costs to comply with such laws and regulations, or any liability or obligation imposed under such laws or regulations, could negatively impact our business, financial condition and results of operations.

        We are subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations, including those pertaining to air emissions, water discharges, the handling, disposal and transport of solid and hazardous materials and wastes, the investigation and remediation of contamination and otherwise relating to health and safety and the protection of the environment and natural resources. As our global operations involve and have involved the handling, transport and distribution of materials that are or could be classified as toxic or hazardous, there is some risk of contamination and environmental damage inherent in our operations and the products we handle, transport and distribute. Our environmental, health and safety liabilities and obligations may result in significant capital expenditures and other costs, which could negatively impact our business, financial condition and results of operations. We may be fined or penalized by regulators for failing to comply with environmental, health and safety laws and regulations. In addition, contamination resulting from our current or past operations may trigger investigation or remediation obligations, which may have a material adverse effect on our business, financial condition and results of operations.

        Based on current information, we believe that any costs we may incur relating to environmental matters will not be material. We cannot be certain, however, that identification of presently unidentified environmental conditions, more vigorous enforcement by regulatory authorities or other unanticipated events will not arise in the future and give rise to additional environmental liabilities, compliance costs or penalties which could have a material adverse effect on our business, financial condition and results of operations. In addition, environmental laws and regulations are constantly evolving and it is not possible to predict accurately the effect they may have in future periods.

We are subject to product liability and other claims in the ordinary course of business.

        Our business involves a risk of product liability and other claims in the ordinary course of business. We maintain insurance policies, including product liability insurance, and in many cases we have indemnification rights against such claims from the manufacturers of the products we distribute. We cannot assure you that our insurance coverage or the manufacturers' indemnity will be available in all pending or any future cases brought against us. In addition, our ability to recover under insurance or indemnification arrangements is subject to the financial viability of the insurers and manufacturers. Insurance for some liabilities, including asbestos, is not available. Accordingly, we could be subject to uninsured and unindemnified future liabilities, and an unfavorable result in a case for which adequate insurance or indemnification is not available could result in a material adverse effect on our business, financial condition and results of operations.

        From time to time, we are named as a defendant in cases as a result of our distribution of scientific supplies, including litigation resulting from the distribution of products containing asbestos by us and certain of our predecessors. While the impact of this litigation on us has typically been immaterial, there can be no assurance that the impact of the pending and any future claims will not be material to our business, financial condition or results of operations in the future. For further information, see "Business—Legal Proceedings."

The loss of key personnel could harm our business, financial condition and results of operations.

        We depend heavily on the services of our senior management and believe that our future success will depend upon the continued services of our management. Effective May 15, 2005, Walter Zywottek, who was our President and Chief Executive Officer, resigned. We have elected Mr. James W. Rogers, the current Chairman of our Board and an employee of CD&R, to the additional position as our Chief Executive Officer. Our business may be harmed by the loss of Mr. Zywottek and one or more other members of our management. We currently do not maintain key-man life insurance with respect to our executive officers.

Our international operations pose currency risks.

        While we report our financial results in U.S. dollars, we derive a significant portion of our sales and incur costs in foreign currencies from our operations outside the United States. For example, in 2004 and the three months ended March 31, 2005, approximately 40.3% and 42.3% of our net sales, respectively, came from our operations outside the United States, primarily from our operations in Europe and Canada. Because the notes and the majority of our other debt are denominated in U.S. dollars, fluctuations in exchange rates between non-U.S. currencies (principally the Euro, the British pound sterling and the Canadian dollar) relative to the U.S. dollar could make it more difficult for us to pay amounts due on the notes.

The international scope of our operations may adversely affect our business.

        We derive approximately 40% of our net sales from our operations outside the United States and, as such, we face certain risks, including:

  •
  restrictions on foreign ownership of subsidiaries;

  •
  tariffs and other trade barriers;

  •
  political risks;

  •
  differing laws or administrative practices; and

  •
  potentially adverse tax consequences of operating in multiple jurisdictions.

        In addition, an adverse change in laws or administrative practices in countries within which we operate could have a material adverse effect on us.

Failure of our information technology systems could significantly disrupt our operations, which could reduce our customer base and could harm our business, financial condition and results of operations.

        Our success depends, in part, on the secure and uninterrupted performance of our information technology systems. Our computer systems as well as those of our service providers are vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. Moreover, despite network security measures, some of our servers and those of our service providers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. For example, certain of our service providers' science education websites were attacked in 2003 and several thousand credit card numbers belonging to our customers were stolen. While we notified the proper authorities and the affected customers and we have taken appropriate steps to reinforce the security of our websites, there can be no guarantee that such attacks will not occur in the future. Failure to maintain a secure web-based procurement system could have a material adverse effect on our business, financial condition and results of operations.

        Despite the precautions we have taken, unanticipated problems may nevertheless cause failures in our information technology systems. Sustained or repeated system failures that interrupt our ability to process orders and deliver products in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

        We are continuing to implement a single technology platform in Europe. If these technology systems upgrades are not properly executed or the upgraded systems encounter problems or fail, it could have a material adverse effect on our business, financial condition and results of operations.

We have not registered and in some cases do not own the existing applications and registrations for our material trademarks or service marks in every country in which we do business.

        We maintain operations in 18 countries. We also export products from our distribution facilities in North America and Europe to markets in Central America, South America, British Commonwealth countries, North Africa, the Middle East and the Pacific Rim. We have not sought to register our material trademarks and service marks in all of these countries and may be blocked from doing so by others who have already registered identical or similar marks for similar goods or services. In addition, if we do business in countries where other companies may have registered identical or similar trademarks or service marks, we run the risk of being sued for infringement.

        We are not the record owner of a significant number of our material trademarks or service marks used outside of the United States. Under the terms of the Acquisition, Merck KGaA continues to own the registrations and applications for the VWR, VWR International, and other marks used in and identified with our business. While Merck KGaA and its affiliates are in the process of transferring these marks and the registrations and applications to us at its cost, the cost of recording these transfers could be substantial and there is no guarantee that Merck KGaA will successfully cause its affiliates to actually assign these registrations and applications in a timely manner or that it will in all cases be able to do so. If we are not assigned ownership in a timely matter, we may not be able to appropriately maintain existing registrations and applications and may become subject to conflicts and claims of infringement if another company acquires registrations or applications in the marks.

        The failure to own and have enforceable rights in the trademarks and service marks used in our business could have a material adverse effect on our business, financial condition and results of operations.

We may no longer receive the favorable rates or treatment that were provided to us during our affiliation to Merck KGaA.

        As a wholly-owned subsidiary of Merck KGaA prior to the consummation of the Acquisition, we were able to take advantage of Merck KGaA's size and purchasing power in procuring various goods and services. Merck KGaA has agreed to assist us in obtaining third party suppliers' consents to continue to benefit from its group purchasing contracts following the completion of the Acquisition. However, we cannot assure you that all such consents will be obtained and that we will be able to continue to obtain such goods and services on terms as favorable as those that were previously available to us.

We rely upon third parties to manufacture and ship products to us and to our customers and interruptions in their operations could harm our business, financial condition and results of operations.

        We are dependent on third-party manufacturers to supply us products. In addition, we ship substantially all our orders through various independent package delivery providers. Strikes or other service interruptions by our manufacturers or carriers could cause our operating expenses to rise or seriously harm our ability to fulfill our customers' orders or deliver products on a timely basis or both, which could have a material adverse effect on our business, financial condition and results of operations.

If we engage in acquisitions or business combinations, we will be subject to a variety of other risks that could harm our business.

        We may engage in selective acquisitions from time to time. Any future acquisitions could result in a variety of other risks:

  •
  we may need to spend substantial operational, financial and management resources in integrating new businesses, technologies and products, and management may encounter difficulties in integrating the operations, personnel or systems of the acquired business;

  •
  future acquisitions or business combinations might have a material adverse effect on our business relationships with customers or manufacturers, or both, and could lead to a termination of or otherwise affect our relationships with such customers or manufacturers;

  •
  we may assume substantial actual or contingent liabilities;

  •
  we may incur substantial unanticipated costs or other problems associated with acquired businesses; and

  •
  we may not be able to retain the key personnel, customers and suppliers of the acquired business.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations are forward-looking statements. These statements may be preceded by, followed by or include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions. Forward-looking statements include the information in this prospectus regarding, among other things:

  •
  management forecasts;

  •
  efficiencies and cost savings;

  •
  income and margins;

  •
  growth;

  •
  economies of scale;

  •
  the economy;

  •
  future economic performance;

  •
  future acquisitions and dispositions;

  •
  litigation;

  •
  potential and contingent liabilities;

  •
  management's plans;

  •
  taxes; and

  •
  refinancing of existing debt.

        Forward-looking statements are not guarantees of performance. You should not place undue reliance on these statements. You should understand that the following important factors, in addition to those discussed in "Risk Factors" and elsewhere in this prospectus, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

  •
  actions by manufacturers, customers, carriers and other third parties;

  •
  our ability to maintain our relationships with manufacturers;

  •
  loss of our key executive officers;

  •
  our ability to consummate and integrate potential acquisitions;

  •
  the effect of political and economic conditions, inflation and interest rates worldwide;

  •
  the effect of changes in laws and regulations, including changes in accounting standards, trade, tax, price controls and other regulatory matters;

  •
  increased competition from other companies in our industry and our ability to retain or increase our market shares in our principal geographical markets; and

  •
  the other factors included in "Risk Factors."

        All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET AND INDUSTRY DATA

        Information in this prospectus about the global research laboratory industry, including our general expectations concerning the industry and our market position and market share, are based on estimates prepared using data from various sources and on assumptions made by us. We believe data regarding the global research laboratory industry and our market position and market share within the industry are inherently imprecise, but based on management's understanding of the markets in which we compete, management believes that such data is generally indicative of our position and market share within the industry. Our estimates, in particular as they relate to our general expectations concerning the global research laboratory industry, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption "Risk Factors."

THE EXCHANGE OFFER

        The following contains a summary of the material provisions of the exchange and registration rights agreement, or the registration rights agreement. It does not contain all of the information that may be important to an investor in the notes. Reference is made to the provisions of the registration rights agreement, which have been filed as an exhibit to the registration statement. Copies are available as set forth under the heading "Where You Can Find More Information."

Terms of the Exchange Offer

        General.    In connection with the issuance of the old notes pursuant to the purchase agreement, dated as of December 6, 2004, between us and the initial purchasers, the holders of the notes from time to time became entitled to the benefits of the registration rights agreement.

        Under the registration rights agreement, we have agreed (1) to use our reasonable best efforts to file with the SEC within 150 calendar days following the issue date of the old notes, the registration statement, of which this prospectus is a part, with respect to the registered offer to exchange the old notes for the new notes; and (2) to use our reasonable best efforts to cause the registration statement to become effective under the Securities Act within 240 calendar days following the issue date of the old notes. We will keep the exchange offer open for the period required by applicable law.

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. New notes will be issued in exchange for an equal principal amount of outstanding old notes accepted in the exchange offer. Old notes may be tendered only in integral multiples of $1,000. This prospectus, together with the letter of transmittal, is being sent to all registered holders as of June 2, 2005. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth herein under "—Conditions."

        Old notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes and delivering new notes to such holders.

        Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an "affiliate" of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  such new notes are acquired in the ordinary course of business;

  •
  at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

  •
  such holder is not engaged in, and does not intend to engage in, a distribution of such new notes.

        We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in previous no-action letters.

        By tendering old notes in exchange for new notes, and executing the letter of transmittal for such notes, each holder will represent to us that:

  •
  any new notes to be received by it will be acquired in the ordinary course of business;

  •
  it has no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act; and

  •
  it is not our "affiliate," as defined in Rule 405 under the Securities Act.

        If such holder is a broker-dealer, it will also be required to represent that it will receive the new notes for its own account in exchange for old notes acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus in connection with any resale of new notes and that it has not entered into any arrangement or understanding with us or an affiliate of ours to distribute the new notes in connection with any resale of such new notes. See "Plan of Distribution." If such holder is not a broker-dealer, it will be required to represent that it is not engaged in and does not intend to engage in the distribution of the new notes. Each holder, whether or not it is a broker-dealer, shall also represent that it is not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If a holder of old notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

        Each broker-dealer that holds old notes for its own account as a result of market-making activities or other trading activities and receives new notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Each letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        Upon consummation of the exchange offer, any old notes not tendered will remain outstanding and continue to accrue interest at the rate of 9 5/8%, but, with limited exceptions, holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their old notes unless such old notes are subsequently registered under the Securities Act, except pursuant to an exemption from or in a transaction not subject to, the Securities Act and applicable state securities laws. With limited exceptions, we will have no obligation to effect a subsequent registration of the old notes.

        Expiration Date; Extensions; Amendments; Termination.    The expiration date for the exchange offer shall be 5:00 p.m., New York City time, on June 30, 2005, unless CDRV Investors, in its sole discretion, extends the exchange offer, in which case the expiration date for the exchange offer shall be the latest date to which the exchange offer is extended.

        To extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of the old notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for the exchange offer. Such an announcement may state that we are extending the exchange offer for a specified period of time.

        In relation to the exchange offer, we reserve the right to:

  (1)
  extend the exchange offer, delay acceptance of any old notes due to an extension of the exchange offer or terminate the exchange offer and not permit acceptance of old notes not previously accepted if any of the conditions set forth under "—Conditions" shall have occurred and shall not have been waived by us prior to 5:00 p.m., New York City time, on the expiration date, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

  (2)
  amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the old notes.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of such delay, extension or termination or amendment to the exchange agent. If the terms of the exchange offer are amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment, and we will extend the offer so that at least five business days remain in the offer from the date notice of such material change is given.

        Without limiting the manner in which we may choose to make public an announcement of any delay, extension or termination of the exchange offer, we shall have no obligations to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

        To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of such letter of transmittal, have the signatures on such letter of transmittal guaranteed if required by such letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, either

  •
  certificates of old notes must be received by the exchange agent along with the letter of transmittal;

  •
  a timely confirmation of a book-entry transfer of old notes, if such procedures are available, into the exchange agent's account at the book-entry transfer facility, The Depository Trust Company, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date with the letter of transmittal; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        We will only issue new notes in exchange for old notes that are timely and properly tendered. The method of delivery of old notes, letter of transmittal and all other required documents is at the election and risk of the note holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery and you should carefully follow the instructions on how to tender the old notes. No old notes, letters of transmittal or other required documents should be sent to us. Delivery of all old notes (if applicable), letters of transmittal and other documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your old notes or the tenders thereof.

        The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the old notes tendered pursuant to such letter of transmittal or notice of withdrawal, as the case may be, are tendered (1) by a registered holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an Eligible Institution.

        If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit with such letter of transmittal evidence satisfactory to us of their authority to so act.

        All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, such determination being final and binding on all parties. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or defects with respect to tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

        In addition, we reserve the right in our sole discretion, subject to the provisions of the indenture pursuant to which the notes are issued:

  •
  to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth under "—Conditions," to terminate the exchange offer;

  •
  to redeem the relevant old notes as a whole or in part at any time and from time to time, as set forth under "Description of Notes—Optional Redemption;" and

  •
  to the extent permitted under applicable law, to purchase the old notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any such purchases or offers could differ from the terms of the exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer all old notes properly tendered will be accepted promptly after the expiration date, and the new notes will be issued promptly after acceptance of such old notes. See "—Conditions." For purposes of the exchange offer, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note.

        In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

  •
  certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at the applicable book-entry transfer facility;

  •
  a properly completed and duly executed letter of transmittal; and

  •
  all other required documents.

        If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or such non-exchanged old notes will be returned without expense to the tendering holder of such notes, if in certificated form, or credited to an account maintained with such book-entry transfer facility promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account for the notes at the book-entry transfer facility in accordance with such book-entry transfer facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under "—Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Exchanging Book-Entry Notes

        The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program ("ATOP") procedures to tender old notes.

        Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account for the new notes in accordance with the book-entry transfer facility's ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of such old notes into the exchange agent's account for the new notes, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

        If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the tender is made through an Eligible Institution;

  •
  prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such Eligible Institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, which

  (1)
  sets forth the name and address of the holder of the old notes and the principal amount of old notes tendered;

  (2)
  states the tender is being made thereby; and

  (3)
  guarantees that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

        Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date at the address set forth below under "—Exchange Agent." Any such notice of withdrawal must:

  •
  specify the name of the person having tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the principal amount of such old notes;

  •
  in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

  •
  contain a statement that such holder is withdrawing its election to have such old notes exchanged;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender; and

  •
  specify the name in which such old notes are registered, if different from the person who tendered such old notes.

        All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, in our sole discretion, such determination being final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder of such notes without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the book-entry transfer facility for the old notes promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "—Procedures for Tendering" and "—Book-Entry Transfer" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

        Notwithstanding any other provision in the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the Staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at anytime and from time to time, prior to the expiration date, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights prior to 5:00 p.m., New York City time, on the expiration date shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to 5:00 p.m., New York City time, on the expiration date. If we waive any of the foregoing conditions to the exchange offer and determine that such waiver constitutes a material change, we will extend the offer so that at least five business days remain in the offer from the date notice of such material change is given.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at any such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended. We are required to use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time.

Exchange Agent

        Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered/Certified Mail, Hand Delivery or
Overnight Courier:
Wells Fargo Bank, National Association
Corporate Trust Operations
Sixth & Marquette
MAC N9303-121
Minneapolis, MN 55479
Attn: Bondholder Communications	For Information Call: (800) 344-5128 Facsimile Number: (612) 667-6282

Fees and Expenses

        The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

        We will not make any payments to or extend any commissions or concessions to any broker or dealer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

        The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

        We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange

        Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on such old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted pursuant to the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected due to the liquidity of the old note market being diminished; the restrictions on transfer will make the old notes less attractive to potential investors than the new notes.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new notes under the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the old notes in like principal amount, the terms of which are identical in all material respects to the new notes. Old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness or capital stock.

        The net proceeds from the sale of the old notes were approximately $297.9 million, after deducting estimated expenses. We used the net proceeds to pay a dividend to the holders of CDRV Investors' common stock.

CAPITALIZATION

        The following table sets forth CDRV Investors' capitalization as of March 31, 2005. You should read the following table in conjunction with the information in this prospectus under the captions "Unaudited Pro-Forma Condensed Consolidated Financial Statements," "Selected Historical Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with the consolidated and combined financial statements and related notes included elsewhere in this prospectus.

CDRV Investors March 31, 2005
(Dollars in Millions)
Cash and cash-equivalents	$147.1

Total debt:
Senior Secured Credit Facility:
Multi-currency revolving credit facility	$—
US dollar-denominated term loan	379.9
Euro-denominated term loan	172.1
6 7/8% Unsecured Senior Notes	200.0
8% Unsecured Senior Subordinated Notes	320.0
9 5/8% Senior Discount Notes, net(1)	307.9
Other third-party debt and capital leases	13.7

Total debt	1,393.6
Total Stockholders' Equity	333.6

Total capitalization	$1,727.2

(1)
Represents $481.0 million aggregate principal amount at maturity.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated statement of operations has been derived from the historical consolidated financial statements of CDRV Investors included elsewhere in this prospectus, as adjusted to give effect to the Transactions and the Offering as if they occurred on January 1, 2004.

        The unaudited pro forma condensed consolidated statement of operations of CDRV Investors includes adjustments directly attributable to the Transactions and the Offering that are expected to have a continuing impact on us. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed consolidated statement of operations of CDRV Investors. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The pro forma information has been prepared in accordance with the rules and regulations of the SEC and is provided for comparison and analysis purposes only. The unaudited pro forma condensed consolidated statement of operations does not purport to represent our results of operations had the Transactions and the offering of the notes actually occurred as of such dates or of the results that we would have achieved after the Transactions and the Offering.

        The Acquisition has been accounted for using the purchase method of accounting. Under this method, assets and liabilities are recorded at their fair values on the date of purchase. The total purchase price plus acquisition costs in excess of the fair value of the assets acquired and liabilities assumed results in goodwill. The unaudited pro forma condensed consolidated statement of operations is based on preliminary analyses and is subject to change. The fair value adjustments included in the unaudited pro forma condensed consolidated financial information represent management's determination of these adjustments based upon available information. We cannot assure you that our actual results will be the same or similar to those presented in the following unaudited pro forma condensed consolidated statement of operations.

        The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the information included in this prospectus under the captions "Use of Proceeds," "Capitalization," "Selected Historical Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with the historical consolidated and combined financial statements and the notes thereto.

CDRV Investors, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2004
(Dollars in millions)

	CDRV Investors Historical	Pro Forma Adjustments		CDRV Investors Pro Forma
Net sales	$3,005.4	$—		$3,005.4
Cost of goods sold	2,240.7	—		2,240.7

Gross profit	764.7	—		764.7
Selling, general and administrative expenses	619.3	1.0 ..4	C D	620.7

Operating income	145.4	(1.4)		144.0
Interest income	(1.0)	—		(1.0)
Interest expense	58.5	41.3	A	99.8
Other (income) expense, net	(2.0)	—		(2.0)

Income before income taxes	89.9	(42.7)		47.2
Income tax provision (benefit)	38.1	(15.6)	B	22.5

Net income	$51.8	$(27.1)		$24.7

See notes to unaudited pro forma condensed consolidated statement of operations.

CDRV Investors, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(Dollars in millions)
(Unaudited)

1.    Basis of Presentation

        This unaudited pro forma condensed consolidated statement of operations has been prepared pursuant to the rules and regulations of the SEC and presents our pro forma results of operations based upon historical financial information after giving effect to the Transactions and the Offering, including the adjustments described in these footnotes. Certain footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. This unaudited pro forma condensed consolidated statement of operations is not necessarily indicative of the results of operations that would have been achieved had the Transactions and the Offering actually taken place at the date indicated and does not purport to be indicative of future operating results. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the historical consolidated and combined financial statements described below which are included in this prospectus.

        The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004 has been prepared by adjusting our consolidated statement of operations assuming the Transactions and the Offering had occurred on January 1, 2004. It has been prepared by combining the Company's operations prior to the change in control from January 1, 2004 to April 6, 2004 (Predecessor) with operations subsequent to the change in control from April 7, 2004 to December 31, 2004 (Successor) as adjusted assuming the Transaction and the Offering had occurred on January 1, 2004.

        The unaudited pro forma condensed consolidated statement of operations does not reflect incremental costs and operational and administrative cost savings that our management estimates may be achieved as a result of the Transactions and the Offering.

2.    Pro Forma Transactions and the Offering

The Offering

        The aggregate initial accreted value of the notes was approximately $299.4. Interest expense was determined on the basis that the notes will bear interest at 9 5/8% per annum compounded semiannually and will mature in 2015, that no cash interest will accrue on the notes prior to 2010, that thereafter, cash interest will accrue on the notes, and that interest expense will compound on a semi-annual basis. Net proceeds from the notes of approximately $297.9 were used to pay a dividend to holders of CDRV Investors' common stock. This payment was treated as a return of capital of $288.9 and a dividend of $9.0 for accounting purposes.

The Transactions

        In early April of 2004, CD&R Fund VI and a group of investors invested $480.0 and $70.0, respectively, in CDRV Investors. CDRV Investors then invested $550.0 in CDRV Holdings. CDRV Holdings invested $549.2 in CDRV Acquisition Corporation and $0.8 in CDRV International Holdings, Inc. for purposes of acquiring VWR International and VWR International Immobilien GmbH from Merck KGaA. On April 7, 2004, CDRV Holdings (i) acting through its wholly-owned subsidiary, CDRV Acquisition Corporation, acquired VWR International Corporation and an approximately 4% equity ownership interest in VWR International Immobilien GmbH that VWR International Corporation did not hold, and (ii) acting through CDRV International Holdings, Inc., acquired the remaining approximately 6% equity ownership interest in VWR International Immobilien GmbH that VWR International did not hold, for total consideration of $1,684.2, consisting of $1,669.9 in cash and approximately $14.3 of assumed debt plus estimated direct transaction costs of approximately $77.5. Total net cost of the Acquisition is estimated to be $1,747.4.

        The purchase consideration was allocated to assets acquired and liabilities assumed based on the estimated fair value of our tangible and intangible assets and liabilities assumed based on third party valuations. The excess of the purchase cost over the net tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill.

        The Acquisition is a non-taxable transaction and as a result, the historical tax basis of the assets and liabilities have been carried over. The purchase price allocated to the assets acquired and the liabilities assumed in accordance with purchase accounting differ from their tax basis.

3.    Pro Forma Adjustments

        The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004 gives effect to the Transactions and the Offering, as if they had occurred on January 1, 2004. The unaudited pro forma condensed consolidated statement of operations does not include any non-recurring charges that will arise as a result of the Transactions. Adjustments in the unaudited pro forma condensed consolidated statement of operations are as follows:

        A.    Approximately $28.4 pro forma interest expense of 9 5/8%, compounded semiannually, on CDRV Investors' issuance of the notes, and $12.9 of pro forma interest expense associated with the replacement of the Merck KGaA intercompany debt and bank debt with the Senior Secured Credit Facility and the VWR Notes. The pro forma interest expense reflects an average variable interest rate of 4.33% for the year ended December 31, 2004 for the Senior Secured Credit Facility, the 6 7/8% interest rate on VWR International's senior notes, and the 8% interest rate on VWR International's senior subordinated notes. A 1/8% change in the variable interest rate related to the Senior Secured Credit Facility would change annual pro forma interest expense by approximately $0.7 for the year ended December 31, 2004.

        B.    An income tax benefit on the pro forma interest expense on the notes has been provided at an estimated effective income tax rate of 35%. This effective tax rate does not include any benefit related to state tax rates based on the estimated inability to realize a state tax deduction for interest expense associated with the notes. An income tax benefit on all other pro forma Transaction adjustments has been provided at an estimated effective income tax rate of 40%.

        C.    The amortization of the identifiable intangible assets (customer relationships, favorable leasehold interests and supply contracts with Merck KGaA) is reflected as a pro forma adjustment to the unaudited pro forma condensed consolidated statement of operations. We expect to amortize the estimated fair value of the identifiable intangibles, excluding indefinite-lived trademarks and tradenames of approximately $342.0, on a straight-line basis over an estimated useful life of 10-33 years resulting in an increase in amortization expense over historical results. In addition, we expect to depreciate the fair value of property and equipment on a straight-line basis over an estimated useful life of approximately 5-35 years resulting in a net decrease in depreciation expense as compared to historical results.

        The net effect of these changes resulted in net increased amortization and depreciation of $1.0 for the year ended December 31, 2004, as follows:

	Historical	Pro Forma	Net Increase/ (Decrease)
Depreciation	$23.7	$21.3	$(2.4)
Amortization	11.0	14.4	3.4

Total	$34.7	$35.7	$1.0

        The historical consolidated statements of operations for the year ended December 31, 2004 include the reduced depreciation and increased amortization from April 7, 2004, the date of Acquisition.

        The increase in depreciation and amortization is reflected in selling, general and administrative expenses on the unaudited pro forma condensed consolidated statement of operations.

        D.    Subsequent to the Acquisition, under the terms of a written agreement, we pay CD&R a management fee of $1.5 annually, resulting in an increase in selling, general and administrative expenses of $0.4 for the year. Effective as of May 15, 2005, the management fee will be increased by $0.5 annually for as long as Mr. James W. Rogers, an employee of CD&R, remains our Chief Executive Officer.

SELECTED HISTORICAL FINANCIAL DATA

        The selected historical financial data below for each of the years in the five-year period ended December 31, 2004 are derived from our historical consolidated and combined financial statements. Those consolidated and combined financial statements for the years ended December 31, 2001, 2002, 2003 and the periods included in the year ended December 31, 2004 have been audited by KPMG LLP, an independent registered public accounting firm. The selected historical data for each of the three month periods ended March 31, 2004 and 2005 were derived from our unaudited consolidated financial statements. You should read the following selected historical financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated and combined financial statements and related notes included elsewhere in this prospectus. The term "predecessor" refers to VWR International Corporation prior to the Acquisition. The term "successor" refers to CDRV Investors following the Acquisition.

	Predecessor								Successor		Predecessor		Successor
											Three Months Ended
	Year Ended December 31,
							January 1- April 6, 2004		April 7- December 31, 2004		March 31, 2004		March 31, 2005
	2000	2001	2002		2003
	(Combined) (Unaudited)	(Combined)	(Combined)		(Consolidated)		(Consolidated)		(Consolidated)		(Consolidated) (Unaudited)		(Consolidated) (Unaudited)
	(Dollars in millions)
Income Statement Data:
Net sales	$2,295.3	$2,522.4	$2,624.1		$2,794.2		$793.2		$2,212.2		$733.8		$754.1
Cost of goods sold	1,693.3	1,886.1	1,950.1		2,078.1		588.0		1,652.7		543.7		561.4

Gross profit	602.0	636.3	674.0		716.1		205.2		559.5		190.1		192.7
Selling, general and administrative expenses(1)	565.2	573.7	560.0		583.4		163.7		455.6		152.0		167.7
Restructuring and other charges(2)	22.4	11.5	—		—		—		—		—		—

Operating income	14.4	51.1	114.0		132.7		41.5		103.9		38.1		25.0
Interest expense, net	99.2	74.1	39.4		24.4		5.6		51.9		5.3		25.1
Other expense (income), net(3)	19.5	2.4	0.6		(3.0)		0.1		(2.1)		(0.3)		(1.0)

Income (loss) before income taxes and cumulative effect of a change in accounting principle	(104.3)	(25.4)	74.0		111.3		35.8		54.1		33.1		0.9
Income tax provision (benefit)	(31.7)	7.0	29.7		46.2		15.1		23.0		14.0		0.4

Income (loss) before cumulative effect of a change in accounting principle	(72.6)	(32.4)	44.3		65.1		20.7		31.1		19.1		0.5
Cumulative effect of a change in accounting principle(1)	—	—	(43.8)		—		—		—		—		—

Net income (loss)	$(72.6)	$(32.4)	$0.5		$65.1		$20.7		$31.1		$19.1		$0.5

Other Financial Data:
Depreciation and amortization(1)	$82.3	$82.6	$32.6		$32.9		$8.9		$25.8		$8.4		$8.4
Capital expenditures	29.6	28.2	41.0		16.6		3.3		13.1		3.3		4.3
Gross profit as a percentage of net sales	26.2%	25.2%	25.7%		25.6%		25.9%		25.3%		25.9%		25.6%
Ratio of earnings to fixed charges(4)	—	—	2.4	x	4.1	x	5.1	x	1.9	x	5.0	x	1.0	x

	Predecessor				Successor	Predecessor	Successor
	December 31,					March 31,
					December 31, 2004
	2000	2001	2002	2003		2004	2005
	(Combined) (Unaudited)	(Combined)	(Combined)	(Consolidated)	(Consolidated)	(Consolidated) (Unaudited)	(Consolidated) (Unaudited)
	(Dollars in millions)
Balance Sheet Data:
Total assets	$1,836.9	$1,783.9	$1,705.2	$1,767.9	$2,548.5	$1,806.4	$2,560.6
Total debt	1,348.5	1,239.5	1,100.6	1,026.0	1,399.1	1,007.1	1,393.6
Stockholders' equity	171.8	170.2	176.9	265.4	338.6	283.3	333.6

(1)
We adopted SFAS 142, Goodwill and Other Intangible Assets, effective January 1, 2002. SFAS No. 142 requires that goodwill and certain intangibles with indefinite lives not be amortized, but subject to an impairment test on an annual basis or when facts and circumstances suggest that such assets may be impaired. As a result of the transitional goodwill impairment evaluation as of January 1, 2002, we recognized a noncash transitional impairment loss of $43.8 million, which is not deductible for tax purposes. In addition, we ceased amortization of goodwill effective January 1, 2002. Included in selling, general and administrative expenses in 2000 and 2001 is amortization expense of $51.9 million and $52.0 million, respectively, for goodwill.

(2)
During 2000, we recorded a pre-tax restructuring charge of $4.8 million and a provision of $17.6 million related to the writedown of certain North American Lab segment trade accounts receivables.

During 2001, we recorded a pre-tax restructuring charge of $11.5 million that included a $3.7 million charge for a reorganization of the businesses and a charge of $7.8 million for the impairment of certain trade names in the North American Lab segment.

(3)
During 2000, we recognized a $19.6 million loss related to an impairment and sale of an investment in NexPrise, Inc. (formerly known as Ventro Corporation).

(4)
For purposes of calculating the ratio of earnings to fixed charges, (1) earnings is defined as income before income taxes and cumulative effect of a change in accounting principle and equity method earnings or losses plus fixed charges and distributed earnings of investees, and (2) fixed charges is defined as interest expense (including amortization of debt issuance costs) and one-third of rental expense (which we believe is representative of the interest component of rent expense). Earnings were insufficient to cover fixed charges for the years ended December 31, 2000 and 2001 by $104.3 million and $25.4 million, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of our historical financial condition and results of operations together with our audited consolidated and combined financial statements and notes to the financial statements for the years ended December 31, 2004, 2003 and 2002, and our unaudited consolidated financial statements and notes to the financial statements for the three months ended March 31, 2005 and other financial information appearing elsewhere in this prospectus, including "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Selected Historical Financial Data."

History

        The roots of our business date back to 1852. Following a series of business combinations over the years, we became part of Univar Corporation. In 1986, we became a publicly-traded company following a spin-off from Univar and embarked on a substantial expansion program, which included both internal and acquisition growth initiatives. Our most significant acquisition occurred in 1995 when we purchased Baxter International's industrial distribution business, more than doubling our revenue base. In connection with this acquisition, Merck KGaA acquired 49.9% of our outstanding shares and in 1999, Merck KGaA took us private by acquiring the remainder. During the period from 1995 through 1999, Merck KGaA actively built its scientific supplies distribution business in Europe through a series of acquisitions. In 2001, Merck KGaA combined the operations of the two businesses, and in 2002, consolidated them under a common U.S. parent company, creating a leader in the global research laboratory industry. On April 7, 2004, we were acquired from Merck KGaA by CDRV Holdings, Inc. See "Summary—The Transactions."

Overview

        We generate our net sales through the sale of more than 750,000 products and the provision of value-added services to the global research laboratory market. We generate approximately 75% of our net sales from the sale of consumable products. We offer both private label and branded products that we source from more than 5,000 manufacturers.

        We have over 250,000 customers. Our customers include pharmaceutical and biotechnology companies, universities and research institutes, governmental agencies and environmental testing organizations. Our largest customer accounted for less than 3% of our 2004 net sales.

        Our operating and financial strategy emphasizes fiscal discipline, profitable revenue growth opportunities and free cash flow generation. The principal tenets of our strategy are outlined below.

        Increase Productivity and Profitability.    We believe that there are opportunities to further increase the productivity and profitability of our operations. For example, we believe that we can increase the productivity of our sales force by revising its compensation structure and improving its training programs. We believe that additional "back-office" administrative function centralization in Europe could provide meaningful cost reduction opportunities. We also believe that increasing customer use of web-based catalogs and purchasing systems may enable us to rationalize our facilities and call centers. We plan to continue implementing working capital improvement initiatives designed to improve our free cash flow generation.

        Optimize Product Portfolio.    We currently maintain a 750,000 product portfolio, which creates significant complexity in inventory management. We believe that a substantial opportunity exists to optimize our product portfolio through a selective review of our products to identify those with lower profitability and market potential. In addition, we intend to continue applying our knowledge of customer needs and purchasing patterns to assist manufacturers in rationalizing and enhancing their product lines.

        Improve Sourcing Strategy.    By utilizing our global scale, strong relationships with our multinational customers and our primary focus on distribution, we intend to continue developing mutually beneficial relationships with our leading manufacturers, while strategically rationalizing those relationships with low profitability and eliminating unnecessary duplicative sourcing of products to maximize purchasing economics of scale.

        Increase Sales of Private Label Products.    We intend to intensify our sales and marketing efforts to grow sales of our private label products, which accounted for approximately 10.2% of our net sales in 2004. We believe that this strategy represents a significant profitability enhancement opportunity, as private label product sales generate higher gross margins than comparable third-party product sales.

        Expand into Currently Under-Penetrated, Growing Market Segments.    We plan to increase our focus on markets with higher than average growth rates. As part of this strategy, we expect to intensify our sales initiatives, expand our product offerings, and target select opportunistic acquisitions, in under- penetrated market segments, including universities, food and beverage, public institutions, clinical laboratories and safety and contract research organizations. We believe that our increased focus, existing market position and broad product offering, combined with superior customer service, will lead to an increased share of these market segments.

        Pursue Cross-Selling Opportunities.    We will continue our efforts to utilize the strength of the Merck KGaA brands to cross-sell our non-chemical product offerings to increase our market share in currently under-penetrated categories, such as equipment and consumables in Europe and North America. We believe that this cross-selling opportunity presents substantial revenue and profitability potential for us.

        Utilize Global Scale to Increase Market Share.    We are a leading distributor in the global research laboratory industry. We believe that a large majority of the industry is served by many smaller regional and specialty distributors and by manufacturers selling direct, many of which we believe lack the in-house sales, distribution and logistics capabilities of the scale sufficient to compete with us on a global basis. As a result, there is a significant opportunity to increase our market share.

        We have implemented this strategy through investments in our Sales and Strategic Sourcing organizations and have dedicated significant resources to identify strategic acquisition opportunities in 2005. These investments have significantly increased our selling, general and administrative expenses subsequent to the Acquisition. Activities associated with these personnel investments can involve long lead times and therefore, the payback on these personnel investments may not occur until later in 2005 or during 2006. We did not engage in any significant acquisitions in 2002, 2003 and 2004.

        Subsequent to the Acquisition, we initiated restructuring activities designed to reduce operating costs and improve the operating and administrative capabilities of the Company. The initial focus was on the Company's European operations and organization structure and, to a lesser extent, the operations in North America. In connection with this initial focus, we recorded restructuring charges of $29.7 million primarily related to reductions in headcount in Europe. These reductions were primarily due to the reorganization of our European sales and marketing functions. During the first quarter of 2005, as a result of finalizing these activities, we recorded additional restructuring charges associated with changes to benefit plans, closure of selected facilities and severance costs. Charges related to these efforts have been recorded as adjustments to Acquisition costs (increases to goodwill) pursuant to the provisions of Emerging Issues Task Force Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination.

        Compliance with Sarbanes-Oxley Act.    We have launched a compliance program to address the requirements of Section 404 of the Sarbanes-Oxley Act in anticipation of the compliance date of December 31, 2006. Compliance with these requirements requires significant incremental internal resources and financial investments including, but not limited to, use of outside experts, additional audit fees, and potential changes in systems design, security and structure. For example, we have expanded our finance and accounting team to include a new position of Vice President of Internal Audit. We also expect to spend in excess of $5 million over the next twelve to eighteen months in conducting our internal assessment of our internal controls over financial reporting. A component of this study will also focus on the quality, security, and functionality of our information systems. While we have developed sound plans to address our compliance requirements, there can be no assurance that such efforts will not have an impact on, or otherwise distract our senior financial team from, our operations or require additional spending above and beyond our initial budget expectations.

Basis of Financial Statement Presentation

        On December 31, 2002, Merck KGaA entered into a series of reorganization transactions whereby all of its legal entities that comprised our North American and European businesses were contributed to VWR International Corporation and became its wholly-owned subsidiaries. These reorganization transactions are referred to in this prospectus as the "Reorganization." The formation of VWR International Corporation and the transfer of our North American and European businesses to it through the Reorganization were transactions between companies under common control and have been accounted for in a manner similar to a pooling of interests. The financial statements for the year ended December 31, 2002 represent the combined financial statements of the two businesses that have been derived from the consolidated financial statements and accounting records of Merck KGaA using the historical results of operations and historical basis of the assets and liabilities of the individual businesses following a carve-out process for the European business in 2002. The financial statements for the year ended December 31, 2003 are consolidated as they consist of the financial statements of the wholly-owned subsidiaries of VWR International Corporation. Merck KGaA sold its investment in VWR International Corporation to CDRV Acquisition Corporation on April 7, 2004. As a result of the Acquisition, the financial statements for the periods included in the year ended December 31, 2004 reflect the results of operations, cash flows, and statements of stockholders' equity and other comprehensive income (loss) using predecessor and successor time periods. In order to provide a meaningful basis of comparing our results of operations for the year ended December 31, 2004, the results of operations for the "predecessor" period (January 1, 2004 through April 6, 2004) have been combined with the results of operations for the "successor" period (April 7, 2004 through December 31, 2004). All intercompany accounts and transactions have been eliminated.

        The purchase price paid by Merck KGaA for the businesses was pushed down to VWR International Corporation's financial statements from the date of acquisition and has resulted in the allocation of the purchase price to the assets and liabilities acquired and the recognition of either push down debt due Merck KGaA or a contribution to stockholders' equity for cash consideration. Interest expense is recorded on this push down debt based upon Merck KGaA's intercompany interest rates, which are not necessarily indicative of rates we would have obtained if we were not an ultimate subsidiary of Merck KGaA. Interest expense, including tax effects, on push down debt has been included in the statements of operations, and presented as a non-cash item in the accompanying statements of cash flows and a capital contribution in the statement of stockholders' equity, as this interest is not required to be paid to Merck KGaA.

        Equity transactions with Merck KGaA represent cash and non-cash transactions between us and Merck KGaA associated with carve-out, push down, and other equity transactions prior to the Reorganization. Because a direct ownership relationship did not exist among all the various units comprising us prior to December 31, 2002, Merck KGaA's net investment in us is shown as Invested Equity in the combined financial statements prior to the Reorganization. We began accumulating retained earnings subsequent to the date of the Reorganization.

        Management believes the assumptions underlying the 2002 combined financial statements are reasonable. However, the financial statements, for all periods up to April 6, 2004, do not include allocations of Merck KGaA general corporate expenses or charges for financial reporting, tax, and treasury services, as such costs were not charged to us. Management does not believe that charges for such services would have been material. The historical financial information does not reflect the added costs that we will incur as a separate company. These additional costs will include costs for new information technology systems to operate as a separate company, costs of periodic reporting to the SEC, as well as the costs related to a global tax and treasury staff and compliance with the Sarbanes-Oxley Act of 2002. The historical financial information also does not reflect the incremental costs associated with changes that will occur in our capital structure and operations. VWR International has become an SEC registrant, upon the effectiveness of its registration statement on Form S-4, dated August 30, 2004, as amended, and CDRV Investors expects to become an SEC registrant upon the effectiveness of the registration statement of which this prospectus forms a part.

Effects of the Acquisition

        The Acquisition has been accounted for using the purchase method of accounting. As such, our assets and liabilities were adjusted, as of the date of the Acquisition, to their respective fair values. This resulted in the recognition of significant identified intangible assets relating to customer relationships, trademarks and tradenames, an increase in pension and post-retirement liabilities for existing plans, the recognition of other fair value adjustments and the impact of the new debt and equity structure.

        The recognition of the fair value of assets acquired resulted in higher net non-cash depreciation and amortization expense. The new debt outstanding resulted in a significant increase in interest expense. The cash outflow for interest expense will be partially offset by reduced current income taxes payable, to the extent they offset current taxes payable generated from operations.

        See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

Business Environment

        Industries.    We estimated that the 2004 industry-wide revenues of the global research laboratory market in which our North American Lab and European Lab segments operate were approximately $23 billion. Management estimates that the industry has grown at mid-single digit rates. We expect this growth to continue in the future, driven by increasing R&D spending from a diversified collection of end-markets, including pharmaceutical, biotechnology, chemical, education, medical research, government and environmental testing. Our net sales are influenced by, but not directly correlated with, the growth of R&D spending, and we expect that results may vary by end-market.

        In relation to our Science Education segment, management estimated that the 2004 revenues for the North American market for scientific supplies for primary and secondary schools were approximately $450.0 million. Industry sales levels are subject to fluctuations driven by changes in state and local government funding, the timing of the state-by-state new textbook adoption cycle and population changes.

Constant Currency Analysis

        We maintain operations in North America and in 15 European countries. Approximately 40% of our net sales for the year ended December 31, 2004 and the three months ended March 31, 2005 originated in currencies other than the U.S. dollar, principally the Euro, the British pound sterling and the Canadian dollar. As a result, changes in our revenues and operating profits include the impact of changes in foreign currency exchange rates. We provide "constant currency" calculations in this prospectus to remove the impact of the fluctuation in foreign exchange rates.

        When we use the term "constant currency", it means that we have translated financial data for a period into U.S. dollars using the same foreign currency exchange rates that we used to translate financial data for the previous period. We believe that this calculation is a useful measure, indicating the actual growth of our operations. We utilize constant currency results in our analysis of segment performance. Earnings from our subsidiaries are not generally repatriated to the United States, and we typically do not incur significant gains or losses on foreign currency transactions with our subsidiaries. Therefore, changes in foreign currency exchange rates primarily impact only reported earnings and not our actual cash flow or economic condition.

Business Segments

        We report our financial results on the basis of the following three business segments: North American laboratory distribution, or North American Lab, European laboratory distribution, or European Lab, and Science Education. Both the North American Lab and European Lab segments are comprised of the distribution of scientific supplies to customers in the pharmaceutical, biotechnology, chemical, technology, food processing, governmental agencies, colleges and universities and environmental organizations. Science Education is comprised of the manufacture and distribution of scientific supplies and specialized kits principally to primary and secondary schools in North America.

        For the three months ended March 31, 2005, North American Lab segment operating income as a percentage of net sales was approximately 100 basis points lower than the European Lab segment. This was primarily the result of $2.1 million of North American restructuring expenses and higher corporate costs.

        In 2003, the North American Lab segment recorded operating income as a percentage of net sales, or operating margins, that was approximately 92 basis points (or 0.92%) higher than the European Lab segment operating margin. While the European Lab segment's operating income has historically been lower than North American Lab operating income, the European Lab segment has historically generated higher gross profit as a percentage of net sales, or gross margins, due to a more fragmented customer base and greater concentration of high quality, higher margin chemical sales. These higher gross margins in Europe, however, are offset by higher selling, general and administrative expenses required to maintain the appropriate infrastructure to serve a multi-lingual and multi-cultural marketplace, resulting in lower operating margins than in the North American Lab segment. For the year ended December 31, 2004, this differential between the two segments increased to 150 basis points (or 1.50%), mainly because of increased losses in France and higher product costs for certain chemicals. The increased French losses were mainly a result of an approximate 6% sales decline on a constant currency basis for the year ended December 31, 2004 compared to the year ended December 31, 2003, while operating infrastructure costs remained relatively constant. Science Education operating margins benefit from the segment's positioning as both a manufacturer and a distributor, thus benefiting from the profitability characteristics of both aspects of the supply chain.

Seasonality

        Our results of operations are subject to seasonal trends primarily affecting our Science Education segment, which tend to result in increased net sales and operating income in the third quarter in comparison to other quarters of the year. For example, in 2004 and 2003, approximately 28% and 30%, respectively, of our total operating income was generated in the quarter ending September 30. This stronger quarterly performance is typically due to higher sales and operating income in our Science Education segment, as schools purchase supplies in preparation for the beginning of the new school year, offset by a seasonal slowdown in our European Lab segment. Quarterly sales are also influenced by the number of shipping days in a given fiscal quarter.

Results of Operations

        Our net sales are derived primarily from the sale of scientific supplies, including laboratory supplies, research chemicals, apparatus, laboratory furniture and services. Freight costs that are billed to our customers are also included in net sales.

        Our cost of sales consists primarily of the cost of inventory shipped and our cost of labor for services provided on site at our customer's locations, such as storeroom management and product delivery. Cost of sales also includes freight expenses incurred to deliver products to customers as well as credits for rebates earned from suppliers.

        Selling, general and administrative expenses ("SG&A") primarily reflect the costs of operations dedicated to generating new sales, maintaining existing customer relationships, enhancing technology capabilities, receiving customer orders and maintaining our distribution center facilities. These expenses also include depreciation and amortization.

        During the three months ended March 31, 2005 and the years ended December 31, 2004, 2003 and 2002, inflation has not had a significant impact on our results of operations.

Results of Operations For the Three Months Ended March 31, 2005 and 2004

        The following table presents net sales and changes in net sales by reportable segment for the three months ended March 31, 2005 and 2004 (dollars in millions):

	Three Months Ended March 31,
	2005	% Change	2004
Net Sales
North American Lab	$460.9	2.3%	$450.5
European Lab	268.8	2.8%	261.4
Science Education	24.4	11.4%	21.9

Total	$754.1	2.8%	$733.8

        Net sales in the first quarter of 2005 increased $20.3 million or 2.8% from $733.8 million in the first quarter of 2004. Foreign currency changes accounted for $16.7 million of the growth in net sales year-over-year. Excluding the effects of foreign exchange, North American Lab and Science Education net sales grew $9.6 million while European Lab sales declined by $6.0 million. Sluggish demand and pricing pressures adversely impacted growth during the first quarter of 2005.

        Net sales in the North American Lab segment for the first quarter of 2005 increased to $460.9 million from $450.5 million in the first quarter of 2004, an increase of $10.4 million or 2.3%. Favorable currency exchange rates (primarily between the U.S. dollar and the Canadian dollar) accounted for $3.3 million of the year-over-year increase in net sales. Our net sales in the bio-pharmaceutical and education markets continue to experience low single-digit growth while net sales in the industrial market have declined slightly.

        Net sales in the European Lab segment for the first quarter of 2005 increased to $268.8 million from $261.4 million in the first quarter of 2004, an increase of $7.4 million, or 2.8%. Currency exchange rates favorably impacted net sales by $13.4 million; therefore, net sales declined by 2.3% excluding the favorable impact of currency exchange rates. Our European Lab segment operates in fifteen countries and results are heavily influenced by the larger countries in which we operate such as Germany, UK, and France. These large markets have experienced sluggish economic growth, which has suppressed demand for our products. We are experiencing strong growth in some of our smaller operations such as Italy, Netherlands, Spain and the Nordic region. Our sales in the bio-pharmaceutical market were up slightly from the same period last year whereas our net sales in the industrial, education and resellers markets were down slightly.

        Net sales in the Science Education segment for the first quarter of 2005 increased $2.5 million to $24.4 million from $21.9 million in the first quarter of 2004, or 11.4%. The increase was primarily driven by increased sales activity in the publishers market and modest sales growth in the smaller commercial market. This segment's business in the scientific supplies for school laboratories is also improving, as there are fewer budget constraints by various state and local governments on the funding of such programs.

Gross Profit

        The following table presents gross profit for the three months ended March 31, 2005 and 2004 (dollars in millions):

	Three Months Ended March 31,
	2005	2004
Gross profit	$192.7	$190.1
Percentage of net sales (gross margin)	25.6%	25.9%

        Gross profit grew $2.6 million or 1.4% for the first quarter of 2005 compared to the same period of 2004. Gross profit as a percentage of net sales was 25.6% for the first three months of 2005 and 25.9% for the comparable period in 2004. Approximately $4.9 million of this growth is attributable to the effect of currency translation. Therefore, excluding the effects of foreign exchange, gross profit declined year-over-year by $2.3 million. Our North American Lab margins improved slightly while both the European Lab and Science Education margins declined. The European Lab gross margin percentages decreased as a result of price pressures and sluggish economic growth in the larger European countries in this segment, as previously discussed. There was also a negative impact in the Science Education segment as a result of a shift in the mix of business within this operating segment in the first quarter of 2005.

Selling, General, and Administrative Expenses

        The following table presents selling, general, and administrative expenses for the three months ended March 31, 2005 and 2004 (dollars in millions):

	Three Months Ended March 31,
	2005	2004
Selling, general and administrative expenses	$167.7	$152.0
Percentage of net sales	22.2%	20.7%

        Selling, general, and administrative ("SG&A") increased $15.7 million or 10.3% during the first quarter of 2005 compared to the first quarter of 2004. Excluding the effect of foreign exchange totaling $4.0 million, SG&A increased by $11.7 million or 7.7% from 2004. Several factors have contributed to the year-over-year increase in SG&A since the Acquisition in the second quarter of 2004. Following the Acquisition, we made significant investments in sales, marketing, and sourcing personnel to support our revenue and strategic growth plans and expanded our finance and administrative capabilities to support the Company as a stand-alone entity. As a result, SG&A costs have increased in comparison to the corresponding period of the proceeding year. Further, SG&A costs were also higher in the first quarter of 2005 than the corresponding period of the previous year due to the recording of severance and related costs associated with a cost reduction program in the U.S. of $2.1 million.

Operating Income

        The following table presents operating income and operating income as a percentage of net sales by reportable segment for the three months ended March 31, 2005 and 2004 (dollars in millions):

	Three Months Ended March 31,
	2005		2004
	Amount	% of Net Sales	Amount	% of Net Sales
Operating Income
North American Lab	$14.5	3.1%	$26.3	5.8%
European Lab	11.1	4.1%	11.9	4.6%
Science Education	(0.6)	(2.5)%	(0.1)	(0.5)%

Total	$25.0	3.3%	$38.1	5.2%

        As a result of the factors described previously, operating income for the three months ended March 31, 2005 decreased to $25.0 million or 3.3% of net sales, from $38.1 million or 5.2% of net sales for the three months ended March 31, 2004, a decrease of $13.1 million, or 34.4%. Strengthening foreign currencies increased operating income by approximately $0.9 million.

        Operating income in the North American Lab segment for the three months ended March 31, 2005 decreased to $14.5 million from $26.3 million for the three months ended March 31, 2004, a decrease of $11.8 million, or 44.9%. The decrease in operating margin to 3.1% in 2005 from 5.8% in 2004 was primarily due to the additional SG&A expenses from increased investment in the business, increases to corporate costs that are allocated to this segment and the $2.1 million of expenses related to personnel reductions in the first quarter of 2005.

        Operating income in the European Lab segment for the three months ended March 31, 2005 decreased to $11.1 million from $11.9 million for the three months ended March 31, 2004, a decrease of $0.8 million, or 6.7%. Operating margins decreased to 4.1% for the three months ended March 31, 2005 compared to 4.6% for the three months ended March 31, 2004. Strengthening European currencies increased operating income by $0.5 million. The decline in gross margins was the primary factor adversely affecting this segment's operating income as savings from 2004 restructuring efforts mitigated cost increases.

        The operating loss for the Science Education segment for the three months ended March 31, 2005 increased to $(0.6) million from $(0.1) million for the three months ended March 31, 2004 while operating margins decreased to (2.5)% for the three months ended March 31, 2005 compared to (0.5)% for the three months ended March 31, 2004. This segment's decline in gross margin as well as some additional investment in its sales force negatively impacted operating results in the first quarter of 2005.

Interest Expense, net of Interest Income

        Interest expense, net of interest income, was $25.1 million for the three months ended March 31, 2005 compared to $5.3 million for the three months ended March 31, 2004. This increase was due to the new capital structure that has been established since the Acquisition that resulted in a higher level of outstanding debt and an increase in interest rates. The increase in interest rates in the successor period reflects market rates for third party debt as compared to the predecessor period where substantially all debt was intercompany.

Other Income, net

        Other income, net was $1.0 million and $0.3 million for the periods ended March 31, 2005 and 2004, respectively. The major components of other income are equity income associated with a European equity investment and exchange gains on foreign currency transactions. The 2005 increase is primarily the result of an increase in exchange gains on foreign currency transactions.

Income Taxes

        The effective income tax rate was approximately 38.0% in the first quarter of 2005 as compared to 42.3% in the first quarter of 2004. The prior year effective tax rate was negatively impacted by losses and related valuation allowances associated with our operations in France. We anticipate improved performance from our French operations during calendar year 2005, which will result in a lower overall effective tax rate for the Company, as the unfavorable impact of the valuation allowance is anticipated to be minimal.

Results of Operations For the Years Ended December 31, 2004, 2003 and 2002

Net Sales

        The following table presents sales and sales growth by reportable segment for the years ended December 31, 2004, 2003 and 2002 (dollars in millions):

	Year Ended December 31,
	2004	% Change	2003	% Change	2002
Net Sales
North American Lab	$1,837.2	5.9%	$1,734.3	2.4%	$1,694.1
European Lab	1,035.3	11.0%	932.6	17.4%	794.1
Science Education	132.9	4.4%	127.3	(6.3)%	135.9

Total	$3,005.4	7.6%	$2,794.2	6.5%	$2,624.1

        Net sales for 2004 increased to $3,005.4 million from $2,794.2 million in 2003, an increase of $211.2 million, or 7.6%. Excluding the effects of foreign exchange totaling $108.2 million for 2004, net sales increased by 3.7%, from 2003. The vast majority of the growth expressed in local currencies was from the North American Lab segment while net sales in the European Lab segment were flat. Net sales for 2003 increased to $2,794.2 million from $2,624.1 million in 2002, an increase of $170.1 million, or 6.5%. The increase was driven primarily by sales growth in the North American Lab segment and the impact of favorable currency exchange rates on the European Lab segment, partially offset by a decline in our Science Education segment.

        Sales in the North American Lab segment for 2004 increased to $1,837.2 million from $1,734.3 million in 2003, an increase of $102.9 million, or 5.9%. Foreign currency changes accounted for $11.8 million of the increase for 2004. Organic growth for North America was relatively broad based across most product groups, especially chemicals and equipment/instruments. Sales in the North American Lab segment for 2003 increased to $1,734.3 million from $1,694.1 million in 2002, an increase of $40.2 million, or 2.4%. The increase was primarily driven by higher sales to our pharmaceutical, biotechnology, university and government customers. North American Lab sales also benefited from strong sales growth in Canada, a portion of which was the result of favorable currency exchange rate movements between the U.S. dollar and Canadian dollar.

        Sales in the European Lab segment for 2004 increased to $1,035.3 million from $932.6 million in 2003, an increase of $102.7 million, or 11.0%. The increase was due to the impact of favorable currency exchange rates, as sluggish economic conditions throughout Europe caused net sales expressed in local currencies to be essentially flat. Foreign currency changes accounted for $96.4 million of the 2004 increase. Sales in the European Lab segment for 2003 increased to $932.6 million from $794.1 million in 2002, an increase of $138.5 million, or 17.4%. The increase was substantially due to the impact of favorable currency exchange rates, as sluggish economic conditions throughout Europe caused growth in net sales expressed in local currencies to be essentially flat.

        Sales in the Science Education segment for 2004 increased to $132.9 million from $127.3 million in 2003, an increase of $5.6 million, or 4.4%. The increase for 2004 was mainly attributable to a strong selling season especially during the third quarter. The positive sales growth during the third quarter of 2004 helped offset the sales decline this segment had experienced during the first half of 2004, which was driven primarily by budget constraints by several state and local governments, which limited the amount of funds available for the purchase of scientific supplies for school laboratories. Sales in the Science Education segment for 2003 declined to $127.3 million from $135.9 million in 2002, a decrease of $8.6 million, or 6.3%. The decline was primarily driven by budget reductions by several state and local governments, which limited the amount of funds available for the purchase of scientific supplies for school laboratories. Industry-wide textbook publisher sales also declined in 2003, which had an impact on the sales of a portion of our products that are sold in connection with new textbooks.

Gross Profit

        The following table presents gross profit for the years ended December 31, 2004, 2003 and 2002 (dollars in millions):

	Years Ended December 31,
	2004	2003	2002
Gross profit	$764.7	$716.1	$674.0
Percentage of net sales	25.4%	25.6%	25.7%

        Gross profit for 2004 increased to $764.7 million from $716.1 million in 2003, an increase of $48.6 million, or 6.8%. Approximately $32.7 million of this growth was attributable to the effect of currency translation and the balance was primarily comprised of the margin effect associated with organic sales growth. For the year ended December 31, 2004 compared to the year ended December 31, 2003, our North American Lab margin percentages improved slightly, mainly because of higher supplier rebates, while our European Lab margin percentages declined slightly, mainly because of higher product costs for certain chemicals.

        Gross profit for 2003 increased to $716.1 million from $674.0 million in 2002, an increase of $42.1 million, or 6.2%, primarily as a result of the positive impact of currency exchange rates and higher net sales in our North American Lab segment, partially offset by lower gross profit in our Science Education segment.

Selling, General and Administrative Expenses

        The following table presents selling, general and administrative expenses, for the years ended December 31, 2004, 2003 and 2002 (dollars in millions):

	Years Ended December 31,
	2004	2003	2002
Selling, general and administrative expenses	$619.3	$583.4	$560.0
Percentage of net sales	20.6%	20.9%	21.3%

        SG&A expenses for 2004 increased to $619.3 million from $583.4 million in 2003, an increase of $35.9 million, or 6.2%. Excluding the effects of foreign exchange totaling $27.7 million for 2004, SG&A increased by 1.4% from 2003. Productivity improvements, initiated during the second and third quarters of 2003, permitted staffing reductions, which in turn resulted in modest declines in SG&A expenses during the first half of 2004. These declines were subsequently offset during the third quarter of 2004 by increases in costs associated with our investment in sales and other strategic and corporate personnel.

        SG&A expenses for 2003 increased to $583.4 million from $560.0 million in 2002, an increase of $23.4 million, or 4.2%. The increase in SG&A expenses was primarily due to the impact of currency exchange rates, offset by lower expenses in the North American Lab segment, and lower expenses in the European Lab segment as expressed in local currencies. SG&A expenses as a percentage of net sales decreased from 21.3% in 2002 to 20.9% in 2003. This decline reflects ongoing productivity and cost control programs as well as economies of scale associated with our revenue growth. In the North American Lab segment, productivity improvements combined with lower product liability costs of $5.0 million offset increases in employee benefit and insurance expenses of $7.3 million and bad debt expense of $1.9 million. In Europe, improvements were generated through increased operating efficiencies and cost containment programs primarily focused on centralizing functions, which reduced our logistics, field force and administrative expenses as expressed in local currencies. In addition, SG&A expenses in Europe for 2003 benefited from adjustments to previously established reserves related to estimates of sales returns, severance payments and other items, which resulted in a decrease in SG&A expenses by $2.9 million in 2003. SG&A expenses as a percentage of our Science Education segment net sales increased slightly due to lower sales volumes not offset by a corresponding decline in SG&A expenses.

Operating Income

        The following table presents operating income and operating income as a percentage of net sales by reportable segment for the years ended December 31, 2004, 2003 and 2002 (dollars in millions):

	Years Ended December 31,			Percent of Net Sales
	2004	2003	2002	2004	2003	2002
Operating Income
North American Lab	$93.6	$82.8	$71.2	5.1%	4.8%	4.2%
European Lab	37.2	35.9	24.0	3.6%	3.8%	3.0%
Science Education	14.6	14.0	18.8	11.0%	11.0%	13.8%

Total	$145.4	$132.7	$114.0	4.8%	4.7%	4.3%

        Operating income for 2004 increased to $145.4 million from $132.7 million in 2003, an increase of $12.7 million, or 9.6%. Excluding the effects of strengthening foreign currencies, operating income would have increased by 5.8% in 2004. Operating income expressed as a percentage of net sales ("operating margin") was 4.8% for 2004 compared to 4.7% for 2003. The year-over-year improvement in operating margins was primarily due to sales and gross profit growth rates exceeding the SG&A expense growth rate in the North American Lab segment. Primarily as a result of the factors described above, operating income for 2003 increased to $132.7 million from $114.0 million in 2002, an increase of $18.7 million, or 16.4%. The improvement in operating margin to 4.7% in 2003 from 4.3% in 2002 was primarily due to the decrease in SG&A expenses as a percentage of net sales.

        Operating income in the North American Lab segment for 2004 increased to $93.6 million from $82.8 million in 2003, an increase of $10.8 million, or 13.0%. Operating margin improved to 5.1% for 2004 compared to 4.8% for 2003. The improvement in operating margin was primarily due to higher supplier rebates and sales and gross profit growth rates exceeding the SG&A expense growth rate as the result of productivity initiatives taken to reduce costs during the third quarter of 2003. Strengthening foreign currencies positively affected operating income by $1.8 million for 2004 compared to 2003. Operating income in the North America Lab segment for 2003 increased to $82.8 million from $71.2 million in 2002, an increase of $11.6 million, or 16.3%, primarily as a result of the factors described above.

        Operating income in the European Lab segment for 2004 increased to $37.2 million from $35.9 million in 2003, an increase of $1.3 million, or 3.6%. Operating margin decreased slightly to 3.6% for 2004 compared to 3.8% for 2003. Strengthening European currencies positively affected operating income by $3.2 million for 2004 compared to 2003. The European Lab segment has been adversely affected by changes in pricing for certain chemicals purchased from Merck KGaA that we could not recover through pricing increases and by losses of approximately $6.4 million in our French operations in 2004 which exceeded the losses of approximately $3.2 million in both 2003 and 2002. Operating income in the European Lab segment for 2003 increased to $35.9 million from $24.0 million in 2002, an increase of $11.9 million, or 49.6%, primarily as a result of the factors described above.

        Operating income in the Science Education segment for 2004 increased to $14.6 million from $14.0 million in 2003, an increase of $0.6 million, or 4.3%. For the year ended December 31, 2004 compared to the year ended December 31, 2003, the Science Education segment experienced an increase in operating income mainly due to an increase in net sales. Operating income in the Science Education segment for 2003 decreased to $14.0 million from $18.8 million in 2002, a decrease of $4.8 million, or 25.5%, primarily as a result of the factors described above.

Interest Expense, net of Interest Income

        Interest expense, net of interest income was $57.5 million, $24.4 million and $39.4 million for 2004, 2003 and 2002, respectively. The 2004 increase was due to the new capital structure that was established in connection with the Acquisition that resulted in a higher level of outstanding debt and an increase in interest rates. The 2003 decrease was a result of the reduction of debt through cash generated from operations and lower interest rates. Interest rates on push down debt declined to 2.0% in 2003 from 3.4% in 2002. Interest on push down debt did not represent a cash payment of interest to Merck KGaA and was recorded as a capital contribution by Merck KGaA, net of tax.

Other (Income)/Expense, net

        Other (income)/expense, net was ($2.0) million, ($3.0) million and $0.6 million for 2004, 2003 and 2002, respectively. Income in 2004 included net exchange gains of ($1.6) million and equity income of ($0.5) million. Income in 2003 included net gains on sale of assets of ($1.4) million, ($1.0) million related to an insurance recovery and equity income of ($0.6) million. The 2002 expense is primarily a result of $1.0 million of costs incurred in connection with a discontinued initial public offering which offset equity income of ($0.5) million.

Income Tax Provision

        The effective income tax rate for calendar year 2004 was 42.4% compared to 41.5% in 2003. The effective tax rate for 2004 is slightly higher than the comparable period in 2003 primarily as a result of larger pre-tax losses in France in 2004 as compared to 2003, for which no tax benefit was recognized as a result of the need for a valuation allowance. In addition, there were increases in local taxes associated with our Puerto Rican business as compared to prior periods as well as the generation of excess foreign tax credits in our U.S. operations for which we have recorded a full valuation allowance. Our effective rate was 41.5% in 2003 up from 40.1% in 2002. This increase is primarily due to the lower effective rates of foreign income taxes in 2003 offset by the increase in the valuation allowance of $3.1 million for French and Mexican net operating loss carryforwards.

        Prior to the Reorganization as of December 31, 2002, we were, in certain cases, included in consolidated tax returns with Merck KGaA affiliates, and certain of our entities were included in tax-sharing agreements. For purposes of the consolidated and combined financial statements included elsewhere in this prospectus, our income taxes have been calculated on a separate tax return basis.

Impact of Goodwill Accounting

        Goodwill represents the excess of costs over fair value of assets of businesses acquired. We adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002 and discontinued amortization of goodwill. SFAS No. 142 also requires that goodwill be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amounts. We have elected to perform our annual test for indications of goodwill impairment in the fourth quarter of each year.

        Upon adoption of SFAS No. 142, in 2002, we recorded a transitional impairment charge of $43.8 million.

Balance Sheet Structure-Post Acquisition

        As a result of the Acquisition, the Company's balance sheet has changed. The most significant changes relate directly to the allocation of the purchase price, issuance of the notes, restructuring of debt obligations and increases in intangible assets and deferred taxes. Prospectively, the Company expects to incur additional expense related to the amortization of intangible assets with finite lives and interest costs related to higher rates of interest on external debt obligations.

Historical Cash Flows

Cash Flows from Operating Activities

        The following table presents cash flow from operations related to operations and working capital (dollars in millions):

	Three Months Ended March 31, 2005		Year Ended December 31,
	2005	2004	2004	2003	2002
Cash flow from operations, excluding working capital	$20.9	$31.8	$100.9	$123.7	$108.5
Cash flow from working capital changes, net	46.3	39.5	84.5	31.4	48.3

Cash flow from operations	$67.2	$71.3	$185.4	$155.1	$156.8

        We generated $67.2 million of cash flow from operations during the quarter ended March 31, 2005 compared to $71.3 million during the same period of 2004. The decrease in cash flow from operations was primarily the result of the decline in net income partially offset by improvements in working capital management.

        Cash flow from operations increased to $185.4 million in 2004 from $155.1 million in 2003. The improvement in cash from operations was primarily the result of improvements in working capital management partially offset by a decline in net income resulting from higher interest expense. The significant improvement in cash flow from working capital changes was the result of increased focus by the Company's management in the areas of accounts payable and inventory that was partially offset by an increase in trade accounts receivable.

        During 2003, cash flows from operations declined $1.7 million in comparison to 2002. Improved operating income in 2003 was the primary factor influencing the $15.2 million improvement in cash flow from operations, excluding working capital. While the Company continued to generate additional cash flow from changes in working capital of $31.4 million in 2003, reflecting ongoing improvements in receivables, inventory, and accounts payable management, the rate of improvement was $16.9 million less than that realized in 2002.

        Days sales outstanding in accounts receivable were 49.2, 49.0 and 48.9 days as of March 31, 2005 and December 31, 2004 and 2003, respectively. Trade receivables are higher in Europe due to the extended payment practices in the countries in which we operate. Days supply of inventory declined to 37.9, 39.1 and 46.6 days as of March 31, 2005 and December 31, 2004 and 2003, respectively, due primarily to continuous efforts to reduce inventory levels while maintaining customer service levels. Trade accounts payable are primarily with suppliers whose products we distribute. Payment terms are negotiated and in cases where economic early payment discounts are offered, we may make payments to earn the discounts. Days payable outstanding are generally higher in Europe due to the extended payment practices in the countries in which we operate. Depending on the timing of payments and inventory purchases, trade accounts payable can vary each quarter and from year to year. Days payable outstanding increased to 56.0, 52.5 and 41.1 days as of March 31, 2005 and December 31, 2004 and 2003, respectively, mainly due to continued efforts to reduce working capital since the Acquisition in 2004. By increasing our days payable outstanding, our accounts payable balances have increased, which has the effect of reducing our working capital.

Cash Flows from Investing Activities

        Net cash used in investing activities was $4.1 million for the three months ended March 31, 2005 compared to $2.9 million for the comparable period of 2004. This $1.2 million increase was mainly the result of a $1.0 million increase of capital expenditures primarily associated with an office expansion in Belgium.

        Net cash used in investing activities was $1,577.1 million for the year ended December 31, 2004 compared to $8.9 million for the year ended December 31, 2003. This increase was primarily the result of the Acquisition.

        Capital expenditures consist of two principal components: expenditures for facilities, and expenditures for technology to support the business. Capital expenditures were $16.4 million in 2004, $16.6 million in 2003 and $41.0 million in 2002. Capital expenditures decreased in 2003 from 2002 by $24.4 million primarily due to lower expenditures for both facilities and technology. The timing of warehouse expansions may also cause a variance in year-to-year capital expenditures. We anticipate 2005 capital expenditures to approximate $35.0 million.

Cash Flows from Financing Activities

        Net cash used in financing activities was $31.0 million for the three months ended March 31, 2005 compared to cash provided by financing activities of $8.5 million for the comparable period of 2004. The primary reason for the decrease in cash provided by financing activities is due to the net change in our bank checks outstanding between periods of $24.7 million.

        Net cash provided by financing activities was $1,607.6 million for the year ended December 31, 2004 compared to net cash used in financing activities of $144.8 million for the year ended December 31, 2003. The net cash provided in 2004 was primarily a result of the Acquisition and the new capital structure we established. The 2003 usage was primarily related to the net repayment of debt. On December 16, 2004, CDRV Investors issued the old notes. The net proceeds of this issuance were used to pay a dividend to the holders of the common stock of CDRV Investors.

        In connection with the Acquisition, CDRV Investors adopted the CDRV Investors, Inc. Stock Incentive Plan, and made an initial offering of awards under the plan to certain of our officers, employees and non-employee directors. Certain officers and employees were offered the opportunity to purchase shares of CDRV Investors' common stock, and to receive a grant of a number of options to purchase additional shares based on the number of shares of common stock purchased. As part of the initial offering, directors who are not also our employees or associated with CD&R were each offered the opportunity to purchase up to 2,500 shares of CDRV Investors' common stock.

        As of December 31, 2004, we had closed the initial offering in respect of 198 of our officers and employees, and four of our directors. In the initial offering, these officers, employees and directors purchased a total of 239,835 shares and were granted options to purchase 485,990 shares under the Plan. Upon the closing of the offering, we received net proceeds of approximately $23.8 million.

        In connection with the share purchase program, various non-executive officers and employees of the Company and its subsidiaries who chose to purchase stock of CDRV Investors were provided the option of participating in a loan program provided by Bank of America, N.A. to assist in the payment of a portion of the purchase price. The payment obligations of borrowers under the Bank of America, N.A. loan program are guaranteed by VWR International up to an aggregate principal amount of $8.0 million. As a result of the closings, the total amount of loans provided by Bank of America N.A. and guaranteed by VWR International was $2.9 million as of December 31, 2004. In certain limited cases, some non-executive officers and employees of the Company or its subsidiaries received $0.3 million of loans directly from VWR International of which $0.1 million is outstanding as of December 31, 2004.

        See "Management—New Stock Incentive Plan."

Liquidity and Capital Resources

        We broadly define liquidity as our ability to generate sufficient funds from both internal and external sources to meet our obligations and commitments. In addition, liquidity includes the ability to obtain appropriate debt and equity financing and to convert into cash those assets that are no longer required to meet existing strategic and financial objectives. Therefore, liquidity cannot be considered separately from capital resources that consist of current or potentially available funds for use in achieving long-range objectives and meeting debt service commitments.

        As of March 31, 2005, we had outstanding indebtedness of $1,393.6 million. The $1,393.6 million of total indebtedness consists primarily of $520.0 million aggregate principal amount of VWR Notes, a $379.9 million U.S. dollar-denominated term loan, a $172.1 million Euro-denominated term loan and $307.9 million accreted value senior discount notes. Cash paid for interest for the three months ended March 31, 2005, was $6.8 million. Our debt levels and related interest rates increased significantly in 2004 as a result of the Acquisition and issuance of the notes and our cash paid for interest expense has increased significantly since April 7, 2004. Based on borrowings outstanding and interest rates in effect as of March 31, 2005, interest expense for the notes, the VWR Notes and the term loans is expected to be approximately $102.0 million for the year ended December 31, 2005 (including $5.0 million of amortization of debt issue costs and $29.6 million of non-cash accreted interest). Prior to the Acquisition, interest on our push down debt did not represent cash interest, as we were not required to pay Merck KGaA interest. The interest expense associated with the push down debt was recorded as a capital contribution by Merck KGaA, net of tax. See "Capitalization." For further information concerning our Senior Secured Credit Facility and the VWR Notes, see "Description of Certain Indebtedness" and "Description of Notes."

        As of March 31, 2005, we had $8.0 million of undrawn letters of credit and our remaining borrowing availability under the $150.0 million multi-currency revolving credit facility forming part of our Senior Secured Credit Facility was $142.0 million. Undrawn amounts under the multi-currency revolving credit facility will be available to meet future working capital and our other business needs. As borrowings under the multi-currency revolving credit facility will fluctuate with our working capital and other business needs, and the borrowings thereunder bear interest at variable rates, interest expense for this facility will fluctuate as well.

        Prior to April 7, 2004, cash flow from operating activities and after investing activities was used to pay down debt or to pay dividends to Merck KGaA. Following the Acquisition on April 7, 2004, our capital structure changed significantly. Under the credit agreement for our Senior Secured Credit Facility, beginning in the 2006 fiscal year, Excess Cash Flow (as defined in the credit agreement) will be required to be used to prepay credit agreement debt, in addition to scheduled principal payments with the first payment due March 31, 2006. Based upon current levels of operations and expectations as to future growth, we believe that cash on hand, generated from operations, together with amounts available under our $150.0 million multi-currency revolving credit facility which is a component of our Senior Secured Credit Facility, will be adequate to permit us to meet our debt service obligations, capital expenditure requirements, ongoing operating costs and working capital needs until the maturity of our Senior Secured Credit Facility, although no assurance can be given in this regard. Our future financial and operating performance, ability to service or refinance our debt and ability to comply with covenants and restrictions contained in our debt agreements will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control and will be substantially dependent on the global economy, demand for our products, and our ability to successfully implement our overall business and profitability strategies. As of March 31, 2005, we have $147.1 million of cash and cash equivalents on hand.

Schedule of Contractual Obligations

        The following tables detail the payment schedule for debt, capital leases and operating leases as of March 31, 2005:

	As of March 31, 2005
	<1 year	1-3 years	4-5 years	>5 years	Total
	(Payments due by period in millions)
Senior Secured Credit Facility	$—	$11.2	$11.2	$529.6	$552.0
Senior Notes	—	—	—	200.0	200.0
Senior Subordinated Notes	—	—	—	320.0	320.0
Senior Discount Notes (accreted value).	—	—	—	481.0	481.0
Bank Loans	7.1	—	—	—	7.1
Capital leases	1.0	1.8	1.4	2.4	6.6
Operating leases	22.5	31.3	18.1	22.5	94.4

Total	$30.6	$44.3	$30.7	$1,555.5	$1,661.1

Indebtedness Prior to the Acquisition

        The following is a summary of our indebtedness as of December 31, 2003 prior to the Acquisition:

	Pricing	Amount Outstanding	Average Rate 2003	Maturity
		(in millions)
Push down debt due Merck KGaA	Merck KGaA intercompany rates	$773.3	2.0%	2005
Loans from Merck KGaA and affiliates	Merck KGaA intercompany rates	236.0	2.8%	2005
Bank loans	Various	9.8	2.8%	2004

        The push down debt reflects the debt incurred by Merck KGaA as a result of its acquisition of us. The push down debt had been classified as long-term because Merck KGaA represented to us in writing that it would not require payment on the debt before 12 months. We also had various loans from Merck KGaA outstanding prior to the Acquisition. The contractual maturities of these loans are current, but these loans had been classified as long-term because Merck KGaA represented to us in writing that it would not require payment on the debt before 12 months. A portion of the cash consideration for the Acquisition was used to repay all debt owing to Merck KGaA outstanding on April 7, 2004.

Indebtedness Following the Acquisition

        Senior Secured Credit Facility.    On April 7, 2004, VWR International, with a syndicate of lenders, led by Deutsche Bank AG, New York Branch, as administrative agent, Citicorp North America Inc., as syndication agent and Bank of America, N.A., BNP Paribas and Barclays Bank PLC, as documentation agents, entered into the Senior Secured Credit Facility. VWR International is the borrower under the Senior Secured Credit Facility. The Senior Secured Credit Facility consists of (1) a term loan facility providing for a loan denominated in Euros, in an aggregate principal amount currently outstanding at €132.7 million (approximately $172.1 million on a U.S. dollar equivalent basis as of March 31, 2005), (2) a term loan facility providing for a term loan denominated in U.S. dollars in an aggregate principal amount currently outstanding at $379.9 million, and (3) a multi-currency revolving credit facility, providing for up to $150.0 million in multi-currency revolving loans (including standby and commercial letters of credit) outstanding at any time. The term loan principal amounts currently outstanding reflect a $50.0 million term loan prepayment on July 30, 2004. As of March 31, 2005, nothing was drawn under the multi-currency revolving credit facility and we had $8.0 million in undrawn letters of credit. Undrawn amounts under the multi-currency revolving credit facility are available on a revolving credit basis for general corporate purposes of the borrower and its subsidiaries. For further information concerning our Senior Secured Credit Facility, see "Description of Certain Indebtedness—Senior Secured Credit Facility."

        The senior secured credit agreement contains certain covenants that limit VWR International's ability to incur additional indebtedness, pay cash dividends and make certain other payments. The senior secured credit agreement also requires VWR International to maintain certain financial covenants, including a specified debt to Credit Agreement EBITDA leverage ratio and a specified Credit Agreement EBITDA to interest expense coverage ratio for specified periods. See "—Credit Agreement Financial Covenants; Credit Agreement EBITDA." As of March 31, 2005, the Company was in compliance with all covenants.

        VWR Notes.    On April 7, 2004, VWR International issued 6 7/8% senior notes and 8% senior subordinated notes that mature on April 15, 2012 and April 15, 2014, respectively, in the aggregate principal amounts of $200.0 million and $320.0 million, respectively, to finance a portion of the Acquisition.

        The indentures governing the senior notes and the senior subordinated notes contain certain covenants that limit VWR International's ability to incur additional indebtedness, pay cash dividends and make certain other payments. The indentures also require VWR International to maintain certain financial covenants, including a specified debt to Consolidated EBITDA leverage ratio and a specified Consolidated EBITDA to interest expense coverage ratio. At March 31, 2005, the Company was in compliance with all covenants.

        Notes.    On December 16, 2004, CDRV Investors issued the old notes. The net proceeds of the notes were used to pay a dividend to the holders of CDRV Investors' common stock. The notes are senior unsecured obligations of CDRV Investors and are structurally subordinated to all obligations and other liabilities of CDRV Investors' existing and future subsidiaries. No cash interest will accrue on the notes prior to January 1, 2010. Thereafter, cash interest will accrue and be payable semiannually, only to the extent of funds actually available for distribution to CDRV Investors under specified provisions of the indentures governing the VWR Notes and applicable law.

        The terms of the Senior Secured Credit Facility and the indentures governing the VWR Notes, significantly restrict VWR International from making distributions and otherwise transferring assets to CDRV Investors.

        European Subsidiaries.    Our European subsidiaries operate without formal agreements with foreign banks. There are no existing financial covenants related to the bank loans to these subsidiaries.

Credit Agreement Financial Covenants; Credit Agreement EBITDA

        Borrowings under our Senior Secured Credit Facility are a key source of our liquidity. Our ability to borrow under our Senior Secured Credit Facility is dependent upon, among other things, our compliance with the financial covenants set forth in the credit agreement for our Senior Secured Credit Facility. The financial covenants include a specified debt to Credit Agreement EBITDA leverage ratio and a specified Credit Agreement EBITDA to interest expense coverage ratio for specified periods, as those terms are defined and relate to VWR International. Failure of VWR International to comply with these financial ratio covenants would result in a default under the credit agreement for our Senior Secured Credit Facility and, absent a waiver or an amendment from our lenders, would permit the acceleration of all outstanding borrowings under our Senior Secured Credit Facility. We were in compliance with these financial covenants as of March 31, 2005. For further information on our Senior Secured Credit Facility, see "Description of Certain Indebtedness."

        Credit Agreement EBITDA as presented herein is a VWR International financial measure that is used in the credit agreement for our Senior Secured Credit Facility. Credit Agreement EBITDA is not a defined term under U.S. GAAP and should not be considered as an alternative to operating income or net income as a measure of operating results or cash flows as a measure of liquidity. Credit Agreement EBITDA differs from the term "EBITDA" as it is commonly used. Credit Agreement EBITDA generally is defined as consolidated net income before consolidated net interest expense, consolidated income taxes, consolidated depreciation and amortization, other non-cash charges deducted in determining consolidated net income (loss), non-cash provisions for reserves for discontinued operations, extraordinary, unusual or non-recurring items, gain or loss associated with the sale or write down of assets not in the ordinary course of business and the cumulative effect of accounting changes and earnings of, but including cash dividends or distributions from, non-controlled affiliates. Credit Agreement EBITDA is reduced by the amount of certain permitted dividends to CDRV Holdings, Inc.

        Credit Agreement EBITDA is not used in the indenture for the notes. The term "Consolidated EBITDA" is used in the indenture as part of the calculation of the term "Consolidated Coverage Ratio", which is used for a number of purposes, including determining our ability to incur additional indebtedness, and may include certain cost savings or synergies. "Consolidated EBITDA" is not the same as Credit Agreement EBITDA. See "Description of Notes—Certain Definitions."

        The calculation of VWR International's Credit Agreement EBITDA for the periods indicated is set forth below.

	Year Ended December 31, 2004(1)	12 Months Ended March 31, 2005
	(Unaudited)	(Unaudited)
	(Dollars in millions)
Net income	$44.0	$38.6
Income tax provision	32.9	27.8
Interest expense, net	69.2	68.8
Depreciation and amortization	35.7	34.7
Non-cash charges(2)	8.8	7.4
Other extraordinary, unusual or non-recurring items(3)	0.4	2.5

Credit Agreement EBITDA	$191.0	$179.8

(1)
Credit Agreement EBITDA for the year ended December 31, 2004 is calculated on a pro forma basis as if the credit agreement for our Senior Secured Credit Facility was in effect with respect to such period.

(2)
Non-cash charges include pension, postretirement and post employment benefit expenses, net of cash contributed to the respective benefit plans in that year; amortization of direct response catalog costs for those catalogs with useful lives greater than one year; and LIFO adjustments.

(3)
Other extraordinary, unusual or non-recurring items include one-time severance costs; non-routine inventory reserve adjustments; gains or losses on the sale of businesses or facilities; and other extraordinary, unusual or non-recurring gains, losses, charges or credits.

        The test periods for compliance with the financial covenants in the credit agreement for our Senior Secured Credit Facility began on July 1, 2004. The financial covenants specify, among other things, the following requirements for each four-quarter period ended during the following test periods:

Test Period	Consolidated Debt to Credit Agreement EBITDA Leverage Ratio Not More Than	Credit Agreement EBITDA to Interest Expense Ratio Not Less Than
July 1, 2004 - December 30, 2005	7.25 to 1.00	1.80 to 1.00
December 31, 2005 - December 30, 2006	7.00 to 1.00	1.90 to 1.00
December 31, 2006 - December 30, 2007	6.50 to 1.00	2.00 to 1.00
December 31, 2007 - December 30, 2008	6.00 to 1.00	2.10 to 1.00
December 31, 2008 - December 30, 2009	5.50 to 1.00	2.20 to 1.00
December 31, 2009 - December 30, 2010	5.00 to 1.00	2.30 to 1.00
December 31, 2010 and thereafter	5.00 to 1.00	2.40 to 1.00

        The table below sets forth VWR International's specified debt to Credit Agreement EBITDA leverage ratio and Credit Agreement EBITDA to interest expense ratio for the periods presented.

	Year Ended December 31, 2004	12 Months Ended March 31, 2005
	(Unaudited)	(Unaudited)
Consolidated Debt to Credit Agreement EBITDA Leverage Ratio	5.8	6.0
Credit Agreement EBITDA to Credit Agreement Interest Expense Ratio(1)	3.0	2.8

(1)
For the year ended December 31, 2004, credit agreement interest expense was based on actual interest expense for the nine months ended December 31, 2004 (net of interest income and reduced by amortization of deferred financing fees) multiplied by 1.33, as defined in the credit agreement. For the 12 months ended March 31, 2005, credit agreement interest expense was based on actual interest expense (net of interest income and reduced by amortization of deferred financing fees).

Critical Accounting Policies

        The policies discussed below are considered by management to be critical to an understanding of our financial statements because their application places the most significant demands on management's judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. For all of these policies, management cautions that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

        Accounts Receivable and Reserves.    The carrying amount of accounts receivable reflects a reserve representing our best estimate of the amounts that will not be collected for losses due to uncollectibility and for estimated sales returns and allowances. In addition to reviewing delinquent accounts receivable, we consider many factors in estimating our reserve, including historical data, experience, customer types, credit worthiness, and economic trends. From time to time, we may adjust our assumptions for anticipated changes in any of these or other factors expected to affect collectibility.

        Inventories.    Inventories are valued at the lower of cost or market, cost being determined principally by the last-in, first-out ("LIFO") method for the U.S. subsidiaries and the average cost or the first-in, first-out ("FIFO") method for all other subsidiaries. During the year, estimates of the impact of LIFO are used based upon full year estimates of the impact of LIFO and such estimates may change during the course of the year based upon various factors such as price increases and inventory turnover. We review our inventory realization based upon several factors, including customer demand, supply of inventory and competitive activity and record reserves for obsolescence based upon those and other factors. From time to time, we may adjust our assumptions for anticipated changes in any of these or other factors.

        Rebates from Suppliers.    We earn rebates from certain of our suppliers for the achievement of certain goals or milestones such as sales growth and purchases. To the extent that rebates relate to inventory on hand, the inventory cost is reduced to reflect the lower cost. During the course of the year, estimates made concerning the achievement of these goals or milestones can vary from quarter to quarter. Generally, a proportionally larger amount of rebates are earned in the fourth quarter of each year.

        Agreements with Customers.    We have agreements with several of our customers, which contain provisions related to pricing, volume purchase incentives and other items. During the course of the year, estimates are made concerning customer contracts and changes in estimates related to these contracts may vary from quarter to quarter and are recorded as a reduction to sales.

        Goodwill and Intangible Assets.    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, effective December 30, 2001, goodwill is no longer amortized, but rather, is evaluated for impairment on an annual basis. To accomplish this, we were required to identify our reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. We are required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit during the fourth quarter of each year. Fair value of the reporting unit is determined using a combination of discounted cash flows and multiple of earnings valuation techniques. To the extent the carrying amount of a reporting unit exceeded the fair value of the reporting unit, we would be required to perform the second step of the transitional impairment test, as this is an indication that the reporting unit goodwill may be impaired.

        As a result of the Acquisition, we have recognized significant intangible assets. In accordance with the provisions of SFAS No. 142, we reevaluate the estimated useful lives of our intangible assets annually. Those intangible assets considered to have indefinite useful lives are evaluated for impairment on an annual basis, by comparing the fair value of the intangible asset to its carrying value. In addition, whenever events or changes in circumstances indicate that the carrying value of intangible assets might be less than the fair value, we will perform an impairment review. Fair value of intangible assets is determined using a discounted cash flow approach. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

        Our estimates are based upon historical trends, management's knowledge and experience and overall economic factors. While we believe our estimates are reasonable, different assumptions regarding items such as future cash flows and volatility in the markets we serve could affect our evaluations and result in write-downs to the carrying amount of our goodwill and our intangible assets.

        Product Liability.    We are subject to product liability and other claims in the ordinary course of business. Our business involves a risk of product liability and other claims in the ordinary course of business, and from time to time we are named as a defendant in cases as a result of our distribution of scientific supplies. While the impact on us of this litigation has typically been immaterial, there can be no assurance that the impact of the pending and any future claims will not be material to our business, financial condition or results of operations in the future. For further information, see "Business—Legal Proceedings."

        Environmental Liabilities.    We record accruals for environmental liabilities based on current interpretations of environmental laws and regulations when it is probable that a liability has been incurred and the amount can be reasonably estimated. Our estimates are based upon several factors, including reports prepared by environmental specialists and management's knowledge and experience with these environmental matters. Inherent uncertainties exist in these estimates due to unknown conditions, changing laws and regulations and changes in the manner or method of enforcement of such laws and regulations. Accrued liabilities and payments related to environmental liabilities have not been material. Although management uses its best estimates when establishing accruals for environmental liabilities, if interpretations of applicable laws and regulations, cleanup methods or the extent of our responsibility change from our current estimates, revisions to our estimated environmental liability may be required.

        Pension Plans.    We have defined benefit pension plans covering a significant number of domestic and international employees. Accounting for these plans requires the use of assumptions, including estimates on the expected long-term rate of return on assets, discount rates and the average rate of increase in employee compensation. In order to make informed assumptions, management consults with actuaries and reviews public market data and general economic information. We periodically assess these assumptions based on market conditions, and if those conditions change, our pension cost and pension obligation may be adjusted accordingly.

        Estimates and Other Accounting Policies.    The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management evaluates its estimates and judgments, including those related to product returns, investments, intangible assets, income taxes, warranty obligations, restructuring costs, insurance costs, and contingencies and litigation. While actual results could differ from those estimates, management believes that the estimates are reasonable.

New Accounting Standards

        During June 2004, the FASB issued Proposed Interpretation Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143. This proposed Interpretation would clarify that a legal obligation to perform an asset retirement activity that is conditional on a future event is within the scope of FASB Statement No. 143. If the Interpretation is issued, its adoption is not expected to have a material effect on the Company's financial position or results of operations.

        During December 2004, the FASB issued SFAS No. 123 Revised ("123R"), Shared-Based Payment. This Statement requires companies to recognize in the income statement, the grant value of stock options and other forms of equity-based compensation issued to employees. The provisions of this statement become effective at the beginning of 2006. During August 2004, CDRV Investors introduced a share-based compensation arrangement as a component of its compensation plans for our employees. We estimate that the effect on net income in the periods following adoption of SFAS No. 123R will be consistent with our pro forma disclosure under SFAS No. 123, except the estimated forfeitures will be considered in the calculation of compensation expense under SFAS No. 123R. However, the actual effect on net income will vary depending upon the number of grants of equity, if any. Further, we have not yet determined the actual model we will use to calculate fair value.

        During November 2004, the FASB issued SFAS No. 151, Inventory Costs. This Statement clarifies the accounting for abnormal amounts of idle facility expenses, freight handling costs, and spoilage. This Statement requires such excess costs be charged as current-period expenses. This Statement also specifies that allocated overhead costs to inventory must be based on normal capacity measures. This Statement becomes effective for fiscal years beginning after June 15, 2005. Management will evaluate what effect, if any, this Statement will have, but does not expect the impact to be material.

Quantitative and Qualitative Disclosure about Market Risk

        Interest Rates.    We are exposed to changes in interest rates, primarily as a result of our existing short-term and long-term debt with both fixed and floating interest rates. Prior to the Acquisition, we did not enter into agreements related to interest rate risk. A 100 basis point (or 1.00%) change in variable rate debt outstanding as of March 31, 2005 would, on an annualized basis, affect net income by approximately $3.4 million.

        In the future, we may use interest rate swaps or other derivatives to manage interest rate risk on future income caused by interest rate changes on the variable rate facilities under our Senior Secured Credit Facility. If swaps are used, the differential to be paid or received under the agreements is recognized as an adjustment to interest expense related to the debt. Our Senior Secured Credit Facility requires us to enter into interest rate protection agreements which, together with fixed interest rates then applicable to our consolidated funded indebtedness, will provide interest rate protection with respect to at least 50% of our consolidated funded indebtedness for a period of time. Effective July 21, 2004, we entered into an interest rate cap to hedge a portion of the variability of cash flows related to potential changes in interest rates on €35.0 million of our Euro denominated term loan facility.

        Foreign Currency Hedging.    The value of certain foreign currencies as compared to the U.S. dollar may affect our financial results. Fluctuations in exchange rates may positively or negatively affect our net sales, gross margins, operating expenses, cash flows and retained earnings, all of which are expressed in U.S. dollars. However, net sales and costs tend to be incurred in the same currency, and therefore, mitigate local currency risks.

        Where we deem it prudent, we have engaged in hedging programs, using primarily foreign currency forward contracts, aimed at limiting the impact of foreign currency exchange rate fluctuations on cash flows and earnings. Cash flows from currency forward contracts accounted for as hedges are classified in the statement of cash flows in the same category as the item being hedged or on a basis consistent with the nature of the instrument. These activities have not been material to our financial statements. We may purchase short-term foreign currency forward contracts to protect against currency exchange risks associated with long-term intercompany loans due from our international subsidiaries and the payment of merchandise purchases to foreign vendors. The majority of our debt, including the notes, is denominated in U.S. dollars, and accordingly, the majority of our future debt service needs will be U.S. dollar denominated. We have a Euro-denominated term loan in an aggregate principal amount equal to €132.7 million (approximately $172.1 million as of March 31, 2005, on a U.S. dollar equivalent basis) and a $150.0 million multi-currency revolving credit facility forming part of our Senior Secured Credit Facility, as well as borrowings under certain local credit facilities, each of which partially mitigates our currency risk with respect to future debt service. Net sales and costs tend to be incurred in the same currency, and therefore mitigate local currency risk.

Review of Controls and Procedures

        We carried out an evaluation, with the participation of the Chief Executive Officer and the Chief Financial Officer, of the effectiveness of our disclosure controls and procedures pursuant to Rule 13a-15 of the Securities and Exchange Act of 1934. Based on that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that our disclosure controls and procedures were effective at a reasonable assurance level as of March 31, 2005.

        There were no changes in our internal control over financial reporting that occurred during the quarter ended March 31, 2005 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Market for Registrant's Common Equity and Related Stockholder Matters

        There is no established public trading market for the common stock of CDRV Investors. The shares of common stock were held of record by approximately 229 stockholders at May 16, 2005. CDRV Investors paid a dividend to the holders of its common stock in December 2004 using the net proceeds of approximately $297.9 million from the sale of the old notes in the Offering. CDRV Investors' debt instruments restrict the ability of CDRV Investors to pay dividends in the future. See

"Description of Certain Indebtedness" and "Description of Notes—Certain Covenants—Limitations on Restricted Payments."

        The following table shows certain information with respect to our equity compensation plans as of May 16, 2005

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	504,848	$51.17	133,255
Equity compensation plans not approved by security holders	—	—	—
Total	504,848	51.17	133,255

GLOBAL RESEARCH LABORATORY INDUSTRY

        The global research laboratory market had industry-wide revenues of approximately $23 billion in 2004, management estimates. Market growth has been driven by many factors, including increasing R&D spending and positive demographic trends. The market is highly diversified across geographic regions, products and end-markets. LPA estimated that 41%, 33% and 26% of 2003 industry revenues were derived from North America, Europe and the rest of the world, respectively, and that the industry product revenue split among chemicals, equipment and instruments and consumables was 29%, 30% and 41% in 2003, respectively. In addition, the industry comprises a diversified collection of segments of the economy focused on R&D, including pharmaceutical, biotechnology, chemical, education, medical research, government and environmental testing. The following table sets forth the percentage breakdown by end-market of industry product revenue, based on LPA estimates:

End-Market	Percentage of 2003 Industry Product Revenue
Pharmaceutical	25%
Biotechnology	11%
Chemical	18%
Education/Medical Research	18%
Government	6%
Environmental Testing	6%
Other	16%

        Management estimates that the global research laboratory industry has grown at mid-single digit rates. Its growth is influenced by, although not directly correlated with, the growth of R&D spending. The principal drivers underlying the historical and projected growth in R&D spending include the following: increasing general industry R&D spending, increasing pharmaceutical and biotechnology spending driven by the shift to genomics and proteomics, increasing government focus on safety, such as bio-defense and homeland security, and demographic trends.

        In 2003, approximately 63% of products in the U.S. and approximately 72% of products globally were distributed through the direct channel and through smaller regional or niche distributors, according to estimates by LPA and our management. These products primarily consist of highly technical products such as high-value reagents and analytical instruments. We believe that third-party distribution has historically increased its market share in comparison to direct distribution and the regional and specialty players, as manufacturers optimized their distribution networks and customers consolidated their vendor relationships. We believe that the third-party distribution trend will remain positive as customers continue to consolidate purchasing around fewer and fewer vendors, thereby compelling suppliers to pursue third-party distribution to maintain access to their customers.

BUSINESS

Overview

        We are a leader in the global research laboratory industry. We provide distribution and other value-added services to a highly fragmented supply chain by offering in excess of 750,000 products from more than 5,000 manufacturers to over 250,000 customers. Our business is highly diversified across products and services, geographic regions and customer segments. Products we distribute include chemicals, glassware, instruments, protective clothing and other assorted laboratory products. We support our customers by providing customized services, including storeroom management, product procurement, supply chain systems integration and laboratory bench top delivery. We maintain operations in North America and in 15 European countries and process an average of 50,000 order lines daily from 16 strategically located distribution centers. Our principal customers are major pharmaceutical, biotechnology, chemical, technology, food processing and consumer product companies; universities and research institutes; governmental agencies; environmental testing organizations; and primary and secondary schools. Based on estimates by LPA and by management, we believe that we had an approximate 11% share of the global research laboratory market, with the #1 market share in Europe and the #2 market share in North America in 2003.

Corporate History

        The roots of our business date back to 1852. Following a series of business combinations over the years, we became part of Univar Corporation. In 1986, we became a publicly-traded company following a spin-off from Univar and embarked on a substantial expansion program, which included both internal and acquisition growth initiatives. Our most significant acquisition occurred in 1995 when we purchased Baxter International's industrial distribution business, more than doubling our revenue base. In connection with this acquisition, Merck KGaA acquired 49.9% of our outstanding shares and in 1999, Merck KGaA took us private by acquiring the remainder. During the period from 1995 through 1999, Merck KGaA actively built its scientific supplies distribution business in Europe through a series of acquisitions. In 2001, Merck KGaA combined the operations of the two businesses and in 2002, consolidated them under a common U.S. parent company, creating a leader in the global research laboratory industry.

        On April 7, 2004, we were acquired from Merck KGaA by CDRV Holdings, Inc. In connection with the Acquisition, VWR International issued $200.0 million senior notes due 2012 and $320.0 million senior subordinated notes due 2014 and entered into our Senior Secured Credit Facility, consisting of a $150.0 million multi-currency revolving credit facility, as well as a U.S. dollar-denominated term loan and a Euro-denominated term loan. The term loans were initially $415.0 million and €145.0 million in principal amount, respectively, which were subsequently reduced through prepayments on July 30, 2004 to $379.9 million and €132.7 million (approximately $172.1 million as of March 31, 2005, on a U.S. dollar equivalent basis), respectively.

        On December 16, 2004, CDRV Investors issued the old notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness following the Acquisition—Notes."

Customers

        We maintain a diverse and stable customer base. Our 250,000 customers include major pharmaceutical, biotechnology, chemical, technology, food processing and consumer products companies. They also include universities and research institutes, governmental agencies, environmental testing organizations and primary and secondary schools. While we serve our customers through our operations in North America (United States, Canada and Mexico) and in 15 European countries (Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Netherlands, Norway, Portugal,

Spain, Sweden, Switzerland and the United Kingdom), we also export products from our distribution facilities in North America and Europe to customers in Central America, South America, British Commonwealth countries, North Africa, the Middle East and the Pacific Rim. For financial information about our operating segments and geographic regions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        We seek to be the principal provider of scientific supplies to our customer base. We are a principal provider of scientific supplies to a majority of the world's 20 largest pharmaceutical companies, as well as three of the largest North American biotechnology buying consortia. Pharmaceutical and biotechnology companies represented approximately 37% of our 2004 net sales, and together with universities and colleges, accounted for approximately 50% of our 2004 net sales. In 2004, our top 20 customers accounted for approximately 21% of our net sales, with no single customer representing more than 3% of our net sales.

        We have developed long-term relationships with our customers. We provide a wide array of value-added services that closely integrates us with our customers, which we believe, provides our customers with meaningful incentives to continue purchasing through us. Our customized service offerings include outsourcing of customer's purchasing, delivery, receiving and inventory management functions, which creates a tightly integrated relationship between us and our customers, strengthening our leadership position in the research laboratory market. See "Products and Managed Services—Managed Services" and note 17 to the consolidated and combined financial statements included elsewhere in this prospectus.

Products and Managed Services

Products

        We offer more than 750,000 products, including chemicals, glassware, plasticware, instruments and other laboratory equipment, protective clothing, laboratory furniture and scientific educational materials for primary and secondary schools. The vast majority of our products cost less than $1,000. Many of our products, including chemicals, laboratory consumables, production supplies and science education products, are consumable in nature. These products are basic and essential supplies required by research laboratories and represented approximately 75% of our net sales in 2002, 2003 and 2004. Historically, this aspect of our business has resulted in a predictable stream of revenue that is relatively insulated from R&D budget fluctuations. We also offer durable products, including centrifuges, fume hoods and workstations, ovens, microscopes and cold storage equipment. We also have a strong market position for the distribution of chemical supplies, especially in Europe.

        The following table summarizes our product lines:

Product Line	Products
Laboratory Consumables	Glassware/plasticware, test kits, beakers, test tubes, life science disposable products, equipment accessories and other less technical equipment required by all research laboratories
Chemicals	Over 200,000 chemical products for various academic, research and industrial markets, including high purity chemicals, reagents and specialty products for the life sciences market

Equipment & Instruments	Laboratory equipment and instrumentation, including centrifuges, spectrometers, microplate readers, fume hoods and workstations, liquid handling, meters/probes and chromatography instruments
Production Supplies	Products in clean room environments, primarily in the semiconductor, electronic, medical device and pharmaceutical markets
Science Education	Educational products, tools and support materials (excluding textbooks) for the educational system, from elementary to college level

        We offer customers a large selection of products designed to meet their individual needs for a combination of premium, "value-for-money" and lower cost products. In 2004, approximately 90% of our global net sales consist of manufacturer branded products, with the remainder comprised of our private label products, primarily in the "value-for-money" category. Our management continually seeks to update and improve product offerings to address current customer requirements. While there will continue to be differences in products from market to market due to local suppliers and buying preferences, we intend to continue to increase the standardization of our product offerings from country to country to further enhance economies of scale and operating efficiencies.

Managed Services

        We offer services that can be tailored to meet the diversified needs of customers ranging from single-site laboratories to large multinational corporations. These services include the following:

  •
  software solutions for all aspects of on-site supply-chain management including inventory management, demand monitoring, procurement and replenishment;

  •
  paperless e-business solutions to integrate customer systems with our systems, providing customized reporting and order tracking;

  •
  hazardous materials tracking systems which automate regulatory paperwork and data flow;

  •
  storeroom management operations including deliveries, usage tracking, order replenishment and billing by utilizing our on-site personnel and stockroom management system; and

  •
  purchases from third parties of products not normally supplied by us.

        The development and delivery of these and other services require extensive knowledge of customer requirements in the areas of laboratory science, the procurement process and information technology. We have trained specialists in the areas of distribution and inventory logistics, as well as a team of information technology professionals who work directly with customers and manufacturers to ensure value and quality.

        Although managed services account for a small fraction of our net sales, we believe that they are an integral part of our customer integration strategy and result in higher product sales.

Distribution Network

        Our distribution network consists of 16 strategically located distribution centers, more than 20 smaller regional service centers and additional "Just-In-Time" facilities for customer specific requirements. Most of our distribution centers include a customer contact center. The distribution centers receive products from manufacturers, manage inventory and fill and ship customer orders. The customer contact centers have responsibility for order entry and customer service. We also contract with Merck KGaA and other third parties to provide us with additional distribution facilities and services in Europe, including facilities in Darmstadt, Germany, Mollet del Valles, Spain and Milan, Italy. The table below lists our 16 strategically located distribution centers:

North America	Europe
Batavia, Illinois	Briare, France
Bridgeport, New Jersey	Bruchsal, Germany
Brisbane, California	Darmstadt, Germany
Buffalo, New York	Haasrode, Belgium
Denver, Colorado	Karlskoga, Sweden
Mississauga, Ontario, Canada	Lutterworth, United Kingdom
Rochester, New York	Milan, Italy
Suwanee, Georgia	Mollet del Valles, Spain

        Our distribution centers are operated with warehouse management systems, most of which are paperless. The paperless system uses radio frequency hand-held electronic devices and bar-coded labels that identify location, routing and inventory picking and replacement, allowing us to monitor inventory and track individual customer orders throughout our distribution system. These systems provide customized levels of customer service while allowing us to operate the centers efficiently and economically.

        Our regional service centers and "Just-in-Time" facilities are adjacent to selected customer locations and are designed to supply a limited number of products to those customers that require higher-than-standard service levels.

        We ship our products primarily through more than 60 third-party carriers, such as UPS, Airborne Express, FedEx and others. We do not have exclusive relationships with any of our service providers, as we seek to mitigate potential service disruptions stemming from reliance on a single vendor. Our largest service provider in North America represented less than 25% of our North American net sales in 2004.

        Our management believes that we differentiate ourselves by the overall quality and reliability of our distribution services. We have developed a leading logistics platform that allows us to quickly and cost efficiently service the worldwide needs of our customer base. We currently handle an average of approximately 50,000 order lines per day on a global basis.

        We believe that we are also a pioneer in the development and use of information technology in the scientific supplies distribution business. Our information systems are readily scalable and are compatible with the systems of most of our customers. Upon the request of our customers, we fully integrate our systems with their infrastructure to provide a seamless procurement management process, together with up-to-date product and pricing information. We have integrated our systems with more than 150 of our customers' procurement systems.

Sales and Marketing

        We market to customers through our global sales force, our websites, and our library of catalogs. We have a global sales force of over 1,400 employees, with approximately 450 employees providing key services, including storeroom management, product management, product procurement, supply chain systems integration and laboratory bench top delivery. Our field sales organization is divided into two groups. The first group is focused on servicing large or global accounts and the second group is responsible for general sales. Supporting the field sales organization are specialist groups for e-business integrations, customized services, laboratory furniture, safety, environment, microbiology, chromatography and life science.

        The Internet has become an increasingly important tool for us. During 2004, approximately 25% of our net sales were derived from e-business sales and marketing channels. Our websites feature a fully indexed and searchable catalog covering our entire product line of over 750,000 products and is available in 11 languages and has been custom-designed for 17 countries. This electronic catalog includes product descriptions, technical specifications and cross-referenced data in a variety of different languages through individual country sites. This website allows customers to enter orders directly and enables us to communicate new product releases, promotions and other news to our customers.

        In addition to our websites, we have, as part of our integrated business services capability, a growing e-business offering that covers order creation, authorization, order status, billing and reporting. These capabilities provide direct data transfer to customers' systems and integration with third party marketplaces used by some of our customers.

        Although we are a leader in providing action-based and content-rich web-based information, we continue to see a need for printed catalogs and other printed materials following the preferences of many customers. Our general catalogs are printed in 11 languages and include up to 46,000 products per printed catalog. The general catalogs are supplemented by several specialty catalogs for life sciences products, safety products, production supplies and services applications, science education and specific laboratory focus areas.

Manufacturers

        We distribute products from more than 5,000 manufacturers. This includes substantially all of the major manufacturers of laboratory chemicals, glassware, plasticware, instruments and other laboratory equipment, protective clothing and laboratory furniture who sell through distributors. In many cases, we believe we are a principal distributor for these major manufacturers. We are also the exclusive distributor of Merck KGaA's chemical products in the laboratory field in many Western European countries. Merck KGaA, our largest manufacturer, supplied products that accounted for approximately 12.9% of our net sales in 2004. Our distribution arrangements with Merck KGaA are summarized below.

        Merck KGaA European Distribution Agreement.    In connection with the Acquisition, we entered into a distribution agreement with Merck KGaA to continue distributing its chemical products in many European countries on substantially the same terms as those governing the distribution of such products prior to the Acquisition. Under this agreement, we have exclusive distribution rights in the laboratory field, and non-exclusive distribution rights in the production field, in these European countries. We may not distribute other manufacturers' similar chemical products in the laboratory field in these countries, except pursuant to certain requests by customers, and we may continue to sell our private label products. Conversely, Merck KGaA may not sell directly to or appoint another distributor to sell its chemical products in the laboratory field, or sell its chemical products directly to our current customers in the production field, in these countries.

        The prices and purchase targets are agreed upon annually, taking into account market, economic and regulatory developments or reasonably foreseeable extraordinary events that are likely to have an impact on the industry pricing or sales growth in the relevant product and market segments. If our aggregate purchases of certain chemical products from Merck KGaA grow at a rate that is less than the agreed-upon Europe-wide growth rate (subject to a 50% shortfall as compared to the agreed-upon growth rate) in each of two consecutive years, and such aggregate purchases are less than 92.5% of the Europe-wide purchase targets in each such consecutive year, we will lose our exclusive rights in the laboratory field. The purchase targets and purchases are adjusted from time to time to reflect events outside our control, including customer consolidations, material adverse effects on the industry, including pricing and demand, and new product introductions by other manufacturers not matched by Merck KGaA.

        The initial term of the agreement is five years which commenced on April 7, 2004. We may extend the agreement for a second five-year term if we satisfy certain conditions, including achieving at least 95% of the cumulative Europe-wide sales targets and maintaining our market share during the initial term. Merck KGaA has the right to terminate the distribution agreement if certain events occur including, among others, if we acquire a controlling interest in certain competitive manufacturers, or certain competitive manufacturers acquire a controlling interest in us.

        Other Merck KGaA Distribution Agreements.    In connection with the Acquisition, we entered into a five-year distribution agreement with Merck KGaA to distribute its chemical products in North America on substantially the same terms as those governing their distribution prior to the Acquisition. We do not have exclusive distribution rights in North America, but we are Merck KGaA's preferred distributor of its chemical products. As Merck KGaA's preferred distributor, we are entitled to, among other things, the lowest transfer prices from Merck KGaA for so long as we maintain our market share in the laboratory field. We have the right to extend the agreement for a second five-year term unless Merck KGaA submits a termination notice at least 12 months prior to the expiration of the initial term. Merck KGaA may terminate the distribution agreement if certain events occur including, among others, if we acquire a controlling interest in certain competitive manufacturers.

        In connection with the Acquisition, we have also entered into other distribution agreements with Merck KGaA, including five-year distribution agreements with Merck KGaA to distribute its bioscience products in Europe and North America. These distribution arrangements in Europe and North America are exclusive and non-exclusive, respectively. In addition, we have entered into a supply agreement with Merck KGaA, pursuant to which it has agreed to continue to manufacture certain of our private label products for a period of three years from April 7, 2004, and thereafter to provide technical assistance in transitioning their manufacture to other manufacturers. These products are primarily sold in the U.K., and we have agreed to use our commercially reasonable efforts to convert these products to Merck KGaA-branded products to the extent that the conversion would be economically equivalent to us.

Manufacturing

        We have specialized manufacturing facilities in Briare, France; Haasrode, Belgium; Rochester, New York and Buffalo, New York. The Briare site repackages chemicals and a limited assortment of our branded glassware. Our Haasrode site produces our branded chemicals. Buffalo assembles specialized kits for our science education customers. The Rochester site is involved in the preparation of educational and natural science products. Products manufactured by us accounted for approximately 2% of our net sales in 2004.

Transition and Other Services

        We and Merck KGaA have historically performed corporate services for each other, including certain financial, administrative and information technology functions. In order to maintain continuous and efficient operations, effective as of April 7, 2004, we have entered into a transition services agreement and an information services master agreement with Merck KGaA to maintain these relationships following the Acquisition until such time as these services can be obtained internally or from other sources. The term of the transition services agreement is three years and will expire on April 6, 2007, although the recipient of the services has in most cases the right to terminate individual services upon notice. We and Merck KGaA will also continue to provide each other with certain environmental and other regulatory compliance services for a transition period following the Acquisition.

        Following the completion of the Acquisition, we and Merck KGaA have also continued to provide certain information technology services to each other consistent with the arrangements in place prior to the Acquisition, including Merck KGaA's operation and support of the main enterprise resource planning and business warehouse software and databases for our European companies. The information services master agreement will continue for an initial five-year period from the closing date of the Acquisition and will expire on April 6, 2009, although individual services may be terminated during the term following a notice period.

        Merck KGaA may terminate each of the transition services agreement and the information services master agreement if certain events occur including, among others, if we acquire a controlling interest in certain competitive manufacturers, or if certain competitive manufacturers acquire a controlling interest in us.

        The transition services agreement does not apply to certain arrangements involving Merck KGaA and us that were in place prior to the Acquisition, which continue on for their existing terms. For example, Merck KGaA continues to provide logistics services to certain of our subsidiaries until the end of 2007. Unless earlier terminated following a notice period, such logistics service arrangements will be automatically renewed for an additional three years.

        Certain subsidiaries of Merck KGaA and certain of our subsidiaries have continued to lease or sublease from one another, or otherwise share, space in various offices and warehouses in Europe and in Mexico since the completion of the Acquisition. The terms of these leasing and subleasing arrangements range from less than one year to up to six or more years and are generally at market rents and conditions. Certain other existing contracts have also remained in place since the Acquisition, and were not replaced by transition services agreements.

Trademarks and Trade Names

        We have more than 50 different registered and unregistered service marks and trademarks for our products and services. The marks VWR, VWR International and the VWR logo are material to our business. Other trademarks that we consider significant to our business include VWR BioMarke, VWR Stocktracker, BDH, Prolabo, Cryopro, Sargent Welch, Boreal, Astroscan, Scholar, Science Kit, Scientifics, Cenco, Citri-Pure and Vial to Volume. Generally, registered trademarks have perpetual life, provided that they are renewed on a timely basis and continue to be used properly as trademarks, subject only to the rights of third parties to seek cancellation of the marks.

        A significant number of our marks are owned by Merck KGaA. In connection with the Acquisition, Merck KGaA agreed that it would transfer, and cause its affiliates to transfer, ownership of registrations and applications for marks owned by a Merck KGaA entity but used primarily in our business to us at Merck KGaA's cost. The transfer of ownership of registrations and applications is ongoing. See "Risk Factors—Risks Related to Our Business." We have not registered and in some cases do not own the existing applications and registrations for our material trademarks or service marks in every country in which we do business.

        Our business is not dependent to a material degree on patents, copyrights or trade secrets although we consider our catalogs, websites and proprietary software integral to our operations. Although we believe we have adequate policies and procedures in place to protect our intellectual property, we have not sought patent protection for our processes nor have we registered the copyrights in any of our catalogues, websites or proprietary software. Other than licenses to commercially available third-party software, we have no licenses to intellectual property that are significant to the business.

Competition

        We operate in a highly competitive environment. We compete in the scientific supplies distribution business primarily with one other major distributor, Fisher Scientific International Inc., and with many smaller regional, local and specialty distributors, as well as with manufacturers selling directly to their customers. Competitive factors include price, service and delivery, breadth of product line, customer support, e-business capabilities and the ability to meet the special requirements of customers. We believe we compete favorably on all of these factors. We also believe that our competitive position depends not on a single factor, but upon a combination of traditional distribution services, customized services and technological innovation, practiced on a global basis.

        Some of our competitors are increasing their manufacturing operations both internally and through acquisitions of manufacturers, including manufacturers that supply products to us. As a result, we expect that some manufacturers that currently distribute their products through these competitors may transition some or all of their distribution arrangements to distributors like us that do not compete with them. To date, we have not experienced an adverse impact on our ability to continue to source products from manufacturers that have been vertically integrated, although there is no assurance that we will not experience such an impact in the future.

Government Regulation

        Some of the products we offer and our operations are subject to a number of complex and stringent laws and regulations governing the production, handling, transportation and distribution of chemicals, drugs and other similar products, including the operating and security standards of the United States Drug Enforcement Administration, the Bureau of Alcohol, Tobacco, Firearms and Explosives, the Food and Drug Administration, the Bureau of Industry and Security and various state boards of pharmacy as well as comparable state and foreign agencies. In addition, our logistics activities must comply with the rules and regulations of the Department of Transportation, the Federal Aviation Administration and similar foreign agencies. While we believe we are in compliance in all material respects with such laws and regulations, any non-compliance could result in substantial fines or otherwise restrict our ability to provide competitive distribution services and thereby have an adverse impact on our financial condition. For information on environmental, health and safety matters, see "—Environmental, Health and Safety Matters."

Employees

        As of December 31, 2004, we had approximately 6,000 employees worldwide, including approximately 3,300 employees in North America and approximately 2,700 employees in Europe. Approximately 7% of our employees in North America are represented by unions and virtually all of our employees in Europe are represented by workers' councils and unions. We believe our relations with our employees are good.

Properties

        We own and lease office and warehouse space in North America and Europe. We maintain our corporate headquarters in West Chester, Pennsylvania, where we lease 97,516 square feet of office space for executive, financial, information systems, marketing and other administrative activities. We also lease in Europe 24,030 square feet of office space for executive, financial, information systems, marketing and other administrative activities. As of December 31, 2004, the following table sets forth information with respect to our significant distribution, manufacturing and other office facilities:

Location	Owned/Leased	Size	Type of Facility
Batavia, Illinois	Owned	300,000 sq. ft.	Distribution Center
Briare, France	Owned/Leased	358,675 sq. ft.	Distribution/Manufacturing Center
Bridgeport, New Jersey	Owned/Leased	466,776 sq. ft.	Distribution Center
Brisbane, California	Leased	248,280 sq. ft.	Distribution Center
Bruchsal, Germany	Owned	108,339 sq. ft.	Distribution Center
Buffalo, New York	Owned	127,000 sq. ft.	Distribution Center
Darmstadt, Germany	Leased	45,348 sq. ft.	Offices
Denver, Colorado	Leased	130,091 sq. ft.	Distribution Center
Haasrode, Belgium	Owned	201,447 sq. ft.	Distribution/Manufacturing Center
Karlskoga, Sweden	Leased	129,167 sq. ft.	Distribution Center
Lutterworth, United Kingdom	Leased	183,205 sq. ft.	Distribution Center
Milan, Italy	Leased	13,563 sq. ft.	Distribution Center
Mississauga, Ontario, Canada	Leased	114,000 sq. ft.	Distribution Center
Mollet del Valles, Spain	Leased	33,480 sq. ft.	Offices/Distribution Center
Rochester, New York	Owned	286,260 sq. ft.	Distribution/Manufacturing Center
Suwanee, Georgia	Leased	168,925 sq. ft.	Distribution Center

        We also lease over 20 service centers in North America and Europe which support our sales and warehouse functions.

Legal Proceedings

        Our business involves a risk of product liability and other claims in the ordinary course of business. We maintain insurance policies, including product liability insurance, and in many cases we have indemnification rights against such claims from the manufacturers of the products we distribute. We cannot assure you that our insurance coverage or the manufacturers' indemnities will be available in all pending or any future cases brought against us. In addition, our ability to recover under insurance or indemnification arrangements is subject to the financial viability of the insurers and manufacturers. Insurance for some liabilities, including asbestos, is not available. Accordingly, we could be subject to uninsured and unindemnified future liabilities, and an unfavorable result in a case for which adequate insurance or indemnification is not available could result in a material impact on our business, financial condition or results of operations.

        From time to time, we are named as a defendant in cases as a result of our distribution of scientific supplies, including litigation resulting from the distribution of products containing asbestos by us and certain of our predecessors. Until 1987, we distributed certain asbestos-containing products primarily for use in laboratories, including pads, protective clothing and laboratory equipment. Individuals who were exposed to these asbestos-containing products have, from time to time, brought claims against us for asbestos-related injuries. We believe that the liabilities associated with asbestos-related claims currently pending against us are not material. While liabilities arising from potential future claims could become material, we currently believe, on the basis of our claims history and related factors, that such potential future claims are not likely to have a material impact on our business, financial condition or results of operations.

Environmental, Health and Safety Matters

        We are subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations, including those pertaining to air emissions, water discharges, the handling, disposal and transport of solid and hazardous materials and wastes, the investigation and remediation of contamination and otherwise relating to health and safety and the protection of the environment and natural resources. As our global operations involve and have involved the handling, transport and distribution of materials that are or could be classified as toxic or hazardous, there is some risk of contamination and environmental damage inherent in our operations and the products we handle, transport and distribute. Our environmental, health and safety liabilities and obligations may result in significant capital expenditures and other costs, which could negatively impact our business, financial condition and results of operations. We may be fined or penalized by regulators for failing to comply with environmental, health and safety laws and regulations. In addition, contamination resulting from our current or past operations may trigger investigation or remediation obligations, which may have a material impact on our business, financial condition and results of operations.

        Based on current information, we believe that any costs we may incur relating to environmental matters will not be material. We cannot be certain, however, that identification of presently unidentified environmental conditions, more vigorous enforcement by regulatory authorities or other unanticipated events will not arise in the future and give rise to additional environmental liabilities, compliance costs or penalties which could have a material impact on our business, financial condition or results of operations. In addition, environmental laws and regulations are constantly evolving and it is not possible to predict accurately the effect they may have in future periods.

MANAGEMENT

Directors and Executive Officers

        The following chart sets forth certain information regarding our directors and executive officers:

Name	Age	Position
James W. Rogers	54	Chief Executive Officer and Chairman
Edward Orzetti	39	Executive Vice President and President, General Lab Business
Jack Wyszomierski	49	Executive Vice President and Chief Financial Officer
Stephen Kunst	56	Senior Vice President, General Counsel and Secretary
Matthew Malenfant	43	Senior Vice President, Supplier Management and Services
Charles Canfield	55	Senior Vice President, Human Resources
Theodore Pulkownik	47	Senior Vice President, Strategy and Business Development
B. Charles Ames	79	Director
Joseph F. Eckroth, Jr.	46	Director
Dr. Lewis S. Edelheit	62	Director
Brian P. Kelley	44	Director
Joseph L. Rice, III	73	Director
Axel Ruckert	58	Director
Richard J. Schnall	35	Director
Carl T. Stocker	61	Director
Robert J. Zollars	47	Director

        Each of our directors will hold office until our next annual meeting or until a successor is elected or appointed. None of our executive officers or directors has any familial relationship with any other director or executive officer. "Familial relationship" for the purposes of this section means any relationship by blood, marriage or adoption, not more remote than first cousin.

        James W. Rogers is our Chief Executive Officer and Chairman, positions he has held since May 2005 and the Acquisition, respectively. Mr. Rogers is an operating principal of CD&R. Prior to joining CD&R in 1998, Mr. Rogers was a Senior Vice President and a member of the Corporate Executive Council of General Electric Company. From 1995 to 1998, Mr. Rogers was President and Chief Executive Officer of GE Industrial Control Systems. Mr. Rogers is a limited partner of CD&R Associates VI Limited Partnership, and a director and stockholder of CD&R Investment Associates VI, Inc. Mr. Rogers is currently the Chairman of the Board of Directors of SIRVA, Inc. Mr. Rogers holds a Bachelor of Arts in economics from Rutgers College.

        Edward Orzetti is our Executive Vice President and President, General Lab Business, positions he has held since May 2004. Prior to joining us in 2004, Mr. Orzetti was the President of Textron Fluid & Power, one of Textron, Inc.'s industrial business segments, from 2003 until 2004, and Textron's Vice President Enterprise Excellence from 2000 until 2003. From 1995 until 2000, Mr. Orzetti held various positions with the General Electric Company, most recently serving as general manager, supply chain management, for GE Supply in 2000. While at General Electric, Mr. Orzetti also directed its central European sourcing operations in the Czech Republic. Mr. Orzetti served for several years as an officer and helicopter pilot in the U.S. Army and holds a Bachelor of Science in mechanical engineering from the United States Military Academy at West Point. Mr. Orzetti also holds a Masters of Science in administration and human resource management from Central Michigan University and a Masters of Science in management, operations and strategy from the Sloan School of Management at the Massachusetts Institute of Technology.

        Jack Wyszomierski is our Executive Vice President and Chief Financial Officer, a position he has held since June 2004. Prior to joining us in 2004, Mr. Wyszomierski spent over 20 years at the Schering-Plough Corporation, a corporation that develops and markets prescription drugs, animal health products, over-the-counter drugs and personal care products. Mr. Wyszomierski held a variety of positions at Schering-Plough, most recently serving as Executive Vice President and Chief Financial Officer from 1996 until 2003. Mr. Wyszomierski is a member of the Board of Directors and the Chairman of the Audit Committee of Exelixis Corporation. Mr. Wyszomierski holds a Bachelor of Science and a Masters of Science from Carnegie Mellon University.

        Stephen Kunst is our Senior Vice President, General Counsel and Secretary, a position he has held since 2001. Mr. Kunst joined Merck KGaA's U.S. group in 1984 and, prior to assuming his present position with us, he served as counsel for EM Diagnostic Systems, Inc. from 1987 to 1989, and EMD Chemicals, Inc. from 1989 to 2001, both of which were subsidiaries of Merck KGaA.

        Matthew Malenfant is our Senior Vice President, Supplier Management and Services, a position he has held since May 2005. Mr. Malenfant joined us in 1995 when we acquired Baxter International's industrial distribution business, which was the successor to American Hospital Supply Corporation. Prior to assuming his present position with us, Mr. Malenfant served as our Senior Vice President of Sales for the Eastern Zone from 1997 to 1999, as our Senior Vice President Marketing and Global Sourcing from 1999 to 2004, and as our Senior Vice President Global Marketing. Mr. Malenfant graduated from Arizona State University in 1985 with a Bachelor of Arts in Marketing and a Bachelor of Science in Communication.

        Charles Canfield is our Senior Vice President, Human Resources, a position he has held since July 2004. Prior to joining us in 2004, Mr. Canfield was the Senior Vice President, Human Resources and Communications, of the Ondeo Nalco Company from 2001 until 2003. Before joining Ondeo Nalco, Mr. Canfield had a long tenure with Moore Corporation Limited, a company specializing in the manufacture of business forms. Mr. Canfield began his career at Moore in 1973, most recently serving as the President of Moore's Canadian operating division from 1997 until 1998, and as Moore's Vice President, Corporate Human Resources and Communications, from 1988 until 1997 and from 1998 until 2001. Mr. Canfield is a member of the Board of Directors of the Human Resources Management Association of Chicago. Mr. Canfield holds a Bachelor of Science from California State University and a Masters of Business Administration from the University of Toronto.

        Theodore Pulkownik is our Senior Vice President, Strategy and Business Development, a position he has held since July 2004. Prior to joining us in 2004, Mr. Pulkownik held two positions with Standard & Poor's, which is a division of the McGraw-Hill Companies. From 2002 until 2004, Mr. Pulkownik was a Managing Director of Standard & Poor's Corporate Value Consulting, and from 2000 to 2002, Mr. Pulkownik was the Senior Vice President, Business Development, for Standard & Poor's. Before joining Standard & Poor's, Mr. Pulkownik was a Senior Vice President for Holberg Industries, a diversified private holding company located in Greenwich, Connecticut, from 1999 until 2000. From 1997 until 1999, Mr. Pulkownik was a Managing Director, Corporate Business and Development, for General Electric Capital Corporation. Mr. Pulkownik holds a Bachelor of Business Administration from the University of Wisconsin and a Masters of Business Administration from the University of Michigan.

        B. Charles Ames is one of our directors, a position he has held since the Acquisition. Mr. Ames is Vice Chairman and a principal of CD&R. Prior to joining CD&R in 1987, Mr. Ames served as Chairman and Chief Executive Officer of Reliance Electric Company, Chief Executive Officer of Acme Cleveland Corporation, and Chief Executive Officer and Chairman of The Uniroyal Goodrich Tire Company. Mr. Ames' family trust is a limited partner of CD&R Associates VI Limited Partnership. Mr. Ames is a director and stockholder of CD&R Investment Associates VI, Inc. He also serves on the Boards of Directors of Lexmark International, Inc. and Remington Arms Company, Inc. Mr. Ames

holds a Ph.B from Illinois Wesleyan University and a Masters of Business Administration from Harvard Business School.

        Joseph F. Eckroth, Jr. is one of our directors, a position he has held since November 9, 2004. Mr. Eckroth is the Chief Information Officer for Mattel, Inc., a position he has held since 2000. Prior to joining Mattel, Inc., Mr. Eckroth served as an information technology executive for the General Electric Company from 1996 until 2000, where he was the Chief Information Officer for the GE Medical Systems and GE Industrial Systems business units. Prior to joining General Electric, Mr. Eckroth served in a variety of positions for the Northrop Grumman Corporation from 1985 until 1996, most recently as Director of Information Systems and Technology. Mr. Eckroth holds a Bachelor of Science from the University of La Verne and a Masters of Business Administration from Pepperdine University School of Business and Management.

        Dr. Lewis S. Edelheit is one of our directors, a position he has held since August 31, 2004. Dr. Edelheit retired from his position as the Senior Vice President, Corporate Research and Development, for the General Electric Company in 2001. Dr. Edelheit began his long tenure at General Electric as a physicist in the General Electric Research and Development Center in 1969, and returned to General Electric in 1991 to head its research and development efforts after a stint as the President and Chief Executive Officer of Quantum Medical Systems from 1986 until 1991. Dr. Edelheit is a member of the National Academy of Engineering, and a Fellow of the American Physical Society. Dr. Edelheit serves as a director of Silicon Graphics, Inc., Sonic Innovations, Inc. and Hubspan, Inc. Dr. Edelheit holds a Bachelor of Science, a Masters of Science and a Ph.D. from the University of Illinois.

        Brian P. Kelley is one of our directors, a position he has held since August 31, 2004. Mr. Kelley is the President and Chief Executive Officer of SIRVA, Inc., a position he has held since 2002. Prior to joining SIRVA, Inc., Mr. Kelley was an executive for the Ford Motor Company, serving as the President of Ford's Lincoln Mercury business from 2001 until 2002, and as Ford's Vice President of Global Consumer Services from 1998 until 2001. Prior to joining Ford, Mr. Kelley was a senior executive for General Electric Company from 1994 until 1998. Mr. Kelley began his career at Procter & Gamble in 1983, where he was ultimately responsible for some of the company's most recognized brand names. Mr. Kelley also serves as a director of SIRVA, Inc. Mr. Kelley received a Bachelor of Arts in economics from The College of Holy Cross.

        Joseph L. Rice, III is one of our directors, a position he has held since shortly after the Acquisition. Mr. Rice is one of the original partners of CD&R. Mr. Rice has spent the major portion of his business career in private equity. After graduating from law school in 1960, Mr. Rice practiced law with Sullivan & Cromwell until 1966 when he entered the private equity business. In 1969, Mr. Rice co-founded Gibbons, Green & Rice, and in 1978, CD&R. Mr. Rice is a Trustee of The Chapin School, a Trustee Emeritus of Williams College and a member of the Board of Trustees of The Manhattan Institute, INSEAD's International Council and the JPMorgan National Advisory Board. Mr. Rice is a limited partner of CD&R Associates VI Limited Partnership, and a director and stockholder of CD&R Investment Associates VI, Inc. Mr. Rice is a Director of Italtel Holding S.p.A. and Uniroyal Holding, Inc. After graduating from Williams in 1954, Mr. Rice enlisted in the United State Marine Corps and served as a Lieutenant from 1954 to 1957. Mr. Rice then earned his law degree at Harvard Law School.

        Axel Ruckert is one of our directors, a position he has held since August 31, 2004. Mr. Ruckert is the President of Management Partenaires, a French firm specializing in turn-around management of companies experiencing financial difficulties. Since founding Management Partenaires in 1984, Mr. Ruckert has held executive positions with several companies while working to implement strategic restructurings of these companies, most recently serving as the Chairman and Chief Executive Officer of Getronics, an information technology services company, in 2003. Prior to working at Getronics,

Mr. Ruckert was the Chief Executive Officer of Philips Consumer Communications from 2001 until 2002, and the Chief Operating Officer of BSN Glasspack, a European glass container manufacturer, from 1999 until 2000. Mr. Ruckert received a Master of Political Science and Economics at the Free University of Berlin and the University of Cologne.

        Richard J. Schnall is one of our directors, a position he has held since the Acquisition. Mr. Schnall is a financial principal of CD&R. Prior to joining CD&R in 1996, he worked in the Investment Banking division of Donaldson, Lufkin & Jenrette, Inc. and Smith Barney & Co. Mr. Schnall is a limited partner of CD&R Associates VI Limited Partnership, and a director and stockholder of CD&R Investment Associates VI, Inc. He serves as a director of Brake Bros plc, and SIRVA, Inc. Mr. Schnall is a graduate of the Wharton School of Business at the University of Pennsylvania and holds a Masters of Business Administration from Harvard Business School.

        Carl T. Stocker is one of our directors, a position he has held since August 31, 2004. Since 1997, Mr. Stocker has owned and managed his own acquisition, investment and consulting company, CTS Enterprises, LLC. Prior to that time, Mr. Stocker served as the chief financial executive of General Electric's Industrial Systems business from 1990 until 1996, and the chief information executive from 1992 until 1996. Mr. Stocker was also a member of General Electric's Corporate Finance and Information Technology Councils during these same periods, and served as a senior integration leader for the Space Systems Division created by General Electric's acquisition of RCA. Mr. Stocker is a director of SIRVA, Inc. Mr. Stocker graduated from Wright State University in 1970 after serving with the U.S. Army.

        Robert J. Zollars is one of our directors, a position he has held since August 31, 2004. Since 1999, Mr. Zollars has been the Chairman and CEO of Neoforma, Inc., a healthcare technology company focusing on the supply chain. Prior to joining Neoforma, Mr. Zollars was the EVP and Group President of Cardinal Health, Inc., from 1997 until 1999, and was responsible for five of their wholly-owned subsidiaries. From 1992 until 1996, Mr. Zollars was the President of the Hospital Supply and Scientific Product distribution business at Baxter International. Mr. Zollars serves as a director of For Health Technologies and Alliance Medical Corp. Mr. Zollars is the Chairman of the Center for Services Leadership at Arizona State University, and is a member of the Young Presidents Organization. Mr. Zollars is a graduate of Arizona State University and holds a Masters of Business Administration from John F. Kennedy University.

Composition of our Board of Directors

        Our business and affairs are managed under the direction of our board of directors. Our board is composed of ten directors, none of whom, with the exception of Mr. Rogers, are executive officers of our company.

Audit Committee

        Our audit committee currently consists of Dr. Lewis S. Edelheit, Joseph L. Rice, III, Axel Ruckert, Richard J. Schnall, and Carl T. Stocker. Our board of directors has determined that Carl T. Stocker is the current audit committee financial expert serving on the audit committee for purposes of the Securities and Exchange Act of 1934. Mr. Stocker is an independent director within the meaning of the Securities and Exchange Act of 1934. Our audit committee has responsibility for, among other things, assisting our board of directors in monitoring:

  •
  the quality of our financial reporting and other internal control processes,

  •
  the quality and integrity of our financial statements,

  •
  the independent auditor's qualifications and independence,

  •
  the performance of our internal audit function and independent auditors, and

  •
  our compliance with legal and regulatory requirements and its code of conduct.

Compensation of Directors

        Our directors who are not also our employees or employees or principals of CD&R are compensated pursuant to our Directors Compensation Policy. Under this policy, such directors receive an annual retainer fee of $70,000, at least 50% of which is payable in shares of CDRV Investors common stock granted under the CDRV Investors, Inc. Stock Incentive Plan described below. Directors may elect to receive up to 100% percent of their annual retainer fee in shares granted under the CDRV Investors, Inc. Stock Incentive Plan.

        Any director serving as the chair of any of the committees of our board of directors will receive an additional $10,000 annual cash retainer fee ($15,000 in the case of the chair of the audit committee of our board of directors).

        During 2004, CDRV Investors offered the opportunity to purchase up to 2,500 shares of its common stock to each of the five persons who became one of our directors on August 31, 2004 and to Joseph Eckroth, Jr., and certain of such directors elected to purchase shares of common stock.

        We do not pay any additional remuneration to any of our directors who are also our employees or who are employees or principals of CD&R, however all such directors are reimbursed for reasonable travel and lodging expenses incurred to attend meetings of our board of directors or a committee thereof.

Compensation of Executive Officers

        The following table sets forth the compensation earned by our former Chief Executive Officer and our four additional most highly compensated executive officers (each, a "named executive officer") for the last two completed fiscal years.

Summary Compensation Table

Name and Principal Position(4)(5)(6)(7)	Year	Salary($)	Bonus($)	Other Annual Compensation ($)(1)	All Other Compensation ($)(2)	Restricted Stock Awards ($)(3)		Number of Securities Underlying Options/SARS
Walter Zywottek Former Director, President and Chief Executive Officer	2004 2003	$560,273 430,500	$252,913 279,825	$14,890 14,950	$70,348 1,956	$	— —	22,500 —
Edward Orzetti Executive Vice President and President, General Lab Business	2004 2003	343,763 —	344,138 —	20,465 —	109,260 —		280,000 —	45,000 —
Jack Wyszomierski Executive Vice President and Chief Financial Officer	2004 2003	192,287 —	163,400 —	7,795 —	48,738 —		— —	20,000 —
Stephen Kunst Senior Vice President and General Counsel	2004 2003	252,380 246,000	75,911 173,015	14,190 10,643	22,898 5,832		— —	4,800 —
George Gunther Former Senior Vice President and Chief Information Officer	2004 2003	229,560 222,900	42,950 171,335	14,190 14,190	16,086 3,550		— —	3,000 —

(1)
Amounts reported include automobile allowances for 2004 of $14,190 for Messrs. Zywottek, Kunst and Gunther and automobile allowances of $9,066 and $7,795 for Messrs. Orzetti and Wyszomierski. The 2004 amount reported for Mr. Orzetti includes a housing allowance of $11,399. Amounts reported include automobile allowances for 2003 of $14,190 for Messrs. Zywottek and Gunther, and an automobile allowance of $10,643 for Mr. Kunst.

(2)
Amounts reported for 2004 include (a) respective special payments of $54,450, $108,900, $48,400, $11,616 and $7,260 to Messrs. Zywottek, Orzetti, Wyszomierski, Kunst and Gunther earned in connection with the December 16, 2004 issuance by CDRV Investors of the old notes and a related special distribution to CDRV Investors stockholders, (b) payments to Messrs. Zywottek, Kunst, and Gunther of $13,240, $5,166 and $5,166 in settlement of our obligations under a predecessor bonus plan that was terminated in connection with the Acquisition, (c) a contribution to our 401(k) or other defined contribution retirement plan of $5,068 for Mr. Kunst and $3,444 for Mr. Gunther and (d) imputed value of guaranteed term life insurance policies for Messrs. Zywottek, Orzetti, Wyszomierski, Kunst and Gunther of $2,658, $360, $338, $1,048 and $216. Amounts reported for 2003 include (a) a contribution to our 401(k) or other defined contribution retirement plan of $4,821 for Mr. Kunst and $3,343 for Mr. Gunther and (b) imputed value of guaranteed term life insurance policies for Messrs. Zywottek, Kunst and Gunther of $1,956, $1,011 and $207.

(3)
Mr. Orzetti was granted 5,000 CDRV Investors restricted stock units in connection with his commencement of employment. The value of Mr. Orzetti's restricted stock unit grant is shown based on the value of an unrestricted share of CDRV Investors common stock as of December 31, 2004. Mr. Orzetti is not entitled to receive any dividends on his restricted stock units.

(4)
Mr. Zywottek was our President, Chief Executive Officer and Director until May 2005. Effective as of May 2005, James W. Rogers, the current Chairman of our Board and an employee of CD&R, was elected to the additional position of Chief Executive Officer. Mr. Rogers will not receive any compensation from us for serving as our Chief Executive Officer, although the management fee payable to CD&R under the consulting agreement described under "Certain Relationships and Related Party Transactions—Consulting Agreement" will be increased by $500,000 for as long as Mr. Rogers remains our Chief Executive Officer.

(5)
Mr. Orzetti became our Executive Vice President and President, General Lab Business in May 2004.

(6)
Mr. Wyszomierski became our Executive Vice President and Chief Financial Officer in June 2004.

(7)
Mr. Gunther was our Senior Vice President and Chief Information Officer until March 2005.

Option Grants in Last Fiscal Year

        The following table shows all grants of stock options to the named executive officers during fiscal year 2004 under the CDRV Investors, Inc. Stock Incentive Plan described below.

					Potential Realized Value at Assumed Annual Rates of Stock Appreciation for Option Term
	Number of Securities Underlying Options Granted(1)
		% of Total Options Granted to Employees in Fiscal Year
Name(4)			Exercise Price ($/Sh)(2)	Expiration Date
					5%(3)	10%(3)
Walter Zywottek	22,500	4.63%	$50.52	9/30/2014	$714,865	$1,811,607
Edward Orzetti	45,000	9.26%	50.52	9/30/2014	1,429,729	3,623,214
Jack Wyszomierski	20,000	4.12%	50.52	9/30/2014	635,435	1,610,317
Stephen Kunst	4,800	0.99%	50.52	9/30/2014	152,504	386,476
George Gunther	3,000	0.62%	50.52	9/30/2014	95,315	241,548

(1)
All options were granted under the CDRV Investors, Inc. Stock Incentive Plan and generally become vested and exercisable in five equal installments beginning on the first anniversary of the grant date, subject to continued employment.

(2)
All options were originally granted with an exercise price per share of $100.00, which was the fair market value of the underlying stock on the date of grant. In connection with the December 16, 2004 issuance by CDRV Investors of the old notes and a related special distribution to CDRV Investors stockholders, the exercise price of each option was adjusted to $50.52 pursuant to the antidilution provision of the CDRV Investors, Inc. Stock Incentive Plan.

(3)
Potential realizable value is based on the assumed annual growth for each of the grants, shown over their option term. Actual gains, if any, on stock option exercises are dependent on the future value of the stock.

(4)
All options held by Mr. Zywottek and Mr. Gunther were terminated in connection with their termination of employment with us in 2005.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

        The following table shows aggregate exercises of stock options in the 2004 fiscal year by the named executive officers and the value of unexercised stock options held by the named executive officers at December 31, 2004. All options were granted under the CDRV Investors, Inc. Stock Incentive Plan.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY End Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at FY End Exercisable/ Unexercisable(1)
Walter Zywottek	—	—	0/22,500	$0/123,300
Edward Orzetti	—	—	0/45,000	0/246,600
Jack Wyszomierski	—	—	0/20,000	0/109,600
Stephen Kunst	—	—	0/4,800	0/26,304
George Gunther	—	—	0/3,000	0/16,440

(1)
The "Value of Unexercised In-the-Money Options at FY End" is the aggregate number of unexercised options on December 31, 2004 multiplied by the difference between the exercise price for each option and the fair market value of a share of CDRV Investors common stock on December 31, 2004 ($56.00). The actual value, if any, that will be realized upon the exercise of an option will depend upon the difference between the exercise price of the option and the fair market value of the CDRV Investors common stock on the date that the option is exercised.

Employment Agreements With Named Executive Officers

        Mr. Zywottek.    Prior to his termination of employment with us in May 2005, we were parties to an employment agreement with Mr. Zywottek. As of December 31, 2004, Mr. Zywottek received an annual base salary of $600,000 and a target annual bonus equal to 100% of his base salary.

        In connection with his termination of employment, Mr. Zywottek will receive continued payment of his health benefits until September 1, 2005, but will not receive any severance or other additional compensation pursuant to his employment agreement.

        Mr. Orzetti.    In May 2004, Mr. Orzetti joined us as our new Executive Vice President and President, General Lab Business, and entered into an employment agreement with us upon his commencement of employment. Pursuant to his employment agreement and as of December 31, 2004, Mr. Orzetti receives an annual base salary of $550,020 and is also eligible to receive an annual bonus that becomes earned based on the achievement of objectives established under our applicable bonus plan. Mr. Orzetti's target annual bonus is equal to 100% of his base salary.

        Mr. Orzetti's agreement does not have a fixed term. However, if we terminate Mr. Orzetti's employment without cause, he will be entitled to continued payment of his then current base salary and continued health benefits for a period equal to the earlier of one year following any such termination or the date that he obtains new employment. Pursuant to Mr. Orzetti's employment agreement, he also received an award of 5,000 CDRV Investors restricted stock units that will generally vest on the seventh anniversary of his commencement of employment with us. Mr. Orzetti's restricted stock units will all vest earlier in certain circumstances if we undergo a public offering or if we are sold to a third party unrelated to CD&R.

        Mr. Orzetti was offered the opportunity to participate in the initial offering under CDRV Investors' new stock incentive plan pursuant to his employment agreement.

        Mr. Wyszomierski.    In June 2004, Mr. Wyszomierski joined us as our new Executive Vice President and Chief Financial Officer, and entered into an employment agreement with us upon his commencement of employment. Mr. Wyszomierski's agreement does not have a fixed term. Pursuant to his employment agreement and as of December 31, 2004, Mr. Wyszomierski receives an annual base salary of $350,000 and is also eligible to receive an annual bonus that becomes earned based on the achievement of objectives established under our applicable bonus plan. Mr. Wyszomierski's target annual bonus is equal to 85% of his base salary.

        Mr. Wyszomierski was offered the opportunity to participate in the initial offering under CDRV Investors' new stock incentive plan pursuant to his employment agreement.

        Mr. Kunst.    We are party to an employment agreement with Mr. Kunst pursuant to which he receives an annual base salary of $253,380 as of December 31, 2004. Mr. Kunst's base salary will be reviewed at least annually, and may be increased (but not decreased) based upon his performance and consistent with our compensation practices. Mr. Kunst is also eligible to receive an annual bonus pursuant to his employment agreement that becomes earned based on the achievement of objectives established under our applicable bonus plan. As of December 31, 2004, Mr. Kunst's target annual bonus was equal to 75% of his base salary.

        The employment agreement for Mr. Kunst has an initial three-year term that is automatically extended for consecutive one-year periods unless either party chooses not to renew the agreement. Mr. Kunst's agreement provides that if we terminate his employment without cause (as defined in the employment agreement), fail to renew his agreement at the end of any initial or any extended term, or materially demote (as so defined) him, then he will be entitled to continued payment of his then current base salary and target annual bonus for a period of two years following any such termination or non-renewal.

        Mr. Gunther.    Prior to his termination of employment with us in March 2005, we were parties to an employment agreement with Mr. Gunther. As of December 31, 2004, Mr. Gunther had an annual base salary of $229,560, and a target annual bonus opportunity equal to 75% of his base salary.

        Pursuant to his employment agreement and separation agreement, Mr. Gunther will receive continued payment of his current base salary and target bonus for up to two years following his termination of employment. The total amount of such continued payments is expected to be approximately $803,500. Mr. Gunther will also receive approximately $5,850 for health benefits, and outplacement services with a value not to exceed $21,000.

Pension Plans

        We sponsor various retirement plans for most full-time employees, including defined benefit plans covering Messrs. Orzetti, Wyszomierski, Gunther and Kunst (Mr. Zywottek was a participant in this plan until his termination of employment in 2005).

        Messrs. Orzetti, Wyszomierski, Gunther and Kunst participate in the pension plan we sponsor covering substantially all of our full-time United States employees (except employees covered by collective bargaining agreements who participate in independently operated plans). As in effect as of December 31, 2004, annual retirement benefits under the pension plan are generally calculated as the greater of:

  •
  a participant's years of credited service multiplied by $240, and

  •
  1% of a participant's average annual compensation earned in the consecutive five year period during which the participant was most highly paid (referred to as "final average earnings"), plus an additional 0.75% of final average earnings in excess of one third of the Social Security taxable wage base in the year the participant terminates employment, in each case multiplied by the participant's years of credited service (up to a maximum of 33 years).

        Under the pension plan, final average earnings includes the participant's salary and bonus indicated earlier under the heading "—Summary Compensation Table," as well as any other bonus or severance payments that a participant may become entitled to. Because the pension plan complies with ERISA and Code maximum compensation and defined benefit limitations, certain of the annual retirement benefits indicated in the table below will be paid pursuant to an unfunded benefit equalization plan, or supplemental plan, of the type permitted by ERISA. The following table shows the estimated annual benefits payable upon retirement to persons in specified remuneration and years of service classifications under the pension plan and supplemental plan.

	Estimated Annual Pension (Years of Service)
Remuneration
	15	20	25	30	35
$125,000	$29,516	$39,355	$49,194	$59,033	$64,936
150,000	36,079	48,105	60,131	72,158	79,373
175,000	42,641	56,855	71,069	85,283	93,811
200,000	49,204	65,605	82,006	98,408	108,248
225,000	55,766	74,355	92,944	111,533	122,686
250,000	62,329	83,105	103,881	124,658	137,123
300,000	75,454	100,605	125,756	150,908	165,998
400,000	101,704	135,605	169,506	203,408	223,748
450,000	114,829	153,105	191,381	229,658	252,623
500,000	127,954	170,605	213,256	255,908	281,498
550,000	141,079	188,105	235,131	282,158	310,373
600,000	154,204	205,605	257,006	308,407	339,248
650,000	167,329	223,105	278,881	334,658	368,123
700,000	180,454	240,605	300,756	360,908	396,998
750,000	193,579	258,105	322,631	387,158	425,873
800,000	206,704	275,605	344,506	413,408	454,748
850,000	219,829	293,105	366,381	439,658	483,623

        As of December 31, 2004, Messrs. Zywottek, Orzetti and Wyszomierski have less than 1 year of credited service and Messrs. Gunther and Kunst have, for purposes of both the pension plan and the supplemental plan, an estimated 5 and 4 years of respective credited service. Benefits shown in the table above are computed on the basis of straight life annuity benefits, and are not subject to deduction or offset.

New Stock Incentive Plan

  General

        In connection with the Acquisition, CDRV Investors adopted the CDRV Investors, Inc. Stock Incentive Plan. Under this plan, CDRV Investors' board of directors may grant rights to purchase shares of CDRV Investors' common stock and options to purchase shares of CDRV Investors' common stock to any of our executive officers or other employees, including our named executive officers. Under the plan, the board of directors may also grant shares of CDRV Investors' common stock, rights to purchase shares of CDRV Investors' common stock and other share-based awards to our directors who are not also our employees. A total of 1,300,000 shares of CDRV Investors' common stock are available for all types of awards under this plan, however the number of available shares will be automatically reduced by shares covered by awards offered but not granted as part of our initial grants following the Acquisition. Shares subject to options that are forfeited, canceled or otherwise terminated will again be available for grant under the plan.

  Initial Offering

        Shortly after the Acquisition, CDRV Investors made an initial offering of awards under the plan to certain of our officers and employees. Such participants were offered the opportunity to purchase shares of CDRV Investors' common stock for a purchase price equal to $100.00 per share, which we believe was the fair market value of a share on the offer date. Those employees who are not also executive officers of ours were offered financing assistance to help purchase their shares of common stock, either through a loan facility that we arranged through a third-party financial institution or, in certain limited circumstances, directly from us. As part of the offering, participants who elected to purchase a number of shares within the range offered to them were granted non-qualified options under the plan to purchase two additional shares (certain of our named executive officers were granted options to purchase three shares for each share they purchased). The options were all granted with an exercise price of $100.00.

        Additionally, CDRV Investors offered each of our six non-employee directors the opportunity to purchase up to 2,500 shares of its common stock for a purchase price equal to $100.00 per share. Directors were not offered the opportunity to receive any options.

  Shares

        Shares purchased under the plan by our officers, employees and directors will be fully vested, but will be subject to several transfer restrictions that apply prior to a public offering by CDRV Investors. Prior to a public offering, shares may only be transferred if the transfer does not subject CDRV Investors to reporting requirements under federal securities laws. Additionally, prior to a public offering, CDRV Investors and CD&R Fund VI have a right of first refusal that requires participants to first offer any shares they wish to transfer to CDRV Investors and CD&R Fund VI.

        Shares purchased by our officers and employees may generally be repurchased by CDRV Investors and/or CD&R Fund VI for their fair market value upon a participant's termination of employment prior to a public offering (and, upon certain terminations of employment, our officers and employees may require CDRV Investors to repurchase their purchased shares for their fair market value). All participants may also be required to sell their shares at the same price and on the same terms as CD&R Fund VI, if CD&R Fund VI enters into certain transactions with a third party purchaser at any time before there is a public market for the shares of CDRV Investors.

  Options

        Options granted under the plan will generally vest ratably over a five-year time period, subject to the participant's continued employment with us. However, the vesting of options will be accelerated upon certain terminations of employment, such as due to death or disability, and if CDRV Investors experiences a change in control (as defined in the plan) where substitute options with substantially equivalent terms and economic value are not substituted for existing options in place of accelerated vesting. CDRV Investors' board of directors also has the discretion to accelerate the vesting of options at any time and from time to time.

        Options will generally expire on the tenth anniversary of the grant date. However, any options that are unvested after a participant's employment terminates will terminate immediately. The term of vested options will also be reduced if a participant terminates employment with us—vested options will terminate on the earlier of (i) the 60th day after the termination of employment (180th day in the case of terminations due to death, disability or retirement at or after normal retirement age), (ii) the expiration of the normal 10-year term, and (iii) the date that options are cancelled in connection with a change in control. If a participant's employment with us is terminated for cause, all options held by the participant, whether vested or unvested, will immediately be terminated.

        Options granted under the plan cannot be transferred or assigned other than upon a participant's death by will or by the laws of descent. If CDRV Investors or CD&R Fund VI choose to exercise their repurchase rights, options may also be transferred to CDRV Investors or to CD&R Fund VI for their fair market value (measured as the fair market value of CDRV Investors' common stock minus the option exercise price) upon a participant's termination of employment prior to a public offering.

        The plan also contains a special provision that may apply to certain of our officers and employees if CDRV Investors experiences a change in control. If CDRV Investors experiences a change in control and, as a result, the accelerated vesting of a participant's options (or any other payments) would cause the participant to become subject to a special U.S. tax called the "Golden Parachute Excise Tax," then payments in respect of options and any other payments will be reduced to the extent necessary to prevent the participant from being subject to this tax.

        As of December 31, 2004, the Company had closed the initial offering in respect of 198 of our officers and employees, and 4 of our directors. In the initial offering, these officers, employees, and directors purchased a total of 239,835 shares and were granted options to purchase 485,990 shares under the Plan. The net proceeds of this initial offering were approximately $23.8 million. In connection with the December 16, 2004 offering of our 9 5/8% Senior Discount Notes due 2015, the net proceeds of the offering were paid as a special dividend to our stockholders and the exercise price of each option was adjusted to $50.52 per share pursuant to the antidilution provision of the CDRV Investors, Inc. Stock Incentive Plan. As a result of the special divided distribution, the Company recorded compensation expense of approximately $1.2 million.

        In February 2005, the Company closed the purchase of 446 shares by one of our directors. In April and May 2005, sixteen of our employees purchased a total of 30,139 shares and were granted options to purchase 60,278 shares.

Code of Ethics

        The Company has adopted the VWR International, Inc. Code of Ethics and Conduct (the "Code"), a code of ethics as defined under Regulation S-K promulgated under the Securities Act of 1933, that applies to all of the Company's employees including the Company's Chief Executive Officer, Chief Financial Officer, Corporate Controller and all professionals in finance and finance-related departments. This Code is available on the Company's website at www.vwr.com on the About VWR portion of the site. The Company intends to satisfy its disclosure obligations under Item 10 of Form 8-K by posting information about amendments to, or waivers from, a provision of the Code that apply to the Company's Chief Executive Officer, Chief Financial Officer, and Corporate Controller on the Company's website at the address above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table lists all shares of common stock of CDRV Investors beneficially owned by the following holders as of May 16, 2005:

  •
  each stockholder known to us to beneficially own more than 5% of the outstanding shares of CDRV Investors' common stock,

  •
  each named executive officer,

  •
  each director, and

  •
  all executive officers and directors as a group.

	Shares Outstanding
Name and Address of Beneficial Owner(1)
	Number	Percent
Clayton, Dubilier & Rice Fund VI Limited Partnership(2)	4,200,000	72.78
Banc of America Capital Investors, L.P.(3)	350,000	6.06
James W. Rogers(6)	0	*
Walter Zywottek(4)	7,500	*
Edward Orzetti	15,000	*
Jack Wyszomierski	10,000	*
Stephen Kunst	2,400	*
George Gunther(5)	0	*
B. Charles Ames(6)	0	*
Joseph F. Eckroth, Jr(7).	1,490	*
Dr. Lewis S. Edelheit	2,488	*
Brian P. Kelley	975	*
Joseph L. Rice, III(6)	0	*
Axel Ruckert	1,129	*
Richard J. Schnall(6)	0	*
Carl T. Stocker	2,987	*
Robert J. Zollars	3,475	*
All directors and executive officers as a group (16 persons)	59,944	1.04

*
Less than 1%

(1)
In accordance with Rule 13d-3 under the Exchange Act, as amended, a person is deemed a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has the right to acquire beneficial ownership of within 60 days. More than one person may be deemed to be a beneficial owner of the same securities. Each of such stockholders has sole voting and investment power as to the shares unless otherwise noted.

(2)
CD&R Associates VI Limited Partnership, a Cayman Islands exempted limited partnership, is the general partner of CD&R Fund VI and has the power to direct CD&R Fund VI as to the voting and disposition of shares held by CD&R Fund VI. CD&R Investment Associates VI, Inc., a Cayman Island exempted company, is the general partner of CD&R Associates VI Limited Partnership and has the power to direct CD&R Associates VI Limited Partnership as to its direction of CD&R Fund VI's voting and disposition of the shares held by CD&R Fund VI. No person controls the voting and disposition of CD&R Investment Associates VI, Inc., with respect to the shares owned by CD&R Fund VI. Each of CD&R Associates VI Limited Partnership and CD&R Investment Associates VI, Inc. expressly disclaims beneficial ownership of the shares owned by CD&R Fund VI. The business address for each of CD&R Fund VI, CD&R Associates VI Limited Partnership and CD&R Investment Associates VI, Inc., is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803.

(3)
Banc of America Capital Investors, L.P. is a Delaware limited partnership. Banc of America Capital Management, L.P., a Delaware limited partnership, is the general partner of Banc of America Capital Investors, L.P. and has the power to direct Banc of America Capital Investors, L.P. as to the voting and disposition of shares held by Banc of America Capital Investors, L.P. BACM I GP, LLC, a Delaware limited liability company, is the general partner of Banc of America Capital Management L.P. and has the power to direct Banc of America Capital Management L.P. as to the voting and disposition of shares held by Banc of America Capital Management L.P. The business address for Banc of America Capital Investors, L.P., Banc of America Capital Management, L.P. and BACM I GP, LLC, is Bank of America Corporate Center, 100 North Tryon Street, 25th Floor, Charlotte, NC 28255.

(4)
Mr. Zywottek was our President, Chief Executive Officer and Director until May 2005.

(5)
Mr. Gunther was our Senior Vice President and Chief Information Officer until March 2005. The 1,500 shares purchased by Mr. Gunther in 2004 under the CDRV Investors, Inc. Stock Incentive Plan were repurchased by us in connection with his termination of employment.

(6)
Does not include 4,200,000 shares owned by Clayton Dubilier & Rice Fund VI Limited Partnership. Messrs. Ames, Rice III, Rogers and Schnall may be deemed to share beneficial ownership of the shares owned of record by Clayton Dubilier & Rice Fund VI Limited Partnership by virtue of their status as stockholders of CD&R Investment Associates VI, Inc., the general partner of CD&R Associates VI Limited Partnership. However, each of Messrs. Ames, Rice III, Rogers and Schnall expressly disclaims beneficial ownership of the shares owned by Clayton Dubilier & Rice Fund VI Limited Partnership.

(7)
Includes 1,090 shares that were purchased by Mr. Eckroth under the CDRV Investors, Inc. Stock Incentive Plan that were immediately transferred to a trust created for the benefit of Mr. Eckroth's family.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Investment Fund Managed by CD&R

        Overview.    As of May 16, 2005 CD&R Fund VI owns approximately 72.78% of the outstanding common stock of CDRV Investors. CD&R Fund VI is a private investment fund managed by CD&R.

        The general partner of CD&R Fund VI is CD&R Associates VI Limited Partnership, a Cayman Islands exempted limited partnership. CD&R Associates VI Limited Partnership's general partner is CD&R Investment Associates VI, Inc., a Cayman Islands exempted company.

        Four of our directors, B. Charles Ames, Joseph L. Rice, III, James W. Rogers and Richard J. Schnall, are principals of CD&R, limited partners (including a family trust of Mr. Ames) of CD&R Associates VI Limited Partnership, and stockholders and directors of CD&R Investment Associates VI, Inc.

        CD&R is a private investment firm organized as a Delaware corporation. CD&R is the manager of a series of investment funds, including CD&R Fund VI. CD&R generally assists in structuring, arranging financing for and negotiating the transactions with companies in which the funds it manages invest. After the consummation of such transactions, CD&R generally provides management and financial consulting services to the companies. Such services include helping companies to establish effective banking, legal and other business relationships and assisting management in developing and implementing strategies for improving their operational, marketing and financial performance.

        Stock Purchase Agreement.    In connection with the Acquisition, CD&R Fund VI and CDRV Acquisition Corporation entered into various agreements, including a stock purchase agreement, dated as of February 15, 2004, with Merck KGaA, pursuant to which CDRV Acquisition Corporation and certain of its affiliates agreed to purchase all of the outstanding capital stock of VWR International Corporation, the holding company of VWR International, Inc., and 10% of the outstanding equity ownership interests of VWR International Immobilien GmbH that we did not own. Pursuant to these agreements, Merck KGaA agreed to not solicit certain of our employees for a period of two years following the completion of the Acquisition. Merck KGaA also agreed to not act as a distributor of certain competitive laboratory products, excluding certain products such as pharmaceutical products and ingredients, in the laboratory field in North America and many Western European countries, or own an interest in any such distributor, subject to certain ownership exceptions. This restriction expires on the third anniversary of the completion of the Acquisition. CD&R Fund VI, on the other hand, agreed to not sell any controlling interest in us or our business to any entity that derives more than 10% of its total revenues from the manufacture, distribution and sale of chemical products for industrial or R&D uses. This restriction expires upon our initial public offering of voting securities. In addition, the parties agreed to certain indemnification obligations for breaches of their respective representations, warranties and covenants.

        Consulting Agreement.    CDRV Investors, CDRV Holdings, Inc., CDRV Acquisition Corporation and CD&R entered into a Consulting Agreement immediately prior to the Acquisition, pursuant to which CD&R provides us with financial advisory and management consulting services following the consummation of the Transactions. We pay CD&R a management fee of $1.5 million annually, which will be reviewed on an annual basis. We paid CD&R a fee of $18.0 million as compensation for performing financial, investment banking, management advisory and other services in connection with the Acquisition, and reimbursed certain CD&R expenses. Effective as of May 15, 2005, the parties entered into a loanout agreement under the Consulting Agreement whereby CD&R agreed to make the services of James W. Rogers, the current Chairman of our Board and a CD&R employee, available to us. The management fee payable to CD&R will be increased by $0.5 million annually for as long as Mr. Rogers remains our Chief Executive Officer.

        Indemnification Agreement.    CDRV Investors, CDRV Holdings, Inc., CDRV Acquisition Corporation and their respective subsidiaries entered into an Indemnification Agreement with CD&R and CD&R Fund VI immediately prior to the Acquisition, pursuant to which, following the consummation of the Transactions, we would indemnify CD&R, CD&R Fund VI, any other investment vehicle managed by CD&R, their respective directors, officers, partners, employees, agents and controlling persons, against certain liabilities arising under federal securities laws, liabilities arising out of the performance of the consulting agreement and certain other claims and liabilities.

        Stock Subscription Agreement.    As of May 16, 2005, CD&R Fund VI owns approximately 72.78% of the outstanding shares of common stock of CDRV Investors. It subscribed for 4,800,000 shares of CDRV Investors' common stock for an aggregate purchase price of $480.0 million pursuant to a Stock Subscription Agreement, dated as of April 7, 2004. Pursuant to that agreement, CD&R Fund VI may designate all of the members of the Board of Directors of CDRV Investors and certain of its direct and indirect subsidiaries. CD&R is also entitled to consult with CDRV Investors with respect to our operations at any time, to have observers attend meetings of its Board of Directors and those of its subsidiaries, including us, and to receive all of its quarterly and annual financial reports and budgets, as well as other documents.

        On June 22, 2004, CD&R Fund VI transferred an aggregate of 500,000 shares of the common stock of CDRV Investors to five of its limited partners, and on December 6, 2004, CD&R Fund VI transferred another 100,000 shares of CDRV Investors' common stock to another of its limited partners, pursuant to transfer agreements among the Company, CD&R Fund VI and each such transferee. Pursuant to the transfer agreements, transferees are entitled to the rights and obligations of a minority stockholder under the Registration and Participation Agreement, dated as of April 7, 2004, including the transfer restrictions, registration rights, tag-along rights and drag-along rights that are described below under the heading "—Registration and Participation Agreement."

Agreements with Management and Other Investors

        Management Equity Offerings.    Shortly after the completion of the Acquisition, CDRV Investors made an initial offering of its shares of common stock and options to purchase shares of its common stock to certain of our officers and employees. All of the executive officers listed under "Management—Directors and Executive Officers," except Mr. Rogers, participated in this initial offering and purchased shares and were granted options to purchase shares in a closing that occurred on September 30, 2004. As part of this initial offering, CDRV Investors also offered our non-employee directors listed under "Management—Directors and Executive Officers" the opportunity to purchase up to 2,500 shares of its common stock. Pursuant to this offer, Messrs. Stocker and Zollars purchased 2,500 shares and Mr. Edelheit purchased 2,000 shares in the closing that occurred on September 30, 2004. Mr. Eckroth purchased 1,090 shares pursuant to this offer in a closing that occurred on December 7, 2004 and Mr. Rucket purchased 446 shares in a closing that occurred on February 24, 2005.

        All CDRV Investors shares and options were offered under the CDRV Investors, Inc. Stock Incentive Plan, which was adopted in connection with the Acquisition. A description of the initial offerings under the CDRV Investors, Inc. Stock Incentive Plan, as well as a description of the key terms of such plan and the shares and options acquired thereunder, is contained under the heading "Management—New Stock Incentive Plan."

Registration and Participation Agreement

        CDRV Investors, CD&R Fund VI and certain other stockholders of CDRV Investors entered into a Registration and Participation Agreement, dated as of April 7, 2004, pursuant to which, among other things:

        Transfer Restrictions.    Until the earlier of the initial public offering of the common stock of CDRV Investors and the fifth anniversary of the agreement, holders of common stock of CDRV Investors other than CD&R Fund VI are subject to certain restrictions on transfer.

        Registration Rights.    Holders of shares of common stock of CDRV Investors, including certain executive officers, are entitled to registration rights for such shares of common stock held by them:

  •
  holders constituting, at any time prior to the initial public offering of the common stock of CDRV Investors, at least 50% and thereafter, at least 25%, of the total registrable securities may request that CDRV Investors use its best efforts to register such securities for public resale,

  •
  following the initial public offering of the common stock of CDRV Investors, under specified circumstances (and if CDRV Investors has qualified for registration on Form S-3), certain holders other than CD&R Fund VI may request that CDRV Investors use its best efforts to register their shares of common stock of CDRV Investors for public resale on Form S-3, and

  •
  if CDRV Investors registers any common stock at any time, either for its account or for the account of any stockholder, the holders of registrable securities are entitled to request that it use its best efforts to include the number of their shares of common stock that, in the opinion of the underwriters, can be sold.

        CDRV Investors will bear all registration expenses (other than underwriting discounts) for the first four registrations, including the fees and expenses of counsel to the selling stockholders. Because only CD&R Fund VI holds more than 50% of its outstanding common stock, it is the only stockholder able to initiate the initial registration by itself. CDRV Investors also will bear the registration expenses (other than underwriting discounts) for two registrations on Form S-3 requested by certain coinvestors of CD&R Fund VI, including the fees and expenses of counsel to the selling stockholders.

        If CDRV Investors files a registration statement under the Securities Act with respect to a public offering of its common stock, no holders of its common stock will be permitted to effect any public sale or distribution of any shares of such stock during the 20 days before and the 180 days (or, in the case of a shelf registration, 90 days) after the effective date of the registration statement (other than as part of the public offering).

        Participation Rights.    Prior to the initial public offering of CDRV Investors, certain holders of the common stock of CDRV Investors have the right to purchase, on a pro rata basis, additional shares of its common stock if CD&R Fund VI or any other investment vehicle managed by CD&R subscribes for additional shares of common stock, excluding any issuances by way of dividends or distributions on in kind, or stock splits, reclassifications, recapitalizations or consolidations.

        Tag-Along Rights.    Prior to such time as a public market has been established for 20% or more of the common stock of CDRV Investors, certain holders of common stock of CDRV Investors other than CD&R Fund VI have the right to participate, on a pro rata basis and subject to the same terms and conditions, in any sale by CD&R Fund VI of more than 10% of its shares of common stock to a third party purchaser or to CDRV Investors.

        Drag-Along Rights.    Prior to such time as a public market has been established for 20% or more of the common stock of CDRV Investors, if CD&R Fund VI intends to sell more than 50% of its shares of common stock of CDRV Investors to a third party purchaser, CD&R Fund VI will have the right to require certain other holders of common stock to participate in such sale, on a pro rata basis and subject to the same terms and conditions.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facility

        On April 7, 2004, we, with a syndicate of lenders, led by Deutsche Bank AG, New York Branch, as administrative agent, Citicorp North America Inc., as syndication agent and Bank of America, N.A., BNP Paribas and Barclays Bank PLC, as documentation agents, entered into a new senior secured credit agreement pursuant to which the Senior Secured Credit Facility is provided. VWR International is the borrower under the Senior Secured Credit Facility. The following summary is a description of the principal terms of the senior secured credit agreement and the related documents governing the Senior Secured Credit Facility, which we refer to as the credit documentation.

        The Senior Secured Credit Facility consists of (1) a term loan facility providing for a loan denominated in Euros in an initial aggregate principal amount equal to €145.0 million, (2) a term loan facility providing for a term loan denominated in U.S. dollars in an initial aggregate principal amount equal to $415.0 million, and (3) a multi-currency revolving credit facility, providing for up to $150.0 million in multi-currency revolving loans to the borrower (including standby and commercial letters of credit) outstanding at any time. Following a prepayment of $50.0 million on July 30, 2004, the aggregate principal amounts of the Euro-denominated term loan and the U.S. dollar-denominated term loan are €132.7 million (approximately $172.1 million as of March 31, 2005) and $379.9 million, respectively. In connection with the completion of the Acquisition, the full amount under the term loan facility was drawn and no amount was outstanding under the multi-currency revolving credit facility. As of March 31, 2005, we had total debt outstanding under the Senior Secured Credit Facility of $552.0 million, $8.0 million in undrawn letters of credit, and up to $142.0 million of additional debt that could be incurred as revolving loans or under standby and commercial letters of credit. Undrawn amounts under the revolving credit facility are available on a revolving credit basis for general corporate purposes of the borrower and its subsidiaries. The Senior Secured Credit Facility permits one or more of our foreign subsidiaries to become foreign borrowers under the revolving credit facility upon our satisfaction of certain conditions. Revolving credit loans to any foreign subsidiary borrower may not exceed $25.0 million in the aggregate.

Maturity; Prepayments

        The multi-currency revolving credit facility will mature in 2009. The term loan facility will mature in 2011. The principal amount of the term loan will be amortized in annual installments for the first six years and quarterly installments during the seventh year.

        After giving effect to the $50.0 million prepayment on July 30, 2004, the U.S. dollar-denominated term loan will be amortized on the following amortization schedule:

  •
  $3.8 million on April 7 of each of 2006, 2007, 2008, 2009 and 2010, and $90.2 million on July 7, 2010, October 7, 2010, January 7, 2011, and at maturity.

        The Euro denominated term loan will be amortized on the following amortization schedule:

  •
  €1.3 million on April 7 of each of 2006, 2007, 2008, 2009 and 2010, and €31.5 million on July 7, 2010, October 7, 2010, January 7, 2011 and at maturity.

        Subject to certain exceptions, the Senior Secured Credit Facility is subject to mandatory prepayment and reduction in an amount equal to:

  •
  the net proceeds of (1) any permitted receivables securitization program, (2) certain debt offerings by the borrower and its respective subsidiaries, (3) certain asset sales by the borrower and its subsidiaries and (4) certain insurance recovery and condemnation events; and

  •
  50% of excess operating cash flow (as to be defined) for any fiscal year unless certain leverage ratio targets are met.

Security; Guarantees

        The obligations of VWR International under the Senior Secured Credit Facility are guaranteed by VWR International's parent, CDRV Holdings and each of VWR International's direct and indirect domestic subsidiaries. In addition, the Senior Secured Credit Facility and the guarantees thereunder are secured by security interests in and pledges of or liens on substantially all of the tangible and intangible assets of VWR International and the guarantors, including pledges of all the capital stock of all direct or indirect domestic subsidiaries of VWR International and of up to 65% of the capital stock of each direct foreign subsidiary of VWR International or any guarantor.

        The Senior Secured Credit Facility and the guarantees thereunder are also secured by a pledge of 65% of the capital stock of the foreign subsidiary holding companies of CDRV Holdings and VWR International, which, in turn, will hold the capital stock of certain of our foreign subsidiaries. Our foreign subsidiary holding companies may also hold intercompany debt obligations. On April 7, 2004, one of our foreign subsidiary holding companies, VWR International Holdings, Inc., extended intercompany loans to certain of our European subsidiaries totaling approximately €142 million in the aggregate.

        In the event that any foreign subsidiary of VWR International borrows under the Senior Secured Credit Facility, its borrowings would be guaranteed by Holding, VWR International and certain of its domestic subsidiaries, and would also be guaranteed by certain subsidiaries of that foreign subsidiary borrower. Additionally, the obligations of a foreign subsidiary borrower would be secured by not more than 65% of the stock of such foreign subsidiary borrower and by substantially all of the tangible and intangible assets of such foreign subsidiary borrower, those of VWR International, certain of VWR International's domestic subsidiaries and the capital stock of certain of the subsidiaries of the foreign subsidiary borrower.

Interest

        At the borrower's election, the interest rates per annum applicable to the loans under the Senior Secured Credit Facility are based on a fluctuating rate of interest measured by reference to either (1) an adjusted London inter-bank offered rate, or LIBOR, plus a borrowing margin or (2) an alternate base rate, or ABR, plus a borrowing margin for the relevant currency.

Fees

        The borrower pays certain fees with respect to the Senior Secured Credit Facility, including (1) fees equal to 0.50% per year, payable quarterly, on the unused commitments of the lenders under the $150.0 million revolving credit facility, (2) letter of credit fees equal to the then applicable interest rate for revolving credit eurocurrency loans (currently 2.50% per year) on the aggregate amount available to be drawn under outstanding letters of credit, payable quarterly, plus a fronting bank fee to the letter of credit issuing bank in an amount equal to the greater of $500 per year or 0.25% per year on the aggregate amount available to be drawn under each issued letter of credit, payable quarterly, and (3) customary annual administration fees.

Covenants

        Our Senior Secured Credit Facility contains a number of covenants that, among other things, limit or restrict the ability of the borrower and the guarantors to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make equity or debt investments, make acquisitions, modify terms of the indentures under which the VWR Notes are issued, engage in mergers or consolidations, change the business conducted by the borrower and its subsidiaries taken as a whole, or engage in certain transactions with affiliates. We are also prohibited from making capital expenditures in excess of

$45.0 million during any calendar year. However, to the extent the maximum is not invested in any calendar year, up to $15.0 million may be carried forward to the succeeding calendar year and added to the $45.0 million annual limit. In addition, under the Senior Secured Credit Facility, we are required to comply with specified financial ratios and tests, including a minimum interest expense coverage ratio and a maximum leverage ratio.

        The financial covenants in the credit agreement for the Senior Secured Credit Facility specify, among other things, the following requirements for each four quarter period ended during the following test periods:

Test Period	Consolidated Debt to Credit Agreement EBITDA Leverage Ratio	Credit Agreement EBITDA to Interest Expense Ratio
July 1, 2004 - December 30, 2005	7.25 to 1.00	1.80 to 1.00
December 31, 2005 - December 30, 2006	7.00 to 1.00	1.90 to 1.00
December 31, 2006 - December 30, 2007	6.50 to 1.00	2.00 to 1.00
December 31, 2007 - December 30, 2008	6.00 to 1.00	2.10 to 1.00
December 31, 2008 - December 30, 2009	5.50 to 1.00	2.20 to 1.00
December 31, 2009 - December 30, 2010	5.00 to 1.00	2.30 to 1.00
December 31, 2010 and thereafter	5.00 to 1.00	2.40 to 1.00

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Credit Agreement Financial Covenants; Credit Agreement EBITDA."

Limitations on Distributions to CDRV Investors to Pay Interest on the Notes

        Our Senior Secured Credit Facility does not permit VWR International or any of our other subsidiaries to make distributions to CDRV Investors to pay cash interest or any other payments with respect to the notes. To fully fund interest payments on the notes for their entire term and the repayment or repurchase of the notes (for example, upon a specified change of control), VWR International would have to obtain amendments to the Senior Secured Credit Facility to permit or refinance such facility prior to its maturity on terms that permit our subsidiaries to make the necessary distributions to CDRV Investors. We cannot assure you that we will obtain such amendments or be able to refinance the Senior Secured Credit Facility on a timely basis or at all, in which case, CDRV Investors would not be able to make interest payments on the notes or repay or repurchase the notes.

Events of Default

        Our Senior Secured Credit Facility contains customary events of default including non-payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representations or warranties in any material respect, cross default to certain other indebtedness, loss of lien perfection or priority, material judgments, change of ownership or control, and certain bankruptcy or insolvency events.

VWR Notes

General

        In April 2004, VWR International issued its 6 7/8% senior notes and 8% senior subordinated notes that mature on April 15, 2012 and April 15, 2014, respectively, in the aggregate principal amounts of $200.0 million and $320.0 million, respectively, in a private transaction not subject to the registration requirements under the Securities Act.

        On January 2, 2005, VWR International completed exchange offers offering to exchange its old senior notes and old senior subordinated notes with new senior notes and new subordinated notes, respectively. The terms of the new senior notes and new senior subordinated notes are substantially identical to those of the old senior notes and old senior subordinated notes, respectively, except that the new senior notes and new senior subordinated notes are registered under the Securities Act and do not contain restrictions on transfer or provisions relating to additional interest, bear a different CUSIP number from the old senior notes and old senior subordinated notes and do not entitle their holders to registration rights.

        The net proceeds of the sale of the old senior notes and old senior subordinated notes (net of sales commissions and underwriting discounts), together with borrowings under the Senior Secured Credit Facility and the proceeds of the sale of stock in CDRV Investors, were used to pay Merck KGaA the cash consideration for the Acquisition, including the repayment of outstanding intercompany debt owed to Merck KGaA, and pay related transaction fees and expenses.

Ranking

        The 6 7/8% senior notes are general unsecured obligations of VWR International, effectively subordinated to secured obligations of VWR International to the extent of the value of the assets securing such obligations and ranking equally in right of payment to all existing and future unsecured obligations of VWR International that are not, by their terms, expressly subordinated in right of payment to the 6 7/8% senior notes. The 8% senior subordinated notes are general unsecured obligations of VWR International, subordinated in right of payment to all existing and future senior debt of VWR International and pari passu in right of payment with any future senior subordinated indebtedness of VWR International. Neither the 6 7/8% senior notes nor the 8% senior subordinated notes are entitled to the benefit of any sinking fund.

Optional Redemption

        VWR International may redeem the 6 7/8% senior notes, in whole or in part, at our option, at any time before April 15, 2008 at a redemption price equal to 100% of their principal amount plus the greater of (1) 1.0% of the then outstanding principal amount of the 6 7/8% senior notes and (2) the excess of (a) the present value at the redemption date of (i) the redemption price of the 6 7/8% senior notes on April 15, 2008, as set forth in the table below, plus (ii) all required interest payments due through April 15, 2008, excluding accrued but unpaid interest, computed using a discount rate equal to the interest rate on treasury securities with a maturity nearest to April 15, 2008 plus 50 basis points; over (b) the then outstanding principal amount of the 6 7/8% senior notes. The redemption price will also include any accrued and unpaid interest to the date of redemption. On or after April 15, 2008, VWR International may redeem the 6 7/8% senior notes, in whole or in part, at our option, at the redemption prices listed below.

Redemption Period	Price
2008	103.438%
2009	101.719%
2010 and thereafter	100.000%

        VWR International may redeem the 8% senior subordinated notes, in whole or in part, at our option, at any time before April 15, 2009 at a redemption price equal to 100% of their principal amount plus the greater of (1) 1.0% of the then outstanding principal amount of the 8% senior subordinated notes and (2) the excess of (a) the present value at the redemption date of (i) the redemption price of the 8% senior subordinated notes on April 15, 2009, as set forth in the table below, plus (ii) all required interest payments due through April 15, 2009, excluding accrued but unpaid interest, computed using a discount rate equal to the interest rate on treasury securities with a maturity nearest to April 15, 2009 plus 50 basis points; over (b) the then outstanding principal amount of the 8% senior subordinated notes. The redemption price will also include any accrued and unpaid interest to the date of redemption. On or after April 15, 2009, VWR International may redeem the 8% senior subordinated notes, in whole or in part, at our option, at the redemption prices listed below.

Redemption Period	Price
2009	104.000%
2010	102.667%
2011	101.333%
2012 and thereafter	100.000%

        In addition, on or before April 15, 2007, VWR International may, on one or more occasions, at our option, use the net proceeds from one or more equity offerings to redeem up to 35% of the 6 7/8% senior notes or the 8% senior subordinated notes at a redemption price equal to 106.875% for the 6 7/8% senior notes and 108% for the 8% senior subordinated notes, plus accrued and unpaid interest to the redemption date, with the net proceeds of certain equity offerings of VWR International or its parent companies, provided that at least 65% of the originally issued principal amount of such series of notes remains outstanding after the occurrence of such redemption and the redemption occurs within 90 days after the closing of such equity offering.

Change of Control

        In the event of a change of control, which is defined in the indentures governing the 6 7/8% senior notes and 8% senior subordinated notes, each holder of the 6 7/8% senior notes or 8% senior subordinated notes will have the right to require VWR International to repurchase all or any part of such holder's notes of the applicable series at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Covenants

        The indentures governing the 6 7/8% senior notes and the 8% senior subordinated notes contain certain covenants that, among other things, limit VWR International's ability and the ability of some of VWR International's subsidiaries to:

  •
  incur more debt;

  •
  pay dividends or distributions, redeem stock or make other restricted payments;

  •
  make investments;

  •
  create liens (which limitations, in the case of the 8% senior subordinated notes, would be limited in applicability to liens securing pari passu or subordinated indebtedness);

  •
  transfer or sell assets;

  •
  merge or consolidate; and

  •
  enter into certain transactions with affiliates.

Limitations on Distributions to CDRV Investors to Pay Interest on the Notes.

        No cash interest will accrue under the notes prior to January 1, 2010. From such date, the amount of interest due and payable on any interest payment date for the notes will be limited to the amount (net of applicable taxes and expenses) that can be distributed to CDRV Investors for such purpose by CDRV Investors' subsidiaries under the terms of specified provisions of the indentures governing the VWR Notes, as in effect on the issue date of the notes, and applicable law. Under the specified provisions of those indentures, VWR International and its subsidiaries will not be able to make distributions to CDRV Investors unless:

  •
  no default shall have occurred and be continuing under the indentures governing the VWR Notes;

  •
  VWR International could incur at least an additional $1.00 of indebtedness under an interest coverage ratio test specified in the indentures governing the VWR Notes; and

  •
  the amount of the distribution does not exceed an amount calculated based on 50% of the cumulative consolidated net income (as defined in the indentures) of VWR International and its subsidiaries plus specified other amounts (including equity contributions), less specified amounts (including distributions previously made by VWR International under the specified provisions of the indentures).

Events of Default

        The indentures governing the 6 7/8% senior notes and 8% senior subordinated notes also provide for customary events of default including non-payment of principal, interest or premium, failure to comply with covenants, cross-acceleration to certain other indebtedness, material judgments and certain bankruptcy or insolvency events.

DESCRIPTION OF NOTES

General

        The old notes were and the new notes will be issued under an Indenture, dated as of December 16, 2004 (the "Indenture"), among the Company, as issuer, and Wells Fargo Bank, National Association, as Trustee (the "Trustee"). The terms of the new notes are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old notes, and will not entitle their holders to registration rights. New notes will otherwise be treated as old notes for purposes of the Indentures. The Indenture contains provisions that define your rights and govern the obligations of the Company under the Notes. Copies of the forms of the Indenture and the Notes will be made available to prospective purchasers of the Notes upon request, when available.

        The following is a summary of certain provisions of the Indenture and the Notes. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms to be made a part thereof by the Trust Indenture Act of 1939, as amended (the "TIA").

        The term "Company" and the other capitalized terms defined in "—Certain Definitions" below are used in this "Description of Notes" as so defined. Any reference to a "Holder" or a "Noteholder" in this Description of Notes refers to the Holders of the old notes or the new notes, as applicable. The old notes and the new notes are each considered collectively to be a single class for all purposes under the Indenture, including, without limitation, for purposes of waivers, amendments, redemptions and offers to purchase. In this Description of Notes, any reference to "Notes" refers collectively to the old notes and the new notes, unless the context otherwise requires.

Brief Description of the Notes

        The new notes are:

  •
  unsecured Senior Indebtedness of the Company;

  •
  senior in right of payment to all existing and future Subordinated Obligations of the Company;

  •
  pari passu in right of payment with all existing and future Senior Indebtedness of the Company;

  •
  effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness; and

  •
  structurally subordinated to all Indebtedness (including under the Senior Credit Facility and the VWR Notes) and other liabilities (including trade payables) of the Company's Subsidiaries (other than Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under "—Subsidiary Guarantees").

Principal, Maturity and Interest

        The Notes will mature on January 1, 2015. No cash interest will accrue on the Notes prior to January 1, 2010, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder as such discount accretes. See "Material United States Federal Tax Considerations" for a discussion regarding the taxation of such original issue discount. Cash interest will accrue on the Notes at the rate per annum shown on the front cover of this prospectus from January 1, 2010, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in cash to Holders of record at the close of business on the December 15 or June 15 immediately preceding the interest payment date, on

January 1 and July 1 of each year, commencing July 1, 2010; provided that on any interest payment date, interest shall be payable only to the extent of funds actually available for distribution by VWR International and in turn any Intermediate Holdcos to the Company under applicable law and under clause (a) of Section 409, as in effect on the Issue Date, of each VWR Notes Indenture (net of all taxes on, and expenses relating to, any such distribution), as reasonably determined by the Board of Directors in good faith, such determination to be conclusive and binding for all purposes. The amount of interest that would otherwise have been payable on any interest payment date but for the proviso to the immediately preceding sentence shall not be due or payable on such interest payment date and shall instead continue to accrue (such interest, the "Deferred Interest"). Deferred Interest on the Notes will bear interest at the same rate as stated on the Notes, compounded semiannually, until paid in full. The Company will be obligated to pay any Deferred Interest, including interest on any Deferred Interest, on any subsequent interest payment date when funds sufficient to pay such amounts are actually available for distribution to the Company as aforesaid. In any event, all Deferred Interest and accrued interest thereon must be repaid on or prior to the maturity of the Notes. See "Risk Factors—After January 1, 2010, cash interest accrued on the Notes will be payable only to the extent of funds actually available to CDRV Investors under the indentures governing the VWR Notes and applicable law." Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months.

        The Notes were issued initially in an aggregate principal amount at maturity of $481.0 million. The Notes were issued at a significant discount from their principal amount at maturity. The Notes have an initial Accreted Value of $622.49 per $1,000 principal amount at maturity of the Notes. The Accreted Value of each Note will increase from the date of issuance until January 1, 2010, at a rate of 9 5/8% per annum, compounded semiannually, such that the accreted value will equal the principal amount at maturity on such date.

        Additional securities may be issued under the Indenture in one or more series from time to time ("Additional Notes"), subject to the limitations set forth under "—Certain Covenants—Limitation on Indebtedness," which will vote as a class with the Notes and otherwise be treated as Notes for purposes of the Indenture.

Other Terms

        Principal of, and premium, if any, and interest on, the Notes will be payable, and Notes may be exchanged or transferred, at the office or agency of the Company maintained for such purposes (which initially shall be the corporate trust office of the Trustee), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the registered holders of Notes as such address appears in the Note Register.

        The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

        The Notes are expected to be designated for trading in The PORTALsm Market.

Optional Redemption

        The Notes will be redeemable, at the Company's option, at any time prior to maturity at varying redemption prices in accordance with the applicable provisions set forth below.

        The Notes will be redeemable, at the Company's option, in whole or in part, and from time to time on and after January 1, 2010 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date. The Company may provide in such notice that payment of the redemption price and the performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount at maturity thereof), plus accrued and unpaid interest, if any, to the relevant redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on January 1 of the years set forth below:

Redemption Period	Price
2010	104.813%
2011	103.208%
2012	101.604%
2013	100.000%

        In addition, at any time and from time to time on or prior to January 1, 2008, the Company at its option may redeem Notes in an aggregate principal amount at maturity equal to up to 35% of the aggregate principal amount at maturity of Notes (including the principal amount at maturity of any Additional Notes), with funds in an equal aggregate amount (the "Redemption Amount") not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of the Accreted Value thereof) of 109.625%; provided, however, that an aggregate principal amount at maturity of Notes equal to at least 65% of the aggregate principal amount at maturity of Notes (including the principal amount at maturity of any Additional Notes) must remain outstanding after each such redemption. "Equity Offering" means a sale of Capital Stock (x) that is a sale of Capital Stock (other than Disqualified Stock) of the Company, or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the Company or any of its Restricted Subsidiaries. The Company may make such redemption upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date (but in no event more than 180 days after the completion of the related Equity Offering). The Company may provide in such notice that payment of the redemption price and performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

        At any time prior to January 1, 2010, Notes may also be redeemed or purchased (by the Company or any other Person) in whole or in part, at the Company's option, at a price (the "Redemption Price") equal to 100% of the Accreted Value thereof plus the Applicable Premium as of the date of redemption or purchase (the "Redemption Date"). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of the Redemption Price and performance of the Company's obligations with respect to such redemption or purchase may be performed by another Person. Any such redemption, purchase or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

        "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the Accreted Value of such Note and (ii) the excess of (A) the present value at such Redemption Date of the redemption price of such Note on January 1, 2010 (such redemption price being that described in the second paragraph of this "Optional Redemption" section), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the Accreted Value of such Note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

        "Treasury Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to January 1, 2010; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

        In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount at maturity or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount at maturity thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Subsidiary Guarantees

        After the Issue Date, the Company will cause each Significant Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Subsidiary will guarantee payment of the Notes, whereupon such Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. The Company will also have the right to cause any other Subsidiary so to guarantee payment of the Notes. No Subsidiaries will be Subsidiary Guarantors as of the Issue Date. Subsidiary Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the Notes. See "—Certain Covenants—Future Subsidiary Guarantors."

Ranking

        The indebtedness evidenced by the Notes (a) is unsecured Senior Indebtedness of the Company, (b) ranks pari passu in right of payment with all existing and future Senior Indebtedness of the Company, and (c) is senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes are also effectively subordinated to all secured Indebtedness and other liabilities (including trade payables) of the Company to the extent of the value of the assets securing such Indebtedness, and structurally subordinated to all Indebtedness and other liabilities (including trade payables) of its Subsidiaries (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

        Each Subsidiary Guarantee in respect of the Notes will be unsecured Senior Indebtedness of the applicable Subsidiary Guarantor, will rank pari passu in right of payment with all existing and future Senior Indebtedness of such Person and will be senior in right of payment to all existing and future

Guarantor Subordinated Obligations of such Person. Such Subsidiary Guarantee will also be effectively subordinated to all secured Indebtedness of such Person to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of such Person (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

Holding Company Structure

        The Company is a holding company and does not have any material assets or operations other than ownership of Capital Stock of CDRV Holdings. All of its operations are conducted through its Subsidiaries. Claims of creditors of Subsidiaries of the Company (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees"), including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Company's creditors, including Holders of the Notes. The Notes, therefore, will be structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of our Subsidiaries, including CDRV Holdings and VWR International (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees"). As of December 31, 2004, the Company had Indebtedness of approximately $1,399.1 million outstanding and its Subsidiaries had Indebtedness of approximately $1,099.2 million outstanding, including $559.5 million of borrowings outstanding under the Senior Credit Facility and $520.0 million aggregate principal amount of the VWR Notes. No Subsidiaries were Subsidiary Guarantors as of the Issue Date. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock of our Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Restricted Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "Risk Factors—CDRV Investors is the sole obligor of the Notes. CDRV Investors' subsidiaries do not guarantee its obligations under the Notes and do not have any obligation with respect to the Notes. The Notes are structurally subordinated to the debt and liabilities of CDRV Investors' existing and future subsidiaries, including borrowings under VWR International's Senior Secured Credit Facility and the VWR Notes."

Change of Control

        Upon the occurrence after the Issue Date of a Change of Control (as defined below), each Holder of the Notes will have the right to require the Company to repurchase all or any part of such Notes at a purchase price in cash equal to 101% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest, if any, due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase Notes pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes as described under "—Optional Redemption." The Recapitalization shall not constitute or give rise to a Change of Control.

        The term "Change of Control" means:

  (i)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that (x) so long as the Company is a Subsidiary of any Parent, no "person" shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of the Company unless such "person" shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such Parent and (y) any Voting Stock of which any Permitted Holder is the "beneficial owner" shall not in any case be included in any Voting Stock of which any such "person" is the "beneficial owner";

  (ii)
  the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any "person" (as defined in clause (i) above), other than one or more Permitted Holders or any Parent, is or becomes the "beneficial owner" (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such surviving or transferee Person is a Subsidiary of a parent Person, no "person" shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such "person" shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) any Voting Stock of which any Permitted Holder is the "beneficial owner" shall not in any case be included in any Voting Stock of which any such "person" is the beneficial owner; or

  (iii)
  during any period of two consecutive years (during which period the Company has been a party to the Indenture), individuals who at the beginning of such period were members of the board of directors of the Company (together with any new members thereof whose election by such board of directors or whose nomination for election by holders of Capital Stock of the Company was approved by one or more Permitted Holders or by a vote of a majority of the members of such board of directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office.

        In the event that, at the time of such Change of Control, the terms of any Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to applicable Holders provided for in the immediately following paragraph but in any event not later than 30 days following the date the Company obtains actual knowledge of any Change of Control (unless the Company has exercised its right to redeem all the Notes as described under "—Optional Redemption"), the Company shall (i) repay or cause to be repaid in full all Bank Indebtedness subject to such terms or offer to repay in full all such Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer or (ii) obtain or cause to be obtained the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of Notes as provided for in the immediately following paragraph. The Company shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company's failure to comply with such provisions or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (iv) and not in clause (ii) under "—Defaults" below.

        Unless the Company has exercised its right to redeem all the Notes as described under "—Optional Redemption," the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest, if any, due on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);

(4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (5) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

        The occurrence of a Change of Control would constitute a default under the Senior Credit Agreement and would trigger an obligation to offer to repurchase the VWR Notes under the VWR Notes Indentures. Agreements governing future Indebtedness of the Company or its Subsidiaries may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. The Senior Credit Agreement, the VWR Notes Indentures, and the agreements governing future Indebtedness of the Company or its Subsidiaries may prohibit or restrict the Company from repurchasing the Notes upon a Change of Control or making dividends or distributions to the Company to allow the Company to repurchase Notes upon a Change of Control, unless the Indebtedness governed by the Senior Credit Agreement, the VWR Notes Indentures or the agreements governing such future Indebtedness, as the case may be, has been repurchased or repaid (or such agreements amended). Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under some or all of such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. As described above under "—Optional Redemption," the Company also has the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control or otherwise. See "Risk Factors—We may be unable to raise funds necessary to finance the change of control repurchase offers required by the indenture governing the Notes."

        The definition of Change of Control includes a phrase relating to the sale or other transfer of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders of the Notes have the right to require the Company to repurchase such Notes.

Certain Covenants

        The Indenture contains covenants including, among others, the covenants as described below.

Limitation on Indebtedness.

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that:

  (i)
  the Company or any Restricted Subsidiary of the Company (other than VWR International or any of its Subsidiaries) may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio of the Company would be greater than 2.00:1.00; and

  (ii)
  VWR International or any Restricted Subsidiary of VWR International may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio of VWR International would be greater than 2.00:1.00.

  (b)
  Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

  (i)
  Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers' acceptances issued or created thereunder) and Indebtedness of any Foreign Subsidiary Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $800.0 million, plus (B) the amount, if any, by which (x) the Borrowing Base minus (y) the aggregate principal amount of Indebtedness Incurred by a Receivables Subsidiary and then outstanding pursuant to clause (ix) of this paragraph (b), or by a Foreign Subsidiary and then outstanding pursuant to clause (xi) of this paragraph (b), exceeds $221.9 million, plus (C) in the case of any refinancing of any Credit Facility or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

  (ii)
  Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

  (iii)
  Indebtedness represented by: the Notes; the VWR Senior Notes, the VWR Senior Subordinated Notes, the VWR Senior Note Guarantees and the VWR Senior Subordinated Note Guarantees and any other Indebtedness (other than the Indebtedness described in clauses (i) or (ii) above) outstanding on the Issue Date; and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

  (iv)
  Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding an amount equal to 5% of Consolidated Tangible Assets;

  (v)
  Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries;

  (vi)
  (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any

      Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under "—Limitation on Indebtedness"), or (B) without limiting the covenant described under "—Limitation on Liens," Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under "—Limitation on Indebtedness");

    (vii)
    Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

    (viii)
    Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers' acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers' compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees, or (E) the financing of insurance premiums in the ordinary course of business;

    (ix)
    Indebtedness of a Receivables Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition;

    (x)
    Indebtedness of any Person that is assumed by the Company or any Restricted Subsidiary in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged or consolidated with or into any Restricted Subsidiary (other than Indebtedness Incurred to finance, or otherwise Incurred in connection with, such acquisition), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, (x) in the case of Indebtedness of the Company or any Restricted Subsidiary of the Company (other than VWR International or any of its Subsidiaries), the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a)(i) above and (y) in the case of Indebtedness of VWR International or any of its Restricted Subsidiaries, VWR International could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a)(ii) above; and any Refinancing Indebtedness with respect to any such Indebtedness;

    (xi)
    Indebtedness of any Foreign Subsidiary Incurred for working capital purposes in an aggregate principal amount at any time outstanding not exceeding an amount equal to the sum (determined as of the end of the most recently ended fiscal quarter for which consolidated financial statements of the Company are available) of (A) 90% of Receivables of all Foreign Subsidiaries and (B) 75% of Inventory of all Foreign Subsidiaries; and

    (xii)
    Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to 5% of Consolidated Tangible Assets.

  (c)
  For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP. Any Indebtedness Incurred by VWR International on the Reference Date under the Senior Credit Facility shall be classified as Incurred under paragraph (b) of this covenant, and not under paragraph (a) of this covenant.

  (d)
  For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to the Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company's option, (i) the Issue Date, (ii) any date on which any of the respective commitments under the Senior Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments.

  (a)
  The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted

    Subsidiary, (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition or retirement or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

    (1)
    a Default shall have occurred and be continuing (or would result therefrom);

    (2)
    (x) in the case of any Restricted Payment by the Company or any of its Restricted Subsidiaries (other than VWR International and its Subsidiaries), the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a)(i) of the covenant described under "—Limitation on Indebtedness" and (y) in the case of any Restricted Payment by VWR International or any of its Restricted Subsidiaries, VWR International could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a)(ii) of the covenant described under "—Limitation on Indebtedness"; or

    (3)
    the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Reference Date and then outstanding would exceed, without duplication, the sum of:

    (A)
    50% of the Consolidated Net Income of the Company accrued during the period (treated as one accounting period) beginning on January 1, 2004 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

    (B)
    the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Board of Directors) of property or assets received (x) by the Company as capital contributions to the Company after the Reference Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Reference Date (other than Excluded Contributions) or (y) by the Company or any Restricted Subsidiary from the issuance and sale by the Company or any Restricted Subsidiary after the Reference Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock), plus the amount of any cash and the fair value (as determined in good faith by the Board of Directors) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

    (C)
    the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of "Investment"), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted

        Investments) made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after the Reference Date; and

      (D)
      in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments received by the Company or a Restricted Subsidiary and the initial amount of all such Investments constituting Restricted Payments.

  (b)
  The provisions of the foregoing paragraph (a) do not prohibit any of the following (each, a "Permitted Payment"):

  (i)
  any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or conversion into, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) or out of the proceeds of a substantially concurrent capital contribution to the Company, in each case other than Excluded Contributions; provided that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (3)(B) of the preceding paragraph (a);

  (ii)
  any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with the covenant described under "—Limitation on Indebtedness," (x) from Net Available Cash to the extent permitted by the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock," (y) following the occurrence of a Change of Control (or other similar event described therein as a "change of control"), but only if the Company shall have complied with the covenant described under "—Change of Control" and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;

  (iii)
  dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph (a);

  (iv)
  Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

  (v)
  loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company, any Intermediate Holdco or VWR International to repurchase or otherwise acquire Capital Stock of the Company, any Parent, any Intermediate Holdco or VWR International (including any options, warrants or other rights in respect thereof), in each case from Management Investors, such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (1) $15.0 million, plus (2) $3.0 million multiplied by the number of calendar years that have commenced since the Reference Date, plus the Net Cash Proceeds received by the

      Company since the Reference Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under clause (3)(B)(x) of the preceding paragraph (a);

    (vi)
    the payment by the Company, any Intermediate Holdco or VWR International of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on the common stock or equity of the Company, any Parent, any Intermediate Holdco or VWR International following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by the Company, any Parent, any Intermediate Holdco or VWR International in or from such public offering;

    (vii)
    Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed $35.0 million (net of repayments of any such loans or advances);

    (viii)
    loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements or (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

    (ix)
    payments by the Company, any Intermediate Holdco, or VWR International, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company, any Parent, any Intermediate Holdco or VWR International in lieu of issuance of fractional shares of such Capital Stock, not to exceed $100,000 in the aggregate outstanding at any time;

    (x)
    dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries; and

    (xi)
    the Recapitalization;

provided that (A) in the case of clauses (iii), (vi), (vii) and (ix), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in the case of clause (v), at the time of any calculation of the amount of Restricted Payments, the net amount of Permitted Payments that have then actually been made under clause (v) that is in excess of 50% of the total amount of Permitted Payments then permitted under clause (v) shall be included in such calculation of the amount of Restricted Payments, (C) in all cases other than pursuant to clauses (A) and (B) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (D) solely with respect to clause (vii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except any encumbrance or restriction:

  (1)
  pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the VWR Senior Notes Indenture, the VWR Senior Subordinated Notes Indenture, this Indenture, the VWR Senior Notes, the VWR Senior Subordinated Notes, or the Notes;

  (2)
  pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes the Successor Company;

  (3)
  pursuant to an agreement or instrument (a "Refinancing Agreement") effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an "Initial Agreement") or contained in any amendment, supplement or other modification to an Initial Agreement (an "Amendment"); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment are not materially less favorable to the Holders of the Notes taken as a whole than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

  (4)
  (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary or (I) pursuant to Hedging Obligations;

  (5)
  with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

  (6)
  by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

  (7)
  pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Indebtedness" (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines that such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition to or by any Receivables Entity.

Limitation on Sales of Assets and Subsidiary Stock.

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

  (i)
  the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $15.0 million) in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all noncash consideration),

  (ii)
  in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $15.0 million or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, and

  (iii)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

  (A)
  first, either (x) to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Bank Indebtedness, any Senior Indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such reinvestment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 365 days to complete, the period of time necessary to complete such project;

      (B)
      second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the "Excess Proceeds"), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any other Senior Indebtedness of the Company or any Indebtedness of a Restricted Subsidiary, pursuant and subject to the conditions of the Indenture and the agreements governing such other Indebtedness; and

      (C)
      third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

    provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

    Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $20.0 million. If the aggregate Accreted Value or principal amount, as applicable, of Notes or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding Accreted Value of such Notes and the denominator of which is the aggregate of the outstanding Accreted Value or principal amount, as applicable, of the Notes and the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate Accreted Value of Notes validly tendered and not withdrawn.

    For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary and (6) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to 3% of Consolidated Tangible Assets (with the Fair Market

    Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

  (b)
  In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (iii)(B) of paragraph (a) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the "Offer") at a purchase price of 100% of the Accreted Value thereof on the Purchase Date, plus accrued and unpaid interest to the Purchase Date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (iii)(B) of paragraph (a) above (to repay other Indebtedness of the Company or a Restricted Subsidiary) or clause (iii)(C) of paragraph (a) above. The Company shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (iii)(A) of paragraph (a) above) is less than $20.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

  (c)
  The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates.

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $15.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

  (b)
  The provisions of the preceding paragraph (a) will not apply to:

  (i)
  any Restricted Payment Transaction,

  (ii)
  (1) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) the payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries (as determined in good faith by the Company or such Subsidiary), (4) any transaction with an officer or director in the ordinary course of business not involving more than $100,000 in any one case, or (5) Management Advances and payments in respect thereof,

    (iii)
    any transaction with the Company, any Restricted Subsidiary, or any Receivables Entity,

    (iv)
    any transaction arising out of agreements or instruments in existence on the Issue Date, and any payments made pursuant thereto,

    (v)
    any transaction in the ordinary course of business on terms not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company,

    (vi)
    any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity,

    (vii)
    the execution, delivery and performance of any Tax Sharing Agreement and any Management Agreements, including payment to CDR or any Affiliate of CDR of fees of up to $2.0 million in any fiscal year, and fees in connection with any acquisition, merger, recapitalization or similar transaction as provided in any such Management Agreement, plus all out-of-pocket expenses incurred by CDR or any such Affiliate in connection with its performance of management consulting, monitoring, financial advisory or other services with respect to the Company and its Restricted Subsidiaries,

    (viii)
    the Recapitalization, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Recapitalization, and

    (ix)
    any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company, or options, warrants or other rights to acquire such Capital Stock.

        Limitation on Liens.    The Company shall not, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Indenture or thereafter acquired, securing any Indebtedness (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Indenture and the Notes, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates or (ii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under "—Merger and Consolidation" below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien.

Future Subsidiary Guarantors.

        After the Issue Date, the Company will cause each Significant Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Subsidiary will guarantee payment of the Notes, whereupon such Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. In addition, the Company may cause any Subsidiary that is not a Subsidiary Guarantor so to guarantee payment of the Notes and become a Subsidiary Guarantor.

        Each Subsidiary Guarantor, as primary obligor and not merely as surety, will jointly and severally, irrevocably and fully and unconditionally Guarantee, on an unsecured senior basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the Indenture and the Notes, whether for principal (or Accreted Value) of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the "Subsidiary Guaranteed Obligations"). Such Subsidiary Guarantor will agree to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Subsidiary Guarantee.

        The obligations of each Subsidiary Guarantor will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including but not limited to any Guarantee by it of any Indebtedness of the Company, the Bank Indebtedness or the VWR Notes), result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

        Each such Subsidiary Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount (or Accreted Value) of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Subsidiary Guaranteed Obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

        Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein in accordance with the terms of the Indenture (including the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Certain Covenants—Merger and Consolidation") by the Company or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, (ii) at any time that such Subsidiary Guarantor is released from all of its obligations under all of its Guarantees of payment by the Company of any Indebtedness of the Company the guarantee of which resulted in such Subsidiary Guarantor's obligation to guarantee the Notes, (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, (iv) concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary, (v) upon legal or covenant defeasance of the Company's obligations, or satisfaction and discharge of the Indenture, or (vi) subject to customary contingent reinstatement provisions, upon payment in full of the principal (or Accreted Value) of all Notes then outstanding and all other Subsidiary Guaranteed Obligations then due and owing. In addition, the Company will have the right, upon 30 days' notice to the Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment by the Company of any Indebtedness of the Company other than the Subsidiary Guaranteed Obligations to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

        Neither the Company nor any such Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any such Guarantee or any such release, termination or discharge.

        SEC Reports.    Notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject. The Company will also, within 15 days after the date on which the Company was so required to file or would be so required to file if the Company were so subject, transmit by mail to all Holders, as their names and addresses appear in the Note Register, and to the Trustee copies of any such information, documents and reports (without exhibits) so required to be filed. The Company will be deemed to have satisfied such requirements if any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such Parent. The Company also will comply with the other provisions of TIA § 314(a).

Merger and Consolidation

        The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  (i)
  the resulting, surviving or transferee Person (the "Successor Company") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes and the Indenture by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee;

  (ii)
  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

  (iii)
  immediately after giving effect to such transaction, either (A) the Successor Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a)(i) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," or (B) the Consolidated Coverage Ratio of the Successor Company would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

  (iv)
  each Subsidiary Guarantor (other than any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument in form reasonably satisfactory to the Trustee, confirming its Subsidiary Guarantee; and

  (v)
  the Company will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on an Officer's Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

        Any Indebtedness that becomes an obligation of the Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

        Clauses (ii) and (iii) of the first paragraph of this "Merger and Consolidation" covenant will not apply to any transaction in which (1) any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company or (2) the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

Defaults

        An Event of Default is defined in the Indenture as:

  (i)
  a default in any payment of interest on any Note when due, continued for 30 days; provided that the non-payment of any Deferred Interest and interest thereon in accordance with the Indenture shall not constitute such a default;

  (ii)
  a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

  (iii)
  the failure by the Company to comply with its obligations under the first paragraph of the covenant described under "—Merger and Consolidation" above;

  (iv)
  the failure by the Company to comply for 30 days after notice with any of its obligations under the covenant described under "—Change of Control" above (other than a failure to purchase Notes);

  (v)
  the failure by the Company to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture;

  (vi)
  the failure of any Subsidiary Guarantor to comply for 45 days after notice with its obligations under its Subsidiary Guarantee;

  (vii)
  the failure by the Company or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $40.0 million or its foreign currency equivalent; provided that no Default or Event of Default will be deemed to occur with respect to any such accelerated Indebtedness that is paid or otherwise acquired or retired within 20 Business Days after such acceleration (the "cross acceleration provision");

  (viii)
  certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary, or of other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person (the "bankruptcy provisions");

  (ix)
  the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $30.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary, or jointly and severally against other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person, that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the "judgment default provision"); or

  (x)
  the failure of any Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the Indenture) or the denial or disaffirmation in writing by any Subsidiary Guarantor that is a Significant Subsidiary of its obligations under the Indenture or any Subsidiary Guarantee, if such Default continues for 10 days.

        The foregoing constitutes Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        However, a Default under clause (iv), (v) or (vi) does not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount at maturity of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice.

        If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing under the Indenture, the Trustee by notice to the Company, or the Holders of at least a majority in principal amount at maturity of the outstanding Notes by notice to the Company and the Trustee, may declare the Accreted Value of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such Accreted Value and interest will be due and payable immediately.

        Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount at maturity of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal (or Accreted Value), premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount at maturity of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount at maturity of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount at maturity of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal (or Accreted Value) of, or premium (if any) or interest on, any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount at maturity of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount at maturity of the Notes then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment or waiver may (i) reduce the principal amount at maturity of Notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal (or Accreted Value) of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note, or change the date on which any Note may be redeemed as described under "—Optional Redemption" above, (v) make any Note payable in money other than that stated in such Note, (vi) impair the right of any Holder to receive payment of principal (or Accreted Value) of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder's Notes, (vii) make any change in the amendment or waiver provisions described in this sentence, or (viii) change the method of calculation of Accreted Value except as provided in the Indenture.

        Without the consent of any Holder, the Company, the Trustee and (as applicable) any Subsidiary Guarantor may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company or a Subsidiary Guarantor under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes, to secure the Notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the Indenture, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to provide for or confirm the issuance of Additional Notes, to make any change that does not materially adversely affect the rights of any Holder, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or otherwise.

        The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related Note. Any such Noteholder or subsequent holder may revoke such consent as to its Note by written notice to the Trustee or the Company, received thereby before the date on which the Company certifies to the Trustee that the Holders of the requisite principal amount at maturity of Notes have consented to such amendment or waiver. After an amendment or waiver under the Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Defeasance

        The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under certain covenants under the Indenture, including the covenants described under "—Certain Covenants" and "Change of Control," the operation of the default provisions relating to such covenants described under "—Defaults" above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "—Defaults" above, and the limitations contained in clauses (iii), (iv) and (v) under "—Merger and Consolidation" above ("covenant defeasance"). If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under "—Certain Covenants" above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (ix) or (x) under "—Defaults" above or because of the failure of the Company to comply with clause (iii), (iv) or (v) under "—Merger and Consolidation" above.

        Either defeasance option may be exercised to any redemption date or to the maturity date for the Notes. In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay principal of, and premium (if any) and interest on, the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel (x) must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date and (y) need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at its Stated Maturity within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee in the name, and at the expense, of the Company).

Satisfaction and Discharge

        The Indenture will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the Trustee for cancellation or (b) all Notes not previously delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; (ii) the Company has irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit; (iii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (iv) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the "Satisfaction and Discharge" section of the Indenture relating to the satisfaction and discharge of the Indenture have been complied with, provided that any such counsel may rely on any Officer's Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company or any Subsidiary Guarantor under the Indenture, the Notes or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee

        Wells Fargo Bank, National Association is the Trustee under the Indenture and is appointed by the Company as Registrar and Paying Agent with regard to the Notes.

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Indenture and the TIA imposes certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

Transfer and Exchange

        A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require such Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such

Noteholder to pay any taxes or other governmental charges required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption or purchase or to transfer or exchange any Note for a period of 15 Business Days prior to the day of the mailing of the notice of redemption or purchase. The Notes were issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Governing Law

        The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "Accreted Value" means, as of any date (the "Specified Date"), the amount provided below for each $1,000 principal amount at maturity of Notes:

          (1)   if the Specified Date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value
January 1, 2005	$624.98
July 1, 2005	$655.06
January 1, 2006	$686.59
July 1, 2006	$719.63
January 1, 2007	$754.26
July 1, 2007	$790.56
January 1, 2008	$828.61
July 1, 2008	$868.48
January 1, 2009	$910.28
July 1, 2009	$954.08
January 1, 2010	$1,000.00

          The foregoing Accreted Values shall be increased, if necessary, to reflect any accretion of Special Interest payable as described in "—Registration Covenant; Exchange Offer."

          (2)   if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of a Note and (B) the amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price multiplied by (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months.

          (3)   if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

          (4)   if the Specified Date occurs on or after January 1, 2010, the Accreted Value will equal $1,000.

        "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

        "Acquisition" means the acquisition by CDRV Acquisition of (i) all of the outstanding capital stock of VWR International Corporation and (ii) approximately 4% of the outstanding equity ownership interests of Immobilien, in each case pursuant to the Stock Purchase Agreement, dated as of February 15, 2004, by and among CDRV Acquisition, Merck KGaA, Merck Holding GmbH, VWR International Holding Europe GmbH and EMD Chemicals, Inc.

        "Additional Assets" means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business; (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Disposition" means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (iv) any Restricted Payment Transaction, (v) a disposition that is governed by the provisions described under "—Merger and Consolidation," (vi) any Financing Disposition, (vii) any "fee in lieu" or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (viii) any exchange of like property pursuant to Section 1031 (or any successor section) of the Code, or any exchange of equipment to be used in a Related Business, (ix) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization, (x) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, (xi) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiii) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of

Directors, or (xiv) any disposition or series of related dispositions for aggregate consideration not to exceed $5.0 million.

        "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

        "Board of Directors" means the board of directors or other governing body of the Company or, if the Company is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or governing body.

        "Borrowing Base" means the sum (determined as of the end of the most recently ended fiscal quarter for which consolidated financial statements of the Company are available) of (1) 60% of Inventory of the Company and its Restricted Subsidiaries and (2) 85% of Receivables of the Company and its Restricted Subsidiaries.

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City.

        "Capital Stock" of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

        "Cash Equivalents" means any of the following: (a) securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers' acceptances of (i) any lender under the Senior Credit Agreement or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (c) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (e) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

        "CDR" means Clayton, Dubilier & Rice, Inc.

        "CDR Fund VI" means Clayton, Dubilier & Rice Fund VI Limited Partnership, a Cayman Islands exempted limited partnership, and any successor in interest thereto.

        "CDRV Acquisition" means CDRV Acquisition Corporation, a Delaware corporation, and any successor in interest thereto.

        "CDRV Delaware" means CDRV Delaware, Inc., a Delaware corporation, and any successor in interest thereto.

        "CDRV Holdings" means CDRV Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodities Agreements" means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

        "Company" means CDRV Investors, Inc., a Delaware corporation, and any successor in interest thereto.

        "Consolidated Coverage Ratio" as of any date of determination, with respect to the Company or VWR International, means the ratio of (i) the aggregate amount of Consolidated EBITDA of such Specified Entity and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of such Specified Entity are available to (ii) Consolidated Interest Expense of such Specified Entity for such four fiscal quarters (in each of the foregoing clauses (i) and (ii), determined for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Reference Date, on a pro forma basis to give effect to the Acquisition as if it had occurred at the beginning of such four-quarter period); provided, that

          (1)   if since the beginning of such period such Specified Entity or any Restricted Subsidiary thereof has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense of such Specified Entity for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

          (2)   if since the beginning of such period such Specified Entity or any Restricted Subsidiary thereof has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a "Discharge") or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense of such Specified Entity for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

          (3)   if since the beginning of such period such Specified Entity or any Restricted Subsidiary thereof shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a "Sale"), the Consolidated EBITDA of such Specified Entity for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense of such Specified Entity for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of such Specified Entity or any Restricted Subsidiary thereof repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to such Specified Entity and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary of such Specified Entity is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent such Specified Entity and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

          (4)   if since the beginning of such period such Specified Entity or any Restricted Subsidiary thereof (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary of such Specified Entity, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a "Purchase"), Consolidated EBITDA and Consolidated Interest Expense of such Specified Entity for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

          (5)   if since the beginning of such period any Person became a Restricted Subsidiary of such Specified Entity or was merged or consolidated with or into such Specified Entity or any Restricted Subsidiary thereof, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by such Specified Entity or a Restricted Subsidiary thereof during such period, Consolidated EBITDA and Consolidated Interest Expense of such Specified Entity for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated EBITDA" means, with respect to the Company or VWR International for any period, the Consolidated Net Income of such Specified Entity for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense of such Specified Entity and any Receivables Fees, (iii) depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the Indenture (whether or not consummated or incurred) and (v) the amount of any minority interest expense.

        "Consolidated Interest Expense" means, with respect to the Company or VWR International for any period, (i) the total interest expense of such Specified Entity and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income of such Specified Entity, net of any interest income of the Specified Entity and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by such Specified Entity or any Restricted Subsidiary thereof, but only to the extent that such interest is actually paid by such Specified Entity or any Restricted Subsidiary thereof, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of such Specified Entity held by Persons other than such Specified Entity or a Restricted Subsidiary thereof and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by such Specified Entity and its Restricted Subsidiaries with respect to Interest Rate Agreements.

        "Consolidated Net Income" means, with respect to the Company or VWR International for any period, the net income (loss) of such Specified Entity and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that there shall not be included in such Consolidated Net Income:

  (i)
  any net income (loss) of any Person if such Person is not a Restricted Subsidiary of such Specified Entity, except that (A) subject to the limitations contained in clause (iii) below, such Specified Entity's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Specified Entity or a Restricted Subsidiary thereof as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary of such Specified Entity, to the limitations contained in clause (ii) below) and (B) such Specified Entity's equity in the net loss of such Person shall be included to the extent of the aggregate Investment of such Specified Entity or any of its Restricted Subsidiaries in such Person,

  (ii)
  any net income (loss) of any Restricted Subsidiary of such Specified Entity that is not a Subsidiary Guarantor or a VWR Note Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to such Specified Entity by operation of the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Notes or the Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary of such Specified Entity (including pursuant to the VWR Senior Notes, the VWR Senior Subordinated Notes, the VWR Senior Notes Indenture, the VWR Senior Subordinated Notes Indenture or the Senior

    Credit Agreement as in effect on the Issue Date) and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that (A) subject to the limitations contained in clause (iii) below, such Specified Entity's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to such Specified Entity or another Restricted Subsidiary of such Specified Entity (subject, in the case of a dividend that could have been made to another Restricted Subsidiary of such Specified Entity, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Specified Entity or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

  (iii)
  any gain or loss realized upon the sale or other disposition of any asset of such Specified Entity or any Restricted Subsidiary thereof (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

  (iv)
  any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions, the Recapitalization and any acquisition, merger or consolidation after the Issue Date),

  (v)
  the cumulative effect of a change in accounting principles,

  (vi)
  all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

  (vii)
  any unrealized gains or losses in respect of Currency Agreements,

  (viii)
  any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

  (ix)
  any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards, and

  (x)
  to the extent otherwise included in such Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of such Specified Entity or any Restricted Subsidiary thereof owing to such Specified Entity or any Restricted Subsidiary thereof.

        In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income of any Specified Entity pursuant to clause (iv) above in any determination thereof, the Company will deliver an Officer's Certificate to the Trustee promptly after the date on which such Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge. Notwithstanding the foregoing, for the purpose of clause (a)(3)(A) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income of the Company, without duplication, any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers are applied by the Company to increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) or (D) thereof.

        "Consolidated Tangible Assets" means, as of any date of determination, the total assets less the goodwill, net, and other intangible assets, net, in each case shown on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith); provided that for purposes of paragraph  (b) of the covenant described in "—Certain Covenants—Limitation on Indebtedness", the covenant described under "—Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock" and the definition of "Permitted Investment," Consolidated Tangible Assets shall not be less than $945.6 million.

        "Consolidation" means, for either Specified Entity, the consolidation of the accounts of each of its Restricted Subsidiaries with those of such Specified Entity in accordance with GAAP; provided that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of such Specified Entity or any Restricted Subsidiary thereof in any Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

        "Credit Facilities" means one or more of (i) the Senior Credit Facility and (ii) other facilities or arrangements designated by the Company, in each case with one or more banks or other institutions providing for revolving credit loans, term loans, receivables financings (including without limitation through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks or other institutions or other banks or other institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term "Credit Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of VWR International as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Currency Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

        "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Noncash Consideration" means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation.

        "Disinterested Director" means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall not be deemed to have such a financial interest by reason of such member's holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a "change of control," or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a "change of control," or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes.

        "Domestic Subsidiary" means any Restricted Subsidiary of the Company (or in the case of VWR International, of VWR International) other than a Foreign Subsidiary.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Contribution" means Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer's Certificate of the Company and not previously included in the calculation set forth in subparagraph (a)(3)(B)(x) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" for purposes of determining whether a Restricted Payment may be made.

        "Fair Market Value" means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

        "Financing Disposition" means any sale, transfer, conveyance or other disposition of property or assets by the Company or any Subsidiary thereof to any Receivables Entity, or by any Receivables Subsidiary, in each case in connection with the Incurrence by a Receivables Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

        "Foreign Subsidiary" means (a) any Restricted Subsidiary of the Company (or in the case of VWR International, of VWR International) that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) any Restricted Subsidiary of the Company (or in the case of VWR International, of VWR International) that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries, and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Reference Date (for purposes of the definitions of the terms "Consolidated Coverage Ratio," "Consolidated EBITDA," "Consolidated Interest Expense," "Consolidated Net Income" and "Consolidated Tangible Assets," all defined terms in the Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of the Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term

"Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor Subordinated Obligations" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

        "Holder" or "Noteholder" means the Person in whose name a Note is registered in the Note Register.

        "Immobilien" means VWR International Immobilien GmbH, a German company, and any successor in interest thereto.

        "Incur" means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (i)
  the principal of indebtedness of such Person for borrowed money,

  (ii)
  the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

  (iii)
  all reimbursement obligations of such Person in respect of letters of credit or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

  (iv)
  all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

  (v)
  all Capitalized Lease Obligations of such Person,

  (vi)
  the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor or a VWR Note Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

  (vii)
  all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

  (viii)
  all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

  (ix)
  to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

        The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Indenture, or otherwise shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

        "Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

        "Intermediate Holdco" means any of CDRV Holdings and any other Person that is a Subsidiary of the Company and of which VWR International is a Subsidiary.

        "Inventory" means goods held for sale or lease by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

        "Investment" in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, and (iii) in each case under clause (i) or (ii) above, fair market value shall be as determined in good faith by the Board of Directors. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company's option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income of the Company, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        "Investors" means (a) CDR Fund VI, (b) any of SSB Capital Partners (Master Fund) I, L.P., CGI Private Equity L.P., LLC, Banc of America Capital Investors, L.P., Co-Investment Partners, L.P., Norwest Equity Partners VII, L.P., General Electric Pension Trust, GM Capital Partners I, L.P., JP Morgan Chase Bank, as trustee for First Plaza Group Trust, Vesey Street Portfolio, L.P., Vesey Street Fund, L.P., Arthur Street Fund, L.P., Passage Portfolio, L.P., Arthur Street Portfolio, L.P., the partners of or other investors in CDR Fund VI, and any of the respective Affiliates of SSB Capital Partners (Master Fund) I, L.P., CGI Private Equity L.P., LLC, Banc of America Capital Investors, L.P., Co-Investment Partners, L.P., Norwest Equity Partners VII, L.P., General Electric Pension Trust, GM Capital Partners I, L.P., JP Morgan Chase Bank, as trustee for First Plaza Group Trust, Vesey Street Portfolio, L.P., Vesey Street Fund, L.P., Arthur Street Fund, L.P., Passage Portfolio, L.P., Arthur Street Portfolio, L.P., or any such partner or investor, that is or becomes a holder of Voting Stock of CDRV Investors prior to the first anniversary of the Reference Date, (c) any Person that directly or indirectly acquires Voting Stock of CDRV Investors from CDR Fund VI (including but not limited to by way of issuance of Voting Stock by CDRV Investors in connection with its repurchase, redemption or other retirement of Voting Stock thereof owned by CDR Fund VI) prior to the first anniversary of the Reference Date, in an aggregate amount not exceeding (as to all such Persons) ten percent (10%) of the Voting Stock of CDRV Investors owned by CDR Fund VI on the Reference Date, and any Affiliate of any such Person, and (d) any of their respective successors in interest.

        "Issue Date" means the first date on which Notes are issued.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Management Advances" means (1) loans or advances made to directors, officers or employees of any Parent, the Company or any Restricted Subsidiary of the Company (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $5.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        "Management Agreements" means, collectively, (i) the Stock Subscription Agreements, each dated as of the Reference Date, between CDRV Investors and each of CDR Fund VI, SSB Capital Partners (Master Fund) I, L.P., CGI Private Equity L.P., LLC, and Banc of America Capital Investors, L.P., (ii) the Consulting Agreement, dated as of the Reference Date, among CDRV Investors, Holding, CDRV Acquisition, CDRV Delaware and CDR, (iii) the Indemnification Agreement, dated as of the Reference Date, among CDRV Investors, Holding, CDRV Acquisition, CDRV Delaware, CDR and CDR Fund VI, and (iv) the Registration and Participation Agreement, dated as of the Reference Date, among CDRV Investors, CDR Fund VI and any other Person party thereto from time to time, in each case as may be amended, supplemented, waived or otherwise modified thereafter from time to time in accordance with the terms thereof and of the Indenture.

        "Management Guarantees" means guarantees (x) of up to an aggregate principal amount outstanding at any time of $20.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers or employees of any Parent, the Company or any Restricted Subsidiary of the Company (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $5.0 million in the aggregate outstanding at any time.

        "Management Investors" means the officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of "Permitted Holders", such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company, any Parent, any Intermediate Holdco or VWR International.

        "Management Stock" means Capital Stock of the Company, any Parent, any Intermediate Holdco or VWR International (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

        "Mergers" means the collective reference to (i) the merger of VWR International Corporation with and into VWR International, Inc., a Pennsylvania corporation, with VWR International, Inc. as the surviving corporation, (ii) the merger of CDRV Acquisition with and into VWR International, Inc., a Pennsylvania corporation, with VWR International, Inc. as the surviving corporation, and (iii) the reincorporation of VWR International, Inc., a Pennsylvania corporation, as a Delaware corporation.

        "Moody's" means Moody's Investors Service, Inc., and its successors.

        "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock"), (ii) all payments made, and all installment payments required to be made, on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition and (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition.

        "Net Cash Proceeds," with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

        "Officer" means, with respect to any Person, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an "Officer" for the purposes of the Indenture by the Board of Directors).

        "Officer's Certificate" means, with respect to the Company, a certificate signed by one Officer of the Company.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, any of its Restricted Subsidiaries or the Trustee.

        "Parent" means any Person that is a direct or indirect parent of the Company.

        "Parent Expenses" means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture, any VWR Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent or any Subsidiary of any Parent in connection with any investment in equity ownership interests of Immobilien, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

        "Permitted Holder" means any of the following: (i) any of the Investors, Management Investors, CDR and their respective Affiliates; (ii) any investment fund or vehicle managed, sponsored or advised by CDR or any Investor or Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iii) any limited or general partners of, or other investors in, any Investor or Affiliate thereof, or any such investment fund or vehicle; and (iv) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of the Company, any Parent, any Intermediate Holdco or VWR International.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

  (i)
  a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

  (ii)
  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

  (iii)
  Temporary Cash Investments or Cash Equivalents;

  (iv)
  receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

  (v)
  any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock";

  (vi)
  securities or other Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

  (vii)
  Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

  (viii)
  Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness";

  (ix)
  pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of "Permitted Liens" or made in connection with Liens permitted under the covenant described under "—Certain Covenants—Limitation on Liens";

  (x)
  (1) Investments in any Receivables Subsidiary, or in connection with a Financing Disposition by or to any Receivables Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, any Parent, any Intermediate Holdco or VWR International to any Receivables Subsidiary; provided that if any Parent receives cash from the relevant Receivables Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

  (xi)
  bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

  (xii)
  Notes, VWR Senior Notes or VWR Senior Subordinated Notes;

  (xiii)
  any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of any Parent, as consideration;

  (xiv)
  Management Advances; and

  (xv)
  other Investments in an aggregate amount outstanding at any time not to exceed 5% of Consolidated Tangible Assets.

        "Permitted Liens" means:

  (a)
  Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

  (b)
  carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

  (c)
  pledges, deposits or Liens in connection with workers' compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

  (d)
  pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

  (e)
  easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

  (f)
  Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

  (g)
  (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

  (h)
  Liens securing Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness";

  (i)
  Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

  (j)
  leases, subleases, licenses or sublicenses to third parties;

  (k)
  Liens securing (1) Indebtedness Incurred in compliance with clause (b)(i), (b)(iv), (b)(vii), (b)(viii)(E), (b)(x) or (b)(xi) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," or clause (b)(iii) thereof (other than Refinancing Indebtedness Incurred in respect of Indebtedness described in paragraph (a) thereof), (2) Bank Indebtedness, (3) the Notes, the VWR Senior Notes or VWR Senior Subordinated Notes, (4) Indebtedness of any Restricted Subsidiary, (5) Indebtedness or other obligations of any Receivables Entity or (6) obligations in respect of Management Advances or Management Guarantees;

  (l)
  Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

  (m)
  Liens on Capital Stock or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

  (n)
  any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

  (o)
  Liens securing Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate; and

  (p)
  Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, (6) in favor of the Company or any Restricted Subsidiary or (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Purchase Money Obligations" means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

        "Recapitalization" means the collective reference to (a) the declaration and/or payment of a dividend or distribution (including by way of any purchase, redemption, repurchase, or other acquisition of Capital Stock of the Company) by the Company to holders of its Capital Stock with the net proceeds from the offering of the Notes, (b) the entry into the Indenture, and the offer, issuance and sale of the Notes, and (c) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

        "Receivable" means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined in accordance with GAAP.

        "Receivables Entity" means (x) any Receivables Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

        "Receivables Financing" means any financing of Receivables of the Company or any Restricted Subsidiary that have been transferred to a Receivables Entity in a Financing Disposition.

        "Receivables Subsidiary" means a Subsidiary of the Company that (a) is engaged solely in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and (b) is designated as a "Receivables Subsidiary" by the Board of Directors.

        "Reference Date" means April 7, 2004.

        "refinance" means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms "refinances," "refinanced" and "refinancing" as used for any purpose in the Indenture shall have a correlative meaning.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in the Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor or VWR Note Guarantor that refinances Indebtedness of the Company that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under "—Certain Covenants—Limitation on Indebtedness" or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

        "Related Business" means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the Indenture, or that are related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

        "Related Taxes" means (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value- added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Company, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under "—Certain Covenants—Limitation on Restricted Payments," or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any Subsidiary thereof, or (y) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Company had filed a combined return on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

        "Restricted Payment Transaction" means any Restricted Payment permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Restricted Payments," any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term "Restricted Payment."

        "Restricted Subsidiary" means any Subsidiary of the Company (or in the case of VWR International, of VWR International) other than an Unrestricted Subsidiary.

        "SEC" means the Securities and Exchange Commission.

        "Senior Credit Agreement" means the Credit Agreement, dated as of the Reference Date, among VWR International, any other borrowers party thereto from time to time, Deutsche Bank AG, New York Branch, as administrative agent, and the lenders party thereto from time to time, as such agreement may thereafter be amended, supplemented, waived or otherwise modified or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the existing administrative agent and lenders on the Issue Date or other agents and lenders or otherwise, and whether provided under the Senior Credit Agreement existing on the Issue Date or other credit agreements or otherwise).

        "Senior Credit Facility" means the collective reference to the Senior Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the existing agent and lenders on the Issue Date or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or one or more other credit agreements, indentures (including this Indenture, the VWR Senior Notes Indenture or the VWR Senior Subordinated Notes Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term "Senior Credit Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Senior Indebtedness" means any Indebtedness of the Company or any Restricted Subsidiary other than, in the case of the Company, Subordinated Obligations and, in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

        "Significant Domestic Subsidiary" means any Domestic Subsidiary that is a Significant Subsidiary.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

        "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Specified Entity" means the Company or VWR International, as the case may be.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

        "Subordinated Obligations" means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

        "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

        "Subsidiary Guarantee" means any guarantee that may from time to time be entered into by a Restricted Subsidiary of the Company pursuant to the covenant described under "—Certain Covenants—Future Subsidiary Guarantors."

        "Subsidiary Guarantor" means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee.

        "Successor Company" shall have the meaning assigned thereto in clause (i) under "—Merger and Consolidation."

        "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of the Reference Date, among the Company, CDRV Holdings and VWR International, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

        "Temporary Cash Investments" means any of the following: (i) any investment in (x) direct obligations of the United States of America or any agency or instrumentality thereof or obligations Guaranteed by the United States of America or any agency or instrumentality thereof or (y) direct obligations of any foreign country recognized by the United States of America rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any lender under the Senior Credit Agreement or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of "A" or higher by S&P or "A2" or higher by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

        "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-7bbbb) as in effect on the date of the Indenture.

        "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Transactions" means, collectively, any or all of the following transactions entered into in connection with the consummation of the Acquisition: (i) the entry into the VWR Notes Indentures, and the offer and issuance of the VWR Notes, (ii) the entry into the Senior Credit Facility and Incurrence of Indebtedness thereunder by one or more of CDRV Acquisition, VWR International and its Subsidiaries, (iii) the contribution of equity by CDRV Holdings to CDRV Acquisition, (iv) loans by CDRV Acquisition and/or one or more of its Subsidiaries to one or more Subsidiaries of VWR International Corporation, (v) the Acquisition, (vi) the Mergers, (vii) the transfer of ownership interests in one or more Foreign Subsidiaries to VWR International Holdings, (viii) the transfer of ownership interests in one or more Domestic Subsidiaries to one or more Domestic Subsidiaries, and (ix) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

        "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (1) in the case of any Subsidiary of the Company other than VWR International or any of its Subsidiaries, immediately after giving effect to such designation either (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a)(i) in the covenant described under "—Certain Covenants—Limitation on Indebtedness" or (y) the Consolidated Coverage Ratio of the Company would be greater than it was immediately prior to giving effect to such designation and (2) in the case of VWR International or any of its Subsidiaries, immediately after giving effect to such designation either (x) VWR International could Incur at least $1.00 of additional Indebtedness under paragraph (a)(ii) in the covenant described under "—Certain Covenants—Limitation on Indebtedness" or (y) the Consolidated Coverage Ratio of VWR International would be greater than it was immediately prior to giving effect to such designation. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officer's Certificate of the Company certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligation" means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

        "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

        "VWR International" means VWR International, Inc., a Delaware corporation, and any successor in interest thereto.

        "VWR International Corporation" means VWR International Corporation, a Delaware corporation, and any successor in interest thereto.

        "VWR International Holdings" means VWR International Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

        "VWR Note Guarantees" means the collective reference to the VWR Senior Note Guarantees and the VWR Senior Subordinated Note Guarantees.

        "VWR Note Guarantors" means the collective reference to the VWR Senior Note Guarantors and the VWR Senior Subordinated Note Guarantors.

        "VWR Notes" means the collective reference to the VWR Senior Notes and the VWR Senior Subordinated Notes.

        "VWR Notes Indentures" means the collective reference to the VWR Senior Notes Indenture and the VWR Senior Subordinated Notes Indenture.

        "VWR Senior Note Guarantee" means any Guarantee by any VWR Senior Notes Guarantor of obligations under the VWR Senior Notes.

        "VWR Senior Note Guarantor" means any Subsidiary of VWR International that has provided a Guarantee of the VWR Senior Notes in accordance with the VWR Senior Notes Indenture.

        "VWR Senior Notes" means the 6 7/8% Senior Notes of VWR International due 2012, including any Exchange Notes (as defined in the VWR Senior Notes Indenture), in an aggregate principal amount not exceeding $200.0 million (after giving effect to any issuance of any such Exchange Notes in exchange for any such Senior Notes).

        "VWR Senior Notes Indenture" means the Indenture, dated as of April 7, 2004, among CDRV Acquisition, the VWR Senior Note Guarantors from time to time parties thereto and the Trustee, governing the VWR Senior Notes, as amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, and whether provided under the original VWR Senior Notes Indenture or otherwise).

        "VWR Senior Subordinated Note Guarantee" means any Guarantee by any VWR Senior Subordinated Notes Guarantor of obligations under the VWR Senior Subordinated Notes.

        "VWR Senior Subordinated Note Guarantor" means any Subsidiary of VWR International that has provided a Guarantee of the VWR Senior Subordinated Notes in accordance with the VWR Senior Subordinated Notes Indenture.

        "VWR Senior Subordinated Notes" means the 8% Senior Subordinated Notes of VWR International due 2014, including any Exchange Notes (as defined in the VWR Senior Subordinated Notes Indenture), in an aggregate principal amount not exceeding $320.0 million (after giving effect to any issuance of any such Exchange Notes in exchange for any such Senior Subordinated Notes).

        "VWR Senior Subordinated Notes Indenture" means the Indenture, dated as of April 7, 2004, among CDRV Acquisition, the VWR Senior Subordinated Note Guarantors from time to time parties thereto and the Trustee, governing the VWR Senior Subordinated Notes, as amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, and whether provided under the original VWR Senior Subordinated Notes Indenture or otherwise).

Book-Entry, Delivery and Form

        The Notes will be represented by one or more Notes in registered, global form ("Global Notes") deposited with the trustee as custodian for the Depository Trust Company ("DTC") and registered in the name of Cede & Co. as nominee of DTC, in each case for credit to the accounts of DTC participants and indirect participants (each described below) including, without limitation, Euroclear Bank S.A./N.V. (as operator of the Euroclear System, "Euroclear") and Clearstream Banking Luxembourg ("Clearstream Banking"). All interests in a Global Note may be subject to the procedures and requirements of DTC. As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes.

        Except in the limited circumstances set forth below, Notes in certificated form will not be issued.

Depository Procedures

        The operations and procedures of DTC described below are solely within their control and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.

        DTC has advised us that: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("participants") and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, which we refer to as "indirect participants," that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants.

        We expect that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the participants), the participants and the indirect participants.

        The laws of some states may require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Except as otherwise specified in the Indenture, we and the trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the trustee nor any of our agents nor the trustee has or will have any responsibility or liability for (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Notes or (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Interests in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds.

        DTC has advised us that it will take an action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and distribute such Notes to its participants.

        Although DTC, Euroclear and Clearstream Banking have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream Banking, they are under no obligations to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Physical Notes

        Under certain limited conditions, a beneficial interest in a Global Note may be transferred or exchanged for physical notes. Interests of beneficial owners in a Global Note may not be transferred or exchanged for physical notes unless we have consented to such transfer or exchange in writing, or such transfer or exchange is made in accordance with the applicable rules and procedures of DTC. Physical notes shall be transferred to all beneficial owners in exchange for their beneficial interests in the relevant Global Note, if:

  (a)
  DTC notifies us that it is unwilling or unable to continue as depositary for the Global Note or DTC ceases to be a "clearing agency" registered under the Exchange Act and in either case we are unable to locate a qualified successor depositary within 90 days;

  (b)
  we, at our option, notify the trustee in writing that we are electing to cause the issuance of physical notes under the Indenture; or

  (c)
  an event of default has occurred and is continuing and the trustee has received a written request from DTC to issue physical notes.

Registration Covenant; Exchange Offer

        On December 16, 2004, the Company entered into an Exchange and Registration Rights Agreement with respect to the old notes (the "Exchange and Registration Rights Agreement") pursuant to which we agreed, for the benefit of the Holders of the old notes, to use our reasonable best efforts to file a registration statement under the Securities Act relating to an exchange offer and to cause it to become effective within 240 days following the Issue Date. The registration statement of which this prospectus is a part constitutes the registration statement to be filed pursuant to the Exchange and Registration Rights Agreement.

        We have further agreed to commence the exchange offer promptly after the registration statement has become effective, hold the offer open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the SEC), but in any event for at least 10 business days, and exchange the new notes for all old notes validly tendered and not withdrawn before the expiration of the offer.

        Under existing SEC interpretations contained in several no action letters to third parties, the new notes would in general be freely transferable by Holders thereof (other than affiliates of the Company) after the exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each Holder of Notes participating in the exchange offer, as set forth below). However, any purchaser of Notes who is an "affiliate" of the Company or who intends to participate in the exchange offer for the purpose of distributing the exchange notes (1) will not be able to rely on such SEC interpretations, (2) will not be able to tender its Notes in the exchange offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, in connection with any resales of new notes, broker-dealers ("Participating Broker-Dealers") receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of those new notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the new notes (other than a resale of an unsold allotment from the original sale of the Notes) by delivery of the prospectus contained in the registration statement. Under the Exchange and Registration Rights Agreement, we are required to allow Participating Broker-Dealers to use the prospectus contained in the registration statement in connection with the resale of such new notes for a period of 90 days after the consummation of the exchange offer. If during such 90 day period, the registration statement is suspended by the Company or ceases to be effective such that Participating

Broker-Dealers subject to such prospectus delivery requirement cannot fulfill such requirement, the Company will pay liquidated damages to such Participating Broker-Dealers in an amount calculated in a manner consistent with that specified below with respect to Registration Defaults (as defined below). Each Holder of Notes (other than certain specified Holders) who wishes to exchange such notes for new notes in the exchange offer will be required to represent (1) that any new notes to be received by it will be acquired in the ordinary course of its business, (2) that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes, (3) that it is not an Affiliate of ours, (4) if it is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of new notes, (5) if it is a Participating Broker-Dealer, that it will deliver a prospectus in connection with any resale of such new notes, and (6) that it is not acting on behalf of any person who could not truthfully make the foregoing representations.

        However, if:

  (1)
  on or before the date of consummation of the exchange offer, the existing SEC interpretations are changed such that the new notes would not in general be freely transferable in such manner on such date;

  (2)
  the exchange offer has not been completed within 270 days following the Issue Date;

  (3)
  the Initial Purchasers so request with respect to old notes not eligible to be exchanged for new notes in the exchange offer and held by them following the consummation of the exchange offer; or

  (4)
  any Holder of the old notes (other than an Initial Purchaser) is not permitted by applicable law to participate in the exchange offer, or if any Holder may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the registration statement is not available for such resales by such Holder (other than, in either case, due solely to the status of such Holder as an affiliate of the Company or due to such Holder's inability to make the representations referred to above), we will use our reasonable best efforts to file, as promptly as reasonably practicable, a registration statement under the Securities Act relating to a shelf registration (the "Shelf Registration Statement") of the old notes or new notes, as the case may be, for re-sale by Holders or, in the case of clause (3), of the old notes held by the Initial Purchasers for resale by the Initial Purchasers (the "Resale Registration"), and will use our reasonable best efforts to cause the Shelf Registration Statement to become effective within 150 days following the date on which the obligation to file the Shelf Registration Statement arises. We will use our reasonable best efforts to cause the Shelf Registration statement to remain effective until the earlier of two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are distributed to the public pursuant to Rule 144 or become eligible for resale pursuant to Rule 144 without volume restriction, if any. Under certain circumstances, we may suspend the availability of the Shelf Registration Statement for certain periods of time.

        We will, in the event of the Resale Registration, provide to the Holder or Holders of the old notes copies of the prospectus that is a part of the Shelf Registration Statement, notify such Holder or Holders when the Resale Registration for the old notes has become effective and take certain other actions as are required to permit unrestricted resales of the old notes. A Holder of old notes that sells such old notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations). In addition, each such Holder of old notes will be required, among other things, to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Exchange and Registration Rights Agreement in order to benefit from the provisions regarding additional interest set forth below.

        The Exchange and Registration Rights Agreement provides that in the event that:

  (1)
  the registration statement relating to the exchange offer is not declared effective within 240 days following the Issue Date; or

  (2)
  the exchange offer has not been consummated within 270 days following the Issue Date; or

  (3)
  if a Shelf Registration Statement is required to be filed under the Exchange and Registration Rights Agreement, the Shelf Registration Statement is not declared effective within 150 days following the date on which the obligation to file the Shelf Registration Statement arises; or

  (4)
  any Shelf Registration Statement required by the Exchange and Registration Rights Agreement is filed and declared effective, and during the period the Company is required to use its reasonable best efforts to cause the Shelf Registration Statement to remain effective (i) the Company shall have suspended and be continuing to suspend the availability of the Shelf Registration Statement for more than 30 days in the aggregate in any consecutive twelve-month period, or (ii) such Shelf Registration Statement ceases to be effective and such Shelf Registration Statement is not replaced within 60 days by a Shelf Registration Statement that is filed and declared effective. (any such event referred to in clauses (1) through (4), a "Registration Default"), then liquidated damages ("Special Interest") will be payable with respect to the Transfer Restricted Notes (as defined below), for the period from the occurrence of a Registration Default (but only with respect to one Registration Default at any particular time) until such time as all Registration Defaults have been cured in an amount equal to the interest that would accrue on such Transfer Restricted Notes if interest accrued on the average Accreted Value of such Transfer Restricted Notes over any applicable period at a rate per annum equal to 0.25% during the first 90-day period following the occurrence of such Registration Default which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 0.50% regardless of the number of Registration Defaults that shall have occurred and be continuing. Any such Special Interest will (i) if accrued on or prior to January 1, 2010, be added to the Accreted Value of the Notes and (ii) if accrued after January 10, 2010, be paid in the same manner and on the same dates as interest payments in respect of Transfer Restricted Notes. Following the cure of all Registration Defaults, the accrual of such Special Interest will cease. A Registration Default with respect to a failure to file, cause to become effective or maintain the effectiveness of a Shelf Registration Statement will be deemed cured upon consummation of the exchange offer in the case of a Shelf Registration Statement required to be filed due to a failure to consummate the exchange offer within the required time period. To the extent payable in cash, CDRV Investors may not be able to pay any Special Interest due to restrictions under the Senior Secured Credit Facility and the indentures governing the VWR Notes on the ability of our subsidiaries from making distributions and otherwise transferring assets to CDRV Investors.

        For purposes of the foregoing, "Transfer Restricted Notes" means each note until (1) the date on which such note has been exchanged for a freely transferable new note in the exchange offer, (2) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement, or (3) the date on which such note is distributed to the public pursuant to Rule 144 of the Securities Act or is eligible for resale pursuant to Rule 144 without volume restriction, if any.

        The summary herein of certain provisions of the Exchange and Registration Rights Agreement is not a restatement of the Exchange and Registration Rights Agreement. Copies of the Exchange and Registration Rights Agreement are available as set forth under the heading "Where You Can Find More Information."

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

        The following summary sets forth (i) the material United States federal income tax consequences to owners of notes of the exchange of old notes for new notes pursuant to the exchange offer; (ii) the material U.S. federal income tax consequences to owners of the notes of the purchase, ownership and disposition of notes; and (iii) the material U.S. federal estate tax consequences of the ownership of notes by individual owners of the notes who are not citizens or residents of the United States.

        This summary is based on the following assumptions and limitations:

  •
  The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations.

  •
  Wherever the discussion refers to an "owner" of the notes, such term means the beneficial owner of the notes for U.S. federal tax purposes.

  •
  The discussion assumes that the owner holds the notes as a "capital asset," within the meaning of Section 1221 of the Code.

  •
  The discussion is for general information only and does not address all of the tax consequences that may be relevant to any specific owner of the notes in light of that owner's particular circumstances or to owners of the notes subject to special treatment under U.S. federal income tax laws (such as banks, insurance companies, tax-exempt entities, retirement plans, dealers in securities, brokers, former U.S. citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code, partnerships, other pass-through entities, persons who hold their notes as part of a straddle, hedge, conversion transaction or other integrated investment, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax or persons deemed to sell the notes under the constructive sale provisions of the Code).

  •
  The discussion does not address any other U.S. federal tax laws (for example, gift tax laws), or any U.S. state or local or non-U.S. tax consequences of the exchange, purchase, ownership and disposition of the notes.

  •
  The discussion assumes that, for U.S. federal income tax purposes:

  —
  The notes are properly characterized as indebtedness. We intend to characterize the notes as indebtedness. Our determination that the notes are indebtedness for U.S. federal income tax purposes is binding on each owner of the notes unless such owner discloses a contrary position on the owner's tax return. Our determination is not, however, binding on the U.S. Internal Revenue Service (the "IRS").

  —
  The notes will not be integrated with any other financial instrument.

  —
  Subject to discussion below, the notes are not "applicable high yield discount obligations."

  —
  Subject to discussion below, the notes are not "contingent payment debt instruments," and the likelihood that we will be obligated to make any payments of amounts in excess of stated interest and principal on the notes is remote.

        As used in this discussion, the term "U.S. Holder" means an owner of a note that is a U.S. person and is not a partnership for U.S. federal income tax purposes. A U.S. person means a person that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation or partnership created or organized in or under the laws of the United States or of any State or political subdivision thereof or therein, including the District of Columbia (other than a partnership that is not treated as a U.S. person under applicable Treasury regulations);

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  an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

  •
  a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

        The term "Non-U.S. Holder" means an owner of a note that is neither a U.S. person nor a partnership for U.S. federal income tax purposes.

        The U.S. federal income tax treatment of partnerships is complex and depends on the activities of the partnership and the status of the partners. If you are a partner in a partnership that owns the notes, we urge you to consult your own tax advisors as to the U.S. federal tax considerations relating to the exchange, purchase, ownership and disposition of the notes.

        OWNERS AND PROSPECTIVE OWNERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO THEM OF THE EXCHANGE, PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

Income Tax Consequences of Exchange of Old Notes for New Notes Pursuant to Exchange Offer

        The exchange of an old note for a new note by a U.S. Holder or Non-U.S. Holder pursuant to the exchange offer will not result in a taxable exchange to such holder.

        Accordingly,

  •
  no gain or loss will be recognized by such holder upon receipt of a new note;

  •
  the adjusted tax basis of the new note will be the same as the adjusted tax basis of the old note exchanged therefor; and

  •
  the holding period of the new note will include the holding period of the old note exchanged therefor.

        The remainder of this discussion assumes that the exchange of the old notes for the new notes pursuant to the exchange offer will not be treated as a taxable exchange and that the old notes and the new notes will be treated as the same security for U.S. federal income tax purposes.

Income Tax Consequences to U.S. Holders of Purchase, Ownership and Disposition of Notes

        The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by a U.S. Holder.

  Interest and Original Issue Discount

        The notes were issued with original issue discount ("OID") in an amount equal to the difference between their "stated redemption price at maturity" (the sum of all amounts payable on the notes other than any "qualified stated interest") and their "issue price." You should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income, but will not be taxed again when such cash is received.

        For U.S. federal income tax purposes, the "issue price" of the notes is the first price at which a substantial amount of the notes is sold, ignoring sales to persons acting in the capacity of underwriters, placement agents or wholesalers. We intend to take the position that that the Initial Purchasers did not purchase the notes in such capacity, but rather were the initial purchasers of the notes at their original issuance for U.S. federal income tax purposes. Accordingly, we intend to treat the price paid to us by the Initial Purchasers as the issue price of the notes, and not the price paid by the owners of the notes who purchased the notes from the Initial Purchasers. Our position is subject to challenge by the IRS. Except as set forth under "—If Issue Price Were Determined by Reference to Price Paid by Holders Who Purchased Notes from Initial Purchasers," this discussion is based upon the assumption that our position will be upheld if challenged.

        The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments issued by the issuer or a related party) at least annually throughout the term of the note at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Because the notes do not provide for stated cash interest to be paid until July 1, 2010, none of the stated interest payments on the notes are qualified stated interest. Therefore, payments of interest on the notes will not be separately included in a U.S. Holder's income, but instead will be included in the stated redemption price at maturity for purposes of determining the amount of OID. When interest is paid on the notes, the payment will be treated first as a payment of OID accrued as of the date the payment is due and not allocated to prior payments and second as a payment of principal.

        The amount of the OID that a U.S. Holder must include in income generally will equal the sum of the daily accruals of the OID for the notes for each day during the taxable year, or portion of the taxable year, in which the holder holds the note. The daily accrual for a particular accrual period is determined by allocating the OID allocable to that accrual period pro rata to each day of the accrual period. An accrual period may be of any length, and the accrual periods may even vary in length over the term of the notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day of an accrual period or on the final day of an accrual period.

        The amount of OID allocable to an accrual period is equal to the difference, if any, between (1) the product of the "adjusted issue price" of the notes at the beginning of the accrual period and the yield to maturity of the notes (computed generally on a constant yield method and compounded at the end of each accrual period, taking into account the length of the particular accrual period), and (2) the amount of any qualified stated interest allocable to the accrual period. The "adjusted issue price" of the notes at the beginning of any accrual period is the sum of the issue price of the notes plus the amount of OID allocable to all prior accrual periods reduced by any payments a U.S. Holder received on the notes that were not qualified stated interest.

        Under these rules, a U.S. Holder generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

        The rules regarding OID are complex, and the rules described above may not apply in all cases. Accordingly, you should consult your own tax adviser regarding their application.

  If Issue Price Were Determined by Reference to Price Paid by Holders Who Purchased Notes from Initial Purchasers

        If our position that the price paid to us by the Initial Purchasers is the issue price of the notes for U.S. federal income tax purposes were challenged by the IRS and our position were not upheld, the first price at which a substantial amount of the notes was sold to the owners of the notes who purchased the notes from the Initial Purchasers would be treated as the issue price. In that case, for U.S. federal income tax purposes, (1) the notes could become subject to the rules relating to applicable high yield discount obligations (the "AHYDO Rules"), and (2) the notes could become subject to the rules relating to contingent payment debt instruments (the "CPDI Rules").

        The AHYDO Rules would apply to the notes if the yield to maturity on the notes (determined by reference to the first price at which a substantial amount of the notes was sold to the owners of the notes who purchased the notes from the Initial Purchasers, rather than the issue price determined by reference to the price paid to us by the Initial Purchasers) were to equal or exceed the rate that is five percentage points greater than the long-term applicable federal rate. If the AHYDO Rules were to apply to the notes, OID that we would otherwise be able to deduct as accrued for U.S. federal income tax purposes would not be deductible until it is actually paid. The delay in deducting OID on the notes could have a material adverse effect on the amount of federal income taxes that we pay with respect to periods after the issue of the notes and before July 1, 2010, and, if cash payments of interest were to be deferred on or after July 1, 2010 (as discussed in "Description of Notes—Principal, Maturity and Interest"), during the period before the deferred interest is actually paid. In addition, if the yield to maturity on the notes (as so determined) were to equal or exceed the rate that is six percentage points greater than the long-term applicable federal rate, (i) a portion of the interest corresponding to the yield in excess of six percentage points above the applicable federal rate would not be deductible by us at any time, and (ii) a corporate U.S. Holder would be entitled to treat the portion of the interest that is not deductible by us as a dividend for purposes of the Code's dividends received deduction, subject to applicable limitations.

        The CPDI Rules might apply to the notes if the issue price determined by reference to the first price at which a substantial amount of the notes was sold to the owners of the notes who purchased the notes from the Initial Purchasers were to differ from the issue price determined by reference to the price paid to us by the Initial Purchasers. If the CPDI Rules were to apply to the notes, then the amount of the OID that a U.S. Holder must include in income in any given taxable period would not be determined in accordance with the rules set forth under "—Interest and Original Issue Discount." Instead, a U.S. Holder, regardless of the holder's method of accounting for U.S. federal income tax purposes, would be required to accrue interest income on the notes on a constant yield basis at an assumed yield (the "comparable yield") determined at the time of issuance of the notes. Solely for purposes of determining the amount of interest income that a U.S. Holder would be required to accrue, we would be required to construct a "projected payment schedule" in respect of the notes representing a series of payments (including payments at maturity) the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Income inclusions would be subject to certain positive and negative adjustments to the extent that actual payments on the notes were to differ from the projected payment schedule. In addition, a U.S. Holder's tax treatment would differ somewhat from the treatment set forth under "—Acquisition Premium," "—Market Discount," "—Certain Additional Amounts" and "—Sale, Exchange, Retirement or Other Disposition of the Notes." In particular, gain recognized by a U.S. Holder would be characterized as interest income. The CPDI Rules are extremely complex. Accordingly, you should consult your own tax adviser regarding their possible application to the notes.

  Acquisition Premium

        In general, if a U.S. Holder purchases a note for an amount that is greater than the adjusted issue price of the note on the purchase date, such U.S. Holder will generally be deemed to have acquired the note with acquisition premium. To the extent a U.S. Holder has acquisition premium with respect to a note, such U.S. Holder will be permitted to reduce the OID otherwise includible for the year by the portion of the acquisition premium properly allocable to that year.

  Market Discount

        In general, if a U.S. Holder purchases a note for an amount that is less than the "revised issue price" (that is, its original issue price plus any accrued OID), such U.S. Holder will be deemed to have acquired the note at a market discount. A U.S. Holder that acquires a note at a market discount that is more than a statutorily-defined de minimis amount will generally be required to treat as ordinary income any principal payment on, or any gain recognized on the disposition of, a note to the extent of the accrued market discount that has not previously been included in income. Market discount will generally be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note. However, an election may be made to accrue market discount on the basis of a constant interest rate in lieu of a ratable accrual. In addition, there are rules that defer the deduction of all or part of the interest expense on indebtedness incurred or continued to purchase or carry notes acquired with market discount and that permit a U.S. Holder to elect to include accrued market discount in income on a current basis and thereby avoid such deferral.

  Certain Additional Amounts

        In certain circumstances (see "Description of Notes—Change of Control" and "Description of Notes—Registration Covenant; Exchange Offer"), we may be obligated to pay a U.S. Holder amounts ("Additional Amounts") in excess of stated interest or principal on the notes. According to Treasury regulations, the possibility that any payment in excess of stated interest or principal will be made will not affect the amount or timing of OID that a U.S. Holder will recognize as interest income if there is only a remote likelihood as of the date the notes were issued that the additional payments will be made. We intend to take the position for U.S. federal income tax purposes that the likelihood that we will be obligated to make any payments of Additional Amounts is remote as of the date the old notes were issued. Therefore, the possibility of such payments should not affect the amount, character or timing of income a U.S. Holder has recognized or will recognize. Our determination that these contingencies were remote as of the date the old notes were issued is binding on a U.S. Holder unless such U.S. Holder discloses a contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge our determination, a U.S. Holder might be required to accrue income on the notes in excess of the amounts the holder would otherwise be required to accrue as income, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. If such a contingency actually were to occur, it would affect the amount and timing of the income that a U.S. Holder would recognize. This discussion assumes that our determination that these contingencies are remote is correct.

  Sale, Exchange, Retirement or Other Disposition of the Notes

        Upon the sale, exchange (other than an exchange pursuant to the exchange offer), retirement or other disposition of a note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued and unpaid interest, which is taxable as ordinary income if not previously included in income) and such U.S. Holder's adjusted tax basis in the note. In general, a U.S. Holder's adjusted tax basis is the holder's cost of the notes, increased by any OID included in such U.S. Holder's income with respect to the notes and decreased by the amount of any cash payment such U.S. Holder has received with respect to the notes. Subject to the "market discount" rules and the CPDI Rules discussed above, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder's holding period for the note is more than one year. Long-term capital gains recognized by an individual U.S. Holder are generally subject to a reduced U.S. federal income tax rate. Capital losses are subject to limits on deductibility. A partial redemption of a note in which the holder receives a replacement note in principal amount equal to the unredeemed portion of the original note will be treated as a payment in retirement of a portion of the original note, which may result in a gain or loss to the holder. Generally, the gain or loss will be calculated by assuming that the original note consists of two separate instruments, one (the portion of the original note that is redeemed) that is retired and one (the replacement note) that remains outstanding. The adjusted issue price, the holder's adjusted basis, and accrued but unpaid OID of the original note, determined immediately before the partial redemption, will be allocated between these two instruments based on the portion of the note that is treated as retired as a result of the redemption.

  Information Reporting and Backup Withholding

        Under the tax rules concerning information reporting and backup withholding to the IRS:

  •
  If a U.S. Holder holds the notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to such U.S. Holder on IRS Form 1099 concerning certain payments of principal and interest (including OID) paid on the notes, unless an exemption applies.

  •
  Similarly, unless an exemption applies, a U.S. Holder must provide to us or to the intermediary the holder's Taxpayer Identification Number ("TIN") for use in reporting information to the IRS. If a U.S. Holder is an individual, the TIN is the holder's Social Security Number. A U.S. Holder is also required to comply with other IRS requirements concerning information reporting, including a certification that the holder is not subject to backup withholding and is a U.S. person.

  •
  If a U.S. Holder is subject to these requirements but does not comply, the intermediary must withhold a percentage of all amounts payable to such U.S. Holder on the notes, including principal payments. Under current law, this percentage will be 28% through 2010, and 31% thereafter. This is called backup withholding. Backup withholding may also apply if we are notified by the IRS that the TIN provided by a U.S. Holder is incorrect or that such withholding is required due to the holder's underreporting of interest or dividends.

  •
  Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a U.S. Holder generally will be allowed as a refund or a credit against the holder's U.S. federal income tax liability, provided that the required procedures are followed.

Income Tax Consequences to Non-U.S. Holders of Purchase, Ownership and Disposition of Notes

        The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by a Non-U.S. Holder. For purposes of the following discussion, interest on the notes (including OID), and gain on the sale, exchange, retirement or other disposition of the notes, will be considered "U.S. trade or business income" of a Non-U.S. Holder if such income or gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder.

  Interest and Original Issue Discount

        The discussion relating to OID under "—Income Tax Consequences to U.S. Holders of Purchase, Ownership and Disposition of Notes" applies generally to Non-U.S. Holders, subject to the following differences in treatment of Non-U.S. Holders:

        Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest and OID paid on the notes, provided that a Non-U.S. Holder satisfies one of two tests.

        The first test (the "portfolio interest exemption") is satisfied if:

  •
  the interest is not U.S. trade or business income;

  •
  the Non-U.S. Holder does not actually or constructively own 10% or more of the voting stock of the issuer;

  •
  the Non-U.S. Holder is not a controlled foreign corporation, within the meaning of the Code, that is actually or constructively related to the issuer;

  •
  the Non-U.S. Holder is not a bank receiving interest or OID on the notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  the Non-U.S. Holder provides the withholding agent with the appropriate certification. The certification requirement generally will be satisfied if the Non-U.S. Holder provides the withholding agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person. If a Non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such Non-U.S. Holder will be required to provide appropriate documentation to the agent, and such agent will then be required to provide certification to us or to our paying agent, either directly or through other intermediaries.

If we were to pay Additional Amounts on the notes, as discussed in "—Income Tax Consequences to U.S. Holders of Purchase, Ownership and Disposition of Notes—Certain Additional Amounts," it is unclear whether such amounts would qualify for the portfolio interest exemption.

        The second test is satisfied if a Non-U.S. Holder is entitled to the benefits of an income tax treaty under which such interest and OID are exempt from U.S. federal income and withholding tax, and such Non-U.S. Holder or its agent provides to us a properly executed IRS Form W-8BEN (or suitable substitute or successor form evidencing eligibility for the exemption).

        Payments of interest and OID on the notes to a Non-U.S. Holder that does not meet the above-described requirements (and are not effectively connected income) will be subject to a U.S. federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if such Non-U.S. Holder establishes that it qualifies to receive the benefits of such treaty) collected by means of withholding.

        In addition, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to any such U.S. trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

  Sale, Exchange, Retirement or Other Disposition of the Notes

        Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange (other than an exchange pursuant to the exchange offer), retirement or other disposition of a note, unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met or (ii) the gain is U.S. trade or business income. If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the note) exceed capital losses allocable to U.S. sources. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise.

In addition, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

  Effectively Connected Income

        The preceding discussion assumes that the interest, OID and gain received by a Non-U.S. Holder is not effectively connected with the conduct of a trade or business in the United States. If a Non-U.S. Holder is engaged in a trade or business in the United States and its investment in a note is effectively connected with such trade or business:

  •
  Such Non-U.S. Holder will be exempt from the 30% withholding tax on interest and OID (provided a certification requirement, generally on IRS Form W-8ECI (or suitable substitute or successor form), is met) and will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise.

  •
  Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to any effectively connected income at a rate of 30% or at a reduced rate under an applicable income tax treaty if such Non-U.S. Holders establish that they qualify to receive the benefits of such treaty.

  •
  If a Non-U.S. Holder is eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States.

  Information Reporting and Backup Withholding

        Certain Non-U.S. Holders may be subject to information reporting and backup withholding with respect to payments on the notes. Treasury regulations provide that such information reporting and backup withholding generally will not apply to payments on the notes to a Non-U.S. Holder if such Non-U.S. Holder certifies that it is not a U.S. person under penalties of perjury or otherwise establishes an exemption, provided that the payor does not have actual knowledge that such Non-U.S. Holder is a U.S. person or that any other conditions of the exemption are not, in fact, satisfied.

        Additional information reporting and backup withholding requirements with respect to the payment of the proceeds from the disposition of a note by a Non-U.S. Holder are as follows:

  •
  If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies that it is not a U.S. person under penalties of perjury or otherwise establishes an exemption.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections (a "U.S. related person"), they will not be subject to information reporting or backup withholding.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S. related person, they generally will be subject to information reporting (but not backup withholding) unless the Non-U.S. Holder certifies that it is not a U.S. person under penalties of perjury or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder generally will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the required procedures are followed.

        In addition to the foregoing, the amount of interest and OID paid on or with respect to the notes held by each Non-U.S. Holder during each calendar year and the amount of tax, if any, withheld from such payments must be reported (on Form 1042-S) to such Non-U.S. Holder and the IRS even if certification is provided and the interest and OID are exempt from the 30% withholding tax.

        Copies of the information returns reporting such interest and withholding also may be made available by the IRS to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty.

Estate Tax Consequences to Holders Not Citizens or Residents of United States

        The following is a general discussion of the material U.S. federal estate tax consequences of the ownership of the notes by an individual who is not a citizen or resident of the United States. For U.S. federal estate tax purposes, a resident of the United States is an individual who has his or her domicile in the United States. For purposes of the following discussion, payments with respect to the notes will be considered "U.S. trade or business income" of such an individual if such payments are effectively connected with the conduct of a trade or business in the United States by such individual.

        A note owned by an individual who is not a citizen or resident of the United States at the time of his or her death generally will not be subject to U.S. federal estate tax, provided that (i) such individual does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the issuer and (ii) at the time of death, payments with respect to such note would not have been considered U.S. trade or business income. In addition, U.S. federal estate tax may not apply with respect to such note under the terms of an applicable estate tax treaty.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of new notes received in exchange for old notes, where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker dealer that is entitled to use such documents and that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers, and will indemnify certain holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

        Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an "affiliate" of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  such new notes are acquired in the ordinary course of business;

  •
  at the time of the commencement of the exchange offer, such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

  •
  such holder is not engaged in and does not intend to engage in a distribution of such new notes.

        We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in such no-action letters.

LEGAL MATTERS

        The validity of the notes will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton LLP, is married to Joseph L. Rice, III, who is a director of CDRV Investors and a stockholder of the general partner of the general partner of CD&R Fund VI.

EXPERTS

        The consolidated and combined financial statements and schedule of CDRV Investors, Inc. and subsidiaries (Successor) as of December 31, 2004 and of VWR International Corporation and subsidiaries (Predecessor) as of December 31, 2003, and the related consolidated and combined statements of operations, stockholders' equity and other comprehensive income (loss), and cash flows for the period from April 7, 2004 to December 31, 2004 (Successor period), and from January 1, 2004 to April 6, 2004, and for the years ended December 31, 2003 and 2002 (Predecessor periods), have been included herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the acquisition effective April 7, 2004, in which CDRV Investors, Inc., through its wholly owned subsidiaries, acquired all of the outstanding stock of VWR International Corporation in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable. In addition, the report refers to the Company's adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.

PRINCIPAL ACCOUNTANT'S FEES AND SERVICES FOR 2004 AND 2003

        KPMG LLP served as the Company's independent auditor for the fiscal years ended December 31, 2004 and 2003. Fees and expenses for services rendered by KPMG in 2004 were approved by our Audit Committee. Fees and expenses related to 2003 were approved by our management as well as Merck KGaA, our former parent. KPMG's fees and expenses for services rendered to the Company for the past two fiscal years are set forth in the table below. We have determined that the provision of these services is compatible with maintaining the independence of our independent auditors.

Type of Fees (in thousands)	2004	2003
Audit Fees(1)	$1,785	$2,024
Audit-Related Fees(2)	795	115
Tax Fees(3)	30	91

TOTAL FEES	$2,610	$2,230

(1)
2004 audit fees relate to the audit of CDRV Investors' global operations including regional statutory audits. Also included herein are fees related to various employee benefit plan audits. 2003 audit fees relate to the audit of VWR International Corporation's North American and European operations for 2003 under International Accounting Standards on behalf of Merck KGaA. Also included in 2003 are audit fees to audit the same financial statements presented in accordance with U.S. GAAP.

(2)
2004 audit-related services include procedures performed in connection with the April 2004 VWR International Offering Memorandum, the VWR International registration statement on Form S-4 and the December 2004 Offering Memorandum for the old notes. Audit related services in 2003 include services provided in connection with the Acquisition.

(3)
Fees for both years relate to tax compliance services.

Pre-Approval Policy for Auditor Services

        The Audit Committee has adopted a policy that requires it to pre-approve the audit and non-audit services performed by the Company's auditor in order to assure that providing such services will not impair the auditor's independence.

        The Audit Committee has the sole and direct responsibility and authority for the appointment, termination and compensation to be paid to the independent accountants. The Committee has the responsibility to approve, in advance of the provision thereof, all audit services and permissible non-audit services to be performed by the independent accountants as well as compensation to be paid with respect to such services.

        Our Audit Committee Charter authorizes the Committee to delegate authority to pre-approve audit and permissible non-audit services to a member of the Committee. Any decisions made by such member under delegated authority, must be presented to the full Committee at its next scheduled meeting.

WHERE YOU CAN FIND MORE INFORMATION

        In connection with the exchange offer, we have filed with the SEC a registration statement on Form S-4, under the Securities Act, relating to the new notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

        Following effectiveness of the registration statement relating to the exchange offer, we will file annual, quarterly and current reports and other information with the SEC. The indenture pursuant to which the notes are issued require us to distribute to the holders of the notes annual reports containing our financial statements audited by our independent auditors as well as other information, documents and other information we file with the SEC under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934.

        The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the internet at the SEC's website at http://www.sec.gov. The SEC's website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the exchange offer's registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

CDRV Investors, Inc.
1310 Goshen Parkway
P.O. Box 2656
West Chester, PA 19380
(610) 431-1700

        In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by June 23, 2005.

GLOSSARY OF TERMS

Acquisition	The acquisition of (i) VWR International Corporation and its subsidiaries and an approximately 4% equity ownership interest in VWR International Immobilien GmbH that we did not hold by CDRV Holdings, acting through CDRV Acquisition Corporation and its wholly-owned subsidiary, VWR International Holdings, Inc., for total consideration of approximately $1,683.4 million, consisting of approximately $1,669.1 million in cash and approximately $14.3 million of assumed debt, and (ii) the remaining approximately 6% equity ownership interest in VWR International Immobilien GmbH that we did not hold by CDRV Holdings, acting through CDRV International Holdings, Inc., from Merck KGaA for consideration of approximately $0.8 million.
CD&R	Clayton, Dubilier & Rice, Inc., a private investment firm.
CD&R Fund VI	Clayton, Dubilier & Rice Fund VI Limited Partnership.
CDRV Holdings	CDRV Holdings, Inc., a Delaware corporation.
CDRV Investors	CDRV Investors, Inc., a Delaware corporation.
GAAP	Accounting principles generally accepted in the U.S.
Genomics	Genomics is the systematic study of the complete DNA sequences (GENOME) of organisms.
Initial Purchasers	Deutsche Bank Securities Inc., Citigroup Global Markets Inc., and Banc of America Securities LLC.
Issuer	CDRV Investors, Inc.
Merck KGaA	Unless the context otherwise requires, Merck KGaA and its subsidiaries.
Offering	The issuance by CDRV Investors of $481 million aggregate principal amount at maturity of 9 5/8% Senior Discount Note due 2015. See "Description of Notes."
Proteomics	Proteomics represents the effort to establish the identities, quantities, structures and biochemical and cellular functions of all proteins in all organisms or organs, and how these properties may vary in space, time and physiological state.
Reorganization	The series of reorganization transactions undertaken by Merck KGaA on December 31, 2002, whereby all of its legal entities, which comprised our North American and European businesses, were contributed to VWR International Corporation and became its wholly-owned subsidiaries.
R&D	Research and development.
SEC	Securities and Exchange Commission.
Securities Act	The Securities Act of 1933, as amended.

Senior Secured Credit Facility	Senior secured credit facility, entered into in connection with the Transactions, among CDRV Acquisition Corporation (the rights and obligations of which were assumed by VWR International, Inc.), as borrower, Deutsche Bank AG, New York branch, as administrative agent, Citicorp North America Inc., as syndication agent, Bank of America, N.A., BNP Paribas and Barclays Bank PLC, as documentation agents, and the lenders party thereto from time to time, and as more fully described in "Description of Certain Indebtedness."
Transactions	The series of transactions, including:
	(i)	The formation in 2004 by CD&R Fund VI of CDRV Investors, which had a direct wholly-owned subsidiary named CDRV Holdings, and indirect wholly-owned subsidiaries named CDRV Acquisition Corporation, CDRV International Holdings, Inc. and VWR International Holdings, Inc. that were held through CDRV Holdings
	(ii)	The Acquisition.
	(iii)	In connection with the Acquisition, the issuance by CDRV Acquisition Corporation of the VWR Notes and entering into by CDRV Acquisition Corporation of senior secured credit facilities, consisting of a $150.0 million multi-currency revolving credit facility, a U.S. dollar-denominated term loan and a Euro-denominated term loan. See "Description of Certain Indebtedness."
	(iv)	The use of net proceeds of the subscription of stock in CDRV Investors by CD&R Fund VI and its co-investors, the offering of the VWR Notes and the borrowings under the Senior Secured Credit Facility on April 7, 2004 to, among other things, pay Merck KGaA the cash consideration for the Acquisition, including the repayment of outstanding intercompany debt owed to Merck KGaA.
	(v)	Following the Acquisition, the series of internal reorganizations undertaken by us, pursuant to which, among other things, (x) VWR International Corporation merged with and into VWR International, Inc., with VWR International, Inc. surviving, and (y) thereafter, CDRV Acquisition Corporation merged with and into VWR International, Inc., with VWR International, Inc. surviving and assuming the obligations of CDRV Acquisition Corporation under the VWR Notes and the Senior Secured Credit Facility.
VWR International	VWR International, Inc., a Delaware corporation
VWR Notes	$200.0 million aggregate principal amount of 6 7/8% Senior Notes due 2012 and the $320.0 million aggregate principal amount of 8% Senior Subordinated Notes due 2014 issued by CDRV Acquisition Corporation and obligations under which were assumed by VWR International.
"we," "us," "our" or the "Company"	Prior to the Acquisition, VWR International Corporation and its consolidated subsidiaries and, following the Acquisition, CDRV Investors and its consolidated subsidiaries

INDEX TO FINANCIAL STATEMENTS

        The following financial statements and schedule of CDRV Investors, Inc. (Successor) and VWR International Corporation (Predecessor) for the periods indicated are included in this prospectus.

        The term "Successor" refers to CDRV Investors, Inc. following the Acquisition. The term "Predecessor" refers to VWR International Corporation prior to the Acquisition on April 7, 2004. See also "Basis of Presentation and Principles of Consolidation/Combination" in Note 1(b) to the financial statements.

Page
CDRV INVESTORS, INC. (Successor) and VWR International Corporation (Predecessor)
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-3
Consolidated/Combined Statements of Operations for the periods included in the year ended December 31, 2004 and the years ended December 31, 2003 and 2002	F-4

Consolidated/Combined Statements of Stockholders' Equity and Other Comprehensive Income (Loss) for the periods included in the year ended December 31, 2004 and the years ended December 31, 2003 and 2002	F-5
Consolidated/Combined Statements of Cash Flows for the periods included in the year ended December 31, 2004 and the years ended December 31, 2003 and 2002	F-7
Notes to Consolidated/Combined Financial Statements	F-8
CDRV INVESTORS, INC. (Successor) and VWR International Corporation (Predecessor)
Consolidated Balance Sheets as of March 31, 2005 (unaudited) and December 31, 2004	F-51
Unaudited Consolidated Statements of Operations for the three months ended March 31, 2005 and 2004	F-52
Unaudited Consolidated Statement of Stockholders' Equity and Other Comprehensive Income for the three months ended March 31, 2005	F-53
Unaudited Consolidated Statements of Cash Flows for the three months ended March 31, 2005 and 2004	F-54
Unaudited Notes to Consolidated Financial Statements	F-55

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
CDRV Investors, Inc.:

        We have audited the accompanying consolidated balance sheet of CDRV Investors, Inc. and subsidiaries (Successor) as of December 31, 2004, and of VWR International Corporation and subsidiaries (Predecessor) as of December 31, 2003, and the related consolidated/combined statements of operations, stockholders' equity and other comprehensive income (loss), and cash flows for the period from April 7, 2004 to December 31, 2004 (Successor period), and from January 1, 2004 to April 6, 2004, and for the years ended December 31, 2003 and 2002 (Predecessor periods). In connection with our audits of the consolidated/combined financial statements, we also have audited the financial statement schedule for the Successor and Predecessor periods. These consolidated/combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated/combined financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the aforementioned Successor consolidated financial statements present fairly, in all material respects, the financial position of CDRV Investors, Inc. and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the Successor period in conformity with U.S. generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor consolidated/combined financial statements present fairly, in all material respects, the financial position of VWR International Corporation and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the Predecessor periods, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related consolidated/combined financial statement schedule, when considered in relation to the basic consolidated/combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in Note 1(a) to the consolidated/combined financial statements, effective April 7, 2004, CDRV Investors, Inc. through its wholly-owned subsidiaries acquired all of the outstanding stock of VWR International Corporation in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

        As discussed in Note 2(e) to the consolidated/combined financial statements, effective January 1, 2002, the Company adopted the provisions of Statement of Financial Reporting Standards No. 142, Goodwill and Other Intangibles Assets.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 11, 2005

CDRV INVESTORS, INC.

Consolidated Balance Sheets

(Dollars in millions, except share data)

	Successor	Predecessor
	December 31, 2004	December 31, 2003
Assets
Current Assets:
Cash and cash equivalents	$116.9	$28.3
Trade accounts receivable, less reserves of $6.0 and $7.8, respectively	405.6	371.1
Trade accounts receivable from Merck KGaA and affiliates	7.8	8.9
Other receivables	19.7	18.9
Notes receivable from Merck KGaA and affiliates	—	10.3
Inventories	248.9	270.9
Other current assets	28.9	25.3

Total current assets	827.8	733.7
Property and equipment, net	154.4	158.3
Investments	8.7	8.1
Goodwill	907.0	819.9
Other intangible assets, net	570.8	2.4
Deferred income taxes	34.4	18.2
Other assets	45.4	27.3

Total assets	$2,548.5	$1,767.9

Liabilities and Stockholders' Equity
Current Liabilities:
Short-term bank debt and current portion of capital lease obligations	$12.9	$10.7
Accounts payable	288.5	188.5
Accounts payable to Merck KGaA and affiliates	45.3	50.6
Accrued expenses	151.7	120.1

Total current liabilities	498.4	369.9
Long-term debt	1,380.1	—
Push down debt due Merck KGaA	—	773.3
Loans from Merck KGaA and affiliates	—	236.0
Capital lease obligations	6.1	6.0
Other long term liabilities	81.3	53.3
Deferred income taxes	241.1	64.0

Total liabilities	2,207.0	1,502.5

Common stock purchase subject to guarantee agreement (Note 12)	2.9	—

Commitments and contingencies (Note 14)
Stockholders' equity (Note 1):
Common stock (Successor), $0.01 par value; 7,000,000 shares authorized, 5,741,217 shares issued and 5,740,517 outstanding at December 31, 2004	0.1	—
Common stock (Predecessor), $0.01 par value; 10,000 shares authorized; 1,479.9 shares issued and outstanding at December 31, 2003	—	—
Additional paid-in capital	263.4	224.8
Retained earnings	22.1	65.1
Unamortized value of restricted stock issued	(0.3)	—
Treasury stock, at cost (Successor), 700 shares at December 31, 2004	(0.1)	—
Accumulated other comprehensive income (loss)	53.4	(24.5)

Total stockholders' equity	338.6	265.4

Total liabilities and stockholders' equity	$2,548.5	$1,767.9

See accompanying notes to consolidated/combined financial statements.

CDRV INVESTORS, INC.

Consolidated/Combined Statements of Operations

(Dollars in millions)

		Predecessor
	Successor
			Years Ended December 31,
	April 7- December 31, 2004	January 1- April 6, 2004
			2003	2002
	(Consolidated)	(Consolidated)	(Consolidated)	(Combined)
Net sales	$2,212.2	$793.2	$2,794.2	$2,624.1
Cost of goods sold	1,652.7	588.0	2,078.1	1,950.1

Gross profit	559.5	205.2	716.1	674.0
Selling, general and administrative expenses	455.6	163.7	583.4	560.0

Operating income	103.9	41.5	132.7	114.0
Interest income	(0.8)	(0.2)	(1.7)	(2.4)
Interest expense:
Interest on push down debt	—	4.1	15.2	26.4
All other interest	52.7	1.7	10.9	15.4
Other (income) expense, net	(2.1)	0.1	(3.0)	0.6

Income before income taxes and cumulative effect of a change in accounting principle	54.1	35.8	111.3	74.0
Income tax provision	23.0	15.1	46.2	29.7

Income before cumulative effect of a change in accounting principle	31.1	20.7	65.1	44.3
Cumulative effect of a change in accounting principle (Note 2)	—	—	—	(43.8)

Net income	$31.1	$20.7	$65.1	$0.5

See accompanying notes to consolidated/combined financial statements.

CDRV INVESTORS, INC.

Consolidated/Combined Statements of Stockholders' Equity and Other Comprehensive Income (Loss)

(Dollars in millions, except share data)
For the Period January 1, 2002 — April 6, 2004 (Predecessor)

	Common Stock	Additional paid-in capital	Retained earnings	Invested Equity	Accumulated other comprehensive income (loss)	Total
Balance at January 1, 2002	$—	$—	$—	$196.3	$(26.1)	$170.2
Comprehensive income (loss):
Net income	—	—	—	0.5	—	0.5
Minimum pension liability, net of taxes of $13.3	—	—	—	—	(20.0)	(20.0)
Foreign currency translation adjustment	—	—	—	—	6.3	6.3

Total comprehensive (loss)						(13.2)

Capital contributions from Merck KGaA and affiliates	—	—	—	6.8	—	6.8
Dividends paid to Merck KGaA and affiliates	—	—	—	(2.8)	—	(2.8)
Capital contribution for interest expense on push down debt, net of tax	—	—	—	15.9	—	15.9
Transfer of invested equity to common stock and additional paid-in capital related to reorganization	—	216.7	—	(216.7)	—	—

Balance at December 31, 2002	—	216.7	—	—	(39.8)	176.9
Comprehensive income (loss):
Net income	—	—	65.1	—	—	65.1
Minimum pension liability, net of taxes of $0.8	—	—	—	—	(1.2)	(1.2)
Foreign currency translation adjustment	—	—	—	—	16.8	16.8
Unrealized loss on derivatives, net of tax	—	—	—	—	(0.3)	(0.3)

Total comprehensive income						80.4

Transfers to Merck KGaA and affiliates, net	—	(1.0)	—	—	—	(1.0)
Capital contribution for interest expense on push down debt, net of tax	—	9.1	—	—	—	9.1

Balance at December 31, 2003	—	224.8	65.1	—	(24.5)	265.4
Comprehensive income (loss):
Net income	—	—	20.7	—	—	20.7
Foreign currency translation adjustment	—	—	—	—	(3.7)	(3.7)
Unrealized gain on derivatives, net of tax	—	—	—	—	0.2	0.2

Total comprehensive income						17.2

Capital contribution for interest expense on push down debt, net of tax	—	2.5	—	—	—	2.5

Balance at April 6, 2004	$—	$227.3	$85.8	$—	$(28.0)	$285.1

See accompanying notes to consolidated/combined financial statements.

CDRV INVESTORS, INC.

Consolidated Statement of Stockholders' Equity and Other Comprehensive Income (Loss)

(Dollars in millions, except share data)
For the Period April 7 — December 31, 2004 (Successor)

							Treasury Stock, at cost
	Common Stock				Unamortized value of restricted stock issued	Accumulated other comprehensive income (loss)
			Additional paid-in Capital	Retained earnings
	Shares	Amount					Shares	Amount	Total
Balance at April 7, 2004	—	$—	$—	$—	$—	$—	—	$—	$—
Issuance of common stock, net	5,500,000	0.1	531.2	—	—	—	—	—	531.3
Issuance of common stock in connection with our stock incentive plan (Note 12)	241,217	—	20.8	—	—	—	—	—	20.8
Issuance of restricted common stock, net (Note 13)	—	—	0.3	—	(0.3)	—	—	—	—
Dividends paid	—	—	(288.9)	(9.0)	—	—	—	—	(297.9)
Acquisition of treasury stock	—	—	—	—	—	—	700	(0.1)	(0.1)
Comprehensive income (loss):
Net income	—	—	—	31.1	—	—	—	—	31.1
Foreign currency translation adjustment	—	—	—	—	—	54.1	—	—	54.1
Unrealized loss on derivatives, net of tax	—	—	—	—	—	(0.7)	—	—	(0.7)

Total comprehensive income									84.5

Balance at December 31, 2004	5,741,217	$0.1	$263.4	$22.1	$(0.3)	$53.4	700	$(0.1)	$338.6

See accompanying notes to consolidated/combined financial statements.

CDRV INVESTORS, INC.

Consolidated/Combined Statements of Cash Flows

(Dollars in millions)

		Predecessor
	Successor
			Years Ended December 31,
	April 7- December 31, 2004	January 1- April 6, 2004
			2003	2002
	(Consolidated)	(Consolidated)	(Consolidated)	(Combined)
Cash flows from operating activities:
Net income	$31.1	$20.7	$65.1	$0.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25.8	8.9	32.9	32.6
Gain on sale of assets	—	—	(1.4)	(0.8)
Cummulative effect of a change in accounting principle	—	—	—	43.8
Interest on push down debt, net of tax	—	2.5	9.1	15.9
Noncash impairment charges	—	—	—	0.7
Noncash interest accretion	1.2	—	—	—
Amortization of debt issuance costs	3.7	—	—	—
Deferred income tax expense	3.0	0.9	14.0	13.1
Provision for doubtful accounts	2.5	0.6	4.0	2.7
Changes in working capital, net of effect of business acquisitions:
Trade accounts receivable	5.1	(26.8)	2.3	18.5
Other receivables	(7.6)	8.7	1.5	8.9
Inventories	20.5	17.5	13.4	2.6
Other assets	(0.7)	1.9	7.8	(9.8)
Accounts payable trade	16.4	53.3	12.3	26.6
Accounts payable to Merck KGaA and affiliates	(16.2)	8.4	(7.7)	8.6
Other liabilities	3.1	0.9	1.8	(7.1)

Net cash provided by operating activities	87.9	97.5	155.1	156.8

Cash flows from investing activities:
Payment to Merck KGaA and affiliates to acquire business, net of cash acquired of $130.8	(1,539.1)	—	—	—
Transaction costs	(20.5)	—	—	—
Proceeds from sale of business	—	—	—	3.0
Science Education acquisition of a business	(2.7)	—	—	—
Capital expenditures	(13.1)	(3.3)	(16.6)	(41.0)
Proceeds from sale of property and equipment	1.2	0.4	7.7	0.4

Net cash used in investing activities	(1,574.2)	(2.9)	(8.9)	(37.6)

Cash flows from financing activities:
Proceeds from debt	1,466.9	13.3	136.2	251.6
Repayment of debt	(111.1)	(6.8)	(265.5)	(421.7)
Decrease (increase) in notes receivable from Merck KGaA and affiliates	—	4.1	(9.1)	25.0
Net change in bank checks outstanding	25.0	(2.1)	(5.4)	(10.9)
Capital contribution from Merck KGaA	—	—	—	6.8
Dividends paid to Merck KGaA	—	—	—	(2.8)
Issuance of 5,500,000 shares of common stock, net	531.3	—	—	—
Proceeds from stock incentive plan, net	23.8	—	—	—
Cash paid for debt issuance costs	(38.8)	—	—	—
Dividends paid	(297.9)	—	—	—
Acquisition of treasury stock	(0.1)	—	—	—
Other	—	—	(1.0)	—

Net cash provided by (used in) financing activities	1,599.1	8.5	(144.8)	(152.0)

Effect of exchange rate changes on cash	4.1	(0.6)	2.2	3.1

Net increase (decrease) in cash and cash equivalents	116.9	102.5	3.6	(29.7)
Cash and cash equivalents beginning of period	—	28.3	24.7	54.4

Cash and cash equivalents end of period	$116.9	$130.8	$28.3	$24.7

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$33.9	$1.3	$11.3	$14.7
Income taxes paid, net	$29.1	$4.2	$33.9	$12.6

See accompanying notes to consolidated/combined financial statements.

CDRV INVESTORS, INC.

Notes to Consolidated/Combined Financial Statements

December 31, 2004, 2003 and 2002

(Dollars in millions)

(1) Background and Basis of Presentation

  (a)    Background

        CDRV Investors, Inc. was incorporated in Delaware on February 9, 2004 by Clayton, Dubilier & Rice Fund VI Limited Partnership. CDRV Investors, Inc. (the "Company," "CDRV Investors," or "we") through its indirect wholly-owned subsidiary, VWR International, Inc. ("VWR International"), distributes scientific supplies, chemicals, and equipment, primarily in North America and Europe. The business is diversified across products and services, customer groups, and geography. CDRV Investors' principal customers are pharmaceutical, biotechnology, chemical, technology, food processing, and consumer product companies; universities and research institutes; government agencies; environmental testing organizations; and primary and secondary schools.

        CDRV Investors operates in North America (United States, Canada, and Mexico) and in the following countries in Europe: Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

        CDRV Investors' North American business was formerly the VWR Scientific Products Corporation ("VWRSP"). In 1995, Merck KGaA, VWR International Corporation's (VWR's predecessor) ultimate parent company until April 7, 2004, headquartered in Darmstadt, Germany, agreed to acquire approximately 49.9% of the then-outstanding shares of VWRSP. In 1999, following a tender offer for the remaining shares, VWRSP became a wholly-owned subsidiary of Merck KGaA (collectively, the "VWRSP Acquisition") (See Note 3 (d)).

        Effective January 1, 2001, Merck KGaA combined, for management purposes only, VWR's North American business with Merck KGaA's European business and the combined businesses operated under the name VWR International.

        On December 6, 2002, VWR International Corporation was incorporated in Delaware. On December 31, 2002, Merck KGaA entered into a series of reorganization transactions whereby all of the legal entities, which comprised the North American and European businesses, were contributed to VWR International Corporation and became wholly-owned subsidiaries of VWR International Corporation (the "Reorganization"). VWR International Corporation was 100% owned by subsidiaries of Merck KGaA.

        As of December 31, 2003 and 2002, 1,474.9 shares of VWR International Corporation's common stock, par value $0.01 per share, were issued and outstanding. These shares have been considered outstanding from the date of the Reorganization.

        As more fully discussed in Note 3(a), on April 7, 2004, Merck KGaA sold all of the outstanding shares of capital stock of VWR International Corporation to CDRV Acquisition Corporation ("CDRVA"), a wholly-owned subsidiary of CDRV Holdings, Inc. ("CDRV Holdings"), a wholly-owned subsidiary of CDRV Investors, for a purchase price of approximately $1,684.2, consisting of approximately $1,669.9 in cash and approximately $14.3 of assumed debt (the "Acquisition"). In addition, direct acquisition costs of approximately $77.5 were incurred. CDRVA financed the Acquisition through a $550.0 equity investment, approximately $1,110.5 in various debt instruments, acquired cash of $70.1 and accrued expenses of $16.8.

        In connection with the Acquisition, CDRVA issued $200.0 of 6 7/8% Unsecured Senior Notes due 2012 ("Unsecured Senior Notes") and $320.0 of 8% Unsecured Senior Subordinated Notes due 2014

("Unsecured Subordinated Senior Notes," together the Unsecured Senior Notes ("Unsecured Notes"). Following the completion of the Acquisition, there were a series of internal reorganizations, pursuant to which, among other things, (i) VWR International Corporation merged with and into VWR International, Inc., with VWR International, Inc. surviving, and (ii) thereafter, CDRVA merged with and into VWR International, Inc., with VWR International, Inc. surviving and assuming the obligations of CDRVA under the Senior Credit Facility and the Unsecured Notes.

        Prior to the issuance of CDRV Investors' 9 5/8% Senior Discount Notes on December 16, 2004, CDRV Investors had not had any significant operating, investing or financing activities other than being the holding company of CDRV Holdings, which in turn, had not had any significant operating, investing or financing activities other than being the holding company of VWR International and the indirect holder of the approximately 6% equity ownership in VWR International Immobilien GmbH that VWR International did not hold.

        The term "successor" refers to CDRV Investors, Inc. following the Acquisition. The term "predecessor" refers to VWR International Corporation prior to the change in control on April 7, 2004. CDRVA had no operations prior to the Acquisition.

  (b)    Basis of Presentation and Principles of Consolidation/Combination

        The formation of VWR International and the transfer of the North American and European businesses to VWR International through the Reorganization were between companies under common control and have been accounted for in a manner similar to a pooling of interests. The financial statements for the year ended December 31, 2002 represent the combined financial statements of the two businesses that have been derived from the consolidated financial statements and accounting records of Merck KGaA using the historical results of operations and historical basis of the assets and liabilities of the individual businesses following a carve-out process for the European business. The 2003 results and the 2004 results through April 6 are consolidated as they consist of the financial statements of the wholly-owned subsidiaries of VWR International. The 2004 results from April 7 are also consolidated as they consist of the financial statements of the wholly-owned subsidiaries of CDRV Investors. All intercompany accounts and transactions have been eliminated.

        Management believes the assumptions underlying the 2002 combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect VWR International's results of operations, financial position, and cash flows in the future or what its results of operations, financial position, and cash flows would have been had VWR International been a stand-alone company during the periods presented. Because a direct ownership relationship did not exist among all the various units comprising VWR International prior to December 31, 2002, Merck KGaA's net investment in VWR International is shown as Invested Equity in the combined financial statements prior to the Reorganization. VWR International began accumulating retained earnings subsequent to the date of the Reorganization.

        The financial statements, for all periods presented prior to the Acquisition, do not include allocations of Merck KGaA general corporate expenses or charges for financial reporting, tax, and treasury services, as such costs have not been charged to VWR International. Management does not believe that charges for such services would have been material. See Note 15 for a further discussion of transactions with Merck KGaA.

        The purchase price paid by Merck KGaA for each of the VWR International businesses was pushed down to the VWR International financial statements from the date of the VWRSP Acquisition and has resulted in the allocation of the purchase price to the assets and liabilities acquired and the recognition of push down debt due Merck KGaA or a contribution to stockholders' equity for cash consideration. For all periods prior to the Acquisition, interest expense is recorded on this push down debt based upon Merck KGaA's intercompany interest rates, which are not necessarily indicative of rates VWR International would have obtained if it were not an ultimate subsidiary of Merck KGaA. Interest expense, including tax effects on push down debt, has been included in the statements of operations, and presented as a non-cash item in the accompanying statements of cash flows and a capital contribution in the statement of stockholders' equity, as this interest was not required to be paid to Merck KGaA.

        Equity transactions with Merck KGaA and affiliates represent cash and non-cash transactions between VWR International and Merck KGaA and its affiliates associated with carve-out, push down, and other equity transactions prior to the Reorganization.

(2) Summary of Significant Accounting Policies

        The accounting policies as described herein are applicable to both the predecessor and successor financial statements unless specifically noted therein.

  (a)    Cash and Cash Equivalents

        Cash and cash equivalents are comprised of highly liquid investments with insignificant interest rate risk and having original maturities of three months or less. The amount of restricted cash was $1.5 and $2.7 at December 31, 2004 and 2003, respectively.

  (b)    Trade Accounts Receivables Reserve

        The carrying amount of accounts receivable reflects a reserve representing our best estimate of the amounts that will not be collected and for estimated sales returns and allowances. In addition to reviewing delinquent accounts receivable, we consider many factors in estimating our reserve, including historical data, experience, customer types, credit worthiness, and economic trends. From time to time, we may adjust our assumptions for anticipated changes in any of these or other factors expected to affect collectibility.

  (c)    Inventories

        Inventories are valued at the lower of cost or market, cost being determined principally by the last-in, first-out ("LIFO") method for the U.S. subsidiaries and the average cost or the first-in, first-out ("FIFO") method for all other subsidiaries. The Company periodically reviews quantities of inventories on hand and compares these amounts to the expected use of each product or product line. The Company records a charge to cost of sales for the amount required to reduce the carrying value of inventory to net realizable value. Costs associated with the procurement and warehousing of inventories, such as inbound freight charges, purchasing and receiving costs, and internal transfer costs, are included in the cost of sales line item within the statement of operations.

  (d)    Property and Equipment

        Property and equipment are recorded at cost. Property and equipment held under capital leases are stated at the present value of minimum lease payments. Depreciation is computed using the straight-line method as follows: buildings and improvements, 10 to 40 years; equipment and software, 3 to 10 years. Property and equipment held under capital leases and leasehold improvements are amortized over the shorter of the remaining life of the lease or the useful lives of the improvements. Costs for repairs and maintenance that do not significantly increase the value or estimated lives of property and equipment are treated as expense as such expenses are incurred.

  (e)    Goodwill and Intangible Assets

        Goodwill represents the excess of costs over fair value of assets of businesses acquired. VWR International adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

        In connection with SFAS No. 142's transitional goodwill impairment evaluation, VWR International performed an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. To accomplish this, VWR International was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. VWR International was required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit within six months of January 1, 2002. Fair value was determined using a combination of discounted cash flows and multiple-of-earnings valuation techniques. To the extent the carrying amount of a reporting unit exceeded the fair value of the reporting unit, VWR International would be required to perform the second step of the transitional impairment test, as this is an indication that the reporting unit goodwill may be impaired. The second step was required for its French and Netherlands reporting units. In this step, VWR International compared the implied fair value of each reporting unit's goodwill with the carrying amount of the reporting unit's goodwill, both of which were measured as of the date of adoption. The implied fair value of goodwill was determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141, Business Combinations. The residual fair value after this allocation was the implied fair value of the reporting unit goodwill. The implied fair values of these reporting units were less than their carrying amounts, and therefore VWR International recognized a non-cash transitional impairment loss of $43.8, which is not deductible for tax purposes. This goodwill impairment charge is presented in the statement of operations as the cumulative effect of a change in accounting principle as of January 1, 2002.

        SFAS No. 142 also requires that goodwill be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amounts. CDRV Investors has elected to perform its annual test for indications of goodwill impairment in the fourth quarter of each year.

        Goodwill included in the successor and predecessor financial statements primarily represents the excess of acquisition costs over the fair value of net assets acquired in connection with the Acquisition and the VWRSP Acquisition as discussed in Note 3(a) and 3(d), respectively.

  (f)    Impairment of Long-Lived Assets

        The Company evaluates the recoverability of long-lived assets used in operations when events or circumstances indicate a possible inability to recover carrying amounts. Such evaluations are based on undiscounted cash flow and profitability projections. An impairment charge is recorded for the difference between the fair value and carrying value of the asset.

        In August 2001, SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets was issued. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets to be disposed of. It supersedes, with exceptions, SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and is effective for years beginning after December 15, 2001. SFAS No. 144 requires the use of a single accounting model for long-lived assets to be disposed of by sale. VWR International adopted this standard on January 1, 2002, and it did not have a material effect on its results of operations, cash flows, or financial position.

  (g)    Advertising

        The Company expenses advertising costs as incurred, except for certain direct-response advertising, which is capitalized and amortized over its expected period of future benefit, generally from 12 to 48 months. Capitalized direct-response advertising, which is included in other current assets and other assets, consists of catalog production and mailing costs that are expensed from the date catalogs are mailed. Capitalized direct expense advertising as of December 31, 2004 and 2003 were $9.8 and $7.9, respectively. The table below shows total advertising expense for each of the reporting periods.

	Successor	Predecessor
			Years Ended December 31,
	April 7- December 31, 2004	January 1- April 6, 2004
			2003	2002
Advertising expense	$16.4	$5.4	$23.2	$22.0

  (h)    Revenue Recognition

        The Company records revenue when persuasive evidence of an arrangement exists, the price is fixed or determinable, title and risk of loss have been transferred to the customer, and collectibility of the resulting receivable is reasonably assured. Risk of loss is transferred at the time of shipment or upon delivery to customers, depending upon the terms of the arrangement with the customer. Products are delivered without significant post-sale obligations to the customer. Provisions for discounts, rebates to customers, sales returns, and other adjustments are provided for as a reduction of sales in the period the related sales are recorded. Service revenue is recognized when the services are performed.

  (i)    Shipping and Handling

        The Company records shipping and handling charges billed to customers in net sales and records shipping and handling costs in cost of goods sold for all periods presented.

  (j)    Income Taxes

        Income taxes are accounted for under SFAS No. 109, Accounting for Income Taxes, which requires the asset and liability method under which deferred income taxes are recognized for the expected net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized.

        Prior to the Reorganization on December 31, 2002, VWR International was, in certain cases, included in consolidated tax returns with Merck KGaA affiliates, and certain entities of VWR International were included in tax-sharing agreements. For purposes of the combined financial statements in 2002, VWR International's income taxes have been calculated on a separate tax return basis. Subsequent to the Reorganization, VWR International has not filed consolidated tax returns with any Merck KGaA affiliate.

  (k)    Insurance

        Certain insurable risks such as general liability, property damage, and workers' compensation are self-insured by the Company. However, the Company has umbrella insurance coverage for certain risk exposure subject to specified limits. Accruals for claims under the Company's self-insurance program are recorded on a claims-incurred basis.

  (l)    Pensions and Other Postretirement Plans

        The Company has defined benefit plans covering certain of its employees. The benefits include pension, salary continuance, severance, life insurance, and health care. Benefits are accrued over the employee's service period.

  (m)    Concentrations of Credit Risk

        Trade receivables reflect the diverse customer base and the customer base's wide geographic dispersion of the Company businesses. As a result, no significant concentrations of credit risk exist.

  (n)    Stock-Based Compensation

        The Company measures compensation expense for its stock-based employee compensation plan using the intrinsic value method. The Company has adopted the disclosure-only provisions of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123. Therefore, the Company has not recognized compensation expense for its options granted because such options had an exercise price equal to their fair market value on the date of grant. Had compensation expense for the Company's stock option plans been determined based on the fair value at the grant date for awards under the Company's stock plans, consistent with the methodology prescribed under SFAS No. 148, the Company's net income would have approximated the pro forma amount indicated below:

Successor April 7- December 31, 2004
Net income as reported	$31.1
Deduct: stock-based compensation expense determined using fair based method for all awards, net of tax	(0.3)

Pro forma net income	$30.8

        The fair value of the Company's stock options was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

Risk free interest rate	3.47%
Expected life of options	4	years
Volatility	20%
Expected dividend yield	0.0%

  (o)    Foreign Currency Translation

        Assets and liabilities of the Company's foreign subsidiaries, where the functional currency is the local currency, are translated into U.S. dollars using period-end exchange rates, and income and expenses are translated using average exchange rates. Resulting translation adjustments are reported as a separate component of stockholders' equity. Foreign currency translation adjustments for exchange gains and losses on transactions are included in other (income) expense, net, and were as follows:

	Successor	Predecessor
			Years Ended December 31,
	April 7- December 31, 2004	January 1- April 6, 2004
			2003	2002
Exchange gains, net	$1.2	$0.4	$0.1	$0.5

        There have been no significant fluctuations in foreign currency exchange rates since December 31, 2004.

  (p)    Financial Instruments and Derivatives

        The Company accounts for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in the results of operations. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in accumulated other comprehensive income and are recognized in the results of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value cash flow hedges are recognized in the results of operations. For derivative instruments not designated as hedging instruments, changes in fair value are recognized in the results of operations in the current period.

        The Company enters into forward currency contracts to hedge exposures to fluctuations in foreign currency rates that arise from purchasing of products that are denominated in foreign currencies. Typically, such arrangements are entered into on an annual basis, however, the Company may augment the actions on an ongoing basis. Gains and losses on the forward currency contracts generally offset gains and losses on certain firm commitments. To the extent these forward foreign currency contracts are considered effective hedges, gains and losses on these positions are deferred and included in the basis of the transaction when it is completed. Cash flows from forward foreign currency contracts accounted for as hedges are classified in the statement of cash flows in the same category as the item being hedged or on a basis consistent with the nature of the instrument.

        The Company uses an interest-rate cap agreement to manage its exposure to interest rate risk. This interest rate cap is designated as a cash flow hedge of the Company's variable rate debt. This agreement is for two years and lapses July 2006. Amounts accumulated in other comprehensive income ("OCI") are reclassified into earnings as interest is accrued on the hedge transactions. The amounts accumulated in OCI will fluctuate based on changes in the fair value of the Company's derivatives at each reporting period.

  (q)    Investments

        The Company accounts for its 24% investment in a business using the equity method of accounting.

  (r)    Other Comprehensive Income (Loss)

        Components of other comprehensive income (loss) are cumulative foreign currency translation adjustments, cumulative minimum pension liability adjustments, and unrealized gain (loss) on derivatives. The Company reports other comprehensive income (loss) in its combined/consolidated statements of stockholders' equity.

  (s)    Reclassifications

        Certain amounts from prior years have been reclassified to conform to the current year's presentation.

  (t)    Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management believes that the estimates are reasonable.

  (u)    New Accounting Standards

        During June 2004, the FASB issued Proposed Interpretation Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143. This proposed Interpretation would clarify that a legal obligation to perform an asset retirement activity that is conditional on a future event is within the scope of FASB Statement No. 143. If the Interpretation is issued, its adoption is not expected to have a material effect on the Company's financial position or results of operations.

        During December 2004, the FASB issued SFAS No. 123 Revised ("123R"), Share-Based Payment. This statement requires companies to recognize in the income statement, the grant value of stock options and other forms of equity-based compensation issued to employees. The provisions of this statement become effective beginning July 1, 2005. During August 2004, the Company introduced a share-based compensation arrangement as a component of its compensation plans for our employees. We estimate that the effect on net income in the periods following adoption of SFAS No. 123R will be consistent with our pro forma disclosure under SFAS No. 123, except that estimated forfeitures will be considered in the calculation of compensation expense under SFAS No. 123R. However, the actual effect on net income will vary depending upon the number of grants of equity in 2005, if any, compared to prior years. Further, we have not yet determined the actual model we will use to calculate fair value. Management is in the process of evaluating but has not reached a conclusion on the impact this Standard will have on its results of operations.

        During November 2004, the FASB issued SFAS No. 151, Inventory Costs. This Statement clarifies the accounting for abnormal amounts of idle facility expenses, freight handling costs, and spoilage. This Statement requires such excess costs be charged as current-period expenses. This Statement also specifies that allocated overhead costs to inventory must be based on normal capacity measures. This Statement becomes effective in fiscal years beginning after June 15, 2005. Management will evaluate what effect; if any, this Statement will have, but does not expect the impact to be material.

(3) Business Combinations, Acquisitions, and Divestiture

  (a)    Acquisition of VWR International Corporation by CDRVA

        On February 15, 2004, Merck KGaA and CDRVA entered into a Stock Purchase Agreement, which was consummated on April 7, 2004. The Acquisition was accounted for under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Under purchase accounting, tangible and identifiable intangible assets acquired and liabilities assumed have been recorded at their respective fair values based on third party valuations. The purchase accounting adjustments made in the accompanying financial statements are preliminary and will be finalized in the first quarter of 2005 upon completion of the restructuring activities outlined below. Once the final allocation is determined, in accordance with accounting principles generally accepted in the United States, any remaining excess of the investment over identifiable net assets acquired will be adjusted through goodwill.

        The excess investment made by CDRVA over the estimates of the fair market value of the identifiable assets and liabilities of VWR International as of April 7, 2004 was approximately $859.6 and is reflected as goodwill in the accompanying consolidated balance sheet as of December 31, 2004.

Purchase price	$1,669.9
Estimated Buyer transaction cost	20.5
Net tangible assets acquired	(268.8)
Intangible assets acquired	(562.0)

Goodwill	$859.6

        Subsequent to the Acquisition, we initiated restructuring activities designed to reduce operating costs and improve the operating and administrative capabilities of the Company. The initial focus was on the Company's European operations and organization structure and, to a lesser extent, the operations in North America. In connection with this initial focus, we recorded restructuring charges of $29.7 primarily related to reductions in headcount in Europe. These reductions were primarily due to the reorganization of our European sales and marketing functions. During the first quarter of 2005, as a result of finalizing these activities, we expect to record additional restructuring charges associated with changes to benefit plans, closure of selected facilities and severance costs. Charges related to these efforts have been recorded as adjustments to Acquisition costs (increases to goodwill) pursuant to the provisions of Emerging Issues Task Force Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. The following table sets forth the activity associated with the Company's restructuring activities.

April 7, 2004 - December 31, 2004:	Beginning Balance	Accruals	Cash Payments/ Other	Translation Adjustments	Ending Balance
Severance and termination benefits	$—	$28.2	$(7.9)	$0.7	$21.0
Facilities related	—	0.6	(0.1)	—	0.5
Other	—	0.9	(0.6)	—	0.3

Totals	$—	$29.7	$(8.6)	$0.7	$21.8

        The following unaudited pro forma financial information presents a summary of consolidated results of operations of the Company as if the Acquisition and the issuance of the Senior Discount Notes discussed in Note 9(c) had occurred as of January 1, 2003.

	Years Ended December 31,
	2004	2003
Net sales	$3,005.4	$2,794.2
Income before income taxes	47.2	30.6
Net income	24.7	15.2

        These unaudited pro forma results have been prepared for comparative purposes only and primarily include adjustments for a consulting advisory fee, interest expense, depreciation, amortization and income taxes. These results do not purport to be indicative of the results of operations which actually would have resulted had the Acquisition occurred at the beginning of 2003, or of the future results of operations of the successor Company.

  (b)    Accounting for Goodwill and Intangible Assets

        As of December 31, 2004, the amounts assigned to goodwill and intangibles from the Acquisition are preliminary and subject to the finalization of certain restructuring activities in the first quarter of 2005. (See Note 3(a)).

        The changes in the carrying amount of goodwill by segment for the periods presented are as follows:

Predecessor:	North American Lab	European Lab	Science Education	Total
Balance as of January 1, 2002	$678.5	$87.4	$75.4	$841.3
Transitional impairment loss	—	(43.8)	—	(43.8)
Workforce reclassification, net of tax	2.0	—	—	2.0
Currency translation changes	—	8.2	—	8.2

Balance as of December 31, 2002	680.5	51.8	75.4	807.7
Currency translation changes	1.0	10.6	0.6	12.2

Balance as of December 31, 2003	681.5	62.4	76.0	819.9
Currency translation changes	—	(2.0)	—	(2.0)

Balance as of April 6, 2004	$681.5	$60.4	$76.0	$817.9

        The transitional impairment loss is described in Note 2(e).

        The following table provides a summary of goodwill established as of date of the Acquisition and a roll forward of goodwill to December 31, 2004 as reflected in the accompanying consolidated balance sheet.

Successor: Preliminary allocation	North American Lab	European Lab	Science Education	Total
Balance as of April 7, 2004	$627.0	$164.3	$68.3	$859.6
Change as a result of purchase accounting adjustments	4.5	8.9	0.9	14.3
Currency translation changes	13.5	19.6	—	33.1

Balance as of December 31, 2004	$645.0	$192.8	$69.2	$907.0

        The following schedule sets forth the major classes of intangible assets held at December 31, 2004:

	Lives	Successor December 31, 2004
Amortized Intangibles:
Customer Relationships in North America	33	$241.8
Customer Relationships in Europe	20	78.3
Chemical Supply Agreements	10	33.6
Other	various	4.5
Less: Accumulated Amortization		(11.2)

Amortized Intangibles, net		347.0
Unamortized Intangibles:
Trademarks and Tradenames		223.8

Total Intangible Assets		$570.8

        Other intangible assets as of December 31, 2003 were primarily comprised of trademarks and the customer base related to the VWRSP Acquisition that is discussed further in Note 3(d).

        The estimated amortization expense for each of the five succeeding years and thereafter is as follows:

Years ended December 31:
2005	$14.7
2006	14.4
2007	14.3
2008	14.3
2009	14.2
Thereafter	275.1

$347.0

  (c)    Science Education Acquisition

        On June 1, 2004, our Science Education segment acquired certain assets of a business with annual revenues of approximately $2.0 that focuses on providing math kits and supplies primarily to the publisher textbook market. The purchase price was $2.7 and was funded from operations. Based on the preliminary purchase price allocation, the Company has recorded net working capital and equipment of $0.6 and other amortizable intangible assets of $2.1. Had this acquisition occurred at the beginning of 2003, the pro forma consolidated statements of operations would not have been materially different from the amounts reported.

  (d)    Acquisition of VWRSP in 1995 and 1999

        VWR International's North American business was formerly VWRSP. In 1995, Merck KGaA, agreed to acquire approximately 49.9% of the then outstanding shares of VWRSP. In July 1999, affiliates of Merck KGaA acquired through a public tender offer the remaining 50.1% of the issued and outstanding common shares of VWRSP for $584.0 to increase its beneficial ownership to 100% (collectively, the VWRSP Acquisition). The total cumulative purchase price paid by Merck KGaA for the 100% ownership was $792.0.

        The 1999 acquisition has been accounted for under the purchase method in the financial statements following the push down basis of accounting through April 7, 2004. After recording the purchase price in the VWR statements, VWR International had recorded $778.8 of goodwill, $17.5 of intangible assets, and $773.3 of push down debt in addition to recording other assets and liabilities at their fair values.

        Interest expense was recorded on pushdown debt based upon Merck KGaA's intercompany interest rates, which were not necessarily indicative of rates VWR International would have obtained if it were not an ultimate subsidiary of Merck KGaA. Interest expense, including tax effects, on push down debt, has been included in the statements of operations and presented as a non-cash item in the accompanying statements of cash flows and a capital contribution in the statement of stockholders' equity, as this interest was not required to be paid to Merck KGaA. The acquired intangible assets of $17.5 included $9.7 of trademarks (useful life of 15 years), $3.3 for the customer base (useful life of 10 years), and $4.5 for the value of the workforce in place.

  (e)    Divestiture

        During November 2002, VWR International sold a business for $3.0 that had revenues in 2002 of $7.3 and operating income of $0.9. The gain on the sale was $1.0 and is included in other (income) expense, net.

(4) Investments

        The Company has a 24% equity investment in an independent distribution company and in connection with the Acquisition, acquired from Merck KGaA the right for 18 months to an option to acquire the remaining 76% for $21.4. The carrying amount of the Company's 24% investment (accounted for under the equity method) was $8.3 and $7.7 as of December 31, 2004 and December 31, 2003, respectively. Equity income was $0.4 for the period April 7, 2004 to December 31, 2004, $0.1 for the period January 1, 2004 to April 6, 2004, and $0.6 and $0.5 for the years ended December 31, 2003 and 2002, respectively, and is included in other (income) expense, net.

        In December 2003, Merck KGaA transferred a cash deposit in an independent bank in the amount of approximately $21.4 and a corresponding loan from Merck KGaA for the same amount to VWR International. The 76% stockholder of the independent distribution company has loans (to entities controlled by the 76% stockholder) from the same independent bank in the amount of approximately $21.4. Effective with the transfer of the cash to VWR International, VWR International was required to maintain the cash deposit as long as the loans were outstanding. If the 76% stockholder defaulted on the loan, the bank had the right to access the cash deposit. The cash deposit is included in other non-current assets at December 31, 2003.

        During the first quarter of 2004 and in connection with entering into the Stock Purchase Agreement as discussed in Note 3(a), VWR International transferred the cash deposit back to Merck KGaA and recorded a reduction in the corresponding loan from Merck KGaA. In addition, VWR International transferred the option to acquire the remaining 76% to Merck KGaA. In return, VWR International received a right for 18 months to acquire the 76% option from Merck KGaA in return for a $21.4 payment. The Company believes that its equity investment does not qualify as a variable interest entity, as defined in December 2003 by the FASB with its issuance of revised Interpretation No. 46, Consolidation of Variable Interest Entities. These transactions are presented as noncash items in the accompanying consolidated statements of cash flows.

(5) Fair Value of Financial Instruments

        The Company's financial instruments consist primarily of cash and cash equivalents held at financial institutions, accounts receivable, accounts payable, short and long-term debt, forward foreign currency contracts, and an interest rate cap.

        The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximate fair value due to the short-term nature of these instruments. The carrying values of VWR International's outstanding 2003 intercompany loans to Merck KGaA approximate the fair value due to the short-term variable interest rate structures on these loans.

        The carrying amount and estimated fair values of the Company's fixed rate long-term note debt instruments is as follows:

	Successor
	December 31, 2004
	Carrying Amount	Fair Value
6 7/8% Unsecured Senior Notes	$200.0	$209.0
8% Unsecured Senior Subordinated Notes	320.0	328.0
9 5/8% Senior Discount Notes	300.6	298.8

        The fair values of the 6 7/8% Unsecured Senior Notes, the 8% Unsecured Senior Subordinated Notes, and the 9 5/8% Senior Discount Notes at December 31, 2004 were estimated based on quotes from a bond trader making a market in these debt investments.

        The fair value of the Company's interest rate cap is not material. The table below shows the outstanding forward foreign currency contracts fair values and pretax earnings included in cost of goods sold, of these contracts for each of the reporting periods. The fair value of the forward foreign currency countries was estimated based on period-end spot rates.

	Successor December 31, 2004	Predecessor December 31, 2003
Outstanding contracts (notional value)	$42.1	$6.1
Fair value of contracts	(1.4)	(0.5)
		Predecessor
			Years Ended December 31,
	Successor April 7- December 31, 2004
		January 1- April 6, 2004
			2003	2002
Pretax (loss) earnings	$(0.4)	$(0.1)	$(0.7)	$0.6

        None of the Company's financial instruments represent a concentration of credit risk because the Company and its subsidiaries deal with various major banks worldwide, and its accounts receivable are spread among a number of customers and geographic areas. None of the off-balance-sheet financial instruments would result in a significant loss to the Company and its subsidiaries if the other party failed to perform according to the terms of its agreement, as any such loss would generally be limited to the extent of unrealized gain on any contract.

(6)    Inventories

        Inventories consist of purchased goods for sale and are valued at the lower of cost or market. The table below shows the percentage determined using the LIFO method and amount that LIFO cost is greater or (less) than current cost for each period.

	Successor December 31, 2004	Predecessor December 31, 2003
Percent using LIFO method	62%	63%
Amount greater than (less than) current cost	$0.1	$(8.7)

        The cost of the remaining inventories is determined using the average cost or FIFO methods.

(7)    Property and Equipment

        Property and equipment, net, for each of the reporting periods is shown in the table below:

	Successor December 31, 2004	Predecessor December 31, 2003
Land	$12.6	$10.8
Buildings	68.5	91.8
Equipment and computer software	83.6	254.9
Capital additions in process	4.9	2.2

	169.6	359.7
Less accumulated depreciation	(15.2)	(201.4)

Net property and equipment	$154.4	$158.3

The December 31, 2004 amounts reflect the purchase price allocation from the Acquisition and depreciation for the period April 7 to December 31, 2004.

        Depreciation expense for each of the reporting periods is shown in the table below:

		Predecessor
			Years Ended December 31,
	Successor April 7- December 31, 2004
		January 1- April 6, 2004
			2003	2002
Depreciation expense	$15.2	$8.5	$31.9	$30.7

(8)    Accrued Expenses

        The components of accrued expenses for each of the reporting periods is shown in the table below:

	Successor December 31, 2004	Predecessor December 31, 2003
Employee-related accruals	$48.0	$54.8
Other accrued expenses	35.5	36.4
Restructuring-related accruals	21.8	—
Taxes payable	19.1	20.6
Deferred income taxes	13.8	8.1
Accrued interest	13.5	0.2

	$151.7	$120.1

(9)    Long-Term Borrowings and Senior Secured Credit Facilities

        The following is a summary of our debt obligations:

	Successor December 31, 2004	Predecessor December 31, 2003
Senior Secured Credit Facility	$559.5	$—
6 7/8% Unsecured Senior Notes	200.0	—
8% Unsecured Senior Subordinated Notes	320.0	—
$481.0 aggregate principal amount at maturity of 9 5/8% Senior Discount Notes	300.6	—
Pushdown debt due Merck KGaA	—	773.3
Loans from Merck KGaA and affiliates	—	236.0
Bank loans	11.9	9.8
Capital lease obligations	7.1	6.9

Total debt	1,399.1	1,026.0
Less short-term portion	(12.9)	(10.7)

Total long term-portion	$1,386.2	$1,015.3

        The following table summarizes the maturities of our debt obligations as of December 31, 2004:

	2005	2006	2007	2008	2009	Thereafter	Total
Senior Secured Credit Facility	$—	$5.7	$5.7	$5.7	$5.7	$536.7	$559.5
6 7/8% Unsecured Senior Notes	—	—	—	—	—	200.0	200.0
8% Unsecured Senior Subordinated Notes	—	—	—	—	—	320.0	320.0
9 5/8 Senior Discount Notes (accreted value)	—	—	—	—	—	481.0	481.0
Bank loans	11.9	—	—	—	—	—	11.9
Capital leases	1.0	1.0	0.8	0.7	0.7	2.9	7.1

Total	$12.9	$6.7	$6.5	$6.4	$6.4	$1,540.6	$1,579.5

  (a) Senior Secured Credit Facility

        The Senior Secured Credit Facility provides for aggregate maximum borrowings of approximately $709.5 under (1) a term loan facility providing for a loan denominated in Euros in an aggregate principal amount currently outstanding at €132.7 million (or approximately $179.6 on a U.S. dollar equivalent basis as of December 31, 2004), (2) a term loan facility providing for a term loan denominated in U.S. dollars in an aggregate principal amount currently outstanding at $379.9, and (3) a multi-currency revolving credit facility, providing for up to $150.0 in multi-currency revolving loans (including standby and commercial letters of credit) outstanding at any time. Undrawn amounts under the multi-currency revolving credit facility will be available on a revolving credit basis for general corporate purposes. As of December 31, 2004, we had $8.0 of undrawn letters of credit and our remaining borrowing availability under the $150.0 multi-currency revolving credit facility was $142.0.

        The term loan facilities will mature in 2011 and the multi-currency revolving credit facility will mature in 2009. The principal amount of the term loans will be amortized in annual installments for the first six years and quarterly installments during the seventh year.

        Subject to certain exceptions, the Senior Secured Credit Facility is expected to be subject to mandatory prepayment and reduction in an amount equal to:

  •
  The net proceeds of (1) any permitted receivables securitization program, (2) certain debt offerings, (3) certain asset sales and (4) certain insurance recovery and condemnation events; and

  •
  50% of excess operating cash flow (as defined) for any fiscal year unless certain leverage ratio targets are met.

  Security; Guarantees

        The obligations under the Senior Secured Credit Facility are guaranteed by CDRV Holdings, Inc., and each significant direct and indirect domestic subsidiary of VWR International, as that term is defined in the credit agreement. As of December 31, 2004, none of the domestic subsidiaries of VWR International met the definition of significant under the credit agreement. In addition, the Senior Secured Credit Facility and the guarantees thereunder are secured by security interests in and pledges of or liens on substantially all of the tangible and intangible assets of VWR International and its subsidiaries.

        The Senior Secured Credit Facility and the guarantees thereunder will also be secured by a pledge of 65% of the capital stock of the foreign subsidiary holding companies of CDRV Holdings, Inc. and VWR International, which in turn, will hold the capital stock of certain of our foreign subsidiaries.

  Interest

        At our election, the interest rates per annum applicable to the U.S. dollar-denominated term loan can be based on a fluctuating rate of interest measured by reference to either (1) an adjusted London inter-bank offered rate, or LIBOR, plus a borrowing margin or (2) an alternate base rate, or ABR, plus a borrowing margin. The interest rates per annum applicable to the Euro denominated term loan are based on a fluctuating rate of interest measured by reference to an adjusted EURIBOR plus a borrowing margin. As of December 31, 2004, the interest rates on the U.S. dollar denominated and Euro denominated term loans were 4.58% and 4.90%, respectively.

        Effective July 21, 2004, the Company entered into an interest rate cap to hedge a portion of the variability of cash flows related to potential changes in interest rates on €35.0 million of our Euro denominated term loan. The instrument has a 5.0% EURIBOR cap that terminates on July 21, 2006. The EURIBOR rate was approximately 2.1% as of December 31, 2004.

  Covenants

        Our Senior Secured Credit Facility contains a number of covenants that, among other things, limit or restrict our ability to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make acquisitions, modify terms of the indentures, engage in mergers or consolidations, change the business conducted by us taken as a whole, make capital expenditures, or engage in certain transactions with affiliates. In addition, under our Senior Secured Credit facility, beginning July 1, 2004 we are required to comply with specified financial ratios and tests, including a minimum interest expense coverage ratio, a maximum leverage ratio, and maximum capital expenditures test. As of December 31, 2004, the Company was in compliance with all covenants.

  (b)    The Senior and Senior Subordinated Notes

        The 6 7/8% unsecured Senior Notes mature on April 15, 2012. The 8% unsecured Senior Subordinated Notes mature on April 15, 2014. Both the Senior and Senior Subordinated Notes require semiannual cash interest payments on April 15 and October 15 to holders of record at the close of business as of the preceding April 1 and October 1. The Senior Subordinated Notes are subordinated in right of payment to all secured debt of the Company and the Senior Notes.

        Under the indentures for the Unsecured Notes additional securities may be issued in one or more series from time to time, subject to limitations set forth under certain covenants.

  (c)    Senior Discount Notes

        On December 16, 2004, CDRV Investors issued $481.0 aggregate principal amount at maturity ($299.4 proceeds) of 9 5/8% Senior Discount Notes, due January 1, 2015. The proceeds, net of $1.5 of debt issuance costs, were used to pay a cash dividend on our common stock.

        No cash interest will accrue on the Senior Discount Notes prior to January 1, 2010. Thereafter, cash interest will accrue on the notes and be payable semiannually in arrears on January 1 and July 1 of each year, commencing on July 1, 2010, at the rate of 9 5/8% per annum, provided that on any interest payment date, interest will be payable only to the extent of funds actually available for distribution by CDRV Investors' subsidiaries to CDRV Investors (net of applicable taxes and expenses) under applicable law and specified provisions of the indentures governing the Unsecured Notes as in effect on the issue date of the notes.

        The indenture for the Senior Discount Notes contains covenants that, among others, limits the amount of additional indebtedness we may incur, pay cash dividends, sell assets and subsidiary stock, enter into transactions with affiliates, place liens on assets, and make certain other payments. At December 31, 2004, the Company was in compliance with all covenants.

        The indentures underlying the Unsecured Notes and the 9 5/8% Senior Discount Notes provide early redemption options. These redemption options contain call features that can be exercised by the Company as well as a put feature by debt holders in the event of a change of control in the ownership structure of the Company (as that term is defined in the underlying indentures). Two of the call features provide the Company with an option to redeem up to 35% of applicable outstanding debt for a period of up to three years at a premium with proceeds from an equity offering and the ability to call up to 100% of the debt at a premium based on reference to Treasury Bill interest rates. These particular call features are considered embedded derivatives requiring separate accounting recognition under the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. We have determined that the fair value of the early redemption features were immaterial as of December 31, 2004. Under the provisions of SFAS No. 133, we will continue to assess the fair value of these embedded derivatives and record any change in the valuation of the features as a charge or credit to income over the life of the embedded derivatives.

  (d)    Push Down Debt due Merck KGaA

        The push down debt reflected the debt incurred by Merck KGaA as a result of its acquisition of VWRSP. The push down debt was classified as long-term because Merck KGaA had represented it would not require payment on the debt before 12 months. The average interest rates on the push down debt were:

		Years Ended December 31,
	January 1- April 6, 2004
		2003	2002
Average interest rate	2.0%	2.0%	3.4%

        Interest rates reflect the rates charged by Merck KGaA related to intercompany borrowing. This debt was extinguished in connection with the Acquisition.

  (e)    Loans from Merck KGaA and Affiliates

        VWR International had various loans with Merck KGaA and its affiliates. The contractual maturities of these loans were current, but these loans were classified as long-term because Merck KGaA had represented it would not require payment on the debt before 12 months. Interest expense and the average interest rate at the end of the period on these loans were as follows:

		Years Ended December 31,
	January 1- April 6, 2004
		2003	2002
Interest expense	$1.4	$8.3	$9.8
Average interest rate	2.6%	2.8%	3.9%

  (f)    Bank Loans

        VWR International's North American business entered into a two-year, $143.0 term loan agreement with a bank in August 2002. On November 29, 2002, the loan was converted to a revolving credit loan ("Revolving Credit") with a $100.0 limitation. The Revolving Credit bore interest at either the bank's prime rate or its Eurodollar interbank rate plus 0.5% and matured on November 28, 2003. Upon maturity, the Revolving Credit was renewed until March 16, 2004 with a $20.0 limitation. The Revolving Credit was guaranteed by Merck KGaA, for which Merck KGaA charged VWR

International 0.75% on the outstanding principal. There were no amounts outstanding under this agreement at December 31, 2003.

        Bank loans include amounts owed by certain European subsidiaries that are operating without formal agreements with foreign banks to fund short-term needs. The bank loans had an average interest rate of 2.8% as of December 31, 2004 and December 31, 2003. This debt was assumed in connection with the Acquisition. VWR International had no financial covenants related to bank loans as of December 31, 2004.

(10)    Income Taxes

        Taxes on income before cumulative effect of a change in accounting principle are based on income before income taxes as follows:

		Predecessor
			Years Ended December 31,
	Successor April 7- December 31, 2004
		January 1- April 6, 2004
			2003	2002
United States	$25.4	$20.0	$65.4	$49.2
Foreign	28.7	15.8	45.9	24.8

Total	$54.1	$35.8	$111.3	$74.0

        The provision for income taxes is as follows:

		Predecessor
	Successor		Years Ended December 31,
	April 7- December 31, 2004	January 1- April 6, 2004
			2003	2002
Current:
Federal	$4.1	$10.1	$18.3	$15.4
State	1.6	0.5	2.5	1.6
Foreign	14.3	5.2	17.5	10.2

	20.0	15.8	38.3	27.2

Deferred:
Federal	4.5	0.3	8.1	9.9
State	0.2	—	2.9	3.1
Foreign	(1.7)	0.6	3.0	0.1

	3.0	0.9	14.0	13.1
Tax benefit on push down debt interest	—	(1.6)	(6.1)	(10.6)

Total tax provision	$23.0	$15.1	$46.2	$29.7

        The tax benefit on push down debt interest is a non-cash benefit, which is recorded in the statements of stockholders' equity.

        The reconciliation of tax computed at the U.S. federal statutory tax rate of 35% of income before income taxes and cumulative effect of a change in accounting principle to the actual income tax provision is as follows:

		Predecessor
			Years Ended December 31,
	Successor April 7- December 31, 2004
		January 1- April 6, 2004
			2003	2002
Statutory tax expense	$18.9	$12.6	$39.0	$25.9
State income taxes net of federal tax benefit	1.1	0.1	2.7	1.7
Foreign rate differential	(1.9)	—	(1.5)	1.6
Nondeductible fees	2.2	0.4	1.6	(0.3)
Change in valuation allowance	2.8	2.2	3.1	(0.2)
Other, net	(0.1)	(0.2)	1.3	1.0

Total tax provision	$23.0	$15.1	$46.2	$29.7

        Deferred tax liabilities and assets are comprised of the following:

	Successor December 31, 2004	Predecessor December 31, 2003
Deferred tax liabilties:
Depreciation	$14.5	$14.4
Goodwill amortization	6.0	42.4
Intangibles	217.5	—
Inventory valuation	13.6	11.1
Tax-exempt reserves	2.9	2.5
Other, net	0.4	1.7

Total deferred tax liabilities	254.9	72.1

Deferred tax assets:
Pensions	26.6	9.8
Depreciation	1.3	3.6
Deferred income	—	1.4
Other compensation benefits	5.0	3.6
Net operating loss carryforwards	16.0	9.8
Foreign tax credit carryforwards	3.5	0.2
Inventory overhead capitalization	1.5	4.5
Goodwill amortization	—	0.9
Accrued expenses	7.9	—
Receivables	1.9	5.8
Other, net	1.2	0.7

	64.9	40.3
Valuation allowances for certain foreign loss carryforwards	(21.6)	(12.4)

Total deferred tax assets, net of valuation allowances	43.3	27.9

Net deferred tax liabilities	$211.6	$44.2

        Deferred income taxes have been classified in the consolidated balance sheet as follows:

	Successor December 31, 2004	Predecessor December 31, 2003
Deferred to tax liability (asset)—current	$4.9	$(1.6)
Deferred tax asset—noncurrent	(34.4)	(18.2)
Deferred tax liability—noncurrent	241.1	64.0

Net deferred tax liability	$211.6	$44.2

        The deferred tax liability (asset)—current is included in other current assets and accrued expenses in the accompanying balance sheets.

        The Company evaluates the realizability of deferred tax assets taking into consideration such factors as the future reversals of existing taxable temporary differences, projected future operating results, the available carryforward period, and other circumstances. Valuation allowances have been recorded for deferred tax assets related to foreign net operating loss carryforwards, foreign tax credit carryforwards and other deferred tax assets that are not expected to be realizable. As of the Acquisition, the Company had valuation allowances of $17.8 related primarily to preacquisition foreign operating losses and tax credit carryforwards. Should such losses ultimately be recovered, the resultant reduction in the valuation allowance will be recorded as a reduction to goodwill. Management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances.

        Neither income taxes nor foreign withholding taxes have been provided on approximately $53.1 of cumulative undistributed earnings of foreign subsidiaries at December 31, 2004. These earnings are considered permanently invested in the business and, under the tax laws, are not subject to such taxes until distributed.

        As of December 31, 2004, the Company had U.S. state net operating loss carryforwards of approximately $21.7 that expire at various times through 2020. In addition, the Company had foreign net operating loss carryforwards of approximately $1.1 that expire in 2010, $6.2 that expire in 2014 and another $41.2 that have indefinite expirations. As of December 31, 2004, foreign tax credit carryforwards of $3.5 will expire in 2014.

        On October 22, 2004, the American Jobs Creation Act (the "AJCA") was signed into law. The AJCA contains certain tax provisions that affect us over the next several years as those provisions become effective. We will review these provisions and their application to some of our businesses to evaluate the effect these changes may have on income taxes included in our consolidated financial statements. For example, the AJCA provides for the deduction for U.S. federal income tax purposes of 85% of certain foreign earnings that are repatriated, as defined in the AJCA. We will commence an evaluation of the effects of this repatriation provision along with other aspects of the AJCA in the first half of 2005, but do not expect to complete this evaluation until after the U.S. Treasury Department provides additional clarifying language on key elements of the provision. We expect to complete our evaluation of the effects of the repatriation provision as well as other provisions of the AJCA within a reasonable period of time following the publication of the additional clarifying language. The range of possible amounts that could be repatriated under the provision of the AJCA is between zero and approximately $53.1. It is not practical to compute the related potential income tax that may be due upon any such repatriation, should the Company elect to do so.

(11) Retirement Benefits

  (a) U.S. Defined Benefit Plan

        The Company sponsors various retirement plans for most full-time employees. Pension plan benefits for the defined benefit plan are based primarily on participants' compensation and years of credited service. It has been the Company's policy to fund the minimum amount required by local regulations of current and prior year service costs under its funded defined benefit retirement plan.

The Company uses a December 31 measurement date for the plan. The change in benefit obligation, change in plan assets, and reconciliation of funded status of the Company's defined benefit plan covering substantially all of its U.S. employees, except for employees covered by independently operated collective bargaining plans, were as follows:

		Predecessor
	Successor April 7- December 31, 2004
		January 1- April 6, 2004	Year Ended December 31, 2003
Change in benefit obligation:
Benefit obligation—beginning of period	$134.9	$132.3	$108.4
Service cost	5.0	1.8	5.7
Interest cost	5.9	2.2	7.4
Actuarial loss (gain)	8.6	(0.3)	14.0
Benefits paid	(2.5)	(1.1)	(3.2)

Benefit obligation—end of period	$151.9	$134.9	$132.3

Change in plan assets:
Fair value of plan assets—beginning of period	$94.7	$93.1	$78.7
Actual gain on plan assets	6.8	2.7	17.6
Company contributions	6.1	—	—
Benefits paid	(2.5)	(1.1)	(3.2)

Fair value of plan assets—end of period	$105.1	$94.7	$93.1

Reconciliation of funded status:
Unfunded status	$(46.8)	$(40.2)	$(39.2)
Unrecognized net loss	7.3	54.4	55.7
Unrecognized prior service cost	—	0.5	0.5

(Accrued) prepaid benefit cost—end of period	$(39.5)	$14.7	$17.0

        Amounts recognized in the consolidated balance sheet:

	Successor December 31, 2004	Predecessor December 31, 2003
Other long-term liabilities	$(39.5)	$(18.8)
Intangible asset	—	0.5
Accumulated other comprehensive income	—	35.3

Net amount recognized at end of year	$(39.5)	$17.0

        The accumulated benefit obligation was $129.2 and $111.9 at December 31, 2004 and 2003, respectively.

        Net periodic pension cost includes the following components:

		Predecessor
			Years Ended December 31,
	Successor April 7- December 31, 2004
		January 1- April 6, 2004
			2003	2002
Service cost	$5.0	$1.8	$5.7	$4.7
Interest cost	5.9	2.2	7.4	6.7
Expected return on plan assets	(5.6)	(2.5)	(9.3)	(9.4)
Amortization of prior service cost	—	—	0.1	0.1
Recognized net actuarial loss	—	0.8	1.6	—

Net periodic pension cost	$5.3	$2.3	$5.5	$2.1

        In addition to the net periodic cost above, the following increases in minimum liability are included in other comprehensive income:

		Predecessor
			Years Ended December 31,
	Successor April 7- December 31, 2004
		January 1- April 6, 2004
			2003	2002
Increase in minimum liability included in other comprehensive income	$—	$—	$2.0	$33.3

        The net periodic pension cost and the projected benefit obligation were based on the following assumptions:

		Predecessor
			Years Ended December 31,
	Successor April 7- December 31, 2004
		January 1- April 6, 2004
			2003	2002
Discount rate for benefit obligation	5.90%	6.25%	6.25%	6.90%
Discount rate for net periodic pension cost	6.25%	6.25%	6.90%	7.40%
Expected rate of return on plan assets for net periodic pension cost	8.25%	9.00%	9.00%	9.00%
Assumed annual rate of compensation increase for benefit obligation and net periodic pension cost	4.00%	4.00%	4.00%	4.00%

        The table below shows the asset allocation target range and the December 31, 2004 and 2003 position for each asset class:

	Target range at December 31, 2004	Successor December 31, 2004	Predecessor December 31, 2003
Domestic equity funds	40% - 60%	59%	62%
Fixed income fund	20% - 30%	25%	27%
International equity fund	0% - 10%	10%	9%
Money market funds	0% - 20%	6%	2%

		100%	100%

        The principal investment objective is to obtain the highest return (defined as income plus realized and unrealized capital gains and losses) consistent with the long-term security of anticipated benefit payments. This is to be achieved by (a) investing a substantial portion of fund assets in equity investments; (b) investment costs and volatility will be limited by investing the fund's core assets in passive or commingled funds that participate in a range of widely diversified equity and non-equity investments; (c) active managers will control no more than a third of the fund's assets; (d) in order to increase the stability of fund performance while maintaining expected returns, non-callable bonds, annuities or guaranteed insurance contracts may be purchased to cover payments to retired participants whenever the rate of return offered by such contracts significantly exceeds the average returns projected for other fund assets and (e) fund contributions will be set to meet an asset funding target of 125% of the present value of accumulated pension benefits. The expected rate of return on plan assets was based on our historical returns.

        The Company does not expect to make any contributions to the plan in 2005.

        The following benefit payments, which reflect expected future service, are expected to be paid:

2005	$4.1
2006	4.4
2007	4.8
2008	5.1
2009	5.5
2010 - 2014	34.2

  (b)    Other U.S. Benefit Plans

        The Company also maintains a supplemental pension plan for certain senior officers. Expenses incurred under this plan were as follows:

		Predecessor
			Years Ended December 31,
	Successor April 7- December 31, 2004
		January 1- April 6, 2004
			2003	2002
Pension plan expenses	$0.4	$0.2	$0.7	$0.5

        Certain employees are covered under union-sponsored, collectively bargained plans. Expenses under these plans as determined in accordance with negotiated labor contracts were as follows:

		Predecessor
			Years Ended December 31,
	Successor April 7- December 31, 2004
		January 1- April 6, 2004
			2003	2002
Pension plan expenses	$1.3	$0.4	$0.9	$0.9

        Benefit expense recognized for defined contribution plans were as follows:

		Predecessor
			Years Ended December 31,
	Successor April 7- December 31, 2004
		January 1- April 6, 2004
			2003	2002
Pension plan expenses	$1.6	$0.6	$2.0	$2.1

        The Company provides health benefits to certain retirees and a limited number of active employees and their spouses. These benefit plans are unfunded. Shown below are the accumulated postretirement benefit obligation and the weighted average discount rate used in determining the accumulated postretirement benefit obligation. The annual cost of these plans is not material.

	Successor December 31, 2004	Predecessor December 31, 2003
Postretirement benefit obligations	$2.6	$2.3
Weighted average discount rate	5.90%	6.25%
Health care cost trend rate assumed for next year	11.50%	13.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2013	2013

        Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One Percentage Point
	Increase	Decrease
Effect on postretirement benefit obligation	$0.5	$(0.4)

  (c)    Non-U.S. Benefit Plans

        The Company has defined benefit pension plans at various foreign subsidiaries. The Company's German subsidiary has two unfunded defined benefit pension plans for current employees and retirees. The Company's French subsidiary has a defined benefit pension plan for a certain group of employees that is closed to new participants. The Company's UK and Switzerland subsidiaries have employees that participated in Merck KGaA sponsored defined benefit pension plans, which were treated as multiemployer plans. The Company's combined contributions to these multiemployer plans were $0.3 for the period January 1, 2004 to April 6, 2004, and $2.3 and $2.5 for the years ended December 31, 2003 and 2002, respectively.

        In connection with the Acquisition, Merck KGaA agreed to deliver fully funded plans to the Company if the Company withdrew from the UK and Switzerland Merck KGaA sponsored defined benefit pension plans. As of December 31, 2004, the Company was continuing to participate in the Switzerland Merck KGaA sponsored defined benefit pension plan and made contributions under this multiemployer plan arrangement of $0.4 for the period April 7, 2004 to December 31, 2004.

        Effective April 7, 2004, the Company withdrew from the UK sponsored plans and established two defined benefit plans to provide for the benefits previously covered under the Merck KGaA sponsored defined benefit plans. In addition, the Company has several small defined benefit pension plans at other locations. The Company uses a December 31 measurement date for these plans. Combined information for the German, French and the UK plan changes effective April 7, 2004 in benefit obligation, change in plan assets, and reconciliation of funded status were as follows:

		Predecessor
	Successor April 7- December 31, 2004	January 1- April 6, 2004	Year Ended December 31, 2003
Change in benefit obligation:
Benefit obligation—beginning of period	$25.4	$22.7	$18.3
Acquisition of UK plan obligation	48.9	—	—
Service cost	1.7	0.1	0.4
Interest cost	1.0	0.3	1.2
Plan participants' contributions	0.3	—	—
Actuarial loss	2.4	0.1	0.1
Benefits paid	(1.2)	(0.3)	(1.1)
Currency translation changes	5.6	(0.9)	3.8

Benefit obligation—end of period	$84.1	$22.0	$22.7

Change in plan assets:
Fair value of plan assets—beginning of period	$1.6	$1.6	$1.3
Contribution of assets for UK plan	48.9	—	—
Actual gain on plan assets	0.9	0.1	—
Company contributions	1.9	0.2	0.8
Plan participants' contributions	0.3	—	—
Benefits paid	(0.7)	(0.2)	(0.8)
Currency translation changes	2.6	(0.1)	0.3

Fair value of plan assets—end of period	$55.5	$1.6	$1.6

Reconciliation of funded status:
Unfunded status	$(28.6)	$(20.4)	$(21.1)
Unrecognized net loss	1.8	—	—

Accrued benefit cost—end of period	$(26.8)	$(20.4)	$(21.1)

        The accrued benefit cost is included in other long-term liabilities. The combined accumulated benefit obligation was $74.5 and $20.9 at December 31, 2004 and 2003, respectively.

        Combined net periodic pension cost includes the following components:

		Predecessor
			Years Ended December 31,
	Successor April 7- December 31, 2004	January 1- April 6, 2004
			2003	2002
Service cost	$1.7	$0.1	$0.4	$0.3
Interest cost	1.0	0.3	1.2	0.8
Expected return on plan assets	(0.1)	—	(0.1)	—
Recognized net actuarial loss	—	—	0.1	—

Net periodic pension cost	$2.6	$0.4	$1.6	$1.1

        The combined net periodic pension cost and the combined projected benefit obligation were based on the following weighted average assumptions:

		Predecessor
			Years Ended December 31,
	Successor April 7- December 31, 2004	January 1- April 6, 2004
			2003	2002
Discount rate for benefit obligation	5.05%	5.72%	5.83%	5.60%
Discount rate for net periodic pension cost	5.49%	5.83%	5.64%	5.43%
Expected rate of return on plan assets for net periodic pension cost (French and UK plans only)	6.49%	3.50%	3.00%	3.00%
Assumed annual rate of compensation increase for benefit obligation	3.36%	3.00%	3.00%	2.70%
Assumed annual rate of compensation increase for net periodic pension cost	3.54%	3.00%	2.71%	2.62%

        The Company expects to make contributions to the French and UK plans of approximately $2.5 in 2005.

        The table below shows the combined asset allocation target range and the combined December 31, 2004 position for each asset class:

	Target range at December 31, 2004	December 31, 2004
Equity securities	63%	63%
Debt securities	33%	32%
Other	4%	5%

		100%

        The following combined benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

2005	$ 1.1
2006	2.6
2007	2.1
2008	1.9
2009	2.0
2010 - 2014	12.5

  (d)    Other Non-U.S. Postemployment Benefits

        Certain of the Company's European subsidiaries provide post employment benefits in the form of lump-sum cash payments to employees when they leave the Company, regardless of their reason for leaving. The Company estimates and accrues a liability for these benefits. The largest such plans are in France and Italy. The combined liability recorded for these plans was $2.0 and $1.9 at December 31, 2004 and 2003, respectively.

(12)    Stock Incentive Plan

        In connection with the Acquisition, the Company adopted the CDRV Investors, Inc. Stock Incentive Plan (the "Plan"). Under the Plan, the Company's board of directors may grant rights to purchase shares of our common stock and options to purchase shares of our common stock to any of our executive officers or other employees, including our named executive officers. Under the Plan, the board of directors may also grant shares of our common stock, rights to purchase shares of our common stock and other share-based awards to our non-employee directors. A total of 1,300,000 shares of our common stock are available for all types of awards under the Plan. However, the number of available shares will be automatically reduced by shares covered by awards offered but not granted as part of our initial grants following the Acquisition. Shares subject to options that are forfeited, canceled or otherwise terminated will again be available for grant under the Plan.

        Shares purchased by our officers and employees under the Plan may generally be repurchased by the Company and/or CD&R Fund VI for their fair market value upon a participant's termination of employment prior to a public offering (and, upon certain terminations of employment, our officers and employees may require the Company to repurchase their purchased shares for their fair market value). All participants may also be required to sell their shares at the same price and on the same terms as CD&R Fund VI, if CD&R Fund VI enters into certain transactions with a third-party purchaser at any time before there is a public market for the shares of the Company.

        We account for awards under the Plan using the intrinsic value guidance in APB No. 25. Refer to Note 2(n) for disclosure of the pro-forma effect on net income for stock-based awards as if the Company had adopted the fair value recognition provisions of SFAS No. 123.

  Initial Offering

        Shortly after the Acquisition, the Company made an initial offering of awards under the Plan to certain of our officers and employees. Such participants were offered the opportunity to purchase shares of our common stock for a purchase price equal to $100.00 per share, which we believe was the fair market value of a share on the offer date and equal to the fair market value as of the acquisition date. Those employees who are not also executive officers of ours were offered financing assistance to help purchase their shares of common stock, either through a loan facility that we arranged through a third-party financial institution or, in certain limited circumstances, directly from us. As part of the offer, participants who elected to purchase a number of shares within the range of shares offered to them were granted options under the Plan to purchase two additional shares of our common stock (certain of our named executive officers were granted options to purchase three shares for each share they purchased. All options were granted with an exercise price of $100.00 per share, a price we believe was equal to the fair market value of our common stock on the date of grant. The options granted will vest in equal annual installments on each of the first five anniversaries of the grant date, and will expire ten years from the grant date.

        As part of this initial offering, directors who are not also our employees or associated with Clayton, Dubilier & Rice, Inc. ("CD&R") were each offered the opportunity to purchase up to 2,500 shares of common stock. Such directors were not offered options.

        As of December 31, 2004, the Company had closed the initial offering in respect of 198 of our officers and employees, and 4 of our directors. In the initial offering, these officers, employees, and directors purchased a total of 239,835 shares and were granted options to purchase 485,990 shares under the Plan. The net proceeds of this initial offering were approximately $23.8. In connection with the December 16, 2004 offering of our 9 5/8% Senior Discount Notes due 2015, the net proceeds of the offering were paid as a special dividend to our stockholders and the exercise price of each option was adjusted to $50.52 per share pursuant to the antidilution provision of the CDRV Investors, Inc. Stock Incentive Plan. As a result of the special divided distribution, the Company recorded compensation expense of approximately $1.2. In addition to the Initial Offering the Company issued 1,382 shares to certain directors who are not also our employees or associated with CD&R for directors compensation.

        In connection with the loan facility we arranged through a third-party financial institution, we have guaranteed an aggregate principal amount of $2.9 as of December 31, 2004. The Company would become liable for such amounts in the event that a member of management would fail to repay the principal and interest when due. These loans mature on November 5, 2008 and bear interest at the one month LIBOR plus 2.05%. In accordance with FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, the Company has determined that the obligation for the fair value of the guarantee is immaterial. We have recorded $0.1 of compensation expense and a corresponding increase in paid-in-capital associated with the favorable interest rate provided to individuals who have utilized the loan facility.

        Given our guarantee of the loan balances, we have considered the proceeds received from the sale of our common stock to represent an obligation that may be redeemable upon the occurrence of an event that is not within our control in accordance with Accounting Series Release No. 268 issued by the SEC. Therefore, to the extent the loans guaranteed by the Company are outstanding, we have presented the balance that may become due under the guarantee outside of stockholders' equity. As loans are repaid by the employees, the amount classified outside of stockholders' equity will be reclassed to paid-in-capital. In addition, the Company provided direct loans of $0.3 to non-executive employees of the Company that were used to purchase shares. These loans have been shown as contra-equity in the Company's financial statements thereby reducing the paid-in-capital. As these loans are repaid, the contra-equity balance will be reduced and paid-in-capital will increase.

(13)    Restricted Stock Unit Grant

        The Company granted 5,000 restricted stock units to one of our executive Officers that will generally vest on the seventh anniversary of his commencement of employment with us. The restricted units will all vest earlier in certain circumstances if the Company undergoes a public offering or if we are sold to a third party unrelated to CD&R. The granting of these units has been reflected in the Company's financial statements by increasing the additional paid in capital by $0.3 and a contra-equity account of unamortized value of restricted units issued of $0.3. The unearned compensation will be amortized as compensation expense over the seven year vesting period of the restricted units granted. No other such restricted units have been issued to any other Company employees.

(14)    Commitments and Contingencies

        The Company leases office and warehouse space and computer equipment under operating leases, certain of which extend up to 15 years, subject to renewal options. Rental expense is shown in the table below.

		Predecessor
			Years Ended December 31,
	Successor April 7- December 31, 2004	January 1- April 6, 2004
			2003	2002
Rental expense	$24.9	$9.1	$29.5	$31.9

        Future minimum lease payments as of December 31, 2004, under noncancelable operating leases having initial lease terms of more than one year are as follows:

Years ended December 31:
2005	$22.9
2006	16.9
2007	13.9
2008	10.5
2009	6.6
Thereafter	24.1

Total minimum payments	$94.9

VWR International is involved in various environmental, contractual and product liability cases and claims which are considered routine to VWR International's business and from time to time VWR International is named as a defendant in cases as a result of our distribution of scientific supplies, including litigation resulting from the distribution of products containing asbestos by VWR International and certain of its predecessors. While the impact of this litigation has typically been immaterial, there can be no assurance that the impact of the pending and any future claims will not be material to the business, financial condition or results of operations of the Company or VWR International in the future.

(15)    Transactions with Related Parties

        Merck KGaA (Merck KGaA and/or affiliates) and the Company have entered into various transactions and agreements in the ordinary course of business. Prior to the entering into agreements with Merck KGaA, the Company and Merck KGaA conducted business with each other in a manner that was not materially different than those described below. In connection with the Acquisition, the Company entered into new agreements with Merck KGaA that are described below. The following summarizes significant transactions between the Company, Merck KGaA and other related parties:

  (a)    Sales to Merck KGaA

        The Company sells products to Merck KGaA for which it is paid in the normal course of business.

  (b)    Purchases from Merck KGaA

        The Company purchases certain chemical products for resale from Merck KGaA for which it pays Merck KGaA in the normal course of business. VWR International and Merck KGaA have entered into two contracts that provide for VWR International to be the exclusive distributor of certain Merck KGaA products in certain countries (territories) and the nonexclusive distributor in certain other territories. These two contracts for North American and European territories expire on April 6, 2009 and may be extended for an additional five-year term subject to the occurrence of certain conditions.

        In connection with the Acquisition, we have also entered into other distribution agreements with Merck KGaA, including five-year distribution agreements with Merck KGaA to distribute its bioscience products in Europe and North America. These distribution agreements in Europe and North America are exclusive and non-exclusive, respectively. In addition, we have entered into a supply agreement with Merck KGaA, pursuant to which it has agreed to continue to manufacture certain of our private label products for a period of three years from April 7, 2004, and thereafter to provide technical assistance in transitioning their manufacture to other manufacturers. These products are primarily sold in the U.K., and we have agreed to use our commercially reasonable efforts to convert these products to Merck KGaA-branded products to the extent that the conversion would be economically equivalent to us.

  (c)    Logistics Services in Europe

        Under the terms of an agreement that expires on December 31, 2007, Merck KGaA continues to provide logistics services to certain of our subsidiaries. Unless earlier terminated following a notice period, such logistics service agreements will be automatically renewed for an additional three years.

  (d)    Systems/Technology Services

        Following the completion of the Acquisition, certain of our subsidiaries and Merck KGaA have also continued to provide certain information technology services to each other consistent with the arrangements in place prior to the Acquisition, including Merck KGaA's operation and support of the main enterprise resource planning and business warehouse software and databases for our European companies. The information services master agreement will continue for an initial five-year period from April 7, 2004, although individual services may be terminated during the term following a notice period.

  (e)    Other Services Provided by VWR International and by Merck KGaA

        VWR International and Merck KGaA have historically performed corporate services for each other, including certain financial and administrative functions. In order to maintain continuous and efficient operations following the completion of the Acquisition, VWR International entered into a transition services agreement with Merck KGaA to maintain these relationships following the Acquisition until such time as these services can be obtained internally or from other sources. The term of the transition services agreement is three years from April 7, 2004, although the recipient of the services has in most cases, the right to terminate individual services upon notice as early as January 1, 2005. Certain services may be terminated on an earlier date. If any required third-party consent is not obtained, we may no longer benefit from certain group rates available to Merck KGaA. VWR International and Merck KGaA will also continue to provide each other with certain environmental and other regulatory compliance services for a transition period following the Acquisition.

        Certain subsidiaries of Merck KGaA and certain of our subsidiaries have continued to lease or sublease from one another, or otherwise share, space in various offices and warehouses in Europe and Mexico since the completion of the Acquisition. The terms of these leasing and subleasing arrangements range from less than one year to up to six or more years and are generally at market rents and conditions. Certain other existing intercompany contracts have also remained in place since the Acquisition and were not replaced by the transition services agreement.

        The following table summarized the transactions between VWR International and Merck KGaA during the periods when VWR International was a wholly-owned subsidiary of Merck KGaA:

		Years Ended December 31,
	January 1- April 6, 2004
		2003	2002
Sales to Merck KGaA, included in net sales	$8.4	$29.1	$21.4
Purchases from Merck KGaA, included in cost of goods sold and investory	76.0	243.6	228.7
Services provided by Merck KGaA included in selling, general and administrative expenses	3.3	16.4	18.5
Services provided to Merck KGaA included in selling, general and administrative expenses	1.5	4.4	7.1

        Merck KGaA continues to be a significant supplier to the Company. Purchases from Merck KGaA, included in cost of goods sold and inventory were approximately $191.2 for the period April 7, 2004 to December 31, 2004.

  (f)    Transactions with CD&R

        Under the terms of a consulting agreement between VWR International and CD&R dated April 7, 2004 VWR International paid CD&R $18.0 for transaction services rendered in connection with the Acquisition. In addition, the consulting agreement includes an annual consulting fee of $1.5 for financial advisory and management consulting services. The consulting agreement terminates upon the earlier of (1) April 7, 2014; (2) the date on which an investment fund managed by CD&R no longer owns, directly or indirectly, any shares of the capital stock of VWR International or its successor company; or (3) upon thirty days written notice of either party.

  (g)    Services performed by Debevoise & Plimpton LLP

        The Company is provided legal services by the above referenced law firm in which one of the members of the Company's Board of Directors is related to a senior member of that law firm. Total expenses incurred during 2004 aggregated approximately $8.1.

  (h)    Services performed by SIRVA, Inc.

        The Company is provided with product transportation and relocation services by SIRVA, Inc. Five members of the Company's Board of Directors are also members of SIRVA's Board of Directors. Total expenses incurred with SIRVA, Inc. during 2004 approximated $1.0. SIRVA, Inc. is a related party as approximately 33% of its outstanding common stock is owned by investment funds managed by CD&R, including Clayton, Dubilier & Rice Fund VI Limited Partnership, as of December 31, 2004.

(16)    Accounts Payable

        The Company maintains a centralized cash management system for its U.S. accounts payable. Accordingly, included in accounts payable at December 31, 2004 and 2003 are approximately $33.9 and $11.0, respectively, of remittances that had not cleared.

(17)    Segment and Geographical Financial Information

        The Company reports financial results on the basis of the following three business segments: North American laboratory distribution, or North American Lab, European laboratory distribution, or European Lab, and Science Education. Both the North American Lab and European Lab segments are comprised of the distribution of scientific supplies to customers engaged in pharmaceutical, biotechnology, chemical, technology, food processing, governmental agencies, colleges and universities and environmental organizations. Science Education is comprised of the distribution of scientific supplies and specialized kits to primary and secondary schools as well as distribution of scientific supplies to universities and research institutes.

        The Company's operating segments have been identified giving consideration to both geographic areas and the nature of products among businesses within its geographic area. North American Lab and European Lab are organized as distinct operating segments primarily because of geographic dispersion and the inherent differences in business models. The North American Lab segment is highly standardized and operated as an integrated business, whereas the European Lab business is more fragmented and its customer markets more localized. The Science Education operating segment has been differentiated from the North American Lab segment because of its unique and specialized product lines, concentration of customers in the educational sector and the strong gross margins. Operations within North America (excluding Science Education) have been aggregated due to the similarity of economic characteristics, product lines, customers and distribution methods. Similarly, operations within the European Lab segment have been aggregated because of common economic characteristics as well as the similarity among products, customers and distribution networks.

        The Company allocates its centralized management of corporate costs to its operating segments as follows:

  •
  Corporate costs are allocated to its North American Lab and Science Education operating segments using allocation factors that management considers reasonable to distribute costs on the basis of usage.

  •
  Centralized costs related to the management of the European Lab operating segment are incurred within the segment structure and no inter-segment allocation is required.

        Selected business segment financial information for the periods is presented below. Inter-segment activity has been eliminated. Therefore, revenues reported for each operating segment are substantially all from external customers.

		Predecessor
			Years Ended December 31,
	Successor April 7- December 31, 2004	January 1- April 6, 2004
			2003	2002
Net Sales
North American Lab	$1,350.7	$486.5	$1,734.3	$1,694.1
European Lab	752.3	283.0	932.6	794.1
Science Education	109.2	23.7	127.3	135.9

Total	$2,212.2	$793.2	$2,794.2	$2,624.1

Operating Income
North American Lab	$65.1	$28.5	$82.8	$71.2
European Lab	24.1	13.1	35.9	24.0
Science Education	14.7	(0.1)	14.0	18.8

Total	$103.9	$41.5	$132.7	$114.0

Capital Expenditures
North American Lab	$6.5	$1.2	$9.2	$21.6
European Lab	6.2	2.1	7.2	16.0
Science Education	0.4	—	0.2	3.4

Total	$13.1	$3.3	$16.6	$41.0

Depreciation and Amortization
North American Lab	$15.4	$5.1	$19.3	$17.5
European Lab	9.3	3.6	12.6	14.1
Science Education	1.1	0.2	1.0	1.0

Total	$25.8	$8.9	$32.9	$32.6

	Successor December 31, 2004	Predecessor December 31, 2003
Assets
North American Lab	$1,619.1	$1,135.2
European Lab	769.6	496.4
Science Education	159.8	136.3

Total	$2,548.5	$1,767.9

        Following is a reconciliation of reported operating income by segment to income before income taxes and cumulative effect of a change in accounting principle:

		Predecessor
			Years Ended December 31,
	Successor April 7- December 31, 2004	January 1- April 6, 2004
			2003	2002
Operating income
North American Lab	$65.1	$28.5	$82.8	$71.2
European Lab	24.1	13.1	35.9	24.0
Science Education	14.7	(0.1)	14.0	18.8

Total	103.9	41.5	132.7	114.0
Interest income	(0.8)	(0.2)	(1.7)	(2.4)
Interest expense:
Interest on push down debt	—	4.1	15.2	26.4
All other interest	52.7	1.7	10.9	15.4
Other (income) expense, net	(2.1)	0.1	(3.0)	0.6

Income before income taxes and cumulative effect of a change accounting principle	$54.1	$35.8	$111.3	$74.0

        Net sales, long-lived assets and total assets by geographic area are as follows:

		Predecessor
			Years Ended December 31,
	Successor April 7- December 31, 2004	January 1- April 6, 2004
			2003	2002
Net Sales
United States	$1,322.6	$456.5	$1,683.4	$1,678.2
International	889.6	336.7	1,110.8	945.9

Total	$2,212.2	$793.2	$2,794.2	$2,624.1

	Successor December 31, 2004	Predecessor December 31, 2003
Long-lived Assets
United States	$1,109.1	$865.8
International	612.0	168.4

Total	$1,721.1	$1,034.2

Assets
United States	$1,520.1	$1,210.8
International	1,028.4	557.1

Total	$2,548.5	$1,767.9

(18)    Unaudited Quarterly Financial Information

	2004
		Second
			Successor
		Predecessor April 1- April 6, 2004
	Predecessor First		April 7- June 30, 2004	Third	Fourth
Net sales	$733.8	$59.4	$676.0	$760.5	$775.7
Gross profit	190.1	15.1	171.1	197.7	190.7
Operating income	38.1	3.4	31.7	41.2	31.0
Interest expense, net	5.3	0.3	15.9	16.9	19.1
Other (income) expense, net	(0.3)	0.4	0.5	(1.1)	(1.5)
Income before income taxes	33.1	2.7	15.3	25.4	13.4
Net income	19.1	1.6	8.5	13.6	9.0
	2003—Predecessor
	First	Second	Third	Fourth
Net sales	$664.0	$699.7	$715.8	$714.7
Gross profit	172.4	179.6	184.6	179.5
Operating income	27.1	32.8	39.7	33.1
Interest expense, net	7.2	6.4	5.5	5.3
Other (income) expense, net	(1.7)	(0.8)	(0.6)	0.1
Income before income taxes	21.6	27.2	34.8	27.7
Net income	12.6	15.9	20.3	16.3

(19)    Subsequent Events

        Since November 2004, the Company has been in a dispute with a major supplier in respect of the payment by the supplier of certain rebates, approximating $2.5 that have been reflected as a receivable from the supplier. In January 2005, the Company received notice from this supplier that it was terminating its distribution and supply arrangements with the Company in both North America and Europe. Under the terms of these arrangements, the terminations will be effective within 90 days. While the Company believes that it is entitled to receive the aforementioned rebates and will pursue payment from the supplier, a reserve was established in the fourth quarter for the full amount of the rebates receivable as of December 31, 2004.

        The Company is aggressively pursuing and arranging alternative suppliers for the relevant products and continues to discuss this development with its customers, to minimize disruption to the supply chain and our business. The Company believes that there is a range of alternative suppliers available to us, which the Company anticipates will enable us to continue to offer our customers the full array of laboratory products. We cannot guarantee that this development will not cause disruptions in our business and customer relationships. We do not believe that this development will have a material adverse effect on our business or results of operations.

        On April 1, 2005, the Company announced the acquisitions of AGB Scientific Ltd., headquartered in Dublin, Ireland and of Advanced Instruments Sales & Services, Inc., headquartered in San Juan, Puerto Rico. Total consideration, consisting almost entirely of cash, was approximately $40.6, and was funded from operations.

CDRV INVESTORS, INC.

Consolidated Balance Sheets

(Dollars in millions, except share data)

	March 31, 2005	December 31, 2004
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$147.1	$116.9
Trade accounts receivable, less reserves of $6.6 and $6.0, respectively	412.1	413.4
Other receivables	21.1	19.7
Inventories	236.5	248.9
Other current assets	30.9	28.9

Total current assets	847.7	827.8
Property and equipment, net	151.1	154.4
Investments	8.5	8.7
Goodwill	910.3	907.0
Other intangible assets, net	561.4	570.8
Deferred income taxes	36.0	34.4
Other assets	45.6	45.4

Total assets	$2,560.6	$2,548.5

Liabilities and Stockholders' Equity
Current Liabilities:
Short-term bank debt and current portion of capital lease obligations	$8.1	$12.9
Accounts payable	349.5	333.8
Accrued expenses	165.2	151.7

Total current liabilities	522.8	498.4
Long-term debt	1,379.9	1,380.1
Capital lease obligations	5.6	6.1
Other long-term liabilities	68.3	81.3
Deferred income taxes	247.6	241.1

Total liabilities	2,224.2	2,207.0

Common stock purchase subject to guarantee agreement	2.8	2.9

Commitments and contingences
Stockholders' equity:
Common stock, $0.01 par value; 7,000,000 shares authorized; 5,742,976 shares issued and 5,742,276 outstanding at March 31, 2005; 5,741,217 shares issued and 5,740,517 outstanding at December 31, 2004	0.1	0.1
Additional paid-in capital	263.6	263.4
Retained earnings	22.6	22.1
Unamortized value of restricted stock issued	(0.3)	(0.3)
Accumulated other comprehensive income	47.7	53.4
Treasury stock, at cost, 700 shares at March 31, 2005 and December 31, 2004	(0.1)	(0.1)

Total stockholders' equity	333.6	338.6

Total liabilities and stockholders' equity	$2,560.6	$2,548.5

See accompanying notes to consolidated financial statements.

CDRV INVESTORS, INC.

Consolidated Statements of Operations

(Dollars in millions)

(Unaudited)

	Successor Three Months Ended March 31, 2005	Predecessor Three Months Ended March 31, 2004
Net sales	$754.1	$733.8
Cost of goods sold	561.4	543.7

Gross profit	192.7	190.1
Selling, general and administrative expenses	167.7	152.0

Operating income	25.0	38.1
Interest income	(0.6)	(0.2)
Interest expense:
Interest on push down debt	—	3.8
All other interest	25.7	1.7
Other income, net	(1.0)	(0.3)

Income before income taxes	0.9	33.1
Income tax provision	0.4	14.0

Net income	$0.5	$19.1

See accompanying notes to consolidated financial statements.

CDRV INVESTORS, INC.

Consolidated Statement of Stockholders' Equity and Other Comprehensive Income

Three Months Ended March 31, 2005

(Dollars in millions)

(Unaudited)

							Treasury Stock, at cost
	Common Stock				Unamortized value of restricted stock issued	Accumulated other comprehensive income
			Additional paid-in capital	Retained earnings
	Shares	Amount					Shares	Amount	Total
Balance at January 1, 2005	5,741,217	$0.1	$263.4	$22.1	$(0.3)	$53.4	700	$(0.1)	$338.6
Reduction of common stock purchase subject to guarantee agreeement	—	—	0.1	—	—	—	—	—	0.1
Issuance of common stock in connection with our stock incentive plan	1,759	—	0.1	—	—	—	—	—	0.1
Comprehensive income (loss):
Net income	—	—	—	0.5	—	—	—	—	0.5
Foreign currency translation adjustment	—	—	—	—	—	(6.0)	—	—	(6.0)
Unrealized gain on derivatives, net of tax	—	—	—	—	—	0.3	—	—	0.3

Total comprehensive income (loss)									(5.2)

Balance at March 31, 2005	5,742,976	$0.1	$263.6	$22.6	$(0.3)	$47.7	700	$(0.1)	$333.6

See accompanying notes to consolidated financial statements.

CDRV INVESTORS, INC.

Consolidated Statements of Cash Flows

(Dollars in millions)

(Unaudited)

	Successor Three Months Ended March 31, 2005	Predecessor Three Months Ended March 31, 2004
Cash flows from operating activities:
Net income	$0.5	$19.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8.4	8.4
Gain on sale of assets	(0.2)	—
Interest on push down debt, net of tax	—	2.3
Noncash interest accretion	7.3	—
Amortization of debt issuance costs	1.5	—
Deferred income tax expense	2.5	1.4
Provision for doubtful accounts	0.9	0.6
Changes in working capital:
Trade accounts receivable	(7.8)	(26.8)
Other receivables	(1.7)	8.7
Inventories	9.3	17.5
Other assets	(4.4)	1.9
Accounts payable	47.9	38.9
Other liabilities	3.0	(0.7)

Net cash provided by operating activities	67.2	71.3

Cash flows from investing activities:
Capital expenditures	(4.3)	(3.3)
Proceeds from sale of property and equipment	0.2	0.4

Net cash used in investing activities	(4.1)	(2.9)

Cash flows from financing activities:
Proceeds from debt	0.3	13.3
Repayment of debt	(4.4)	(6.8)
Decrease in notes receivable from Merck KGaA and affiliates	—	4.1
Proceeds from stock incentive plan, net	0.1	—
Cash paid for debt issuance costs	(0.2)	—
Net change in bank checks outstanding	(26.8)	(2.1)

Net cash (used in) provided by financing activities	(31.0)	8.5

Effect of exchange rate changes on cash	(1.9)	(0.6)

Net increase in cash and cash equivalents	30.2	76.3
Cash and cash equivalents beginning of period	116.9	28.3

Cash and cash equivalents end of period	$147.1	$104.6

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$6.8	$1.3
Income taxes paid, net	$3.1	$4.2

See accompanying notes to consolidated financial statements.

CDRV INVESTORS, INC.

Notes to Consolidated Financial Statements

(Dollars in millions)

(Unaudited)

(1) Background and Basis of Presentation

  (a)    Background

        CDRV Investors, Inc. (the "Company," "CDRV," or "we") is the ultimate parent company of VWR International, Inc. VWR International, Inc. and its predecessor, VWR International Corporation, ("VWR") distribute scientific supplies, chemicals, and equipment, primarily in North America and Europe. Prior to April 7, 2004, Merck KGaA was VWR's ultimate parent company. On April 7, 2004, Merck KGaA sold all of the outstanding shares of capital stock of VWR International Corporation to CDRV Acquisition Corporation ("CDRVA"), a wholly-owned subsidiary of CDRV Holdings, Inc., a wholly-owned subsidiary of CDRV (the "Acquisition").

        In connection with the Acquisition, CDRVA issued $200.0 of 6 7/8% unsecured senior notes due 2012 and $320.0 of 8% unsecured senior subordinated notes due 2014 and obtained financing under a new senior secured credit facility (the "Senior Secured Credit Facility"). Following the completion of the Acquisition, there were a series of internal reorganizations, pursuant to which, among other things, (i) VWR International Corporation merged with and into VWR International, Inc., with VWR International, Inc. surviving, and (ii) thereafter, CDRVA merged with and into VWR International, Inc., with VWR International, Inc. surviving and assuming the obligations of CDRVA.

        On December 16, 2004, CDRV issued $481.0 of 9 5/8% senior discount notes due 2015. Prior to this issuance, CDRV had not had any significant operating, investing or financing activities other than being the holding company of CDRV Holdings, which in turn, had not had any significant operating, investing or financing activities other than being the holding company of VWR and the indirect holder of the approximately 6% equity ownership in VWR International Immobilien GmbH that VWR did not hold. The net proceeds from the issuance of these notes of approximately $297.9 were used to pay a dividend to the holders of the Company's common stock.

        The term "successor" refers to CDRV following the Acquisition. The term "predecessor" refers to VWR International Corporation prior to the change in control on April 7, 2004. CDRV had no operations prior to the Acquisition.

        The financial statements, for the three months ended March 31, 2004, do not include allocations of Merck KGaA general corporate expenses or charges for financial reporting, tax, and treasury services, as such costs had not been charged to VWR. Management does not believe that charges from Merck KGaA for such services would have been material.

        The financial statements, for the three months ended March 31, 2004 reflect the push down of the purchase price previously paid by Merck KGaA for VWR to the VWR financial statements that resulted in the recognition of push down debt due Merck KGaA or a contribution to stockholders' equity for cash consideration. Interest expense was recorded on this push down debt based upon Merck KGaA's intercompany interest rates, which are not necessarily indicative of rates VWR would have obtained if it were not an ultimate subsidiary of Merck KGaA. Interest expense, including tax effects on push down debt, has been included in the statements of operations, and presented as a non-cash item in the accompanying statements of cash flows.

  (b)    Basis of Presentation

        The accompanying consolidated financial statements include the accounts of CDRV and its subsidiaries after elimination of all intercompany balances and transactions. The financial statements included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted pursuant to such rules and regulations. The December 31, 2004 balance sheet has been derived from the balance sheet included in the audited consolidated financial statements. The Company believes that the disclosures included herein are adequate to make the information presented not misleading when read in conjunction with the audited consolidated financial statements. The accounting policies as described in the audited consolidated financial statements are consistent with the Company's current accounting policies.

        The financial information presented herein reflects all adjustments (consisting only of normal-recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results for interim periods are not necessarily indicative of the results to be expected for the full year.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management believes that the estimates are reasonable.

        Certain amounts from prior periods have been reclassified to conform to the current presentation.

(2) New Accounting Standard

        During December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 123 Revised ("123R"), Share-Based Payment. This Statement requires companies to recognize in the income statement, the grant value of stock options and other forms of equity-based compensation issued to employees. The provisions of this Statement become effective at the beginning of 2006. During August 2004, the Company introduced a share-based compensation arrangement as a component of its compensation plans for our employees. We estimate that the effect on net income in the periods following adoption of SFAS No. 123R will be consistent with our pro-forma disclosure under SFAS No. 123, except that estimated forfeitures will be considered in the calculation of compensation expense under SFAS No. 123R. However, the actual effect on net income will vary depending upon the number of grants of equity, if any, compared to prior years. Further, we have not yet determined the actual model we will use to calculate fair value. Management is in the process of evaluating but has not reached a conclusion on the impact this Standard will have on its results of operations.

(3) Stock-Based Compensation

        The Company measures compensation expense for its stock-based employee compensation plan using the intrinsic value method of Accounting Principals Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company has adopted the disclosure-only provisions of SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123. Therefore, the Company has not recognized compensation expense for its options granted because such options had an exercise price equal to their fair market value on the date of grant. Had compensation expense for the Company's stock option plans been determined based on the fair value at the grant date for awards under the Company's stock plans, consistent with the methodology prescribed under SFAS No. 148, the Company's net income would have approximated the pro-forma amount indicated below:

Three Months Ended March 31, 2005
Net income as reported	$0.5
Deduct: stock-based compensation expense determined using fair value based method for all awards, net of tax	(0.3)

Pro-forma net income	$0.2

        The fair value of the Company's stock options was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

Risk free interest rate	4.09%
Expected life of options	4 years
Volatility	20%
Expected dividend yield	0.0%

(4) Restructuring

  (a)    Restructuring as a Result of the Acquisition

        The Acquisition was accounted for under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Under purchase accounting, tangible and identifiable intangible assets acquired and liabilities assumed have been recorded at their respective fair values based on third party valuations. The purchase accounting adjustments made in the accompanying financial statements have been finalized in the first quarter of 2005.

        During the first quarter of 2005, we implemented various restructuring plans that were formulated in 2004 and were in the planning and evaluation stages. Accordingly, we recorded additional restructuring accruals of approximately $24.1 in the first quarter of 2005, which have been recorded as adjustments to acquisition costs (increases to goodwill) pursuant to the provisions of Emerging Issues Task Force Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination ("EITF 95-3"). These charges primarily reflect severance and other exit costs including estimates for environmental remediation associated with cessation of manufacturing operations at a plant in France and severance costs associated with the consolidation of certain sales and marketing personnel in our German and UK operations.

        The charge for environmental remediation in France of approximately $6.4 is based on estimates obtained from environmental engineering firms considering requirements set forth under existing rules and regulations in France. There can be no assurance that such estimates will ultimately be sufficient to cover actual remediation costs, which may be required by regulatory authorities.

        The following table sets forth the activity associated with the Company's liability for restructuring activites during the three months ended March 31, 2005.

	Balance as January 1, 2005	Accruals Charged to Goodwill	Cash Payments/ Other	Translation Adjustments	Balance as March 31, 2005
Severance and termination benefits	$21.0	$13.4	$(10.5)	$(0.7)	$23.2
Facilities related	0.5	10.5	(0.3)	—	10.7
Other	0.3	0.2	(0.2)	—	0.3

Totals	$21.8	$24.1	$(11.0)	$(0.7)	$34.2

  (b)    Other restructuring activities

        In addition, we initiated a cost reduction program in the United States in response to relatively static market conditions and implemented a reduction in force during the first quarter of 2005. In connection with this action, we recorded accruals related to severance and other costs totaling approximately $2.1, which are included in selling, general and administrative expenses in the accompanying statement of operations for the three months ended March 31, 2005. Through March 31, 2005, amounts paid in connection with this restructuring were not material and substantially all actions have been completed.

(5) Goodwill and Other Intangibles

        Changes in the carrying amount of goodwill by segment for the three months ended March 31, 2005 are as follows:

	North American Lab	European Lab	Science Education	Total
Balance as of January 1, 2005	$645.0	$192.8	$69.2	$907.0
Changes as a result of purchase accounting adjustment:
Restructuring charges, net of tax	0.6	19.2	0.2	20.0
Defined benefit plan curtailment, net of tax	(8.0)	—	—	(8.0)
Currency translation changes	(0.8)	(7.9)	—	(8.7)

Balance as of March 31, 2005	$636.8	$204.1	$69.4	$910.3

        The Company finalized its plans with regard to the curtailment of the U.S. defined pension plan. In accordance with EITF 95-3, the curtailment gain of $8.0, net of tax, was recorded as a reduction to goodwill. See Note 7 for further information.

        The following schedule sets forth the major classes of intangible assets held at March 31, 2005:

	Lives
Amortized Intangibles:
Customer Relationships in North America	33	$241.7
Customer Relationships in Europe	20	75.0
Chemical Supply Agreements	10	32.2
Other	various	4.4
Less: Accumulated Amortization		(14.5)

Amortized Intangibles, net		338.8
Unamortized Intangibles:
Trademarks and Tradenames		222.6

Total Intangible Assets		$561.4

(6) Long-Term Borrowings and Senior Secured Credit Facilities

        Following is a summary of our debt obligations:

	March 31, 2005	December 31, 2004
Senior Secured Credit Facility	$552.0	$559.5
6 7/8% Unsecured Senior Notes due 2012	200.0	200.0
8% Unsecured Senior Subordinated Notes due 2014	320.0	320.0
$481.0 aggregate principal amount at maturity of 9 5/8% Senior Discount Notes	307.9	300.6
Bank loans	7.1	11.9
Capital leases	6.6	7.1

Total debt	1,393.6	1,399.1
Less short-term portion	(8.1)	(12.9)

Total long-term portion	$1,385.5	$1,386.2

  (a)    Senior Secured Credit Facility

        The Senior Secured Credit Facility provides for aggregate maximum borrowings of approximately $702.0 under (1) a term loan facility providing for a loan denominated in Euros in an aggregate principal amount currently outstanding of €132.7 million (or approximately $172.1 on a U.S. dollar equivalent basis as of March 31, 2005), (2) a term loan facility providing for a term loan denominated in U.S. dollars in an aggregate principal amount currently outstanding of $379.9, and (3) a multi-currency revolving credit facility, providing for up to $150.0 in multi-currency revolving loans

(including standby and commercial letters of credit) outstanding at any time. Un-drawn amounts under the multi-currency revolving credit facility will be available on a revolving credit basis for general corporate purposes. As of March 31, 2005, we had $8.0 of un-drawn letters of credit and our remaining borrowing availability under the $150.0 multi-currency revolving credit facility was $142.0.

        The term loan facilities will mature in 2011 and the multi-currency revolving credit facility will mature in 2009. The principal amount of the term loans will be amortized in annual installments for the first six years and quarterly installments during the seventh year.

        Subject to certain exceptions, the Senior Secured Credit Facility is expected to be subject to mandatory prepayment and reduction in an amount equal to:

  •
  The net proceeds of (1) any permitted receivables securitization program, (2) certain debt offerings, (3) certain asset sales and (4) certain insurance recovery and condemnation events; and

  •
  50% of excess operating cash flow (as defined) for any fiscal year unless certain leverage ratio targets are met (beginning in 2006).

  Security; Guarantees

        The obligations under the Senior Secured Credit Facility are guaranteed by our parent, CDRV Holdings, Inc., and each significant direct and indirect domestic subsidiary of VWR, as that term is defined in the credit agreement. As of March 31, 2005, none of the domestic subsidiaries of VWR met the definition of significant under the credit agreement. In addition, the Senior Secured Credit Facility and the guarantees thereunder are secured by security interests in and pledges of or liens on substantially all of the tangible and intangible assets of VWR and its subsidiaries.

        The Senior Secured Credit Facility and the guarantees thereunder are secured by a pledge of 65% of the capital stock of the foreign subsidiary holding companies of CDRV Holdings, Inc. and VWR, which in turn, holds the capital stock of certain of our foreign subsidiaries.

  Interest

        At our election, the interest rates per annum applicable to the U.S. dollar-denominated term loan can be based on a fluctuating rate of interest measured by reference to either (1) an adjusted London inter-bank offered rate, or LIBOR, plus a borrowing margin or (2) an alternate base rate, or ABR, plus a borrowing margin. The interest rate per annum applicable to the Euro-denominated term loan are based on a fluctuating rate of interest measured by reference to an adjusted EURIBOR plus a borrowing margin. As of March 31, 2005, the interest rates on the U.S. dollar-denominated and Euro-denominated term loans were 5.17% and 4.90%, respectively.

        Effective July 21, 2004, VWR entered into an interest rate cap to hedge a portion of the variability of cash flows related to potential changes in interest rates on €35.0 million of our Euro-denominated term loan. The instrument has a 5.0% EURIBOR cap that terminates on July 21, 2006. The EURIBOR rate was approximately 2.1% as of March 31, 2005.

  Covenants

        Our Senior Secured Credit Facility contains a number of covenants that, among other things, limit or restrict our ability to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make acquisitions, modify terms of the indentures, engage in mergers or consolidations, change the business conducted by us taken as a whole, make capital expenditures, or engage in certain transactions with affiliates. In addition, under our Senior Secured Credit facility, we are required to comply with specified financial ratios and tests, including a minimum interest expense coverage ratio, a maximum leverage ratio, and maximum capital expenditures test. As of March 31, 2005, the Company was in compliance with all covenants.

  (b)    The Senior and Senior Subordinated Notes

        The 6 7/8% unsecured senior notes mature on April 15, 2012. The 8% unsecured senior subordinated notes mature on April 15, 2014. Both the senior and senior subordinated notes require semiannual cash interest payments on April 15 and October 15 to holders of record at the close of business as of the preceding April 1 and October 1. The senior subordinated notes are subordinated in right of payment to all secured debt of the Company and the senior notes.

        Under the Senior Indenture and the Senior Subordinated Indenture, additional securities may be issued in one or more series from time to time, subject to limitations set forth under certain covenants.

  (c)    Senior Discount Notes

        On December 16, 2004, CDRV Investors issued $481.0 aggregate principal amount at maturity ($299.4 proceeds) of 9 5/8% senior discount notes, due January 1, 2015. The proceeds, net of $1.5 of debt issuance costs, were used to pay a cash dividend on our common stock.

        No cash interest will accrue on the senior discount notes prior to January 1, 2010. Thereafter, cash interest will accrue on the notes and be payable semiannually in arrears on January 1, and July 1 of each year, commencing on July 1, 2010, at the rate of 9 5/8% per annum, provided that on any interest payment date, interest will be payable only to the extent of funds actually available for distribution by CDRV Investors' subsidiaries to CDRV Investors (net of applicable taxes and expenses) under applicable law and specified provisions of the indentures governing the unsecured notes as in effect on the issue date of the notes.

        The indenture of the senior discount notes contains covenants that among others, limits the amount of additional indebtedness we may incur, pay cash dividends, sell assets and subsidiary stock, enter into transactions with affiliates, place liens on assets, and make certain other payments. At March 31, 2005, the Company was in compliance with all covenants.

(7) Defined Benefit Plans

        The Company sponsors various retirement plans for most full-time employees. Pension plan benefits for the defined benefit plans are based primarily on participants' compensation and years of credited service. It has been the Company's policy to fund the minimum amount required by local regulations of current and prior year service costs under its funded defined benefit plans.

        Net periodic pension cost of the Company's U.S. defined benefit plan and for the Company's significant Non-U.S. defined benefit plans in Germany, France and the UK include the following components:

	U.S. Defined Benefit Plan		Net Periodic Pension Cost for the German, French and UK Defined Benefit Plans
	Successor	Predecessor	Successor	Predecessor
	Three Months Ended		Three Months Ended
	March 31, 2005	March 31, 2004	March 31, 2005	March 31, 2004
Service cost	$1.9	$1.7	$0.9	$0.1
Interest cost	2.2	2.0	1.1	0.3
Expected return on plan assets	(2.1)	(2.3)	(1.0)	—
Recognized net actuarial loss	—	0.8	—	—

Net periodic pension cost	$2.0	$2.2	$1.0	$0.4

        The Company does not plan to make a contribution to the U.S. defined benefit plan during 2005. The Company made combined contributions to the Non-U.S. defined benefit plans of approximately $0.7 for the three months ended March 31, 2005 and expects to make additional contributions to the Non-U.S. defined benefit plans of approximately $1.8 during the remainder of 2005.

        During 2004, we launched a comprehensive study of our U.S. employee benefits programs. The study was designed to both benchmark our benefits from a competitive perspective and assess the balance of the program components in terms of employee needs. The Board of Directors approved a number of benefit changes during February 2005, which will be implemented effective June 1, 2005. The most significant changes involve the curtailment of our U.S. pension plan, improvements in the rate of employer matching contributions to our 401(k) defined contribution plan, increased rates of employee contributions to fund ongoing medical benefits, and the elimination of carryover vacation days by the end of 2006. These changes are expected to modestly reduce our benefit costs, prospectively.

        As a result of the decision to curtail the pension plan, future benefits will be frozen effective May 31, 2005. Most participants will earn no further benefits under the plan after that date. As a result of this action, there was a reduction in the plan's projected benefit obligation of $13.1 that was recorded as a reduction to pension liabilities. Goodwill and deferred tax assets were reduced by $8.0 and $5.1, respectively, as of March 31, 2005.

(8) Segment Financial Information

        The Company reports financial results on the basis of the following three business segments: North American laboratory distribution, or North American Lab, European laboratory distribution, or European Lab, and Science Education. Both the North American Lab and European Lab segments are comprised of the distribution of scientific supplies to customers engaged in pharmaceuticals, biotechnology, chemicals, technology, and food processing; governmental agencies; colleges and universities; and environmental organizations. Science Education is comprised of the distribution of scientific supplies and specialized kits to primary and secondary schools as well as distribution of scientific supplies to universities and research institutes.

        Selected business segment financial information is presented below. Inter-segment activity has been eliminated. Therefore, revenues reported for each operating segment are substantially all from external customers.

	Successor	Predecessor
	Three Months Ended
	March 31, 2005	March 31, 2004
Net Sales
North American Lab	$460.9	$450.5
European Lab	268.8	261.4
Science Education	24.4	21.9

Total	$754.1	$733.8

Operating Income
North American Lab	$14.5	$26.3
European Lab	11.1	11.9
Science Education	(0.6)	(0.1)

Total	$25.0	$38.1

        The following is a reconciliation of reported operating income by segment to income before income taxes:

	Successor	Predecessor
	Three Months Ended
	March 31, 2005	March 31, 2004
Operating income, as reported
North American Lab	$14.5	$26.3
European Lab	11.1	11.9
Science Education	(0.6)	(0.1)

Total	25.0	38.1
Interest income	(0.6)	(0.2)
Interest expense:
Interest on push down debt	—	3.8
All other interest	25.7	1.7
Other income, net	(1.0)	(0.3)

Income before income taxes	$0.9	$33.1

(9) Subsequent Event

        On April 1, 2005, the Company announced the acquisitions of AGB Scientific Ltd., headquartered in Dublin, Ireland, and of Advanced Instruments Sales & Service, Inc., headquartered in San Juan, Puerto Rico. Total consideration, consisting almost entirely of cash, was approximately $40.6, and was funded from cash and cash equivalents on hand.

CDRV Investors, Inc.

Offer to Exchange
its 9 5/8% Senior Discount Notes due 2015

PROSPECTUS

June 2, 2005

DEALER PROSPECTUS DELIVERY OBLIGATION

Until August 31, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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TABLE OF CONTENTS
SUMMARY
Our Business
Our Industry
Corporate Structure
Summary of the Terms of the Exchange Offer
Summary of the Terms of the Notes
Risk Factors
RISK FACTORS
Risks Related to the Notes
Risks Related to Our Business
FORWARD-LOOKING STATEMENTS
MARKET AND INDUSTRY DATA
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
CDRV Investors, Inc. Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2004 (Dollars in millions)
CDRV Investors, Inc. Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations (Dollars in millions) (Unaudited)
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
GLOBAL RESEARCH LABORATORY INDUSTRY
BUSINESS
MANAGEMENT
Summary Compensation Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF NOTES
MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PRINCIPAL ACCOUNTANT'S FEES AND SERVICES FOR 2004 AND 2003
WHERE YOU CAN FIND MORE INFORMATION
GLOSSARY OF TERMS
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CDRV INVESTORS, INC. Consolidated Balance Sheets (Dollars in millions, except share data)
CDRV INVESTORS, INC. Consolidated/Combined Statements of Operations (Dollars in millions)
CDRV INVESTORS, INC. Consolidated/Combined Statements of Stockholders' Equity and Other Comprehensive Income (Loss) (Dollars in millions, except share data) For the Period January 1, 2002 — April 6, 2004 (Predecessor)
CDRV INVESTORS, INC. Consolidated Statement of Stockholders' Equity and Other Comprehensive Income (Loss) (Dollars in millions, except share data) For the Period April 7 — December 31, 2004 (Successor)
CDRV INVESTORS, INC. Consolidated/Combined Statements of Cash Flows (Dollars in millions)
CDRV INVESTORS, INC. Notes to Consolidated/Combined Financial Statements December 31, 2004, 2003 and 2002 (Dollars in millions)
CDRV INVESTORS, INC. Consolidated Balance Sheets (Dollars in millions, except share data)
CDRV INVESTORS, INC. Consolidated Statements of Operations (Dollars in millions) (Unaudited)
CDRV INVESTORS, INC. Consolidated Statement of Stockholders' Equity and Other Comprehensive Income Three Months Ended March 31, 2005 (Dollars in millions) (Unaudited)
CDRV INVESTORS, INC. Consolidated Statements of Cash Flows (Dollars in millions) (Unaudited)
CDRV INVESTORS, INC. Notes to Consolidated Financial Statements (Dollars in millions) (Unaudited)